As filed with the Securities and Exchange Commission on May 29, 2014

Registration No. 333-193125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goodman Networks Incorporated

(Exact name of registrant as specified in its charter)

Texas	4812	74-2949460
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) See Table of Additional Registrants	(I.R.S. Employer Identification Number)

6400 International Parkway, Suite 1000

Plano, Texas 75093

(972) 406-9692

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jimmy D. Hulett, Jr.

General Counsel and Secretary

Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

(972) 406-9692

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Greg R. Samuel, Esq.

Matthew L. Fry, Esq.

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Fax: (214) 200-0577

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the registration statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Additional Registrants (as Guarantors of 12.125% Senior Secured Notes due 2018)

Exact name of registrant as specified in its charter	State or other jurisdiction of formation	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number
Minnesota Digital Universe, Inc.	Minnesota	41-1883008	4812
Multiband Corporation	Minnesota	41-1255001	4812
Multiband EWM, Inc.	Texas	46-3763163	4812
Multiband EWS, Inc.	Texas	46-3753877	4812
Multiband Field Services, Incorporated	Delaware	61-1391746	4812
Multiband MDU Incorporated	Delaware	20-4352918	4812
Multiband Special Purpose, LLC	Minnesota	41-1255001	4812
Multiband Subscriber Services, Inc.	Minnesota	41-1958119	4812

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2014

PRELIMINARY PROSPECTUS

Goodman Networks Incorporated

OFFER TO EXCHANGE

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

For

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding $100,000,000 aggregate principal amount of 12.125% Senior Secured Notes due 2018 issued on August 30, 2013, or the outstanding notes, for an equal amount of 12.125% Senior Secured Notes due 2018 that have been registered under the Securities Act of 1933, or the exchange notes, and collectively with the outstanding notes, the notes.

The principal features of the exchange offer, the exchange notes and the resales of exchange notes are as follows:

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m. New York City time, on , 2014, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the placement of the outstanding notes.

•

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable, except in limited circumstances described herein.

Resales of the Exchange Notes

•

The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on an exchange or national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act of 1933, or the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

You should carefully consider the Risk Factors beginning on page 28 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

BTS
MPLS/IP
MTSO
BSC
HLR
IP
IP ROUTER
DAS
BTS

GoodmanNetworks

Network Knowledge...Delivered

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any other information or represent anything that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in jurisdictions where the exchange offer is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and are forward-looking statements. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

Forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those anticipated in such statements. Most of these factors are outside our control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	our reliance on three customers for substantially all of our revenues;

•	our reliance on contracts that do not obligate our customers to undertake work with us and that are cancellable on limited notice;

•	our ability to refinance existing indebtedness;

•	our ability to raise additional capital to fund our operations and meet our obligations;

•	our ability to achieve and maintain profitability on a consistent basis;

•	our ability to translate amounts included in our estimated backlog into revenue or profits;

•	our ability to maintain our certification as a minority business enterprise;

•	our reliance on subcontractors to perform portions of our services;

•	our ability to maintain proper and effective internal controls;

•	our reliance on a limited number of key personnel who would be difficult to replace;

•	our ability to effectively integrate acquisitions;

•	potential credit risk arising from unsecured credit extended to our customers;

•	economic downturns and the cyclical nature of the telecommunications and subscription television service industries;

•	competition in our industry;

•	rapid regulatory and technological changes in the telecommunications and subscription television service industries; and

•	our substantial level of indebtedness and our ability to generate sufficient cash to service our indebtedness.

For a more detailed discussion of these and other factors that may affect our business and that could cause the actual results to differ materially from those anticipated in these forward-looking statements, see “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein. We caution that the foregoing list of factors is not exclusive, and new factors may emerge, or changes to the foregoing factors may occur, that could impact our business. All subsequent written and oral forward-looking statements concerning our business attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this prospectus except to the extent required by applicable securities laws.

ii

SUMMARY

The following summary highlights selected information contained in this prospectus and may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the information set forth under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” before making an investment decision. The terms “we,” “us” and “our” as used in this prospectus refer to Goodman Networks Incorporated and its directly and indirectly owned subsidiaries on a consolidated basis; references to “Goodman Networks” or our “Company” refer solely to Goodman Networks Incorporated; and references to “Multiband” refer to our subsidiary, Multiband Corporation.

Overview

We are a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems, or DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users.

We operate from a broad footprint, having provided services during 2013 in all 50 states. As of April 30, 2014, we employed over 5,200 persons, including approximately 2,600 technicians and 500 engineers, and operated 63 regional offices and warehouses. During the year ended December 31, 2013, we completed over 65,000 telecommunications projects and fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders. We have established strong, long-standing relationships with Tier-1 wireless carriers and original telecommunications equipment manufacturers, or OEMs, including AT&T Mobility, LLC, or AT&T, Alcatel-Lucent USA Inc., or Alcatel-Lucent, and Sprint/United Management Company, or Sprint, as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as Nokia Solutions and Networks B.V., or NSN, T-Mobile International AG, or T-Mobile, and Verizon Wireless, or Verizon. We generated nearly all of our revenues over the past several years under master service agreements, or MSAs, that establish a framework, including pricing and other terms, for providing ongoing services. We believe our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals, corporations and government agencies.

The wireless telecommunications industry is characterized by favorable trends that are driving our growth. This industry is going through an unprecedented and sustained phase of expansion and increased complexity as the number of wireless devices and demand for greater speed and availability of mobile data continues to grow rapidly. Users continue to upgrade to more advanced mobile devices, such as smartphones and tablets, and access more bandwidth-intensive applications. According to Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, dated February 5, 2014, or the Cisco VNI Mobile Update, mobile data traffic will increase in North America by 660% between 2013 and 2018, or an average of over 50% percent annually. By 2018, North American mobile data traffic will reach approximately 3.0 exabytes per month, and the number of Long Term Evolution, or 4G-LTE, annual connections will grow 2.6 times compared to 2013. These developments are creating significant challenges for wireless carriers to manage increasing network congestion and continually deliver a high quality customer experience. In response, carriers, governments and other enterprises are making significant investments in their wireless infrastructures, such as increasing the 4G-LTE capacity of their wireless networks, as well as integrating small cell technology and DAS (supporting both Wi-Fi and cellular solutions) within wireless networks. To address the challenges presented by expanding increasingly complex network infrastructures, wireless carriers and OEMs have increased their dependency on an outsourcing model in an effort to control costs, deploy capital more efficiently and ensure schedule attainment. We believe our leading reputation and capacity to provide services on a national scale positions us to increase our market share and capitalize on future growth opportunities in the wireless telecommunications industry.

Since our founding in 2000, we have evolved with the needs of the telecommunications industry and transformed our business into an end-to-end wireless infrastructure and professional services provider by adding new service capabilities, addressing new and growing wireless technologies and servicing a broader range of customers. In addition to offering core infrastructure and construction services, we have grown our offerings to include sophisticated network analysis, design, engineering, integration and optimization services. Small cell and DAS technologies have been developed to meet the rapidly growing bandwidth demands in the wireless industry. In keeping with this evolution, we have significantly invested in, and supplemented our small cell and DAS network service capabilities, both through organic growth and acquisitions. In 2013, we acquired Multiband, which provided us with a technician-based workforce that we intend to train to augment and reduce our cost of delivering small cell and DAS services. We have also broadened our capabilities to serve not only wireless carriers, but also OEMs and enterprise and public safety customers.

For the year ended December 31, 2013, we generated revenues of $931.7 million and net loss of $43.2 million. For the three months ended March 31, 2014, we generated revenues of $256.6 million and net loss of $10.3 million. Our 18-month estimated backlog as of March 31, 2013 was $1.3 billion, and our 18-month estimated backlog as of March 31, 2014 was $1.8 billion. The 18-month estimated backlog as of March 31, 2014 includes $0.4 billion of estimated backlog from DIRECTV.

Our Businesses

We primarily operate through three business segments, Professional Services, Infrastructure Services and Field Services. Through our Professional Services and Infrastructure Services segments, we help wireless carriers and OEMs design, engineer, construct, deploy, integrate, maintain and decommission critical elements of wireless telecommunications networks. Through our Field Services segment, we install, upgrade and maintain satellite television systems for both residential and commercial customers.

The following diagram illustrates our customers’ recurring need for the services we provide in our Professional Services and Infrastructure Services segments:

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of the assets of the Custom Solutions Group of Cellular Specialties, Inc., or CSG, in February 2013 was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other performance optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our fiber backhaul services, or Fiber to the Cell services, connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Our Industries

We participate in the large and growing market for connectivity and essential wireless telecommunications infrastructure services. We also participate in the significant satellite pay television installation and maintenance market for both residential and commercial customers as well as providing satellite access links for an internet service provider. Although we do not anticipate significant growth in the Field Services segment, we do believe our Professional Services and Infrastructure Services segments are poised for substantial growth consistent with the growth in the wireless telecommunications industry generally. We believe the following trends are driving growth in this market:

Increasing Demand for Wireless Services

We are addressing a vast and growing market opportunity resulting from an unprecedented and sustained escalation in both the number of wireless devices and the demand for those mobile devices to deliver and transmit larger quantities of mobile data traffic at ever increasing speeds. Mobile device manufacturers are rapidly introducing advanced mobile devices that have faster processors, increased memory and larger high-resolution screens that are capable of supporting advanced media and require faster data connections for an enhanced experience. According to the Cisco VNI Mobile Update, wireless data growth in North America is forecasted to increase on average 50% annually from 2013 through 2018, as smartphones, tablets, laptops, 3G and 4G-LTE modems and other telecommunications devices are becoming increasingly utilized by consumers. Moreover, a growing number of consumers are using their mobile devices as their primary means to access the internet, according to the Pew Internet & American Life Project’s Cell Internet Use 2013 Report, dated September 16, 2013. This growth in wireless data demand will require service carriers to invest in existing infrastructure and build-out new infrastructure to prevent slow or unavailable data connections that negatively impact the experience of their customers and result in costly churn.

The following chart illustrates the expected growth of mobile data traffic in North America through 2018:

North American Mobile Data Traffic
(Petabytes/Month)

Source: Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, February 2014.

Spending on U.S. wireless data services has grown at double digit rates since 2005 and is forecasted to increase on average at approximately 18% annually, from $95 billion in 2012 to $184 billion in 2016, according to the 2013 Market Review and Forecast© 2013 by the Telecommunications Industry Association, or the TIA Report. Domestic spending on data rose by 33% in 2012, and through 2016 it is expected to increase by approximately 94%. By 2016, data is expected to comprise more than 72% of total domestic wireless services spending. The following chart illustrates historical and projected growth in the domestic wireless data services market:

U.S. Wireless Data Services Market

($ in billions)

Source: Telecommunications Industry Association, citing Consumer Electronics Association and Wilkofsky Gruen Associates, 2013.

Need for Ongoing Capacity Management for 4G-LTE

Over the last few years, AT&T, Sprint, T-Mobile and Verizon have made significant investments to provide 4G-LTE coverage to their customers and have begun initiatives to increase capacity and performance of their existing networks. The capacity of those networks, however, will continue to need to be enhanced to meet the needs of new users of 4G-LTE devices and the growing appetite for data by those users. As wireless carriers rapidly complete their first phase of 4G-LTE deployment to establish their geographic coverage, we believe they will utilize the following methods to continue to increase the capacity of their networks: (i) allocating additional spectrum that is already licensed by the wireless carrier to its 4G-LTE network, (ii) acquiring additional lower band spectrum that could come to auction by the Federal Communications Commission, or the FCC, in 2015, which in turn would require new, wide-band antennas to be deployed at many cell sites, (iii) increasing the density of the macro network layer by lowering the antenna systems on existing sites, which in turn creates a requirement to add additional cell sites, (iv) adding additional sectors by affixing additional antennas and radios to existing cell sites, (v) increasing backhaul capacity, (vi) harvesting older technology at cell sites to provide physical space, power, spectrum and capacity to be allocated to the 4G-LTE infrastructure and (vii) supplementing the macro network with small cell and DAS technology, creating a heterogeneous network.

While each of the above methods represents a significant revenue opportunity for companies that provide services to wireless carriers, the addition of cell sites to an existing network alone is a substantial market opportunity. According to the TIA Report, wireless data growth will result in a 16% cumulative increase in the number of new domestic cell sites between 2013 and 2016. Based on our cost estimate of $212,000 per macro cell site, these new cell sites would generate revenue for wireless infrastructure services companies of approximately $10.4 billion.

Given the multiple approaches that carriers are utilizing to address the growing demand placed on their networks, these networks are becoming increasingly complex and require active monitoring and management. As a result, wireless carriers will be required to perform ongoing performance optimization of their networks to ensure competitive service levels to their customers. These needs provide an opportunity for professional service partners of carriers to provide ongoing solutions related to network balancing, performance optimization and capacity alignment.

Increasing Implementation of Small Cell and DAS Technology

Escalating wireless data consumption has caused carriers to begin offloading mobile traffic from macro networks to preserve available spectrum and to increase wireless data capacity through small cell and DAS technology solutions. Small cells are low-powered radio access units that have a relatively short range of approximately 10 to 300 meters as compared to a typical wireless macro cell having a range of 2 to 10 kilometers. Compared to the traditional macro cell, small cell technology features a higher quantity of smaller transmitters in a given area. This dispersion of transmitting devices boosts the capacity and the efficiency of wireless networks, resulting in fewer “dead zones” and reduces competition for cellular tower resources. In addition, small cells have the inherent ability to serve multiple technologies including Wi-Fi and wireless carrier standards such as GSM, UMTS, CDMA and 4G-LTE.

Similarly, installing a DAS system in a building allows users to access the wireless network through antennas located inside the building rather than through an outdoor macro cell site, thereby providing the user better indoor wireless coverage and capacity. Offloading these customers from the outdoor network to a DAS benefits the wireless carrier and the user by providing the user with improved wireless coverage and capacity at a lower cost to the wireless carrier. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls. DAS technology can also consolidate multiple cellular standards, emergency bands and Wi-Fi.

Wireless carriers are in the early stages of implementing indoor and outdoor small cell and DAS technology to extend their service precisely and inexpensively in dense urban areas. According to SNS Research’s Wireless Infrastructure Bible: 2014-2020, industry studies estimate that more than 850,000 small cells, exclusive of self-installed femtocells, will be deployed in North America by the end of 2019. Increased network complexities and capacity needs will require network providers to evolve their networks into a heterogeneous architecture involving a combination of macro cells and small cells. These diversified architectures will require a full array of network services, which we expect will drive increasing reliance on infrastructure service providers. The deployment and performance optimization of small cell and DAS technologies will create a new set of challenges for wireless carriers and their providers of outsourced infrastructure services including complex logistics and differentiated backhaul and site acquisition strategies. The following chart illustrates the expected increase in small cell shipments in North America through 2020:

North American Small Cell Shipments
(# in thousands)

Source: SNS Research, Wireless Infrastructure Bible: 2014-2020.

The large volume of deployments and unique technological challenges will drive the need for increased standardization, consistency and efficient processes. We believe that these trends will drive the need for fewer, larger and more financially stable outsourced wireless infrastructure service providers that will be capable of providing a full range of services across a large geographic footprint in a cost effective manner.

Increasing Trend for Wireless Carriers to Outsource Capital and Operating Expenditures

Wireless carriers are under mounting competitive pressure to deliver a high level of performance and additional next generation services to their customers. As a result, wireless carriers have outsourced many of the services required to design, build and maintain their complex network offerings, which provides them better flexibility, efficiency and lower costs than self-performing these services. According to Wilkofsky Gruen Associates, over two-thirds of this spending on services in support of wireless infrastructure is outsourced. The following chart illustrates such spending on wireless equipment since 2005:

Sources: Blumberg Advisory Group, Telecommunications Industry Association, Wilkofsky Gruen Associates; figures for 2013-2016 are estimates.

We believe wireless carriers are increasing the amount of the capital and operating expenditures that they outsource.

According to the Booz & Co. research report, Second-Generation Telecom Outsourcing Regaining Control and Innovation Power, published July 17, 2013, the top four factors driving outsourcing in telecommunications are: (i) economic efficiency, (ii) capabilities focus, (iii) partnership integration and (iv) technology convergence. According to the Infonetics Research 2013 Report, Service Provider Outsourcing to Vendors, published March 18, 2013, or the Infonetics Report, reduction in operating expenditures, including tasks such as designing, building and maintaining, continues to be the primary driver for carriers outsourcing and is forecasted to grow at an annual rate of 8% through 2016. We believe that U.S. wireless carriers have a limited number of vendors, especially those without any equipment brand bias, that can provide comprehensive services and scale required to manage the size and complexity of their needs.

Growing Demand for Wireless Services in Adjacent Markets

The positive trends in the wireless telecommunications industry are also relevant to numerous other markets, including the public safety and enterprise markets. We believe that there is a large opportunity in the government telecommunications infrastructure market. In February 2012, a federal law was amended that provides for the creation of a nationwide interoperable broadband network for police, firefighters, emergency medical service professionals and other federal, state and local public safety personnel. This legislation established the FirstNet, charged with the deployment and operation of this network, and allocated FirstNet $7 billion in funding towards deployment of this network, as well as $135 million for a new state and local implementation grant program.

Historically, many enterprises had limited their use of wireless networks due to reliability, security and complexity issues but are now seeking to strategically integrate wireless networks for business-critical converged voice, video and data applications. We believe that we are in the beginning of a long-term transition to increase usage of wireless networks within enterprises and that a significant opportunity exists for wireless specialists to serve the increasingly complex requirements of those enterprises.

Stable Industry Dynamics in the Satellite Television Market

The U.S. market for satellite television subscribers is significant. DIRECTV is the largest satellite television provider with 20.2 million subscribers according to public filings. During the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities. We believe that the demand for our outsourced installation and maintenance services related to the satellite television market will remain steady as leading national providers continue to upgrade technology and add customers by investing in competitive marketing efforts.

Business Strengths

We believe the following business strengths position us to capitalize on the anticipated growth in demand for our services:

End-to-end Service Offering Providing Compelling Value Proposition

As the telecommunications sector continues to evolve and become more complex due to increasing demand for wireless data, wireless carriers and OEMs will continue a long-term trend of increasingly seeking outsourced providers that can service the full wireless network lifecycle on a national level. We believe our end-to-end service offering provides a compelling and differentiated value proposition to the marketplace. Many infrastructure service providers do not offer the professional network services of business consulting, design, integration and performance optimization. As a result, telecommunication companies typically need to hire professional services companies to provide complementary and higher-end services, creating incremental project coordination costs and financial risks. Our ability to seamlessly provide these solutions to our customers reduces the risks and limits inefficiencies caused by using multiple vendors. We believe this single vendor approach improves overall quality, schedule attainment and reduces costs for wireless carriers and OEMs.

Reputation for Consistent, High Customer Satisfaction and Technical Expertise

We maintain an exemplary track record with our customers and regularly outperform customer satisfaction and on-time delivery targets. In 2013, we performed critical wireless work in 9 of 31 distinct AT&T markets, or Turf Markets, faster than all other Turf Market vendors. In 2013, our safety rating (reported incidents) assigned by the Occupational Safety and Health Administration, or OSHA, for work provided to the telecommunications industry was less than half of the composite rating for our industry. Also, in 2013, Multiband had customer satisfaction ratings, as measured by a third party, of over 95% when fulfilling DIRECTV work orders. We believe our reputation for technical expertise, reliable service and high customer satisfaction provides us with an advantage when competing for new contracts and maintaining and expanding our current customer relationships.

Long-term Relationships with Key Customers

We have long-standing relationships with three of the largest national telecommunication companies, AT&T Inc., Alcatel-Lucent and Sprint. We believe we serve as a strategic partner to our customers, having, for example, assisted AT&T with the deployment of 4G-LTE network services in the first five cities in which AT&T launched 4G-LTE service. Substantially all of our revenue is derived from work performed under multi-year MSAs with these customers. AT&T assigns work to us under our MSA on a market-by-market basis as the sole, primary or secondary vendor in 9 of AT&T’s 31 Turf Markets. Our reputation and experience enhance the loyalty of our customers and position us to become an increasingly important service provider in the outsourced wireless telecommunications industry, and our visibility into future revenues provided by these long-term relationships assists us in profitably managing our business. These executive-level long-term relationships with our customers have provided us with valuable insight into their medium and long-term direction, allowing us to make the right strategic investments in our business. Although we have recently experienced declining revenues under our five-year MSA with Alcatel-Lucent, or the Alcatel-Lucent Contract, which is set to expire on December 31, 2014, we are in negotiations to extend our contractual relationship with Alcatel-Lucent beyond 2014. We are also seeking to develop similar long-term relationships with T-Mobile and Verizon built upon the rapidly expanding scope of work performed for these customers.

We have maintained a long-term strategic relationship with DIRECTV for over 17 years. We are one of three in-home installation and maintenance service providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities.

National Footprint with Scalability of Operations

We have developed a nationwide platform for the provision of our services with 63 regional offices and warehouses in 24 states across the United States as of April 30, 2014. We employed over 5,200 people, including over 680 employees in our Professional Services segment, over 1,000 employees in our Infrastructure Services segment and over 3,150 employees in our Field Services segment, as of April 30, 2014. We also have the proven ability to increase our operations to meet the needs of our customers. The technician-based workforce that we acquired in the Multiband transaction is not only available to meet the needs of our Field Service segment, but selected technicians are also being cross-trained to deploy and maintain small cell and DAS services in support of our Professional Services segment. We also utilize an extensive network of subcontractors, which combined with our existing employee workforce enables us to execute large, complex and multi-location telecommunications projects across the United States by allocating personnel and resources quickly and efficiently, thereby maximizing efficiency. Through our MSA with AT&T, our largest customer, we serviced 5 of the 10 most populous cities in the United States as of April 30, 2014. The Turf Markets that AT&T has assigned to us as of April 30, 2014 cover an estimated 26.7% of the total U.S. population based upon 2010 census data.

Experienced Management Team with Exceptional Track Record

Our proven and experienced management team has an exceptional track record and plays a significant role in establishing and maintaining long-term relationships with our customers, supporting the growth of our business and managing the financial aspects of our operations. Under their leadership, we have grown substantially to become one of the largest providers of wireless infrastructure and professional services in the United States as well as a leader in the satellite television installation market. Our management team possesses significant industry experience and has a deep understanding of our customers and their performance requirements. Under their leadership our revenue has increased to $931.7 million for the year ended December 31, 2013. Over the four years ended December 31, 2013, we have experienced a compounded annual revenue growth rate of 30.6%, which includes revenue growth both organically and through acquisitions. Many of our new business relationships have been developed from our long-standing relationships within the industry. As evidenced by the 2013 acquisitions of Multiband, CSG and Design Build Technologies, LLC, or DBT, in August 2013, our management team has demonstrated a strong ability to grow the business through strategic acquisitions in an effort to better position the Company to be able to compete for new business opportunities in the future. As of December 31, 2013, we had materially completed the integration of CSG and DBT and completed integration planning for the merger with Multiband.

Our Growth Strategies

We intend to leverage our market leading capabilities to take advantage of a number of favorable long-term industry trends by utilizing the following strategies:

Capitalize on Rapid Growth in the Wireless Carrier Sector and Continue to Grow Our Core Business

Rapidly increasing data usage on wireless networks is driving wireless carriers to increase capacity and upgrade cell sites nationwide while at the same time working to improve wireless quality, reliability and performance. The wireless industry will have completed much of its first phase of 4G-LTE coverage buildout by the end of 2014. In order to continue to meet the projected demand for wireless data, carriers will need to add additional capacity to these 4G-LTE sites on an on-going basis, which will be heavily dependent on wireless carriers allocating capital expenditures to services that optimize and add capacity to those sites. In addition, we anticipate that significant capacity enhancements will be realized via small cell site proliferation and DAS deployments. We expect to benefit from these developments in both the near- and long-term.

We have had over a decade of experience in successfully working with Tier-1 wireless carriers and OEMs as they designed, built, upgraded, optimized, maintained and decommissioned their networks. We believe that our focus on the wireless telecommunications market, end-to-end service capabilities, national scale, reputation for quality and ability to acquire and integrate new and strategic businesses positions us well to capitalize on these opportunities and trends in the wireless sector and to continue to grow our business.

Continue to Expand Our Market Leading Services Capabilities

We believe our comprehensive range of network services and reputation for outstanding performance differentiates us in the marketplace. We plan to continue to develop our end-to-end service portfolio and technical capabilities to ensure we remain highly valued by our customers.

Throughout our history, we have added services capabilities to meet our customers’ changing needs. Our acquisition of CSG in 2013 expanded our professional services capabilities to offer in-building wireless network design. This offering has already been leveraged to help expand our relationship with existing customers, such as AT&T. Additionally, in response to broad market trends, we are focused on building competencies and driving opportunities in the small cell and DAS markets with new and existing customers. We believe the addition of Multiband’s technician-based workforce will allow us to better serve our customers, increase our ability to take on larger scale small cell and DAS deployments and provide local onsite maintenance services post initial deployments. As of April 30, 2014, Multiband employed 2,627 technicians, and selected technicians are being cross-trained to provide advanced wireless installation and maintenance solutions for our customers.

As the enterprise small cell and DAS markets continue to grow, we believe that there is a tremendous opportunity to provide managed services to these customers. We believe that as venue owners increasingly choose to own the networks in their buildings they will need to rely on a provider with extensive wireless telecommunications experience to help them install, integrate and manage those networks. We are experienced in providing venue owners with network monitoring, network performance optimization, preventative maintenance and field technician repair and replacement services. Furthermore, as network technologies continue to evolve and become more complex, we are focused on continuing to supplement our high value-added services capabilities that help our enterprise customers maintain, upgrade and manage those networks. In addition, our strategy to enhance our managed services capability with incremental network services, including cloud and network virtualization, content delivery and network performance optimization, can drive additional business and enhance margins.

Continue to Grow our Small Cell and DAS Business

We anticipate the demand for small cell and DAS technologies will continue to increase as a result of need for wireless carriers to reduce stress on existing macro cell networks, expand network coverage and add capacity to their networks. Additionally, these technologies are a logical solution to serve an increasing number of enterprises that desire to expand and own their local wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls.

Our acquisitions of CSG and Multiband provide us a powerful combination of design, technician workforce and dispatch, scheduling and maintenance capabilities to be leveraged for small cell and DAS services. We believe our service offerings addressing these technologies distinguish us in the marketplace. We are currently a small cell strategic deployment development partner for AT&T, an exclusive partner for enterprise femtocell for Sprint and one of two partners selected for a strategic small cell trial for Verizon. We have also signed an MSA to support future small cell deployments for T-Mobile.

Selectively Pursue New Profitable Long-Term Relationships

We have developed strong relationships with our three largest customers, AT&T Inc., DIRECTV and Alcatel-Lucent. Although we have recently experienced declining revenues under the Alcatel-Lucent Contract and it is set to expire at the end of 2014, we are in negotiations to extend our contractual relationship with Alcatel-Lucent beyond 2014 and we intend to pursue similar long-term relationships with new customers. Our ability to secure these contractual relationships is demonstrated through the recent establishment of relationships with CenturyLink, NSN, Sprint, T-Mobile, Verizon and Windstream Supply, LLC, or Windstream. Historically, we have often declined opportunities for short-term service projects in order to focus on long-term opportunities that generate more predictable revenue without sacrificing acceptable profit margins. We believe that there are significant opportunities to continue expanding our scope of work with our new and legacy customers.

Extend Capabilities to Adjacent Wireless Markets Including Enterprise and Government Networks

We plan to apply the wireless expertise we have developed serving wireless carriers and OEMs to further expand into the enterprise and public safety markets. According to a February 2014 ABI Research In-Building Wireless Market Data research report, the North American market for in-building wireless deployment revenue is estimated at $2.7 billion for 2014 and is expected to grow to $4.3 billion for 2019, representing a compound annual growth rate of 9.5%. As cloud-based services continue to penetrate the enterprise IT market and enterprise employees increase the use of mobile devices to conduct business critical activities, enterprises are requiring enhanced speed and coverage from their wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. We believe we are well positioned to be a market leader in this field as significant overlap exists among the services we provide to network carriers and those needed by enterprise networks. Our February 2013 acquisition of CSG provides us a significant entry into the enterprise market including higher education institutions, stadiums for professional and collegiate events, hotels and resorts, major retailers, hospitals and government agencies. In 2013, we provided services to over 100 enterprise customers for whom we deployed small cell or DAS infrastructure.

We also believe there is a considerable opportunity to address the public safety market. Our initial entry would focus on providing services to federal and state agencies. The initial $7 billion allocated by FirstNet to deploy a nationwide interoperable broadband network for public safety officials over the next several years represents a medium-to-long term opportunity for growth in the public safety sector. Government officials have already performed a significant amount of planning and preparation for this project, and we offer the capabilities, scale, reputation and knowledge to provide substantial support in the design, deployment and maintenance of the network. Our leadership team, as well as our government relationships team, is focused on leveraging existing relationships to help ensure participation in this initiative, including relationships developed through our implementation of the new public safety systems at the new World Trade Center.

Continue to Improve our Operational Efficiencies and Expand our Margins

We are planning to implement and continue several initiatives that we believe will create operational efficiencies in our business and will ultimately expand our margins. Key initiatives include implementation of business process automation, continuous improvement processes and greater technology utilization to gather real-time business intelligence to provide faster visibility on operational and financial performance and improve project scoping accuracy. We also are continuing to focus on enhancing our self-perform capabilities with the long-term goals of decreasing our dependence upon subcontractor-performed services and improving our margins. In addition, we believe our strategic growth plans, focused on professional, consulting and network performance solutions, will continue to allow us to improve our revenue mix and drive margin expansion.

Pursue Complementary Strategic Acquisitions

We plan to selectively pursue strategic acquisitions in the wireless industry that will enhance our service offerings, diversify our business and enable margin expansion. One area of interest would be the potential acquisition of subcontractors that perform tower services. The market for tower service companies is highly fragmented, and a number of high quality subcontractors exist that could provide us better control of these resources and improve our margins. Other strategic acquisitions may provide us with the opportunity to build market share and provide geographic density in a cost-effective and efficient manner.

JOBS Act

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

An emerging growth company may also take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. Our pro forma combined revenues of Goodman Networks and Multiband for the year ended December 31, 2013 exceeded $1.0 billion. If our annual gross revenues for the year ended December 31, 2014 also were to exceed $1.0 billion, we would cease to qualify as an emerging growth company after 2014.

We have elected to take advantage of certain of the reduced disclosure obligations regarding executive compensation in this prospectus and, as long as we continue to qualify as an emerging growth company, we may elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Company Information

We were founded in 2000 as Goodman Networks Incorporated, a Texas corporation. We maintain our principal executive offices at 6400 International Parkway, Suite 1000, Plano, Texas 75093. Our telephone number is (972) 406-9692, and our website address is www.goodmannetworks.com. The references to our website in this prospectus are inactive textual references only. The information on our website is neither incorporated by reference into this prospectus nor intended to be used in connection with this exchange offering.

THE EXCHANGE OFFER

On June 13, 2013, GNET Escrow Corp., which was then a wholly owned subsidiary of Goodman Networks, or the Stage I Issuer, privately offered $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018, or the Stage I Notes. The net proceeds were used, together with cash contributions from Goodman Networks, to fund the merger with Multiband and to pay related fees and expenses. Promptly following the consummation of the merger with Multiband and in accordance with the terms of the indenture that governed the Stage I Notes, the Stage I Issuer merged into Goodman Networks, and Goodman Networks issued, in exchange for the Stage I Notes and without any further action of the holders of the Stage I Notes, $100.0 million aggregate principal amount of outstanding notes as a “tack-on” under and pursuant to the indenture under which the Company previously issued the original notes. Concurrently with the private offering, we entered into a registration rights agreement with Jefferies LLC, the initial purchaser. Pursuant to the registration rights agreement, we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information please see “The Exchange Offer.”

General	The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the issuance and sale of the exchange notes have been registered pursuant to a registration statement under the Securities Act; and

•

the holders of the exchange notes will not be entitled to the liquidated damages provision of the registration rights agreement, which permits an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

The Exchange Offer	We are offering to exchange $100,000,000 aggregate principal amount of 12.125% Senior Secured Notes due 2018 and the related guarantees that have been registered under the Securities Act for all of our outstanding 12.125% Senior Secured Notes due 2018 issued on August 30, 2013 and the related guarantees.

The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2014. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. Outstanding notes, however, may be tendered only in a denomination equal to $2,000 and integral multiples of $1,000 in excess thereof.

Resale	Based upon interpretations by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer that purchased the outstanding notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not obtained a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in the exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. For more details, please read “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book-Entry Delivery Procedures” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Dissenters’ Rights	Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations of the SEC.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under the section entitled “Risk Factors” in this prospectus before deciding to invest in the exchange notes.

Certain Federal Income Tax Considerations	Neither the registration of the outstanding notes pursuant to our obligations under the registration rights agreement nor the holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for U.S. federal income tax purposes. Please read “Certain Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the Indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under the registration rights agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

THE EXCHANGE NOTES

The following is a brief summary of some of the principal terms of the exchange notes and is not intended to be complete. You should carefully review the “Description of the Exchange Notes” section of this prospectus, which contains a detailed description of the terms and conditions of the exchange notes.

Issuer	Goodman Networks Incorporated, a Texas corporation.

Securities Offered	$100,000,000 in aggregate principal amount of 12.125% Senior Secured Notes due 2018 and the related guarantees.

Maturity Date	July 1, 2018.

Interest	We will pay interest on the exchange notes in cash semi-annually at an annual interest rate of 12.125% on January 1 and July 1 of each year, beginning on July 1, 2014.

Security	The exchange notes will be secured by: (i) a first-priority lien on substantially all of our, and each of our existing and future wholly owned material domestic subsidiaries, existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure our Credit Facility, on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of all of our future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of all voting stock of our future material non-U.S. subsidiaries, or, collectively, the Notes Collateral, and (iii) a second-priority lien on our accounts receivables, inventory, related contracts and other rights and other assets related to the foregoing and proceeds thereof that secure our Credit Facility on a first-priority basis, or the Bank Collateral, subject, in each case, to certain exceptions and permitted liens and releases under certain circumstances.

Guarantees	All of our existing and future wholly owned material domestic subsidiaries, or the guarantors, will fully and unconditionally guarantee the exchange notes on a senior secured basis, or the exchange note guarantees. The exchange note guarantees will be joint and several obligations of the guarantors.

Ranking	The exchange notes:

•	will be our general senior secured obligations;

•	will be structurally subordinated to any existing and future indebtedness and other liabilities of our non-guarantor subsidiaries;

•	will be pari passu in right of payment with all of our existing and future indebtedness that is not subordinated;

•	will be senior in right of payment to any of our existing and future subordinated indebtedness;

•	will be unconditionally guaranteed on a senior secured basis by our existing guarantors; and

•	may be unconditionally guaranteed on a senior secured basis by certain future guarantors.

Each exchange note guarantee of a guarantor:

•	will be a general senior secured obligation of that guarantor;

•	will be secured on a first-priority lien basis by the Notes Collateral owned by such guarantor and on a second-priority lien basis by the Bank Collateral owned by such guarantor;

•	will be pari passu in right of payment with all existing and future indebtedness of that guarantor that is not subordinated; and

•	will be senior in right of payment to any future subordinated indebtedness of that guarantor.

See “Description of the Exchange Notes—Brief Description of the Notes and Note Guarantees.”

In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, such subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. See “Risk Factors—Risks Related to the Exchange Notes—Your right to receive payment on the exchange notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.”

Intercreditor Agreement	The collateral trustee is party to an intercreditor agreement with us and PNC Bank, National Association, or PNC Bank, agent under our Credit Facility, that governs the relationship between the lenders under the Credit Facility and the holders of the exchange notes, with respect to the relative rights of such creditors in and to the collateral that secures both the exchange notes and our obligations under the Credit Facility. See “Description of the Exchange Notes—The Intercreditor Agreement.”

Optional Redemption	Prior to July 1, 2014, we may redeem up to 35% of the aggregate principal amount of the exchange notes and the $225 million in aggregate principal amount of notes issued in June 2011, or the original notes, at the premium set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any, with the net cash proceeds of certain equity offerings; subject to at least 65% of the original total principal amount of the original notes remaining outstanding following such redemption.

Prior to July 1, 2015, we may redeem some or all of the exchange notes at a “make-whole” premium set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any.

On or after July 1, 2015, we may redeem some or all of the exchange notes at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any.

Change of Control Offer

If we undergo a change of control, we will be required to make an offer to each holder of the exchange notes to repurchase all or a portion of its exchange notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we sell certain assets or experience certain casualty events and do not use the net proceeds as required, we will be required to use such net proceeds to repurchase the exchange notes at 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. See “Description of the Exchange Notes— Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes limits our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue certain preferred equity;

•	pay dividends on, and make certain distributions in respect of, capital stock or make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	sell certain assets;

•	enter into certain transactions with affiliates;

•	agree to certain restrictions on the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell all or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	The exchange notes will be a new issue of securities for which there is no established market. Accordingly, there can be no assurance that a market for the exchange notes will develop or as to the liquidity of any market that may develop. We do not intend to apply for listing of the exchange notes on any securities exchange or for the inclusion of the exchange notes in any automated quotation system.

Risk Factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under the section entitled “Risk Factors” in this prospectus, before deciding to exchange your outstanding notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF GOODMAN NETWORKS

The following table sets forth the summary historical consolidated financial and operating data of Goodman Networks as of and for the fiscal years ended December 31, 2011, 2012 and 2013, which has been derived from, and should be read together with, our audited historical consolidated financial statements and related notes included elsewhere in this prospectus, and as of and for the three months ended March 31, 2013 and 2014, which has been derived from, and should be read together with, our unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus.

On February 28, 2013, we completed the CSG acquisition. Accordingly, the operations and assets acquired in the CSG acquisition are included in our historical results of operations beginning March 1, 2013 and reflected in our historical balance sheet beginning as of June 30, 2013. We completed the merger with Multiband on August 30, 2013. The operations and assets of Multiband are included in our historical results of operations beginning August 31, 2013 and reflected in our historical balance sheet beginning as of September 30, 2013.

You should read the following summary historical financial and operating data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and other financial information included elsewhere in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(Dollars in thousands, except ratio data)
Statement of Operations Data(1):
Revenues	$729,002	$609,227	$931,745	$151,200	$256,591
Cost of revenues	610,784	499,288	806,109	125,961	223,204

Gross profit	118,218	109,939	125,636	25,239	33,387
Selling, general and administrative expenses	67,450	87,216	121,106	24,854	32,070
Other operating income (expense)	(4,000)	—	—	—	—

Operating income (loss)	46,768	22,723	4,530	385	1,317
Interest expense	20,548	31,998	40,287	7,911	11,687
Other income	—	—	(25)	—	(31)

Income (loss) before income tax expense	26,220	(9,275)	(35,732)	(7,526)	(10,339)

Income tax expense (benefit)	10,309	(4,176)	7,506	(2,724)	(51)

Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)	$(4,802)	$(10,288)

Other Financial Data:
EBITDA from continuing operations (2)	$51,287	$26,344	$14,313	$1,512	$4,216
Adjusted EBITDA from continuing operations (2)	53,494	42,431	25,758	5,818	4,381
Capital expenditures (3)	3,227	3,470	4,964	408	2,130
Ratio of Earnings to Fixed Charges (4)	—	2.19x	—	—	—

Balance Sheet Data (at period end):
Cash and cash equivalents	$100,637	$120,991	$59,439	$60,377	$33,773
Total assets	301,826	324,159	508,390	318,406	457,964
Long-term debt (net of current portion)	221,401	221,953	330,346	222,088	330,463
Total shareholders’ deficit	(95,241)	(92,323)	(135,324)	(100,088)	(144,577)

(1)	During the three months ended March 31, 2013, transitional services ceased on an expired contract with AT&T in the Pacific Northwest region. Accordingly, the results of operations for the Pacific Northwest region are presented as discontinued operations for all periods presented.
(2)

EBITDA from continuing operations represents net income from continuing operations before income tax expense, interest, depreciation and amortization. We present EBITDA from continuing operations because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA from continuing operations when reporting their results. We consider EBITDA from continuing operations to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We present Adjusted EBITDA from continuing operations, which adjusts EBITDA from continuing operations for items that management does not consider to be reflective of Goodman Networks’ core operating performance, because it may be used by certain investors as a measure of operating performance. Management considers core operating performance to be that which can be affected by managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Adjusted EBITDA from continuing operations adjusts EBITDA from continuing operations to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain professional and consultant fees identified in the Indenture; (iii) severance expense (paid to certain senior level employees); (iv) amortization of debt issuance costs; (v) restatement fees and expenses; (vi) a tax gross-up payment made to the Company’s Chief Executive Officer to cover his tax obligation for an award of common stock and (vii) transaction fees and expenses related to acquisitions.

Because EBITDA from continuing operations and Adjusted EBITDA from continuing operations are not recognized measurements under GAAP, both have limitations as analytical tools. Because of these limitations, when analyzing our operating performance, investors should use EBITDA from continuing operations and Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA from continuing operations and Adjusted EBITDA from continuing operations as an alternative to cash flow from operating activities or as a measure of our liquidity.

The following table reconciles net income to EBITDA from continuing operations and EBITDA from continuing operations to Adjusted EBITDA from continuing operations:

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(Dollars in thousands)
EBITDA from continuing operations and Adjusted EBITDA from continuing operations:
Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)	$(4,802)	$(10,288)
Income tax expense (benefit)	10,309	(4,176)	7,506	(2,724)	(51)
Interest expense	20,548	31,998	40,287	7,911	11,687
Depreciation and amortization	4,519	3,621	9,758	1,127	2,868

EBITDA from continuing operations	51,287	26,344	14,313	1,512	4,216
Share-based compensation (a)	1,023	5,629	4,507	1,320	1,035
Specified professional fees (b)	651	—	—	(295)	(870)
Severance expense (c)	1,228	—	—	2,921	—
Amortization of debt issuance costs (d)	(695)	(1,195)	(1,990)	360	—
Restatement fees and expenses (e)	—	8,075	3,382	—	—
Tax gross up on CEO stock grant (f)	—	3,226	—	—	—
Acquisition related transaction expenses (g)	—	352	5,546	—	—

Adjusted EBITDA from continuing operations	$58,768	$46,567	$25,758	$5,818	$4,381

(a)	Represents non-cash expense related to equity-based compensation.
(b)	Includes: (i) third-party consultant fees for a review of various business process and cost improvement initiatives; (ii) third-party consultant fees as a result of an investment in our company by affiliates of The Stephens Group, LLC; (iii) fees paid to an executive recruiting firm and (iv) operations review expenses.
(c)	Represents severance costs paid to certain senior level employees upon termination of their employment with us.
(d)	Amortization of debt issuance costs is included in interest expense but excluded in the calculation of Consolidated EBITDA per the Indenture governing the notes.
(e)	Represents accounting advisory and audit fees incurred in connection with completing the restatement of the Company’s financial statements for the years ended December 31, 2009, 2010 and 2011, and preparing the Company’s financial statements for the year ended December 31, 2012, on the completed contract method and modifying the Company’s business processes to account for construction projects under the completed contract method going forward.
(f)	Represents a tax gross-up payment made to cover the tax obligation for share grant made to the Company’s Chief Executive Officer in connection with his transition into that role.
(g)	Represents fees and expenses incurred relating to our recent acquisitions.
(3)	Includes purchase of property and equipment financed through capital leases and other financing arrangements.

(4)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income before income taxes plus fixed charges (excluding capitalized interest). “Fixed charges” includes interest expense (including capitalized interest), amortization of issuance expense and the portion of rent expense that management believes is representative of the interest component of rental expense, which is currently one-third. For the years ended December 31, 2012 and 2013, earnings were insufficient to cover fixed charges by $9.3 million and $35.7 million, respectively. For the three months ended March 31, 2013 and 2014, earnings were insufficient to cover fixed charges by $7.5 million and $10.3 million, respectively.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF MULTIBAND

The following table sets forth the summary historical consolidated financial and operating data of Multiband as of and for the periods indicated. The summary historical consolidated financial and operating data set forth below as of and for each of the years in the two-year period ended December 31, 2012, has been derived from Multiband’s historical consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical consolidated financial data set forth below as of and for each of the six months ended June 30, 2012 and 2013, has been derived from Multiband’s unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

You should read the following summary historical consolidated financial and operating data in conjunction with Multiband’s consolidated financial statements and other financial information included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected for any future period.

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(Unaudited)
	(Dollars in thousands)
Statement of Operations Data:
Revenues	$300,186	$293,939	$136,495	$143,929
Cost of revenues	214,559	213,182	100,186	104,995

Gross profit	85,627	80,757	36,309	38,934
Selling, general and administrative expenses	63,939	67,215	32,353	31,350
Depreciation and amortization	6,757	6,601	3,304	3,090
Impairment of assets	246	—	—	—

Operating income (loss)	14,685	6,941	652	4,494
Total other expense	(4,030)	(4,066)	(2,359)	(2,408)

Income (loss) before income tax expense	10,655	2,875	(1,707)	2,086
Income tax expense (benefit)	3,611	(2,313)	(552)	892

Net income (loss) from continuing operations	7,044	5,188	(1,155)	1,194
Income (loss) from discontinued operations	—	(2,582)	(351)	(1,997)

Net income (loss)	$7,044	$2,606	$(1,506)	$(803)

Other Financial Data:
EBITDA (1)	$21,496	$9,988	$2,990	$4,310

Balance Sheet Data (at period end):
Cash and cash equivalents	$18,169	$18,056	$8,685	$327
Total assets	141,602	140,474	136,303	131,977
Long-term debt (net of current portion)	29,229	20,458	3,583	18,331
Total stockholders’ equity	42,952	46,673	42,451	46,726

(1)	We present Multiband’s EBITDA because we consider it to be an important supplemental measure of operating performance and believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. We consider EBITDA to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a recognized measurement under GAAP, and, therefore, has limitations as an analytical tool. Because of these limitations, when analyzing Multiband’s operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA as an alternative to cash flow from operating activities or as a measure of Multiband’s liquidity.

The following table reconciles net income to EBITDA for Multiband for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2011	2012	2012	2013
			(Unaudited)
	(Dollars in thousands)
Net income (loss) from continuing operations	$7,044	$5,188	$(1,155)	$1,194
Income tax expense (benefit)	3,611	(2,313)	(552)	892
Interest expense	3,838	3,698	1,836	2,445
Depreciation and amortization (includes impairment of assets)	7,003	6,601	3,304	3,090

EBITDA from continuing operations	$21,496	$13,174	$3,433	$7,621
Income (loss) from discontinued operations, net of tax	—	(2,582)	(351)	(1,997)
Income tax expense (benefit) from discontinued operations	—	(1,574)	(278)	(1,314)
Interest expense from discontinued operations	—	2	3	—
Depreciation and amortization from discontinued operations (includes impairment of assets)	—	968	183	—

EBITDA from discontinued operations	—	(3,186)	(443)	(3,311)
Total EBITDA	$21,496	$9,988	$2,990	$4,310

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the following information about these risks before investing in the exchange notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the value of the exchange notes could decline, and you may lose all or part of the money you paid to buy the exchange notes.

Risks Related to the Exchange Offer

There is no active trading market for the exchange notes. As a result, the value of the exchange notes may fluctuate significantly and any market for the exchange notes may be illiquid.

The exchange notes will be a new issue of debt securities of the same class as the outstanding notes and will generally be freely transferrable. Notwithstanding the foregoing, a liquid market may not develop for the exchange notes, and you may be unable to sell your exchange notes at a particular time, as we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of the exchange notes could be subject to significant fluctuations in response to government regulations, variations in quarterly operating results, general economic conditions and various other factors. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may also be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. The liquidity of any market for exchange notes will depend upon various factors, including:

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes;

•	the overall market for similar classes of securities;

•	our financial performance or prospects; and

•	the performance and prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. Historically, the markets for non-investment grade indebtedness have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes. If no active trading market develops, you may be unable to resell your exchange notes at their fair market value or at all.

If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force, and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act, and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.

Risks Related to Our Indebtedness and the Exchange Notes

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the exchange notes.

We have a significant amount of indebtedness. As of March 31, 2014, we had approximately $341.8 million of indebtedness outstanding (including unamortized discounted premium thereon).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and changes in the industries we serve and in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds for working capital, capital expenditures and other general corporate purposes; and

•	limit our ability to refinance our indebtedness, including the notes.

Despite our levels of indebtedness, we may still be able to incur a significant amount of additional debt, which could exacerbate the risks to our financial condition and prevent us from fulfilling our obligations under the notes.

We may be able to incur significant additional indebtedness in the future. Although the credit agreement governing our Credit Facility, or the Credit Agreement, and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. This may affect our ability to make principal and interest payments on the notes when due. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments on our debt obligations or to refinance them depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may also be required to obtain the consent of the lenders under our Credit Facility to refinance material portions of our indebtedness, including the notes. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to otherwise fund our liquidity needs.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may be unsuccessful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may be unable to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may be inadequate to meet any debt service obligations then due. Additionally, the Credit Agreement and the indenture governing the notes limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

If we default under our Credit Facility, we may be unable to service our debt obligations.

In the event of a default under our Credit Facility, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, the amounts outstanding under the exchange notes may be accelerated, and we may be unable to repay the amounts due under our Credit Facility or the exchange notes. The events of default under our Credit Facility are customary for financings of this type (subject to customary and appropriate grace periods). An acceleration of our indebtedness under the Credit Facility and the exchange notes could have serious consequences to the holders of the exchange notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

Indebtedness under our Credit Facility is effectively senior to the exchange notes and any guarantees with regard to the value of the collateral securing the Credit Facility.

As of March 31, 2014, we had $42.1 million of unused availability under our Credit Facility, which takes into account $4.5 million of outstanding letters of credit, subject to borrowing base determination and the maintenance of certain covenants. Obligations under our Credit Facility are secured by a first-priority lien on the Bank Collateral. The exchange notes will be secured by a second-priority lien on the Bank Collateral. Any rights to payment and claims by the holders of the exchange notes will, therefore, be effectively junior to any rights to payment or claims by our creditors under our Credit Facility with respect to distributions of the Bank Collateral. Only when the obligations under our Credit Facility are satisfied in full will the proceeds of the Bank Collateral be available, subject to other permitted liens, to satisfy obligations under the exchange notes. The exchange notes will also be effectively junior in right of payment to any other indebtedness collateralized by a higher priority lien on our assets, to the extent of the realizable value of such collateral.

The Credit Facility will mature prior to the notes, and we will have to refinance or repay any outstanding balance on the Credit Facility prior to repaying the notes.

Prior to the repayment of the notes, we will be required to repay the outstanding balance owed on our Credit Facility, which consists of a $50.0 million total commitment, $3.4 million of which was borrowed as of March 31, 2014, and the availability under which was further reduced by $4.5 million of outstanding letters of credit as of March 31, 2014. If we borrow under the Credit Facility, we may be unable to refinance any of this indebtedness on commercially reasonable terms or at all. If we are unable to repay or refinance any of this indebtedness or obtain new financing under these circumstances, our lenders will be entitled to exercise the remedies provided in the Credit Facility and we will have to consider other options, such as:

•	sales of assets;

•	sales of equity;

•	negotiations with our lenders to restructure the applicable indebtedness; and

•	commencement of voluntary bankruptcy proceedings.

Our debt instruments may restrict, or market or business conditions may limit, our ability to use some of these options. Our failure to pay our obligations with respect to the Credit Facility would also constitute an event of default under the indenture governing the notes, which would entitle the holders of the exchange notes to accelerate our obligations with respect to the notes and exercise the remedies provided in the indenture and security documents relating to the notes.

The right of holders of exchange notes to receive payment on the exchange notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

Only our existing and future material domestic subsidiaries will guarantee the exchange notes. The exchange notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the exchange notes. While the indenture limits the indebtedness and activities of these non-guarantor subsidiaries, holders of indebtedness of, and trade creditors of, non-guarantor subsidiaries, are entitled to payments of their claims from the assets of such subsidiaries before those assets are made available for distribution to us, as direct or indirect shareholder.

Accordingly, in the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates or otherwise reorganizes:

•	our creditors (including the holders of the exchange notes) will have no right to proceed against such subsidiary’s assets; and

•

the creditors of the non-guarantor subsidiaries, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of assets of such non-guarantor subsidiary before we, as direct or indirect shareholder, will be entitled to receive any distributions from such subsidiary.

We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the exchange notes.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. Further, upon certain asset sales subject to certain conditions and exceptions, we may be required to repurchase any outstanding exchange notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any. The source of funds for the purchases of the exchange notes will be our available cash or other potential sources, including borrowings, proceeds from sales of assets or proceeds from sales of equity. Sufficient funds from such sources may be unavailable at the time of any change of control or asset sale to make required repurchases of the exchange notes tendered. Our future indebtedness agreements may limit our ability to repurchase your exchange notes and/or provide that certain change of control events or asset sales will constitute an event of default thereunder.

Holders of the exchange notes may be unable to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

The intercreditor agreement in connection with the indenture governing the notes may limit the rights of the holders of the notes and their control with respect to the Notes Collateral.

The rights of the holders of the notes with respect to the Notes Collateral are substantially limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, if amounts or commitments remain outstanding under our Credit Facility, actions taken in respect of Notes Collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the first priority liens, subject to certain limitations. As a result, the collateral trustee, on behalf of the holders of the notes, may not have the ability to control or direct these actions, even if the rights of the holders of the exchange notes are adversely affected. The intercreditor agreement also contains certain provisions that restrict the collateral trustee, on behalf of the holders of the notes, from objecting to a number of important matters involving certain of the collateral following a bankruptcy filing by us. After such a filing, the value of the collateral could materially deteriorate.

U.S. bankruptcy laws may limit your ability to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the Notes Collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us. Even if the repossession and disposition has occurred, a subsequent bankruptcy proceeding could give rise to causes of action against the collateral trustee and the holders of the exchange notes. Following the commencement of a case under the United States Bankruptcy Code, as amended, or the Bankruptcy Code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be obtained. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments so long as the secured creditor is given “adequate protection.” A bankruptcy court may also determine that a secured creditor is not entitled to any compensation or other protection in respect of the diminution in the value of its collateral if the value of the collateral exceeds the amount of the debt it secures.

The meaning of the term “adequate protection” varies according to circumstances, and may include, among other things, cash payments or the granting of additional security, but it is intended generally to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and is granted in the bankruptcy court’s sole discretion.

Given the uncertainty as to the value of the Notes Collateral at the time any bankruptcy case may be commenced, and in view of the fact that the granting of “adequate protection” varies on a case-by-case basis and remains within the broad discretionary power of the bankruptcy court, it is impossible to predict:

•	how long payments under the exchange notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of any collateral; and

•	whether or to what extent the holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through any grant of “adequate protection.”

It may be difficult to realize the value of the Notes Collateral.

The Notes Collateral is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted from time to time by the collateral trustee and any other creditors that also have the benefit of first priority liens on the Notes Collateral, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the Notes Collateral as well as the ability of the collateral trustee to realize or foreclose on such collateral.

The security interest of the collateral trustee is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain the consent of a third party to obtain or enforce a security interest in a contract, and the collateral trustee may be unable to obtain any such consent. The consents of any third parties may not be given if required to facilitate a foreclosure on any particular assets. Accordingly, the collateral trustee may not have the ability to foreclose upon such assets and the value of the collateral may significantly decrease.

The value of the Notes Collateral may be insufficient to satisfy our obligations under the exchange notes.

The exchange notes are secured by liens on the Notes Collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the telecommunications industry, the ability to sell the collateral in an orderly sale, the condition of the international, national, and local economies, the availability of buyers and other similar factors. No appraisal of the fair market value of the collateral has been prepared in connection with this offering. You should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or have significant value.

There may be insufficient proceeds of collateral to pay off all amounts due under the exchange notes and any other debt that we may issue that would be secured on the same basis as the exchange notes. In addition, to the extent that third parties hold liens (including statutory liens), whether or not permitted by the indenture, such third parties may have rights and remedies with respect to the Notes Collateral that, if exercised, could reduce the proceeds available to satisfy the obligations under the exchange notes. Consequently, foreclosing on the Notes Collateral may not result in proceeds in an amount sufficient to pay all amounts due under the exchange notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the Notes Collateral) would have only a senior unsecured claim against our remaining assets.

Additionally, applicable law requires that every aspect of any foreclosure or other disposition of collateral be “commercially reasonable.” If a court were to determine that any aspect of the collateral trustee’s exercise of remedies was not commercially reasonable, the ability of you, as holder of the exchange notes, to recover the difference between the amount realized through such exercise of remedies and the amount owed on the exchange notes may be adversely affected and, in the worst case, you could lose all claims for such deficiency amount.

The Notes Collateral is subject to casualty risks that could reduce its value.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance and there are some losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, the insurance proceeds may not compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, the proceeds received by us in respect thereof may be insufficient to repay the exchange notes. In the event of a total or partial loss of any of the pledged assets, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of the holders of the exchange notes in the Notes Collateral may be adversely affected by the failure to perfect security interests in certain collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions. The liens in the Notes Collateral may be unperfected with respect to the claims of the holders of the exchange notes if certain actions necessary to perfect any of these liens are not taken.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as rights in real property, can only be perfected at the time such property and rights are acquired and identified. Likewise, any rights acquired in a pending, unpublished intellectual property application may be unrecordable until after the application, or resulting registration, is published. There can be no assurance that the trustee or the collateral trustee will monitor, or that we will inform the trustee or the collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee for the exchange notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the exchange notes against third parties. Failure to perfect any such security interest could result in the loss of such security interest or the priority of the security interest in favor of the exchange notes against third parties.

There are circumstances other than repayment or discharge of the exchange notes under which the Notes Collateral will be released automatically, without your consent or the consent of the collateral trustee.

Under various circumstances, all or a portion of the collateral may be released, including:

•

to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture or our Credit Facility, including the sale of any entity in its entirety that owns or holds such collateral; and

•

with respect to any Bank Collateral, upon any release by the lenders under our Credit Facility of its first priority security interest in such Bank Collateral in connection with the exercise of remedies (other than any such release granted following the discharge of the obligations with respect to our Credit Facility).

We will in most cases have control over the Notes Collateral.

The security documents generally allow us to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the Notes Collateral. These rights may adversely affect the value of the Notes Collateral at any time.

Ratings of the notes may cause their trading price to fall and affect the marketability of the notes.

A rating agency’s rating of the notes is not a recommendation to purchase, sell or hold any particular security, including the notes. Such ratings are limited in scope and do not comment as to material risks relating to an investment in the notes. An explanation of the significance of such ratings may be obtained from such rating agencies. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time. The rating agencies also may lower, suspend or withdraw ratings on the notes in the future. Holders of the notes will have no recourse against us or any other parties in the event of a change in, or suspension or withdrawal of, such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes.

If a bankruptcy petition were filed by or against us, holders of the exchange notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the exchange notes.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the exchange notes, the claim by any holder of the exchange notes for the principal amount of the exchange notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount, or OID, on the notes, that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest, which may not be an allowable claim in a bankruptcy proceeding involving us. Accordingly, holders of the exchange notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the exchange notes, even if sufficient funds are available.

The ability of the collateral trustee to exercise remedies against the collateral may be limited by terms of agreements to which we are a party.

We do not expect to notify third parties of the security interest of the collateral trustee or to obtain consents from such third parties to the pledge by us of their obligations under any agreements constituting collateral. However, some agreements purport to restrict us from transferring our rights thereunder without the consent of such third parties. We do not expect to seek and obtain consent of third parties. In these cases, the exchange notes will only be secured by such payment and other contractual rights to the extent that Sections 9-406 or 9-408 of the Uniform Commercial Code, or UCC, render such restrictions unenforceable or ineffective. In general, Section 9-406 of the UCC provides that, with respect to most rights to payment, provisions in agreements purporting to restrict or prohibit the right to pledge accounts receivable, chattel paper, promissory notes and payment intangibles are not enforceable.

Section 9-408 of the UCC would apply to general intangibles that are not payment intangibles but unlike Section 9-406 the override of anti-assignment clauses in Section 9-408 is quite limited and among many other restrictions would not permit the secured party to enforce the general intangible against the counterparty to the contract. However, both Section 9-406 and 9-408 are relatively new provisions with only a limited body of case law to interpret them and it is therefore uncertain the full extent to which these provisions will be available to the collateral trustee. If the collateral trustee is unable to exercise these rights under the UCC or unable to obtain consents, the value of the Notes Collateral as well as the ability of the collateral trustee to realize or foreclose on such collateral in a timely manner may be adversely affected.

The value of the Notes Collateral may be insufficient to entitle holders to payment of post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or a guarantor, holders of the exchange notes will be entitled to post-petition interest under the Bankruptcy Code only if the value of the Notes Collateral and any other indebtedness that is secured by an equal and ratable lien on the Notes Collateral, and the obligations under the Credit Facility is greater than the aggregate pre-bankruptcy claims of the secured parties under such shared collateral indebtedness plus the claims of the lenders for post-petition interest pursuant to their right to be paid first from the collateral. Holders of the exchange notes may be deemed to have an unsecured claim if our obligations in respect of the exchange notes exceed our pro rata share of the fair market value of the collateral securing the shared collateral indebtedness after satisfaction of our first priority indebtedness. Holders of the exchange notes that have a security interest in collateral with a value equal or less than the aggregate claims securing the shared collateral indebtedness will not be entitled to post-petition interest under the Bankruptcy Code. In addition, if any payments of post-petition interest were made at the time of such a finding of undercollateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to exchange notes. No appraisal of the fair market value of the Notes Collateral has been prepared and, therefore, the value of the collateral trustee’s interest in the collateral may not equal or exceed the principal amount of the exchange notes and the other shared collateral indebtedness. We cannot assure you that there will be sufficient collateral to satisfy our and the subsidiary guarantors’ obligations under the exchange notes.

Intervening creditors may have a perfected security interest in the collateral that could be senior to the rights of holders of the notes.

There is a risk that there may be an intervening creditor that has a perfected security interest in the Notes Collateral, and if there is such an intervening creditor, the lien of such creditor may be entitled to a higher priority than the liens securing the exchange notes. We conducted searches in the appropriate public filing offices to ascertain the existence of any intervening creditors, but we cannot assure you that no intervening creditors exist or that any completed lien searches will reveal any or all existing liens on the Notes Collateral. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the exchange notes and could have an adverse effect on the ability of the collateral trustee to realize or foreclose upon the Notes Collateral.

Security interests of the holders of exchange notes in certain items of present and future collateral may be unperfected, which means that it may not secure our obligation under the notes.

The security interests will be unperfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the filing of mortgages, the delivery of possession of certificated securities or the filing of a notice of security interest with the U.S. Patent and Trademark Office or the U.S. Copyright Office or certain other conventional methods to perfect security interests in the United States. Security interests in collateral such as deposit accounts and securities accounts, which require additional actions to perfect liens on such accounts, may be unperfected or may not have priority with respect to the security interests of other creditors. To the extent that the security interests in any items of collateral are unperfected, the rights of the holders of the exchange notes with respect to such collateral will be equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable U.S. federal bankruptcy laws. Our failure to meet our obligations to inform the trustee and the collateral trustee of the future acquisition of property or rights that constitute collateral may constitute a breach under the indenture, which may result in the acceleration of our obligations under the exchange notes. However, acceleration of such obligations in such situation may not provide an adequate remedy to holders of the exchange notes if the value of the Notes Collateral is impaired by the failure to perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and the related guarantees, subordinate claims in respect of the exchange notes and the related guarantees and require holders of the exchange notes to return payments received and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance laws may apply to the issuance of the exchange notes and the incurrence of any guarantees of the exchange notes, including any note guarantees that may be entered into after the date of the issuance of the exchange notes pursuant to the terms of the indenture. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, delivery of the exchange notes or the exchange notes guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any guarantor, as applicable, issued the exchange notes or incurred the exchange notes guarantees with the intent of hindering, delaying or defrauding creditors; or (2) we or any guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the exchange notes guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the exchange notes guarantees;

•	the issuance of the exchange notes or the incurrence of the exchange notes guarantees left us or any guarantor, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any guarantor intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantors’ ability to pay such debts as they mature; or

•

we or any guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or such note guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes or the applicable exchange notes guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the exchange notes guarantees would not be further subordinated to our or our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the exchange notes or the incurrence of the note guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such note guarantee or further subordinate the exchange notes or such note guarantee to presently existing and future indebtedness of ours or the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such exchange notes guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt. Although each note guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may be ineffective to protect those guarantees from being voided under fraudulent transfer law.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under the Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our operating income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries are not subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

Risks Related to Our Business

We derive substantially all of our revenues from subsidiaries of AT&T Inc., DIRECTV and Alcatel-Lucent. The loss of any of these customers or a reduction in their demand for our services would impair our business, financial condition and results of operations.

We derive substantially all of our revenues from subsidiaries of AT&T Inc., DIRECTV and Alcatel-Lucent. We derived our revenue from the following sources over the past three fiscal years and the first three months of 2013 and 2014 (dollars in thousands):

	Years Ended December 31,								Quarter Ended March 31,
	2011		2012		2013		2013, on a pro forma basis for the merger with Multiband (1)		2013		2013, on a pro forma basis for the merger with Multiband (1)		2014
	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
Revenue From:
Subsidiaries of AT&T Inc.	$650,372	89.2%	$532,082	87.3%	$662,758	71.1%	$662,758	58.4%	$129,514	85.7%	$129,514	58.4%	$156,913	61.2%
DIRECTV					$92,425	9.9%	$270,329	23.8%			$61,450	27.7%	$55,447	21.6%
Alcatel-Lucent	$72,332	9.9%	$55,022	9.0%	$57,940	6.2%	$57,940	5.1%	$12,088	8.0%	$12,088	5.5%	$10,800	4.2%

	$722,704	99.1%	$587,104	96.3%	$813,123	87.3%	$991,027	87.3%	$141,602	93.7%	$203,052	91.6%	$223,160	87.0%

(1)	Giving effect to the merger with Multiband as if it occurred on January 1, 2013.

Because we derive substantially all of our revenues from these customers, and certain of our services for AT&T are provided on a territory basis, with no required commitment for AT&T to spend a specified amount in such territory with us, we could experience a material adverse effect to our business, financial condition or results of operations if the amount of business we obtain from these customers is reduced. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the FCC and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc. Additionally, we have recently experienced declining revenues under the Alcatel-Lucent Contract, and Alcatel-Lucent may elect not to renew the Alcatel-Lucent Contract following its expiration on December 31, 2014. To the extent that our performance does not meet customer expectations, or our reputation or relationships with our key customers are impaired, we may lose future business with such customers, which would materially adversely affect our ability to generate revenue. Any of these factors could negatively impact our business, financial condition or results of operations.

Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.

As of September 30, 2013, our estimated backlog through March 31, 2015 was primarily comprised of services anticipated to be performed under master service agreements, pursuant to which our customers often have little or no obligation to undertake any work with us and that are cancellable on limited notice. These estimated backlog amounts are based on our estimates and therefore may not result in actual recognition of revenue in the originally anticipated period, or at all, or may not translate into profits. In addition, certain contracts included in our estimated backlog may not be profitable. We may experience variances in the realization of our estimated backlog because of project delays or cancellations resulting from weather conditions, other project deferrals or delays, scope adjustments, external market factors and economic factors beyond our control. If our estimated backlog fails to materialize as anticipated, our business, financial condition or results of operations would be materially and adversely affected. Accordingly, our estimated backlog as of any particular date is an uncertain indicator of future revenue or earnings.

Our results of operations have been variable, which makes it difficult to evaluate our business and to forecast future results.

Our results of operations have been variable, which makes it difficult to evaluate our business and to forecast our future results based upon our historical data. For the years ended December 31, 2011, 2012 and 2013, and the three months ended March 31, 2014, we had net income (loss) of $19.3 million, $(2.5) million, $(43.2) million and $(10.3) million, respectively. As evidenced by these financial results, we may be unable to achieve or maintain profitability on a consistent basis. Because of the uncertainties related to our operations, we may be hindered in our ability to adapt to increases or decreases in sales, revenues or expenses. If we make poor operational decisions in implementing our business plan, we may not generate revenues or may incur losses, which may materially adversely affect our business, financial condition or results of operations.

Most of our contracts do not obligate our customers to undertake a significant amount, if any, of infrastructure projects or other work with us and may be cancelled on limited notice, so our revenue is not guaranteed.

Substantially all of our revenue is derived from multi-year MSAs. Under our multi-year MSAs, we contract to provide customers with individual project services through work orders within defined geographic areas or scopes of work on a fixed fee. Under these agreements, our customers often have little or no obligation to undertake any infrastructure projects or other work with us. In addition, most of our contracts are cancellable on limited notice, even if we are not in default under the contract. We may hire employees permanently to meet anticipated demand for the anticipated projects that may be delayed or cancelled. DIRECTV also may change the terms, such as term, termination, pricing and services areas, of its agreements with Multiband, and has done so in the past, to terms that are more favorable to DIRECTV. Further, the Alcatel-Lucent Contract a cross-default provision pursuant to which a default under one of our credit facilities would also constitute a default under the Alcatel-Lucent Contract. In addition, many of our contracts, including our service agreements, are periodically open to public bid. We may not be the successful bidder on our existing contracts that are re-bid. We could face a drop in revenues and our business, financial condition or results of operations could be materially adversely affected if:

•	we see a significant decline in the projects customers assign to us under our service agreements;

•	our customers cancel or defer a significant number of projects;

•	we fail to win our existing contracts upon re-bid; or

•	we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

Our revenues could be negatively affected by reduced support from DIRECTV.

DIRECTV conducts promotional and marketing activities on national, regional and local levels. Due to the Field Services segment’s substantial dependence on DIRECTV, the Field Services segment’s revenues depend, in significant part, on: (i) the overall reputation and success of DIRECTV; (ii) the incentive and discount programs provided by DIRECTV and its promotional and marketing efforts for its products and services; (iii) the goodwill associated with DIRECTV trademarks; (iv) the introduction of new and innovative products by DIRECTV; (v) the manufacture and delivery of competitively-priced, high quality equipment and parts by DIRECTV in quantities sufficient to meet customers’ requirements on a timely basis; (vi) the quality, consistency and management of the overall DIRECTV system; and (vii) the ability of DIRECTV to manage its risks and costs. If DIRECTV does not provide, maintain or improve any of the foregoing, if DIRECTV changes the terms of its incentive and discount programs, or if DIRECTV were sold or reduced or ceased operations, there could be a material adverse effect on our financial condition and results of operations.

If we do not obtain additional capital to fund our operations and obligations, our growth may be limited.

We may require additional capital to fund our operations and obligations. Our business is working capital intensive. As our business has grown, we have managed periods of tight liquidity by accessing capital from our shareholders and their affiliates, some of whom are no longer affiliated with us. Our capital requirements will depend on several factors, including:

•	our ability to enter into new agreements with customers or to extend the terms of our existing agreements with customers, and the terms of such agreements;

•	the success rate of our sales efforts;

•	costs of recruiting and retaining qualified personnel;

•	expenditures and investments to implement our business strategy; and

•	the identification and successful completion of acquisitions.

We may seek additional funds through equity or debt offerings and/or borrowings under lines of credit or other sources, including a possible increase in the borrowing base in the Credit Facility. If we cannot raise additional capital, we may have to implement one or more of the following remedies:

•	curtail internal growth initiatives; and

•	forgo the pursuit of acquisitions.

We do not know whether additional financing will be available on commercially acceptable terms, if at all, when needed. If adequate funds are not available or are not available on commercially acceptable terms, our ability to fund our operations, support the growth of our business or otherwise respond to competitive pressures could be significantly delayed or limited, which could materially adversely affect our business, financial condition or results of operations.

The Credit Facility and the indenture governing the notes impose significant operating and financial restrictions on us that may prevent us from engaging in transactions that might benefit us, including responding to changing business and economic conditions or securing additional financing, if needed.

The terms of the Credit Facility and the indenture governing the notes contain customary events of default and covenants that prohibit us and our subsidiaries from taking certain actions without satisfying certain conditions, financial tests (including a minimum fixed charge coverage ratio) or obtaining the consent of the lenders. These restrictions, among other things, limit our ability to:

•	divest our assets;

•	incur additional indebtedness;

•	create liens against our assets;

•	enter into certain mergers, joint ventures, and consolidations or transfer all or substantially all of our assets;

•	make certain investments and acquisitions;

•	prepay indebtedness;

•	make certain payments and distributions;

•	pay dividends;

•	engage in certain transactions with affiliates; and

•	act outside the ordinary course of business.

In particular, our Credit Facility permits us to borrow up to $50.0 million, subject to borrowing base determinations and certain other restrictions. The Credit Facility contains financial covenants that require that we not permit our annual capital expenditures to exceed $20.0 million (plus any permitted carry over). We are also required to comply with additional financial covenants upon the occurrence of a Triggering Event, as defined in the Credit Facility. A Triggering Event is deemed to have occurred when our undrawn availability under the Credit Facility fails to equal at least $10.0 million measured as of the last day of each month for two consecutive month-ends. A Triggering Event will cease to be continuing when our undrawn availability for three consecutive months equals at least $20.0 million measured as of the last day of each such month. Upon the occurrence and during the continuance of a Triggering Event we are required to meet the following financial covenants:

•

maintain, as of the end of each fiscal quarter, for the trailing four quarters then ended, a ratio of EBITDA (as defined in the Credit Facility) less non-financed capital expenditures (but only to the extent made after the occurrence of a Triggering Event) to Fixed Charges (as defined in the Credit Facility) of at least 1.25 to 1.00; and

•

not permit our ratio of total indebtedness to trailing twelve month EBITDA, as of the last day of a fiscal quarter, to exceed 6.00 to 1.00 from January 1, 2014 through June 30, 2014, 5.50 to 1.00 from July 1, 2014 through December 31, 2014, or 5.00 to 1.00 beginning January 1, 2015.

Should we be unable to comply with the terms and covenants of the Credit Facility, we would be required to obtain further modifications of the Credit Facility or secure another source of financing to continue to operate our business. A default could also result in the acceleration of our obligations under the Credit Facility. If that should occur, we may be unable to repay all of our obligations under the Credit Facility, which could force us to sell significant assets or allow our assets to be foreclosed upon. In addition, these covenants may prevent us from engaging in transactions that benefit us, including responding to changing business and economic conditions or securing additional financing, if needed. Our business is capital intensive and, to the extent we need additional financing, we may not be able to obtain such financing at all or on favorable terms, which may adversely affect our business, financial condition or results of operations. Had we been required to meet these ratio tests as of March 31, 2014, we would not have met either the Fixed Charge Coverage Ratio or the Leverage Ratio.

Further, the terms of the Indenture governing the notes require us to meet certain ratio tests, on a pro forma basis giving effect to such transactions, before engaging in certain transactions, including incurring additional debt outside of the Credit Facility and making restricted payments, subject, in each case, to certain exceptions. We must meet a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 in order to make restricted payments or incur additional debt, and we must meet a Total Leverage Ratio test of not greater than 2.50 to 1.00 in order to secure any additional debt (each defined in the Indenture). Excluding the merger with Multiband, with respect to which holders of the original notes waived compliance with both ratios pursuant to the Consent Letter, we have not entered into any transaction that requires us to meet these tests as of September 30, 2013. Had we been required to meet these ratio tests as of March 31, 2014, we would not have met either the Fixed Charge Coverage Ratio or the Total Leverage Ratio. We do not anticipate that we will meet the Fixed Charge Coverage Ratio for any remaining quarter in 2014 unless our EBITDA is increased or our fixed charges are reduced such as by retiring debt. We also do not anticipate that we will meet the Total Leverage Ratio in 2014 unless our EBITDA is increased or our total indebtedness is reduced. As a result, we would not be able to make certain restricted payments or incur indebtedness unless (i) we obtain an amendment or waiver to the Indenture and related documents in order to make such restricted payment or incur such indebtedness or (ii) such additional indebtedness or restricted payment were specifically permitted by the Indenture, such as borrowings under the Credit Facility.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to obtain or maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lender and/or amend these covenants.

Failure to manage our planned growth could place a significant strain on our resources and make it difficult for us to satisfy our obligations under the exchange notes.

Our ability to successfully implement our business plan requires an effective plan for managing our future growth. We plan to increase the scope of our operations. Current and future expansion efforts will be expensive and may significantly strain our managerial and other resources and ability to manage working capital. We cannot be certain that our infrastructure will be adequate to support our operations as they expand. To manage future growth effectively, we must manage expanded operations, integrate new personnel and maintain and enhance our financial and accounting systems and controls. If we do not manage growth properly, it could harm our business, financial condition or results of operations and make it difficult for us to satisfy our obligations under the notes.

We may be unsuccessful in achieving our organic growth strategies, which could limit our revenue growth.

Our ability to generate organic growth will be affected by, among other factors, our ability to:

•	expand the range of services we offer to customers to address their evolving network needs;

•	attract new customers;

•	increase the number of projects performed for existing customers;

•	achieve the estimated revenue we announced from new customer contracts;

•	hire and retain qualified employees;

•	expand geographically, including internationally; and

•	address the challenges presented by difficult economic or market conditions that may affect us or our customers.

Many of the factors affecting our ability to generate organic growth may be beyond our control, and we cannot be certain that our strategies for achieving internal growth will occur or be successful.

Our business strategy includes the entrance into several markets in which we have little or no experience, which may not be successful and could be costly.

As part of our growth strategy, in addition to our entrance into the satellite television and broadband installation markets in connection with the acquisition of Multiband, we have entered into other markets, including the enterprise and government telecommunications infrastructure markets. We have little or no experience in these markets. As we enter new markets, we will face new technological and operational risks and challenges with which we are unfamiliar and may incur significant costs. Entering new markets requires substantial management efforts and skills to mitigate these risks and challenges. Our lack of experience with certain of these new markets may result in unsuccessful new market entries. If we do not manage our entry into new markets properly, these costs and risks could harm our business, financial condition or results of operations.

If we are unable to integrate the operations of Multiband or any future acquisitions successfully, our operating results and prospects could be harmed.

We may not be able to successfully integrate the operations of Multiband and if we complete other acquisitions in the future, such acquired companies with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks that could materially and adversely affect our business, financial condition, results of operations and prospects, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of management’s attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	uncertainty of entry into markets in which we have limited or no experience and in which competitors have stronger market positions;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities;

•	the potential disruption of our business; and

•	the difficulty of maintaining uniform standards, controls, procedures and policies, including an effective system of internal control over financial reporting.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of that or our entire company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce the ownership interest of our shareholders, the incurrence of debt, contingent liabilities, deferred stock-based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

Our failure to continue to be certified as a minority business enterprise could reduce some of the opportunities available to us, which could reduce our revenue growth.

We are currently certified as a minority business enterprise by the National Minority Supplier Development Council. A substantial majority of our common stock is beneficially owned and controlled by persons deemed to be minorities. Certain of our current and potential customers consider the percentage of minority ownership and control of a company when awarding new business. If for any reason, including the offering of equity securities to the public, we cease to be certified as a minority business enterprise by the National Minority Supplier Development Council or similar organization, then we may lose an advantage and not be selected for future business from current or potential customers who may benefit from purchasing our services as a result of our status as a certified minority business enterprise. The failure to obtain a potential project or customer as a result of our not being a minority business enterprise in the future may have a material adverse effect on our business, financial condition or results of operations.

Our business is seasonal and is affected by the capital planning and spending patterns of our customers, and we have adopted the completed contract method of accounting for construction and installation contracts, all of which expose us to variable quarterly results.

Our results of operations experience significant fluctuations because we have adopted the completed contract method of accounting for revenues and expenses from our construction and installation contracts. Substantially all of our revenues are generated from construction and installation contracts. Because of the nature of our business, the vast majority of contracts are completed during the fourth quarter of each year. Under the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, the vast majority of our revenues and costs are recognized during the fourth quarter of each year. For example, our fourth quarter revenues represented 38.5% of our total revenues for the year ended December 31, 2013. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Additionally, we have historically experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. As a result, we have historically experienced, and may continue to experience, significant differences in operations results from quarter to quarter.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. Variations in our Field Services segment’s revenues and operating results occur quarterly as a result of a number of factors, including the number of customer engagements, employee utilization rates, the size and scope of assignments and general economic conditions. Because a significant portion of our Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

We may not accurately estimate the costs associated with our services provided under fixed price contracts, which could impair our business, financial condition or results of operations.

Substantially all of our revenues are derived from MSAs that are fixed-unit price contracts. Under these contracts, we set the price of our services on a per unit or aggregate basis and assume the risk that the costs associated with our performance may be greater than we anticipated. In addition to MSAs, we enter into contracts that require installation or construction of specified units within an infrastructure system. Under those agreements, we have also contractually agreed to a price per unit. If the actual costs to complete each unit exceed original estimates, our profitability will be adversely affected. These contracts also contain “most favored nation” clauses, which provide that if we perform services similar to those performed under these contracts to another customer on more favorable terms, then we must offer those same terms to our current customers and we might be required to reimburse our customers for amounts they have paid in the past. Future contracts might also contain similar “most favored nation” clauses. We are also required to immediately recognize the full amount of any expected losses on these projects if estimated costs to complete the remaining units for the projects exceed the revenue to be earned on such units. Our profitability is therefore dependent upon our ability to accurately estimate the costs associated with our services. These costs may be affected by a variety of factors, such as lower than anticipated productivity, conditions at the work sites differing materially from what was anticipated at the time we bid on the contract and higher costs of materials and labor resulting from inflation and other factors. These variations, along with other risks inherent in performing fixed-unit price contracts, may cause actual revenues and gross profits for a project to differ from those originally estimated, and as a result, certain agreements or projects could have lower margins than anticipated, or losses if actual costs for our contracts exceed our estimates, which could materially adversely affect our business, financial condition or results of operations.

Project performance issues, including those caused by third parties, or certain contractual obligations may result in additional costs to us, reductions in revenues or the payment of liquidated damages.

Many projects involve challenging engineering, procurement, construction or installation phases that may occur over extended time periods, sometimes over several years. We may encounter difficulties as a result of delays in designs, engineering information or materials provided by the customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, delays from our customer’s failure to timely obtain permits or rights-of-way or meet other regulatory requirements, weather-related delays and other factors, some of which are beyond our control, that impact our ability to complete the project in accordance with the original delivery schedule. In addition, we contract with third-party subcontractors to assist us with the completion of contracts. Any delay or failure by suppliers or by subcontractors in the completion of their portion of the project may result in delays in the overall progress of the project or may cause us to incur additional costs, or both. Delays and additional costs may be substantial and, in some cases, we may be required to compensate the customer for such delays. Delays may also disrupt the final completion of our contracts as well as the corresponding recognition of revenues and expenses therefrom. In certain circumstances, we guarantee project completion by a scheduled acceptance date or achievement of certain acceptance and performance testing levels. Failure to meet any of our schedules or performance requirements could also result in additional costs or penalties, including liquidated damages, and such amounts could exceed expected project profit. In extreme cases, the above-mentioned factors could cause project cancellations, and we may be unable to replace such projects with similar projects or at all. Such delays or cancellations may impact our reputation or relationships with customers, adversely affecting our ability to secure new contracts.

Our subcontractors may fail to satisfy their obligations to us or other parties, or we may be unable to maintain these relationships, either of which may have a material adverse effect on our business, financial condition and results of operations.

We depend on subcontractors to complete work on certain of our projects. There is a risk that we may have disputes with subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor or our failure to extend existing task orders or issue new task orders under a subcontract. In addition, if any of our subcontractors fail to deliver on a timely basis the agreed-upon supplies and/or perform the agreed-upon services, then our ability to fulfill our obligations as a prime contractor may be jeopardized. In addition, the absence of qualified subcontractors with whom we have a satisfactory relationship could adversely affect the quality of our service and our ability to perform under some of our contracts. Any of these factors may have a material adverse effect on our business, financial condition or results of operations.

If the high demand for the limited supply of subcontractors in our industry persists or grows it may lead to higher subcontracting fees and the increased use of prepayment arrangements, which may harm our cash flow and profitability.

The current increase in the demand for deploying, upgrading and maintaining wireless networks and the limited supply of skilled subcontractors has made the competition to recruit qualified subcontractors intense and has led to higher fees for subcontracting services. Beginning in the first quarter of 2013, the increased demand for subcontractors also led to a change in the payment arrangements with certain of our subcontractors, which effectively resulted in an acceleration of our payment terms with these subcontractors, and due to our fixed-unit cost contracts, we were generally unable to pass these costs on to our customers. If the high demand for subcontractors persists, our subcontracting fees may continue to grow at a rate faster than we can offset with increased prices for our services, which may harm our profitability. Additionally, more subcontractors may begin requiring us to prepay for services or increase the fees they charge us for services, which could harm our financial condition and results of operations.

Material delays or defaults in customer payments could leave us unable to cover expenditures related to such customer’s projects, including the payment of our subcontractors.

Because of the nature of most of our contracts, we commit resources to projects prior to receiving payments from our customers in amounts sufficient to cover expenditures as they are incurred. In certain cases, these expenditures include paying our subcontractors who perform significant portions of our services. Delays in customer payments may require us to make a working capital investment or obtain advances from our Credit Facility. If a customer defaults in making its payments on a project or projects to which we have devoted significant resources, it could have a material adverse effect on our business, financial condition or results of operations and negatively impact the financial covenants with our lenders.

Certain of our employees and subcontractors work on projects that are inherently dangerous, and a failure to maintain a safe worksite could result in significant losses.

Certain of our project sites can place our employees and others in difficult or dangerous environments, including difficult and hard to reach terrain or locations high above the ground or near large or complex equipment, moving vehicles, high voltage or dangerous processes. Safety is a primary focus of our business and is critical to our reputation. Many of our clients require that we meet certain safety criteria to be eligible to bid on contracts. We maintain programs with the primary purpose of implementing effective health, safety and environmental procedures throughout our company. If we fail to implement appropriate safety procedures or if our procedures fail, our employees, subcontractors and others may suffer injuries. The failure to comply with such procedures, client contracts or applicable regulations could subject us to losses and liability and adversely impact our ability to obtain projects in the future.

Our failure to comply with the regulations of OSHA and other state and local agencies that oversee transportation and safety compliance could materially adversely affect our business, financial condition or results of operations.

OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various recordkeeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards and safety in excavation and demolition work may apply to our operations. We have incurred, and will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state and local laws and regulations, and could incur penalties and fines in the future, including in extreme cases, criminal sanctions.

While we have invested, and will continue to invest, substantial resources in occupational health and safety programs, our industry involves a high degree of operational risk and is subject to significant liability exposure. We have suffered employee injuries in the past and may suffer additional injuries in the future. Serious accidents of this nature may subject us to substantial penalties, civil litigation or criminal prosecution, and Multiband, which we recently acquired, has an OSHA incident rating higher than industry average. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our business, financial condition or results of operations. In addition, if our safety record were to substantially deteriorate, or if we suffered substantial penalties or criminal prosecution for violation of health and safety regulations, customers could cancel existing contracts and not award future business to us, which could materially adversely affect our business, financial condition or results of operations.

We are self-insured against many potential liabilities.

Although we maintain insurance policies with respect to automobile liability, general liability, workers’ compensation and employee group health claims, those policies are subject to high deductibles, and we are self-insured up to the amount of the deductible. Because most claims against us do not exceed the deductibles under our insurance policies, we are effectively self-insured for substantially all claims. In addition, we are self-insured on our medical coverage up to a specified annual maximum of costs. If our insurance claims increase or if costs exceed our estimates of insurance liabilities, we could experience a decline in profitability and liquidity, which would materially adversely affect our business, financial condition or results of operations.

Warranty claims resulting from our services could have a material adverse effect on our business, financial condition or results of operations.

We generally warrant the work we perform within our Professional Services and Infrastructure Services segments for one- to two-year periods following substantial completion of a project, subject to further extensions of the warranty period following repairs or replacements. While costs that we have incurred historically under our warranty obligations have not been material, the costs associated with such warranties, including any warranty related legal proceedings, could have a material adverse effect on our business, financial condition or results of operations.

Our operations may impact the environment or cause exposure to hazardous substances, our properties may have environmental contamination, and our failure to comply with environmental laws, each of which could result in material liabilities.

Our operations are subject to various environmental laws and regulations, including those dealing with the handling and disposal of waste products. Certain of our current and historical construction operations have used hazardous materials and, to the extent that such materials are not properly stored, contained or recycled, they could become hazardous waste. A portion of the work we perform is also in underground environments. If the field location maps supplied to us are not accurate, or if objects are present in the soil that are not indicated on the field location maps, our underground work could strike objects in the soil containing pollutants and result in a rupture and discharge of pollutants and other damages. In such cases, we could be liable for fines or damages. Additionally, some of our contracts require that we assume the environmental risk of site conditions and require that we indemnify our customers for any damages, including environmental damages incurred in connection with our projects.

We may also be subject to claims under various environmental laws and regulations, federal and state statutes and/or common law doctrines for toxic torts and other damage caused by us, as well as for natural resource damages and the investigation and clean up of soil, surface water, groundwater and other media under laws such as the Comprehensive Environmental Response, Compensation, and Liability Act. Such claims may arise, for example, out of current or former conditions at project sites, current or former properties owned or leased by us, and contaminated sites that have always been owned or operated by third parties. Liability may be imposed without regard to fault and may be strict, joint and several, such that we may be held responsible for more than our share of any contamination or other damages, or even for the entire share, and may be unable to obtain reimbursement from the parties causing the contamination.

New environmental laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or leaks, or the imposition of new clean-up requirements could also require us to incur significant costs or become the basis for new or increased liabilities that could have a material negative impact on our business, financial condition or results of operations.

Increases in the costs of fuel could reduce our operating margins.

The price of fuel needed to run our vehicles and equipment is unpredictable and fluctuates based on events outside of our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries, regional production patterns and environmental concerns. Most of our contracts do not allow us to adjust our pricing. Any increase in fuel costs could have a material adverse effect our business, financial position or results of operations. Accordingly, any increase in fuel costs could materially adversely affect our business, financial condition or results of operations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public reporting companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports. We could be an emerging growth company up until the December 31st following the fifth anniversary after our first equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30th, in which case we would no longer be an emerging growth company as of the following December 31st. We cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

After completion of this offering, we will not be subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system.

Because the registration statement of which this prospectus forms a part registers only debt securities and because we do not have any securities listed, and do not intend to list the notes, on a national securities exchange or an inter-dealer quotation system, we are not subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system. For example, upon completion of this offering, we will not be required to have:

•	a board of directors comprised of a majority of independent directors;

•	an audit committee comprised entirely of independent directors and meeting the requirements of Rule 10A-3 under the Exchange Act; or

•	a nominating/corporate governance committee or compensation committee.

Accordingly, you will not have the same protections afforded to security holders of companies that are subject to the corporate governance requirements of a national securities exchange or an inter-dealer quotation system or all of the corporate governance requirements of the SEC.

If we fail to implement and maintain effective internal control over financial reporting, our ability to produce accurate financial statements could be impaired, which could adversely affect our business, financial condition or results of operations.

As a voluntary filer, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our 2014 annual report on Form 10-K to be filed in 2015, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 10-K following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and we could become subject to investigations by the SEC, or other regulatory authorities, which could require additional financial and management resources.

In connection with the audit of our financial statements for the year ended December 31, 2011 both we and our auditors identified accounting errors and internal control deficiencies that collectively called into question our ability to properly apply the percentage of completion method of accounting to our long-term construction contracts, which is the method that we had historically applied to recognize revenue on our long-term construction contracts. After consultations with KPMG LLP and with the SEC Staff, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts. Accordingly, we restated our financial statements for each of the three years ended December 31, 2011 so that our revenues from construction contracts were recognized using the completed contract method, which we have also applied in the preparation of our financial statements for the years ended December 31, 2012 and 2013. We incurred costs of approximately $8.1 million and $3.4 million for the years ended December 31, 2012 and 2013, respectively, to restate our financial statements and implement processes and procedures to capture results on the completed contract method of accounting.

We evaluated deficiencies identified in connection with the preparation and audit of our consolidated financial statements for the fiscal year ended December 31, 2013 in accordance with the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework. The following control deficiency represents a material weakness in our internal control over financial reporting as of December 31, 2013:

•

Purchasing and Inventory Management: We did not maintain sufficient controls over our purchasing and inventory management process. Specifically (a) the controls surrounding the tracking of inventory movements between warehouses and job sites was not sufficient to ensure that inventory was appropriately recorded and that inventory not used at job sites was returned to warehouses on a timely basis; and (b) controls and processes to properly match returned inventory to the appropriate project to ensure accurate project costs and profitability either were not present or did not operate effectively.

During the quarter ended June 30, 2013, we also identified a control deficiency that represented a material weakness in our internal control over financial reporting as of March 31, 2013 related to controls surrounding the Company’s adoption of processes used to capture results based upon the completed contract method of accounting in 2013.

Our actions to improve internal financial accounting controls may not be sufficient to mitigate these material weaknesses. There may be additional material weaknesses in our control environment now or in the future, requiring corrective action to improve our financial and accounting controls. In addition, implementing any appropriate changes to our internal controls may entail substantial costs in order to modify our existing accounting and information technology systems, may take a significant period of time to complete and may distract our officers, directors and employees from the operation of our business. Any failure to maintain adequate internal control over financial reporting, or consequent inability to produce accurate financial statements, could increase our operating costs and could materially impair our ability to operate our business.

The requirements of being a public reporting company may strain our resources and divert management’s attention.

We only recently began reporting with the SEC. As a voluntary filer we have been, and upon the effectiveness of the registration statement of which this prospectus forms a part, we will be, subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.

As a result of disclosure of information in filings required of a public reporting company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public reporting company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors and qualified executive officers.

The need to establish and maintain the corporate infrastructure demanded of a public reporting company may divert management’s attention from implementing our business and growth strategies, which could prevent us from improving our business, results of operations and financial condition. Based on management’s estimates, we anticipate that we will incur approximately $2.0 million per year of cost as a result of being a debt-only issuer public reporting company, including legal, audit, printing and other costs, although unforeseen circumstances could increase actual costs. These costs are not fully reflected in our audited financial statements.

We depend on a limited number of key personnel who would be difficult to replace.

We depend, in part, on the performance of Ron Hill, our Chief Executive Officer and President, John Goodman, our Executive Chairman, Randal Dumas, our Chief Financial Officer, Cari Shyiak, our Chief Operating Officer, Scott Pickett, our Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions, and James L. Mandel, Multiband’s Chief Executive Officer, to operate and grow our business. The loss of any of Messrs. Hill, Goodman, Dumas, Shyiak, Pickett or Mandel could negatively impact our ability to execute our business strategies. Although we have entered into employment agreements with Messrs. Hill, Goodman, Dumas, Shyiak, Pickett and Mandel, we may be unable to retain them or replace any of them if we lose their services for any reason. We recently amended our Bylaws to provide that our Chief Executive Officer will be responsible for the general supervision and management of the Company and our Executive Chairman will be responsible for, among other things, providing advice and counsel to our Chief Executive Officer in areas such as corporate and strategic planning and policy, mergers and acquisitions, corporate objectives, annual financial budgets, capital expenditures, evaluating and hiring employees, and communicating with investment bankers, lenders or other financial sponsors. Mr. Goodman remains a critical and integral part of our day-to-day business. While his duties have changed, Mr. Goodman has simply redeployed his executive experience gained through continuous service to our business as our co-founder to manage both short- and long-term future business strategy. In connection with the amendment to our Bylaws, we and Mr. Goodman amended and restated Mr. Goodman’s employment agreement to, among other things, extend the term of his employment to a period of three years. Mr. Goodman has advised us that he has no plans to leave the Company. We cannot assure you, despite Mr. Goodman’s expressed interest in continuing in his position with the Company, that we will not suffer adverse impacts to the Company as a result of this transition.

If we are unable to attract and retain qualified and skilled employees, we may be unable to operate efficiently, which could materially adversely affect our business, financial condition or results of operations.

Our business is labor intensive, and some of our operations experience a high rate of employee turnover. Given the nature of the highly specialized work we perform, many of our employees are trained in and possess specialized technical skills. At times of low unemployment rates of skilled laborers in the areas we serve, it can be difficult for us to find qualified and affordable personnel. We may be unable to hire and retain a sufficient skilled labor force necessary to support our operating requirements and growth strategy. Our labor expenses may increase as a result of a shortage in the supply of skilled personnel. We may also be forced to incur significant training expenses if we are unable to hire employees with the requisite skills. Labor shortages or increased labor or training costs could materially adversely affect our business, financial condition or results of operations.

In the ordinary course of business, we extend unsecured credit to our customers for purchases of our services or may provide other financing or investment arrangements, which subjects us to potential credit or investment risk that could, if realized, adversely affect our business, financial condition or results of operations.

In the ordinary course of business, we extend unsecured credit to our customers. As of March 31, 2014, this credit amounted to $67.2 million. We may also agree to allow our customers to defer payment on projects until certain milestones have been met or until the projects are substantially completed, and customers typically withhold some portion of amounts due to us as retainage. In addition, we may provide other forms of financing in the future to our customers or make investments in our customers’ projects, typically in situations where we also provide services in connection with the projects. Our payment arrangements with our customers subject us to potential credit risk related to changes in business and economic factors affecting our customers, including material changes in our customers’ revenues or cash flows. These changes may also reduce the value of any financing or equity investment arrangements we have with our customers. If we are unable to collect amounts owed to us, our cash flows would be reduced and we could experience losses if the uncollectible amounts exceeded current allowances. We would also recognize losses with respect to any investments that are impaired as a result of our customers’ financial difficulties. Losses experienced could materially and adversely affect our business, financial condition or results of operations. The risks of collectability and impairment losses may increase for projects where we provide services as well as make a financing or equity investment.

We may be unable to obtain sufficient bonding capacity to support certain service offerings, and the need for performance and surety bonds may reduce our availability under the Credit Facility.

Certain of our contracts require performance and payment bonds. If our business continues to grow, our bonding requirements may increase under these and other contracts we obtain. If we are unable to renew or obtain a sufficient level of bonding capacity in the future, we may be precluded from being able to bid for certain contracts or successfully contract with certain customers. In addition, even if we are able to successfully renew or obtain performance or payment bonds, we may be required to post letters of credit in connection with the bonds, which would reduce availability under the Credit Facility.

Our inability to adequately protect the confidential aspects of our technology and the products and services we sell could materially weaken our operations.

We rely on a combination of trade secret, copyright and trademark laws, license agreements, and contractual arrangements with certain key employees to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. The legal protections afforded to us or the steps that we take may be inadequate to prevent misappropriation of our intellectual property. If it was determined that we have infringed or are infringing on the intellectual property rights of others, we could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on our business, financial condition and results of operations. In such a case, we may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, or at all. Our success depends in part on our ability to protect the proprietary and confidential aspects of our technology and the products and services that we sell or utilize.

Claims, lawsuits and proceedings and contract disputes, including those related to our construction business, could materially adversely affect our business, financial condition or results of operations.

We are subject to various claims, lawsuits and proceedings and contract disputes that arise in the ordinary course of business. In particular, our construction activities expose us to increased risk because design, construction or systems failures can result in substantial bodily injury or damage to third parties. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, property damage, punitive damages, civil penalties or other losses, consequential damages, or injunctive or declaratory relief. In addition, pursuant to our service agreements, we generally indemnify our customers for claims related to the services we provide. Claimants may seek large damage awards and defending claims can involve significant costs. When appropriate, we establish reserves against these items that we believe to be adequate in light of current information, legal advice and professional indemnity insurance coverage, and we adjust such reserves from time to time according to case developments. If our reserves are inadequate, or if in the future our insurance coverage proves to be inadequate or unavailable, or if there is an increase in liabilities for which we self-insure, we could experience a reduction in our profitability and liquidity. Furthermore, if there is a customer dispute regarding performance of project services, the customer may decide to delay or withhold payment to us. An adverse determination on any such liability claim, lawsuit or proceeding, or delayed or withheld payments from customers in contract disputes, could have a material adverse effect on our business, financial condition or results of operations. In addition, liability claims, lawsuits and proceedings or contract disputes may harm our reputation or divert management resources away from operating our business.

If we are unable to manage our growth profitably, our business, financial results and cash flow could suffer.

Our future financial results will depend in part on our ability to profitably manage our growth on a combined basis with Multiband. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If integration-related expenses and capital expenditure requirements are greater than anticipated, or if we are unable to manage our growth profitably, our financial results and our cash flow may decline.

The historical and unaudited pro forma financial information included elsewhere in this prospectus may not be representative of our actual results as a combined company, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We, CSG and Multiband have limited prior history as a combined entity and our operations have not previously been managed on a combined basis. As a result, the pro forma financial information, which was prepared in accordance with Article 11 of Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the merger with Multiband been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the merger with Multiband or future events that may occur, including restructuring activities or other costs related to the integration of Multiband, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus is based in part on certain assumptions regarding the merger with Multiband that we believe are reasonable under the circumstances. However our assumptions may not prove to be accurate over time. Investors should not place any undue reliance on the pro forma financial information.

The Field Services segment is highly dependent on our strategic alliance with DIRECTV and a major alteration or termination of that alliance could adversely affect our business.

The Field Services segment is highly dependent on our relationship with DIRECTV. We have an HSP agreement with DIRECTV, which was extended in December 2013 and expires on December 31, 2017. The term of this agreement automatically renews for additional one-year periods unless either DIRECTV or we give written notice of termination at least 90 days in advance of expiration of the then current term.

The agreement can be terminated on 180 days’ notice by either party. DIRECTV may also change the terms of its agreement with us, and has done so to Multiband in the past, to terms that are more favorable to DIRECTV. Any adverse alteration or termination of our HSP agreement with DIRECTV would have a material adverse effect on our business. In addition, a significant decrease in the number of jobs we complete for DIRECTV could have a material adverse effect on our business, financial condition and results of operations.

The merger with Multiband and our recent acquisition of CSG makes evaluating our operating results difficult given the significance of these transactions, and the historical and unaudited pro forma financial information may not give you an accurate indication of how we will perform in the future.

The merger with Multiband and the acquisition of CSG may make it more difficult for us to evaluate and predict our future operating performance. Neither our historical results of operations, nor the separate pre-acquisition financial information of Multiband, fully reflect the acquisitions of CSG and Multiband; accordingly, such historical financial information does not necessarily reflect what our financial position, operating results and cash flows will be in the future on a consolidated basis following the acquisitions of CSG and Multiband. While we have included in this prospectus unaudited pro forma financial information giving effect to the merger with Multiband, such pro forma information does not purport to represent, and should not be relied upon as reflecting, what our financial position, results of operations or cash flows actually would have been if the transactions referred to therein had been consummated on the dates or for the periods indicated, or what such results will be for any future date or any future period.

Our future results of operations could be adversely affected if the goodwill recorded in connection with the merger with Multiband or any recent acquisitions subsequently requires impairment.

Upon completing the merger with Multiband, we recorded an asset called “goodwill” equal to the excess amount we paid for Multiband over the fair values of the assets and liabilities acquired and identified intangible assets to be allocated to Multiband. We also recorded goodwill in connection with the acquisitions of the assets of CSG and DBT. The amount of goodwill on our consolidated balance sheet increased substantially as a result of the merger with Multiband. Accounting Standards Codification Topic 350 from the Financial Accounting Standards Board provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. The testing of goodwill and other intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in the definition of a business segment in which we operate; changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the share price of our common stock and market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, it could have a material adverse effect on our consolidated results of operations and could result in our incurring net losses in future periods.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be significantly limited.

As of March 31, 2014, we had federal net operating loss carryforwards, or NOLs, of $81.0 million and state NOLs of $165.2 million. If not used, the federal NOLs will begin to expire in 2027 and the state NOLs will begin to expire in 2014. In addition, as of March 31, 2014, Multiband had generated NOLs of approximately $18.2 million to reduce future federal taxable income and $45.7 million to reduce future state taxable income. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset its post-change income and taxes may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in our ownership by 5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have performed a Section 382 study under the Code and determined that Multiband has had a total of five ownership changes since 1999. As a result of these ownership changes, Multiband’s ability to utilize its NOLs is limited. Federal NOLs are limited to a total of $18.2 million, consisting of annual amounts of $1.1 million in 2014 and for each of the years thereafter. State NOLs are limited to a total of approximately $44.1 million.

As of December 31, 2013, we did not meet the requirements in accordance with GAAP to support that it is more likely than not that some portion or all of the deferred tax assets will be realized; therefore, a valuation allowance of $17.6 million was recorded as of December 31, 2013. The valuation allowance recorded against these NOLs does not limit or preclude us from fully utilizing these NOLs should we generate taxable income in future periods.

Risks Related to Our and Our Customers’ Industries

We are vulnerable to economic downturns and the cyclical nature of the telecommunications industry and particularly the wireless telecommunications industry, which could reduce capital expenditures by our customers and result in a decrease in demand for our services.

The demand for our services has been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the U.S. economy. In addition, because a substantial portion of our revenue is derived from customers within the telecommunications industry, we are vulnerable to the cyclical nature of the telecommunications industry and the capital expenditures of these customers. The wireless telecommunications market, in which many of our existing and potential customers compete, is particularly cyclical in nature and vulnerable to downturns in the overall telecommunications industry. During an economic downturn, our customers may not have the ability or desire to continue to fund capital expenditures for infrastructure, may determine to outsource less work or may have difficulty in obtaining financing. Any of these factors could result in the delay, reduction or cancellation of projects, which could result in decreased demand for our services and could materially adversely affect our business, financial condition or results of operations.

Our profitability and liquidity could decline if our customers reduce spending, are unable to pay for our services or fail to implement new technology.

Stagnant or declining economic conditions have adversely impacted the demand for our services and resulted in the delay, reduction or cancellation of projects and may continue to adversely affect us in the future. In addition, a reduction in cash flows or the lack of availability of debt or equity financing for our customers may result in a reduction in our customers’ spending for our services and may also impact the ability of our customers to pay amounts owed to us. Network services providers, including certain of our customers, may not continue to upgrade their wireless networks as technology advances or maintain and expand their network capacities and coverage. The occurrence of any of these events could have a material adverse effect on our business, financial condition or results of operations and our ability to grow.

Our industries are highly competitive, which may reduce our market share and harm our business, financial condition or results of operations.

Our industries are highly fragmented, and we compete with other companies in most of the markets in which we operate, ranging from small independent firms servicing local markets to larger firms servicing regional and national markets. There are relatively few barriers to entry into certain of the markets in which we operate, and, as a result, any organization that has adequate financial resources and access to technical expertise and skilled personnel may become one of our competitors.

Most of our customers’ work is awarded through a bid process. Consequently, price is often a significant factor in determining which service provider is selected, especially on smaller, less complex projects. Smaller competitors are sometimes able to win bids for these projects based on price alone due to their lower costs and financial return requirements. If we are unsuccessful in bidding on these projects, or if our ability to win such projects requires that we accept lesser margins, our business, financial condition or results of operations could be materially and adversely affected.

We also face competition from existing or prospective customers that employ in-house personnel to perform some of the same types of services we provide. For example, OEMs are increasingly bundling their equipment and software with ongoing services to provide complete managed services to their service provider customers. Our success depends upon the continued trend by our customers to outsource their network design, construction and project management needs. If this trend does not continue or is reversed and communication service providers and network equipment vendors elect to perform more of these tasks themselves, our business, financial condition or results of operations may be adversely affected due to the decline in the demand for our services.

Our business growth depends in part upon demand for wireless data services on wireless networks and related infrastructure build outs and demand for broadband and expanded satellite television services and the overall appeal of DIRECTV’s products and services.

We expect that an important component of our revenue growth will be sales to telecommunications service providers as they build out their network infrastructure and accommodate increased demand for wireless data services. The demand for wireless data services may decrease or may grow more slowly than expected. Any such decrease in the demand or slowing rate of growth could have a material adverse effect on our business. In addition, if the evolution to next generation technology, including small cell and DAS, does not materialize for any reason, such as lack of cost-effectiveness, then this may have an adverse impact on our business growth and revenues. Delays in the introduction of new wireless networks, the failure of these services to gain widespread acceptance or the ineffective marketing of these services may reduce the demand for our services, which could have a material adverse effect on our business, financial condition or results of operations.

We also anticipate that future revenue in the Field Services business will be dependent upon public acceptance of broadband and expanded satellite television services and the overall appeal of DIRECTV’s products and services to consumers. Acceptance of these services is partially dependent on the infrastructure of the internet and satellite television, which is beyond our control. In addition, newer technologies, such as video-on-demand and delivery of programming content over the internet, are being developed, which could have a material adverse effect on our competitiveness in the marketplace if it is unable to adopt or deploy such technologies. A decline in the popularity of existing products and services or the failure of new products and services to achieve and sustain market acceptance could result in reduced overall revenues, which could have a material adverse effect on our business, financial condition and results of operations. Consumer preferences with respect to entertainment are continuously changing, are difficult to predict and can vary over time. DIRECTV’s current products and services may not continue to be popular for any significant period of time, and any new products and services may not achieve commercial acceptance. Changes in consumer preferences may reduce the demand for our services, which could have a material adverse effect on our business, financial condition or results of operations.

Our customers are highly regulated, and the addition of new laws or regulations or changes to existing laws, regulations or technology may adversely impact demand for our services and the profitability of those services.

We derive, and anticipate that we will continue to derive, the vast majority of our revenue from customers in the telecommunications and subscription television industries. Our telecommunications and subscription television customers are subject to legislation enacted by Congress, and regulated by various federal, state and local agencies, including the FCC, and state public utility commissions, and are subject to rapid changes in governmental regulation and technology. These bodies might modify or interpret the application of their laws or regulations in a manner that is different than the way such regulations are currently applied or interpreted and may impose additional laws or regulations. If existing, modified or new laws or regulations have an adverse effect on our customers and adversely impact the profitability of the services they provide, demand for our services may be reduced. Changes in technology may also reduce the demand for the services we provide. The research and development of new and innovative technologically advanced products, including upgrades to current products and new generations of technologies, is a complex and uncertain process requiring high levels of innovation and investment, as well as accurate anticipation of technology and market trends. Our failure to rapidly adopt and master new technologies as they are developed in our industries could have a material adverse effect on our business, financial condition or results of operations.

Mergers, consolidations or other strategic transactions in the wireless communications industry could weaken our competitive position, reduce the number of our customers and adversely affect our business.

The wireless communications industry may continue to experience consolidation and an increased formation of alliances among carriers and between carriers and other entities. Should one of our customers or a competitor, merge, consolidate, partner or enter into a strategic alliance with another carrier, OEM or competitor, this could have a material adverse impact on our business. Such a merger, consolidation, partnership or alliance may cause us to lose a wireless carrier or OEM customer or require us to reduce prices as a result of enhanced customer leverage or changes in the competitive landscape, which would have a negative effect on our business, revenues and profitability. We may not be able to expand our base of customers to offset revenue declines if we lose a material customer. These events could reduce our revenue and adversely affect our operating results.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the registration rights agreement, we and the guarantors agreed to use commercially reasonable efforts to file a registration statement with respect to an offer to exchange the outstanding notes for exchange notes registered under the Securities Act within 90 days after August 30, 2013, the date we issued the outstanding notes in exchange for the Stage I Notes, and to use commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 180 days after August 30, 2013. We and the guarantors have also agreed to use commercially reasonable efforts to file under the Securities Act a shelf registration statement for the resale of the outstanding notes and guarantees if the exchange offer is not available or cannot be effected within 210 days after August 30, 2013.

Because the exchange offer registration statement or the shelf registration statement was not filed on or prior to November 29, 2013, additional interest on the outstanding notes accrued at a rate of 0.25% per annum after such date until we filed the exchange offer registration statement on December 30, 2013. Because the exchange offer registration statement or the shelf registration statement was not declared effective on or prior to February 26, 2014, additional interest began to accrue on the outstanding notes at the rate of 0.25% per annum for the first 90-day period thereafter, and will increase at a rate of 0.25% per annum at the beginning of each subsequent 90-day period thereafter until such registration obligations are fulfilled. If the exchange offer is not completed on or before 30 business days after the effective date of the registration statement, additional interest on the outstanding notes will accrue at a rate of 0.25% per annum on the 31st business day after the effective date of the registration statement, increasing at a rate of 0.25% per annum at the beginning of each subsequent 90-day period thereafter until the exchange offer obligations are fulfilled. The maximum additional interest on the outstanding notes may not exceed at any one time an aggregate of 1.00% per annum.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the holder is acquiring the exchange notes in its ordinary course of business;

•

at the time of the commencement and consummation of the exchange offer, the holder has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	the holder is not an “affiliate” of ours or any guarantor within the meaning of Rule 405 of the Securities Act;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•

if such holder is a broker-dealer that acquired the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of the Exchange Notes

Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate” of ours or any guarantor within the meaning of Rule 405 under the Securities Act;

•	is a broker-dealer that purchased outstanding notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement or understanding with any person to engage in a distribution of the exchange notes;

•	is engaged in, or intends to engage in, a distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who is an affiliate of ours or any guarantor, is engaging in, or intends to engage in, or has any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or is not acquiring the exchange notes in the ordinary course of its business cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering a prospectus in connection with any resale of such exchange notes). See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2014, or such date and time to which we extend the exchange offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer.

Outstanding notes may be tendered only in a denomination equal to $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus, $100.0 million in aggregate principal amount of outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes that are entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, or the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted outstanding notes will be returned to the tendering holder of those outstanding notes as soon as reasonably practicable after the expiration or termination of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses” and “—Transfer Taxes.”

Expiration Date; Extensions; Amendments

The expiration date shall be 5:00 p.m., New York City time, on                     , 2014, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•

to delay accepting any validly tendered outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

In the event of a material change in the offer, including the waiver of a material condition, the Company will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”; or

•	comply with DTC’s ATOP procedures described below.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal prior to the expiration date;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received the letter of transmittal and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal, and that we may enforce the letter of transmittal against such participant.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. We recommend that instead of delivery by mail, holders use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or separate written instructions of transfer or exchange, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder:

•	is not an “affiliate” of ours or any guarantor as defined under Rule 405 of the Securities Act;

•	is obtaining them in the ordinary course of its business; and

•

at the time of the commencement of the exchange offer neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder is engaged in, intends to engage in or has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer.

If any holder or any other person receiving exchange notes from such holder is an “affiliate” of ours or any guarantor as defined under Rule 405 of the Securities Act, is not acquiring the exchange notes in the ordinary course of business, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date on which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message;

•	and all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the nonexchanged notes will be credited to an account maintained with DTC.

We will return the outstanding notes or have them credited to DTC, promptly after the expiration or termination of the exchange offer.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a book-entry confirmation prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier), mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the names in which such outstanding notes are registered, if applicable, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

If not yet accepted, you may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offer. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	be received by the exchange agent before we notify the exchange agent that we have accepted the tender of outstanding notes pursuant to the exchange offer;

•

specify the name of the person who tendered the outstanding notes to be withdrawn and where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder;

•

identify the outstanding notes to be withdrawn (including the principal amount of such outstanding notes, or, if applicable, the certificate numbers shown on the particular certificates evidencing such outstanding notes and the principal amount of outstanding notes represented by such certificates);

•	include a statement that such holder is withdrawing its election to have such outstanding notes exchanged; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantee).

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account at the book-entry transfer facility specified by the holder. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. The Company anticipates that it would only delay acceptance of outstanding notes tendered in the offer due to an extension of the expiration date of the offer. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes. After completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th St. & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building -12th Floor 608 Second Avenue South Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only): (612) 667-6282

For Information of Confirmation by Telephone: (800) 344-5128

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes. The expenses of the exchange offer will be amortized over the terms of the exchange notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register or issue exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes. If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. Notwithstanding the foregoing, holders of the outstanding notes shall pay transfer taxes, if any, attributable to the sale of such outstanding notes or exchange notes. If a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes to us or our order pursuant to the exchange offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,							Three Months Ended March 31, 2014
	2010		2011	2012		2013
Ratio of earnings to fixed charges (1)	—	(2)	2.19x	—	(3)	—	(4)	—	(5)

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). “Fixed charges” includes interest expense (including capitalized interest), amortization of issuance expense and the portion of rent expense that management believes is representative of the interest component of rental expense, which is currently one-third.
(2)	For the year ended December 31, 2010, earnings were insufficient to cover fixed charges by $18.0 million.
(3)	For the year ended December 31, 2012, earnings were insufficient to cover fixed charges by $9.3 million.
(4)	For the year ended December 31, 2013, earnings were insufficient to cover fixed charges by $35.7 million.
(5)	For the three months ended March 31, 2014, earnings were insufficient to cover fixed charges by $10.3 million.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of the notes. We are making this exchange offering solely to satisfy our obligations under the registration rights agreement. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined statement of operations is based on the historical financial statements of Goodman Networks and Multiband, combined and adjusted to give effect to the merger with Multiband, or the Merger. A pro forma balance sheet has not been included as the Merger with Multiband closed on August 30, 2013 and is fully reflected in our consolidated balance sheet as of March 31, 2014.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes that the Merger took place on January 1, 2013. Goodman Networks’ audited consolidated statement of operations for the fiscal year ended December 31, 2013 has been combined with Multiband’s unaudited consolidated statement of operations for the period from January 1, 2013 to August 30, 2013, the closing date of the Merger. Multiband’s results of operations for the period from August 31, 2013 to December 31, 2013 are included in our consolidated statement of operations for the year ended December 31, 2013. A pro forma statement of operations for the three months ended March 31, 2014 has not been included as the Merger is fully reflected in our consolidated statement of operations for the three months ended March 31, 2014.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined statement of operations to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined statement of operations. In addition, the unaudited pro forma combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of Goodman Networks and Multiband for the applicable periods, which are included elsewhere in this prospectus:

•	Separate historical financial statements of Goodman Networks for the year ended December 31, 2013 and the related notes;

•	Separate historical financial statements of Multiband as of and for the six months ended June 30, 2013 and the related notes (the latest interim period that preceded the Merger).

The unaudited pro forma combined financial information is presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined results of operations actually would have been had the Merger been completed as of the date indicated. In addition, the unaudited pro forma combined financial information does not purport to project the combined financial position or operating results for any future period. The unaudited pro forma combined statement of operations does not include the realization of potential cost savings from operating efficiencies or restructuring costs which may result from the Merger.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP. Goodman Networks is the acquirer for accounting purposes.

Goodman Networks has not had sufficient time to completely evaluate the identifiable assets and liabilities of Multiband. Accordingly, the pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting could be material.

GOODMAN NETWORKS INCORPORATED

Unaudited Pro Forma Combined Statement of Operations

For The Year Ended December 31, 2013

(Dollars in thousands)

	Goodman Networks Incorporated, as reported	Multiband Corporation (1)	Pro Forma Adjustments		Combined
Revenues	$931,745	$203,531	$—		$1,135,276

Cost of revenues	806,109	148,638	9,156	A	963,903

Gross profit	125,636	54,893	(9,156)		171,373
Selling, general and administrative expenses (2)	121,106	49,201	(8,802)	A,B	161,505

Operating income	4,530	5,692	(354)		9,868
Other expense					—
Interest expense	40,287	1,761	4,578	C	46,626
Interest income	—	(11)	—		(11)
Write-off of deferred financing costs	—	2,342	(2,342)	D	—
Other income	(25)	(39)	—		(64)

Income (loss) before income taxes	(35,732)	1,639	(2,590)		(36,683)
Income tax expense (benefit)	7,506	2,112	(906)	E	8,712

Net loss from continuing operations	$(43,238)	$(473)	$(1,684)		$(45,395)

(1)	Reflects the results of operations for Multiband Corporation for the period from January 1, 2013 to August 30, 2013, the closing date of the Merger.
(2)	Includes depreciation and amortization expenses.

1. Description of Transaction

On May 21, 2013, Goodman Networks, MergerSub, and Multiband entered into a definitive agreement for Multiband to merge with and into MergerSub, with Multiband surviving the Merger (the “Merger”). On August 30, 2013, Multiband became a wholly owned subsidiary of Goodman Networks. As part of the Merger, Goodman Networks acquired the outstanding shares of Multiband common stock at $3.25 per share in cash and repaid Multiband’s indebtedness of $22.6 million, which was the amount outstanding under Multiband’s credit agreement that Goodman Networks agreed to repay pursuant to the merger agreement with Multiband.

To fund the Merger, Goodman Networks offered $100 million aggregate principal amount of its Stage I Notes 12.125% Senior Secured Notes due 2018 (“Stage I Notes”) with a premium of $5 million. Substantially concurrently with the consummation of the Merger, Goodman Networks redeemed all of the Stage I Notes by issuing in exchange for the Stage I Notes its 12.125% Senior Secured Notes due 2018 (the “Stage II Notes” and together with the Stage I Notes, the “Notes”) equal to the aggregate principal amount of the Stage I Notes (the “Stage II Notes Exchange Redemption”). The Stage II Notes so issued constituted an additional issuance of Goodman Networks’ 12.125% Senior Secured Notes due 2018 (the “Existing Notes” and, together with the Stage II Notes, the “Goodman Notes”) pursuant to that certain indenture, dated as of June 23, 2011, as supplemented and amended (the “Existing Goodman Networks Indenture”) between Goodman Networks and Wells Fargo Bank, National Association, as trustee, under which Goodman Networks previously issued $225.0 million in aggregate principal amount of Existing Notes. Following the closing of the Merger, Multiband and its subsidiaries became restricted subsidiaries and guarantors under the Existing Goodman Networks Indenture and the Credit Facility.

2. Basis of Presentation

The unaudited pro forma combined financial information is based on the historical financial statements of Goodman Networks and Multiband and prepared and presented pursuant to the regulations of the Securities and Exchange Commission regarding pro forma financial information. The pro forma adjustments include the application of the acquisition method under Accounting Standards Codification (ASC) Topic 805, Business Combinations with respect to the Merger.

ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which was August 30, 2013, the closing date of the Merger. Accordingly, the pro forma adjustments reflected in the accompanying combined pro forma financial statements may be materially different from the actual acquisition accounting adjustments required as of the acquisition date.

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

There were no transactions between Goodman Networks and Multiband during the periods presented in the unaudited pro forma combined financial statements that would need to be eliminated.

3. Accounting Policies

Upon completion of the Merger, Goodman Networks performed a detailed review of Multiband’s accounting policies. As a result of that review, Goodman Networks identified a difference between the accounting policies of the two companies related to the income statement classification of certain workers compensation, health benefit and other expenses. These expenses have been reclassified from selling, general and administrative expenses to cost of revenues in the accompanying unaudited pro forma combined statement of operations. This adjustment has been identified as adjustment (A) in the accompanying unaudited pro forma combined statement of operations and in the notes below. Goodman Networks is not aware of any additional accounting policy differences that would have a material impact on the combined financial statements and the unaudited pro forma combined statement of operations.

4. Adjustments to Unaudited Pro Forma Combined Financial Statements

(A)	Reflects the reclassification of certain workers compensation and health benefit expenses from selling, general and administrative expenses to cost of revenues to conform Multiband’s accounting policy for these expenses to the accounting policy adopted by Goodman Networks.

(B)	Reflects the following adjustment to depreciation and amortization (in thousands):

Year Ended December 31, 2013
Elimination of amortization and impairment of Multiband’s intangible assets	$(2,491)
Amortization of intangible assets acquired in connection with the Merger	2,845

$354

(C)	Reflects the following adjustments to interest expense (in thousands):

Year Ended December 31, 2013
Amortization of premium and issuance costs of debt issued with the Merger	$600
Elimination of amortization of Multiband’s historical debt discount and issuance costs	(945)
Estimated interest expense from debt issued in connection with the Merger (See below)	6,063
Elimination of Multiband’s interest expense from debt retired in connection with the Merger	(1,140)

$4,578

(D)	Reflects the elimination of the write-off of Multiband’s deferred financing costs related to debt repaid in connection with the Merger during the period from January 1, 2013 to August 30, 2013.

(E)	Reflects the income tax effects of pro forma adjustments based on Goodman Networks’ statutory rate of 35%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain selected historical consolidated financial and operating data for our business as of and for the years ended December 31, 2011, 2012, and 2013, which has been derived from, and should be read together with, our audited historical consolidated financial statements and related notes included elsewhere in this prospectus, and as of and for the year ended December 31, 2010, which has been derived from and should be read together with, our audited historical consolidated financial statements not included in this prospectus. The selected historical consolidated financial data set forth below as of and for each of the three months ended March 31, 2013 and 2014, has been derived from, and should be read together with, our unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

On February 28, 2013, we completed the CSG acquisition. Accordingly, the operations and assets acquired in the CSG acquisition are included in our historical results of operations beginning March 1, 2013 and reflected in our historical balance sheet as of June 30, 2013. We completed the merger with Multiband on August 30, 2013. The operations and assets of Multiband are therefore included in our historical results of operations beginning August 31, 2013 and reflected in our historical balance sheet as of September 30, 2013.

You should read the following selected historical financial and operating data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and other financial information included elsewhere in this prospectus. Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

	Year Ended December 31,				Three Months Ended March 31, (Unaudited)
	2010	2011	2012	2013	2013	2014
	(Dollars in thousands)
Statement of Operations Data (1):
Revenues	$320,388	$729,002	$609,227	$931,745	$151,200	$256,591
Cost of revenues	279,767	610,784	499,288	806,109	125,961	223,204

Gross profit	40,621	118,218	109,939	125,636	25,239	33,387
Selling, general and administrative expenses	53,656	67,450	87,216	121,106	24,854	32,070
Other operating income (expense)	749	(4,000)	—	—	—	—

Operating income	(12,286)	46,768	22,723	4,530	385	1,317
Interest expense	5,718	20,548	31,998	40,287	7,911	11,687
Other income	—	—	—	(25)	—	(31)

Income (loss) before income tax expense	(18,004)	26,220	(9,275)	(35,732)	(7,526)	(10,339)
Income tax expense (benefit)	(6,897)	10,309	(4,176)	7,506	(2,724)	(51)

Net income (loss) from continuing operations	$(11,107)	$15,911	$(5,099)	$(43,238)	$(4,802)	$(10,288)

Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$100,637	$120,991	$59,439	$60,377	$33,773
Total assets	213,944	301,826	324,159	508,390	318,406	457,964
Long-term debt (net of current portion)	17,933	221,401	221,953	330,346	222,088	330,643
Total shareholders’ deficit	(37,111)	(95,241)	(92,323)	(135,324)	(100,088)	(144,577)

(1)	During the three months ended March 31, 2013, transitional services ceased on an expired contract with AT&T in the Pacific Northwest region. Accordingly, the results of operations for the Pacific Northwest region are presented as discontinued operations for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our consolidated operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems, or DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users.

We operate from a broad footprint, having provided services during 2013 in all 50 states. As of April 30, 2014, we employed over 5,200 persons, including approximately 2,600 technicians and 500 engineers, and operated 63 regional offices and warehouses. During the year ended December 31, 2013, we completed over 65,000 telecommunications projects and fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders. We have established strong, long-standing relationships with Tier-1 wireless carriers and original telecommunications equipment manufacturers, or OEMs, including AT&T Mobility, LLC, or AT&T, Alcatel-Lucent USA Inc., or Alcatel-Lucent, Sprint/United Management Company, or Sprint as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as Nokia Solutions and Networks B.V., or NSN, T-Mobile International AG, or T-Mobile, and Verizon. We generated nearly all of our revenues over the past several years under master service agreements, or MSAs, that establish a framework, including pricing and other terms, for providing ongoing services. We believe our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals and government agencies.

Significant Transactions

Merger with Multiband Corporation

On May 21, 2013, Goodman Networks entered into an Agreement and Plan of Merger, or the Merger Agreement, with Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman Networks, or MergerSub, and Multiband Corporation, or Multiband, pursuant to which, on August 30, 2013, Multiband merged with and into MergerSub, with Multiband surviving the merger, or the Merger. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the Merger, Multiband became a wholly owned subsidiary of Goodman Networks, and Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture, or the Indenture, governing the Company’s 12.125% senior secured notes due 2018, or the notes, and the Company’s amended and restated senior secured revolving credit facility, or the Credit Facility. To fund the Merger the Company, through its wholly owned subsidiary, sold an additional $100 million of senior secured notes due 2018, or the outstanding notes, under terms substantially identical to the terms of the $225 million in aggregate principal amount of notes issued in June 2011, or the original notes. The Company paid the remainder of the merger consideration from cash on hand.

Disposition of the MDU Assets

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, LLC, or DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration, and extended the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Acquisition of Design Build Technologies

On August 8, 2013, we acquired the assets of Design Build Technologies, LLC, or DBT, one of our former subcontractors in the southeast region of the United States, for $1.3 million in cash together with earn-out payments of up to an aggregate of $0.9 million over a period of 18 months. We received certain assets, tower crews, and non-compete agreements from the owner of DBT, who became an employee of our Company upon the close of the transaction.

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, we completed the acquisition of the Custom Solutions Group of Cellular Specialties, Inc., or CSG, which provides indoor and outdoor wireless distributed antenna system, or DAS, and carrier Wi-Fi solutions, services, consultations and maintenance. The purchase price consisted of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. We believe the acquisition will help better serve our customers’ evolving needs by addressing the increasingly used small cell and DAS offload solutions.

Operating Segments

Prior to the merger with Multiband, we operated our business in two segments: Professional Services and Infrastructure Services.

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of CSG was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as long-term evolution, or 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our fiber backhaul services, or Fiber to the Cell services, connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

We expect continued growth in the Infrastructure Services segment, but we expect the rate of growth to moderate in 2014.

We began operating the following additional segments in connection with the closing of the merger with Multiband:

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Other Services. The Other Services segment included our Engineering, Energy & Construction, or EE&C, line of business and, until we disposed of the MDU Assets to DIRECTV MDU on December 31, 2013, included the Multi-Dwelling Unit, or MDU, line of business. See “Significant Transactions—Disposition of the MDU Assets” above for a description of the disposition of certain assets related to the MDU services.

Engineering, Energy & Construction Services. Our EE&C services include the provision of engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services which are usually done on a project basis.

Multi-Dwelling Unit Services. Our MDU services included the provision of voice, data and video services to residents of MDU facilities as an owner/operator of the rights under the related subscription agreements with those residents. From 2004 until 2013, Multiband operated under a Master System Operator agreement for DIRECTV, through which DIRECTV offered satellite television services to residents of MDUs. On December 31, 2013 we sold the MDU Assets, from which we provided the MDU services, to an affiliate of DIRECTV for $12.5 million and the assumption of certain liabilities. In addition, in the first quarter of 2014, we integrated the

EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result there is no longer an Other Services segment. We have not restated the corresponding items of segment information for the year ended December 31, 2013 because the employees that previously comprised the EE&C line of business are now serving customers within the Infrastructure Services segment and the remaining operations of the Other Services segment that were realigned to the Infrastructure Services, Professional Services or Field Services segments are not material to those segments individually.

Customers

For the year ended December 31, 2013, we provided services to customers across 50 states. Following our acquisition of Multiband, we began providing services to DIRECTV. The vast majority of our revenues were related to our MSAs with a subsidiary of AT&T Inc. and Alcatel-Lucent. For the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2014, subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV combined to provide 99.1%, 96.3%, 87.3% and 87.0% of our revenues, respectively. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the Federal Communications Commission, or the FCC, and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc.

AT&T

We provide site acquisition, construction, technology upgrades, Fiber to the Cell and maintenance services for AT&T Mobility, LLC, or AT&T, at cell sites in 9 of 31 distinct AT&T markets, or Turf Markets, as the sole, primary or secondary vendor, pursuant to a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. We refer to our MSAs with AT&T related to its turf program collectively as the “Mobility Turf Contract.” We have generated an aggregate of approximately $2.56 billion of revenue from subsidiaries of AT&T Inc. collectively for the period from January 1, 2009 through March 31, 2014.

Our Mobility Turf Contract provides for a term expiring on November 30, 2015, and AT&T has the option to renew the contract on a yearly basis thereafter. In connection therewith, AT&T reassigned certain of its Turf Markets, including the assignment to us of two additional Turf Markets, Missouri/Kansas and San Diego, and the assignment of the Pacific Northwest region, which was previously assigned to us, to another company effective December 31, 2011. Although our contract for the Pacific Northwest region expired on December 31, 2011, we continued to provide transitional services to AT&T in the Pacific Northwest region throughout 2012, and thereby concluded that we did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased, and accordingly, we have presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented. The results of operations of the Pacific Northwest now reported as a discontinued operation were previously included within our Infrastructure Services segment.

We provide other services to AT&T in addition to those provided under the Mobility Turf Contract. Those services include the deployment of indoor small cell systems, DAS systems and microwave transmission facilities and central office services. We recently entered into a DAS Installation Services Agreement and Subordinate Material and Services Agreement with a subsidiary of AT&T Inc. to provide these services. We continually seek to expand our service offerings to AT&T.

DIRECTV

With the acquisition of Multiband, DIRECTV became our second largest customer. The relationship between Multiband and DIRECTV has lasted for over 17 years and is essential to the success of our Field Services segment’s operations. We are one of three in-home installation providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, Multiband performed 27.6% of all DIRECTV’s outsourced installation, upgrade and maintenance activities. Our contract with DIRECTV has a term expiring on December 31, 2017, and contains an automatic one-year renewal. Until December 31, 2013, we also provided customer support and billing services to certain of DIRECTV’s customers through our Other Services segment pursuant to a separate arrangement.

Alcatel-Lucent

In November 2009, we entered into a five-year MSA with Alcatel-Lucent, or the Alcatel-Lucent Contract. Pursuant to the Alcatel-Lucent Contract, 461 of Alcatel-Lucent’s domestic engineering and integration specialists became employees of Goodman Networks. The Alcatel-Lucent Contract grants us the right to perform, subject to certain conditions, certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States. The outsourcing agreement expires on December 31, 2014, and renews on an annual basis thereafter for up to two additional one-year terms unless notice of non-renewal is first provided by either party. Under the terms of the Alcatel-Lucent Contract, Alcatel-Lucent is required to purchase a minimum level of services from us, which amount corresponds to the number of employees we are required to commit to Alcatel-Lucent’s projects under the Alcatel-Lucent Contract, and is subject to decline at a predetermined rate that accelerates in the event of attrition of certain of our employees that were formerly employed by Alcatel-Lucent. Although these contractual minimum levels of work decline over time, the amount of work we have performed for Alcatel-Lucent has consistently exceeded these contractual minimum levels.

During 2014, we anticipate that our revenues under the Alcatel-Lucent Contract will continue to decrease compared to the amount that we have historically realized thereunder, correlative with the decline in contractual minimum levels of services described above. In addition, Alcatel-Lucent may elect not to renew the Alcatel-Lucent Contract, which may cause Alcatel-Lucent to ramp down the services that we currently provide to it prior to the December 31, 2014 expiration date. We are currently in negotiations with Alcatel-Lucent to secure additional work; however, if we are unable to come to terms with Alcatel-Lucent regarding such additional work and Alcatel-Lucent decides not to extend the term of the Alcatel-Lucent Contract beyond the expiration date, Alcatel-Lucent may no longer remain a material customer.

Sprint

In May 2012 we entered into an MSA with Sprint to provide decommissioning services for Sprint’s iDEN (push-to-talk) network. We are removing equipment from Sprint’s network that is no longer in use and restoring sites to their original condition. For the years ended December 31, 2012 and 2013 and for the three months ended March 31, 2014, we recognized $11.9 million, $34.0 million and $15.4 million of revenue, respectively, related to the services we provide for Sprint.

Enterprise Customers

We provide services to enterprise customers through our Professional Services segment. These service offerings consist of the design, installation and maintenance of DAS systems to customers such as Fortune 500 companies, hotels, hospitals, college campuses, airports and sports stadiums.

Key Components of Operating Results

The following is a discussion of key line items included in our financial statements for the periods presented below under the heading “Results of Operations.” We utilize revenues, gross profit, net income and earnings before interest, income taxes, depreciation and amortization, or EBITDA, as significant performance indicators.

Estimated Backlog

We refer to the amount of revenue we expect to recognize over the next 18 months from future work on uncompleted contracts, including MSAs and work we expect to be assigned to us under MSAs, and based on historical levels of work under such MSAs and new contractual agreements on which work has not begun, as our “estimated backlog.” We determine the amount of estimated backlog for work under MSAs based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers. Our 18-month estimated backlog as of March 31, 2013 was $1.3 billion, and our 18-month estimated backlog as of March 31, 2014 was $1.8 billion, including $0.4 billion of estimated backlog from DIRECTV as of March 31, 2014. We expect to recognize approximately $0.9 billion of our estimated backlog as of March 31, 2014 in the nine months ended December 31, 2014. The vast majority of estimated backlog as of March 31, 2014 has originated from multi-year customer relationships, primarily with AT&T, DIRECTV and Alcatel-Lucent.

Because we use the completed contract method of accounting for revenues and expenses from our long-term construction contracts, our estimated backlog includes revenue related to projects that we have begun but not completed performance. Therefore, our estimated backlog contains amounts related to work that we have already performed but not completed.

While our estimated backlog includes amounts under MSA and other service agreements, our customers are generally not contractually committed to purchase a minimum amount of services under these agreements, most of which can be cancelled on short or no advance notice. Therefore, our estimates concerning customers’ requirements may not be accurate. The timing of revenues for construction and installation projects included in our estimated backlog can be subject to change as a result of customer delays, regulatory requirements and other project related factors that may delay completion. Changes in timing could cause estimated revenues to be realized in periods later than originally expected or unrealized. Consequently, our estimated backlog as of any date is not a reliable indicator of our future revenues and earnings. See “Risk Factors—Risks Related to Our Business—Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.”

Revenues

Our revenues are generated primarily from projects performed under MSAs including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Our MSAs generally contain customer-specified service requirements, such as discrete pricing for individual tasks as well as various other terms depending on the nature of the services provided, and typically provide for termination upon short or no advance notice.

Our revenues fluctuate as a result of the timing of the completion of our projects and changes in the capital expenditure and maintenance budgets of our customers, which may be affected by overall economic conditions, consumer demands on telecommunications and satellite television providers, the introduction of new technologies, the physical maintenance needs of our customers’ infrastructure and the actions of the government, including the FCC and state agencies. A significant portion of our revenues and costs in our Infrastructure Services segment are recognized during the fourth quarter of each year as we complete the most contracts in that segment during such time. See “—Seasonality,” herein.

Our Professional Services segment revenues are derived from wireless and wireline services through engineers who specialize in network architecture, transformation, reliability and performance. Until our acquisition of CSG in February 2013, the vast majority of our revenues for the Professional Services segment were attributable to work performed pursuant to the Alcatel-Lucent Contract. The acquisition of the assets of CSG expanded our revenues from enterprise, small cell and DAS customers.

Our Infrastructure Services segment revenues are derived from project management, site acquisition, architecture and engineering, construction management, equipment installation and drive-testing verification services. The vast majority of the revenues we earn in our Infrastructure Services segment are from subsidiaries of AT&T Inc. and are primarily comprised of work performed under the Mobility Turf Contract. Substantially all of our revenues are earned under fixed-unit price contracts. We have historically had success in certain circumstances seeking price adjustments from customers to avoid losses on projects undertaken pursuant to these contracts.

Our Field Services segment revenues are derived from the installation and service of DIRECTV video programming systems for residents of single family homes through work order fulfillment under a contract with DIRECTV.

The following table presents our gross deferred revenue and deferred cost balances as of December 31, 2012 and 2013 and March 31, 2013 and 2014, which have been presented net on a project basis in the accompanying financial statements (in thousands):

	December 31, 2012	December 31, 2013	March 31, 2013	March 31, 2014
Deferred revenue (gross)	$(237,380)	$(197,854)	$(239,046)	$(175,477)
Deferred cost (gross)	222,608	251,421	246,976	275,949

Net deferred cost / (deferred revenue)	$(14,772)	$53,567	$7,930	$100,472

Costs in excess of billings on uncompleted projects	$33,487	$100,258	$67,999	$128,984
Billings in excess of costs on uncompleted projects	(48,259)	(46,691)	(60,069)	(28,512)

Net deferred cost / (deferred revenue)	$(14,772)	$53,567	$7,930	$100,472

Cost of Revenues

Our costs of revenues include the costs of providing services or completing the projects under our MSAs, including operations payroll and benefits, subcontractor costs, equipment rental, fuel, materials not provided by our customers and insurance. Profitability will be reduced or eliminated if actual costs to complete a project exceed original estimates on fixed-unit price projects under our MSAs. Estimated losses on projects under our MSAs are recognized immediately when estimated costs to complete a project exceed the expected revenue to be received for a project.

For our Professional Services segment, cost of revenues consists primarily of salaries and benefits paid to our employees. In addition to salaried employees, we hire a relatively small amount of temporary subcontractors to perform work within our Professional Services segment. An additional small percentage of cost of revenues includes materials and supplies.

For our Infrastructure Services segment, cost of revenues consists primarily of operating expenses such as salaries and related headcount expenses, subcontractor expenses and cost of materials used in the projects. The majority of these costs have historically consisted of payments made to subcontractors hired to perform work for us, typically on a fixed-unit price basis tied to completion of the given project. During periods of increased demand, subcontractors may charge more for their services. In addition, we typically bill our customers for raw materials used in the performance of services plus a certain percentage of our costs. Additional costs to us that are not included in this billing primarily include storage and shipping of materials.

For our Field Services segment, cost of revenues consists primarily of salaries for technicians, fleet expenses, the cost of installation materials used in the field projects and subcontractor expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of salaries and related headcount expenses, sales commissions and bonuses, professional fees, travel, facilities, communication expenses, depreciation and amortization and other corporate overhead. Corporate overhead costs include costs associated with corporate staff, corporate management, human resources, information technology, finance and other corporate support services.

Our selling, general and administrative expenses are not allocated to a reporting segment. We expect our selling, general and administrative expenses to increase as a result of additional expenses associated with being a public company, including increased personnel costs, legal costs, accounting costs, board compensation expense, investor relations costs, director and officer insurance premiums, share-based compensation and costs associated with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and other applicable regulations of the Securities and Exchange Commission, or the SEC.

Results of Operations

Three Months Ended March 31, 2014 Compared to Three Months Ended March 31, 2013

The following table sets forth information concerning our operating results by segment for the three months ended March 31, 2013 and 2014 (in thousands).

	Three Months Ended March 31,				Change ($)	Change (%)
	2013		2014
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue
Revenues:
Professional Services	$20,084	13.3%	$22,197	8.7%	$2,113	10.5%
Infrastructure Services	131,116	86.7%	174,626	68.1%	43,510	33.2%
Field Services	—	—	59,768	23.3%	59,768	n/a

Total revenues	151,200	100.0%	256,591	100.0%	105,391	69.7%
Cost of revenues:
Professional Services	16,989	11.2%	21,242	8.3%	4,253	25.0%
Infrastructure Services	108,972	72.1%	146,208	57.0%	37,236	34.2%
Field Services	—	—	55,754	21.7%	55,754	n/a

Total cost of revenues	125,961	83.3%	223,204	87.0%	97,243	77.2%
Gross profit:
Professional Services	3,095		955		(2,140)	(69.1)%
Infrastructure Services	22,144		28,418		6,274	28.3%
Field Services	—		4,014		4,014	n/a

Total gross profit	25,239		33,387		8,148	32.3%
Gross margin as percent of segment revenues:
Professional Services	15.4%		4.3%
Infrastructure Services	16.9%		16.3%
Field Services	—		6.7%

Total gross margin	16.7%		13.0%
Selling, general and administrative expenses	24,854	16.4%	32,070	12.5%	7,216	29.0%

Operating income	385	0.3%	1,317	0.5%	932	242.1%
Other income	—	—	(31)	(0.0)%	(31)	n/a
Interest expense	7,911	5.2%	11,687	4.6%	3,776	47.7%

Loss before income taxes	(7,526)	(5.0)%	(10,339)	(4.0)%	(2,813)	37.4%
Income tax benefit	(2,724)	(1.8)%	(51)	(0.0)%	2,673	(98.1)%

Net loss	$(4,802)	(3.2)%	$(10,288)	(4.0)%	$(5,486)	114.2%

Revenues

We recognized total revenues of $256.6 million for the three months ended March 31, 2014, compared to $151.2 million for the three months ended March 31, 2013, representing an increase of $105.4 million, or 69.7%. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure Services segment, was $156.9 million for the three months ended March 31, 2014, compared to $129.5 million in the same period of 2013. In addition to the Multiband revenues of $61.1 million which were not included in our results for the first quarter of 2013 and CSG revenues of $9.7 million which were only included in our results for the first quarter of 2013 beginning February 28, 2013, a significant amount of our revenue increase was due to increased volume of services provided to subsidiaries of AT&T Inc.

Revenues for the Professional Services segment increased $2.1 million, or 10.5%, to $22.2 million in the three months ended March 31, 2014 from $20.1 million in the same period of 2013. The acquisition of CSG contributed revenues of $9.7 million in the three months ended March 31, 2014 as compared to $5.2 million for the comparable period in 2013. Excluding the CSG revenues, our Professional Services revenues declined $2.4 million, or 16.1%. This decrease was primarily due to decreased volume of services provided to Alcatel-Lucent. Our aggregate revenue from Alcatel-Lucent for the three months ended March 31, 2014 was $10.8 million compared to $12.1 million in the same period of 2013. We expect our aggregate revenues from the Alcatel-Lucent Contract to continue to decline in future periods, correlative with the decline in contractual minimum levels of services described above.

Revenues for the Infrastructure Services segment increased by $43.5 million, or 33.2%, to $174.6 million for the three months ended March 31, 2014 from $131.1 million in the same period of 2013. The increase was primarily due to an increase in the scope and volume of services provided to AT&T under the Mobility Turf Contract. While we expect continued growth in our Infrastructure Services segment, it is unlikely that it will continue to grow at the rate it did in the three months ended March 31, 2014 when compared to the three months ended March 31, 2013.

The Field Services segment did not exist prior to the merger with Multiband. The Field Services segment contributed revenues of $59.8 million for the three months ended March 31, 2014.

Cost of Revenues

Our cost of revenues for the three months ended March 31, 2014, of $223.2 million increased $97.2 million, or 77.2%, as compared to $126.0 million for the three months ended March 31, 2013, and occurred during a period when revenues increased 69.7% from the comparative period. Cost of revenues represented 83.3% and 87.0% of total revenues for the three months ended March 31, 2013 and 2014, respectively.

Cost of revenues for the Professional Services segment increased $4.2 million to $21.2 million for the three months ended March 31, 2014 from $17.0 million for the same period of 2013. The operation of the assets acquired in the acquisition of CSG contributed cost of revenues of $8.6 million during the three months ended March 31, 2014 as compared to $4.1 million for the comparable period in 2013. Excluding CSG cost of revenues, our Professional Services cost of revenues declined $0.3 million, or 2.3%. This decrease was primarily related to a reduction of project workload under the Alcatel-Lucent Contract. Cost of revenues for the Professional Services segment increased 25.0% due to revenue mix changes, schedule changes from Alcatel-Lucent and also the operational integration costs of CSG. During this period, revenues for the Professional Services segment increased by 10.5% from the comparative period.

Cost of revenues for the Infrastructure Services segment increased $37.2 million to $146.2 million for the three months ended March 31, 2014 from $109.0 million for the same period of 2013 or 34.1%. This is primarily related to the 33.2% increase in revenue for the Infrastructure Services segment compared to same quarter prior year.

The Field Services segment did not exist prior to the merger with Multiband. Cost of revenues for the Field Services segment was of $55.8 million for the three months ended March 31, 2014.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended March 31, 2014 were $32.0 million as compared to $24.9 million for the same period of 2013, representing an overall increase of $7.2 million, or

29.0%. The increase during the period is primarily attributable to (i) $1.1 million of amortization expense related to intangible assets acquired in the CSG and Multiband acquisitions, (ii) an increase of $4.5 million in employee related costs primarily due to increased headcount of 59 employees (excluding Multiband employees) and (iii) $4.6 million of other selling, general and administrative charges related to Multiband that were not included in our results prior to the merger with Multiband, all of which was partially offset by a $4.1 million reduction in professional services primarily related to restatement related charges incurred in the first quarter of 2013 that did not recur in 2014.

Interest Expense

Interest expense for the three months ended March 31, 2014 and 2013, was $11.7 million and $7.9 million, respectively. This increase is primarily attributable to the issuance of the outstanding notes on June 13, 2013.

Income Tax Expense

As a result of the loss before taxes and a decrease in our effective tax rate, we recorded income tax benefit of $0.1 million for the three months ended March 31, 2014, compared to a benefit of $2.7 million for the same period of 2013. During the first quarter of 2014 we recorded a valuation allowance against net operating losses generated from our results of operations. Our effective income tax rate was 0.5% and 36.2% for the three months ended March 31, 2014 and 2013, respectively.

In the first quarter of 2014, we received a “no change” notice from the Internal Revenue Service related to the tax period ended 2011 audit of Multiband and therefore released $2.1 million of related reserves for uncertain tax positions. The release of these reserves was recorded as a reduction of net operating losses. The statute of limitations will expire for $2.3 million of our reserves for uncertain tax positions within the next nine months.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table sets forth information concerning our operating results by segment for the years ended December 31, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2012		2013
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue	Change ($)	Change (%)
Revenues:
Professional Services	$79,140	13.0%	$111,468	12.0%	$32,328	40.8%
Infrastructure Services	530,087	87.0%	715,518	76.8%	185,431	35.0%
Field Services	—	—	88,240	9.5%	88,240	n/a
Other Services	—	—	16,519	1.8%	16,519	n/a

Total revenues	609,227	100.0%	931,745	100.0%	322,518	52.9%
Cost of revenues:
Professional Services	65,200	10.7%	91,597	9.8%	26,397	40.5%
Infrastructure Services	434,088	71.3%	622,438	66.8%	188,350	43.4%
Field Services	—	—	77,899	8.4%	77,899	n/a
Other Services	—	—	14,175	1.5%	14,175	n/a

Total cost of revenues	499,288	82.0%	806,109	86.5%	306,821	61.5%
Gross profit:
Professional Services	13,940		19,871		5,931	42.5%
Infrastructure Services	95,999		93,080		(2,919)	(3.0)%
Field Services	—		10,341		10,341	n/a
Other Services	—		2,344		2,344	n/a

Total gross profit	109,939		125,636		15,697	14.3%
Gross margin as percent of segment revenues:
Professional Services	17.6%		17.8%
Infrastructure Services	18.1%		13.0%
Field Services	—		11.7%
Other Services	—		14.2%

Total gross margin	18.0%		13.5%
Selling, general and administrative expenses	87,216	14.3%	121,106	13.0%	33,890	38.9%

Operating income	22,723	3.7%	4,530	0.5%	(18,193)	(80.1)%
Other (income) loss	—	—	(25)	(0.0)%	(25)	n/a
Interest expense	31,998	5.3%	40,287	4.3%	8,289	25.9%

Loss before income taxes from continuing operations	(9,275)	(1.5)%	(35,732)	(3.8)%	(26,457)	(285.3)%
Income tax expense (benefit)	(4,176)	(0.7)%	7,506	0.8%	11,682	(279.7)%

Net loss from continuing operations	(5,099)	(0.8)%	(43,238)	(4.6)%	(38,139)	(748.0)%
Discontinued operations, net of income taxes	2,568	0.4%	—	—	(2,568)	(100.0)%

Net loss	$(2,531)	(0.4)%	$(43,238)	(4.6)%	$(40,707)	(1608.3)%

Revenues

We recognized total revenues of $931.7 million for the year ended December 31, 2013, compared to $609.2 million for the year ended December 31, 2012, representing an increase of $322.5 million, or 52.9%. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure

Services segment, was $662.8 million for the year ended December 31, 2013, compared to $532.1 million in the same period of 2012. In addition to the inclusion of revenue of $43.3 million generated by the operation of the assets acquired in the acquisition of CSG and revenue of $104.8 million generated by Multiband, which were not included in our results for the year ended December 31, 2012, a significant amount of our revenue increase was due to increased volume of services provided to subsidiaries of AT&T Inc. for projects that were completed during the period.

Revenues for the Professional Services segment increased $32.3 million, or 40.8%, to $111.5 million in the year ended December 31, 2013 from $79.1 million in the same period of 2012. The acquisition of CSG contributed revenues of $43.3 million during the year ended December 31, 2013, which are included in our Professional Services segment. Excluding the CSG revenues, which were not included in our results for the year ended December 31, 2012, our Professional Services revenues declined $10.9 million, or 13.8%. This decrease was primarily due to decreased volume of services provided to Alcatel-Lucent that are included within our Professional Services segment. Our aggregate revenue from Alcatel-Lucent for the year ended December 31, 2013 was $57.9 million compared to $55.0 million in the same period of 2012. We expect our aggregate revenues from the Alcatel-Lucent Contract to decline in future periods.

Revenues for the Infrastructure Services segment increased by $185.4 million, or 35.0%, to $715.5 million for the year ended December 31, 2013 from $530.1 million in the same period of 2012. The increase was primarily due to an increase in the scope and volume of services provided to AT&T under the Mobility Turf Contract for projects that completed during the period.

The Field Services segment did not exist prior to the merger with Multiband. The Field Services segment contributed revenues of $88.2 million for the four months ended December 31, 2013.

Cost of Revenues

Our cost of revenues for the year ended December 31, 2013, of $806.1 million increased $306.8 million, or 61.4%, as compared to $499.3 million for the year ended December 31, 2012, and occurred during a period when revenues increased 52.9% from the comparative period. Cost of revenues represented 82.0% and 86.5% of total revenues for the years ended December 31, 2012 and 2013, respectively.

Cost of revenues for the Professional Services segment increased $26.4 million to $91.6 million for the year ended December 31, 2013 from $65.2 million for the same period of 2012. The operation of the assets acquired in the acquisition of CSG contributed cost of revenues of $33.0 million during the year ended December 31, 2013, which are included in our Professional Services segment. Excluding CSG cost of revenues, which were not included in our results for the year ended December 31, 2012, our Professional Services cost of revenues declined $6.6 million, or 10.1%. This decrease was primarily related to a reduction of project workload under the Alcatel-Lucent Contract. Cost of revenues for the Professional Services segment increased 40.5% due to revenue mix changes, schedule changes from Alcatel-Lucent and also the operational integration costs of CSG. During this period, revenues for the Professional Services segment also increased by 40.8% from the comparative period.

Cost of revenues for the Infrastructure Services segment increased $188.4 million to $622.4 million for the year ended December 31, 2013 from $434.1 million for the same period of 2012. While the majority of the increase was related to the increase in the volume of work we completed in our Infrastructure Services segment, we incurred approximately $27 million in costs (3.8% of segment revenue) due to the following items that were not volume related: (i) tower crew shortages in all markets requiring significant cost increases to attract and maintain the necessary crew capacity (which included implementing exclusivity arrangements and incentives with key tower crew vendors); (ii) schedule accelerations and recoveries due to such crew shortages as well as weather related impact in the fourth quarter; (iii) integration and ramp up expenses for our internal self-perform capability, including for crews acquired in our DBT acquisition; and (iv) quality issues that we corrected in a few of our markets in 2013.

We have incurred additional costs related to these items for projects that are still in progress and have yet to be recognized on our income statement. We are working aggressively to mitigate the impact of these items through leadership changes and additions we have made in our Infrastructure Services segment, increased self-perform capabilities and proactive management of our leading tower crew vendors. We expect that these costs will cause continued pressure on our gross margins into 2014.

The Field Services segment did not exist prior to the merger with Multiband. The Field Services segment incurred cost of revenues of $77.9 million for the four months ended December 31, 2013.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2013 were $121.1 million as compared to $87.2 million for the same period of 2012, representing an overall increase of $33.9 million, or 38.9%. The increase during the period is attributable to (i) an increase of $8.5 million in employee related costs due to increased headcount of 108 employees (excluding Multiband employees) at December 31, 2013 as compared to December 31, 2012, (ii) $1.8 million of search fees and our transition services agreement with CSG, (iii) an increase of $3.8 million in professional fees related to merger and acquisition advisory fees, (iv) $5.2 million due to amortization expense related to intangible assets acquired in the CSG and Multiband acquisitions, (v) $1.4 million related to the acceleration of restricted stock and employee stock options held by Multiband employees at the date of the merger with Multiband and (vii) $10.3 million of other selling, general and administrative charges related to Multiband that were not included in our results prior to the merger with Multiband. Pursuant to the Indenture Amendments (as defined below), the merger and acquisition advisory fees of $4.2 million and amortization of intangible assets acquired from CSG and Multiband of $5.2 million and the equity acceleration charges of $1.4 million related to the merger with Multiband will be excluded from our calculation of Consolidated EBITDA per the Indenture.

Interest Expense

Interest expense for the years ended December 31, 2012 and 2013, was $32.0 million and $40.3 million, respectively. This increase is due to a $0.9 million increase in penalty interest associated with delays in registering the exchange offer for the original notes and increased interest incurred as a result of the issuance of the outstanding notes on June 13, 2013 of $6.7 million. We expect our interest expense to increase in future periods as a result of the tack-on notes added in June 2013.

Income Tax Expense

As a result of the loss before taxes and a valuation allowance recorded against our deferred tax assets, we recorded income tax expense of $7.5 million for the year ended December 31, 2013, compared to a benefit of $4.2 million for the same period of 2012. Our effective income tax rate was 45.0% and (21.0)% for the years ended December 31, 2012 and 2013, respectively. The reduction in the effective tax rate is due to the valuation allowance of $17.6 million, $2.4 million of acquisition costs related to the acquisition of Multiband which are not deductible for tax purposes, and the write-off of approximately $1.9 million of the income tax receivable that existed at December 31, 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table sets forth information concerning our operating results by segment for the years ended December 31, 2011 and 2012 (in thousands):

	Year Ended December 31,
	2011		2012
	Amount	Percentage of Total Revenue	Amount	Percentage of Total Revenue	Change ($)	Change (%)
Revenues:
Professional Services	$91,650	12.6%	$79,140	13.0%	$(12,510)	(13.6)%
Infrastructure Services	637,352	87.4%	530,087	87.0%	(107,265)	(16.8)%

Total revenues	729,002	100.0%	609,227	100.0%	(119,775)	(16.4)%
Cost of revenues:
Professional Services	78,369	10.8%	65,200	10.7%	(13,169)	(16.8)%
Infrastructure Services	532,415	73.0%	434,088	71.3%	(98,327)	(18.5)%

Total cost of revenues	610,784	83.8%	499,288	82.0%	(111,496)	(18.3)%
Gross profit:
Professional Services	13,281		13,940		659	5.0%
Infrastructure Services	104,937		95,999		(8,938)	(8.5)%

Total gross profit	118,218		109,939		(8,279)	(7.0)%
Gross margin as a percent of segment revenue:
Professional Services	14.5%		17.6%
Infrastructure Services	16.5%		18.1%

Total gross margin	16.2%		18.0%
Selling, general and administrative expenses	67,450	9.3%	87,216	14.3%	19,766	29.3%
Other operating income (loss)	(4,000)	(0.5)%	—	—	4,000	n/a

Operating income (loss)	46,768	6.4%	22,723	3.7%	(24,045)	(51.4)%
Interest expense	20,548	2.8%	31,998	5.3%	11,450	55.7%

Income (loss) before income taxes	26,220	3.6%	(9,275)	(1.5)%	(35,495)	(135.4)%
Income tax expense (benefit)	10,309	1.4%	(4,176)	(0.7)%	(14,485)	(140.5)%

Net income (loss) from continuing operations before income taxes	15,911	2.2%	(5,099)	(0.8)%	(21,010)	(132.1)%
Discontinued operations, net of income taxes	3,407	(0.5)%	2,568	0.4%	(839)	(24.6)%

Net income (loss)	$19,318	2.6%	$(2,531)	(0.4)%	$(21,849)	(113.1)%

Revenues

We recognized total revenues of $729.0 million for the year ended December 31, 2011, compared to $609.2 million for the year ended December 31, 2012, representing a decrease of $119.8 million, or 16.4%, almost all of which occurred in our Infrastructure Services segment. A significant amount of our revenue decline was attributed to a decrease in the volume of services performed under the Mobility Turf Contract.

Revenues for the Professional Services segment decreased $12.5 million, or 13.6%, from $91.7 million in 2011 to $79.1 million in the year ended December 31, 2012. This decrease was primarily due to decreased

Volume of services provided to Alcatel-Lucent. Our aggregate revenue from Alcatel-Lucent for the year ended December 31, 2011 was $72.3 million compared to $55.0 million for the year ended December 31, 2012. We expect our aggregate revenues from the Alcatel-Lucent Contract to continue to decline in future periods, correlative with the decline in contractual minimum levels of services described above.

Revenues for the Infrastructure Services segment decreased by $107.3 million, or 16.8%, from $637.4 million in 2011 to $530.1 million for the year ended December 31, 2012. The decrease was primarily due to a decrease in the scope and volume of services provided to AT&T under the Mobility Turf Contract. We experienced a temporary decrease in revenues from AT&T following AT&T Inc.’s announcement in December 2011 of the termination of its agreement to acquire T-Mobile. Our aggregate revenue from subsidiaries of AT&T Inc., a majority of which was earned through our Infrastructure Services segment was $650.4 million in 2011 compared to $532.1 million in 2012.

Cost of Revenues

Our cost of revenues decreased $111.5 million, or 18.3%, from $610.8 million for the year ended December 31, 2011 to $499.3 million for the year ended December 31, 2012, and occurred during a period when revenues decreased 16.4% from the comparative period. Cost of revenues represented 83.8% and 82.0% of total revenues for the year ended December 31, 2011 and 2012, respectively. Margin expansion in 2012 was the result of greater scale and leverage of our overhead costs as well as more efficient management of direct construction costs.

Cost of revenues for the Professional Services segment decreased $13.2 million from $78.4 million in 2011 to $65.2 million for the year ended December 31, 2012. The majority of this decrease was related to lower staffing required to meet a decreased Alcatel-Lucent project workload. Cost of revenues for the Professional Services segment decreased 16.8% during a period when revenues for the segment decreased by 13.6% from the comparative period.

Cost of revenues for the Infrastructure Services segment decreased $98.3 million from $532.4 million in 2011 to $434.1 million for the year ended December 31, 2012. The majority of this decrease resulted from a reduction in the variable costs associated with supporting the decreased volume and scope of services performed under the Mobility Turf Contract. This decrease in costs of revenues of 18.5% occurred during a period when the segment’s revenues decreased by 16.8% as compared to the year ended December 31, 2011. Improvements during the period resulted from operational improvements made in the segment and through the realization of economies of scale, which allowed us to more efficiently utilize our operating assets and human resources. Due to shortages of qualified tower crews currently being experienced by the wireless industry resulting from increased demand for services such as those we provide, we may incur additional cost to hire additional tower crew personnel or pay additional incentives to subcontracted tower crews to meet expected demand.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2011, were $67.5 million as compared to $87.2 million for the year ended December 31, 2012, representing an overall increase of $19.8 million, or 29.3%. The increase was primarily related to an increase in compensation and related expenses of $11.3 million and an increase in professional fees of $6.7 million related to the restatement of our historical financial statements.

Other Operating Loss

Other operating loss for the year ended December 31, 2011, was $4.0 million as compared to $0.0 for the year ended December 31, 2012. The $4.0 million loss incurred in 2011 is related to our outstanding guarantee of a related party’s line of credit, of which we determined as of December 31, 2011, we would likely be required to perform for the full exposure.

Interest Expense

Interest expense for the years ended December 31, 2011 and 2012, was $20.5 million and $32.0 million, respectively. This increase is due to interest associated with the original notes that were issued on June 23, 2011 and a loss of $1.3 million on the June 2011 extinguishment of our subordinated debt. We expect our interest expense to decrease in future periods as a result of the penalty interest ceasing to accrue after we completed the exchange offer for the original notes.

Income Tax Expense (Benefit)

Income tax expense decreased $14.5 million to a $4.2 million income tax benefit for the year ended December 31, 2012 from a $10.3 million income tax expense for the year ended December 31, 2011. The effective tax rate was 45.0% and 39.3% for the years ended December 31, 2012 and 2011, respectively. For the year ended December 31, 2012, our effective tax rate differs from the statutory federal rate of 35.0% primarily due to net state and local taxes and non-deductible expenses. These adjustments relative to $9.3 million loss before income tax expense result in the effective tax rate of 45.0%. For the year ended December 31, 2011, our effective tax rate differs from the statutory federal rate of 35.0% due to net state and local taxes and non-deductible expenses.

Liquidity and Capital Resources

Historically, our primary resources of liquidity have been borrowings under credit facilities and the proceeds of bond offerings. In 2011, we completed a $225 million private offering of the original notes. We used the proceeds of this debt offering to pay the balances remaining on notes payable to stockholders, to purchase a portion of our outstanding warrants and common stock, including all outstanding Series C Redeemable Preferred Stock, and to pay off our prior credit facility. In 2013, to fund the merger with Multiband, we issued $100 million aggregate principal amount of the outstanding notes in exchange for an equal aggregate principal amount of notes issued by our wholly owned subsidiary, GNET Escrow Corp.

Our primary sources of liquidity are currently cash flows from continuing operations, funds available under our Credit Facility with PNC Bank, National Association, or PNC Bank, and our cash balances. We had $59.4 million and $33.8 million of cash on hand at December 31, 2013 and March 31, 2014, respectively. The Credit Facility permits us to borrow up to $50.0 million, subject to a borrowing base calculation and the compliance with certain covenants described below. As of March 31, 2014, our borrowing base amount under the Credit Facility was $50.0 million. We had $45.5 million and $42.1 million of borrowing capacity available under our Credit Facility as of March 31, 2013 and 2014, respectively, subject to compliance with certain covenants described below.

Amendment to Credit Facility

On September 6, 2013, we entered into an amendment to the Credit Facility in order to (i) permit certain add-backs to the definition of “Earnings Before Interest and Taxes”, (ii) delete the restriction on our ability to enter into certain operating leases without consent of PNC Bank and (iii) effect certain other amendments, or collectively, the Credit Facility Amendments. The revisions to the calculation of “Earnings Before Interest and Taxes” positively impact our interest rate and improve our ability to meet certain leverage ratios. The deletion of the restrictive covenant permits us to enter into any lease arrangements that we deem beneficial for our operations, without obtaining prior consent from PNC Bank even if our annual amount of aggregate rental payments exceeds $10 million. See “—Credit Facility.”

We anticipate that our future primary liquidity needs will be for working capital, capital expenditures, debt service and any strategic acquisitions or investments that we make. We evaluate opportunities for strategic acquisitions and investments from time to time that may require cash and may consider opportunities to either repurchase outstanding debt or repurchase outstanding shares of our common stock in the future. We may also fund strategic acquisitions or investments with the proceeds from equity or debt issuances. In addition, during

2013 and the three months ended March 31, 2014 we spent approximately $1.1 million and $0.8 million, respectively, in contributions to charitable and religious organizations. We intend to make similar contributions in the future as we believe such contributions reflect our core values. We believe that, based on our cash balance, the availability we expect under the Credit Facility and our expected cash flow from operations, we will be able to meet all of our financial obligations for the next twelve months.

Should we be unable to comply with the terms and conditions of the Credit Facility, we would be required to obtain modifications to the Credit Facility or another source of financing to continue to operate as we anticipate, and we may not be able to obtain any such modifications or find another source of financing on acceptable terms or at all.

Working Capital

We bill our Professional Services customers for a portion of our services in advance, and the remainder as the work is performed in accordance with the billing milestones contained in the contract. Revenues from the Professional Services segment are recognized on a completed performance method for our non-construction activities and on the completed contract method of accounting for construction projects.

Our Infrastructure Services revenues are primarily from fixed-unit price projects and are recognized under the completed contract method of accounting, and we bill for our services as we complete certain billing milestones contained in the contract. Our collection terms are generally one percent if paid in twenty days, net sixty days for AT&T and net sixty days for Alcatel-Lucent. Our Mobility Turf Contract allows AT&T to retain 10% of the amount due, on a per site basis, until the job is completed. For certain customers, including AT&T, we maintain inventory to meet the requirements for materials under the contracts. Occasionally, certain customers pay us in advance for a portion of the materials we purchase for their projects, or allow us to pre-bill them for materials purchases up to specified amounts. Our agreements with material providers usually allow us to pay them within 45 days of delivery. Our agreements with subcontractors usually have terms of 60 days. As of March 31, 2014, we had $(2.8) million in working capital, defined as current assets (excluding cash) less current liabilities, as compared to $(13.1) million in working capital at December 31, 2013. As of December 31, 2013, we had $(13.1) million in working capital, defined as current assets (excluding cash) less current liabilities, as compared to $25.9 million in working capital at December 31, 2012.

On May 8, 2014, we entered into an AT&T-sponsored vendor finance program with Citibank, N.A. (“Citibank”) that we expect will have the effect of reducing the collection cycle time on AT&T invoices. This program eliminates the one percent discount on each invoice offered to AT&T for payment within twenty-days. We will, however, pay Citibank a discount fee of LIBOR (as defined) plus one percent per annum on the dollar amount of AT&T receivables sold to Citibank from the date of sale until the scheduled payment date of 60 days from acceptance of the invoice. We expect this change to have a positive effect on working capital as well as a favorable change to gross profit for the Infrastructure Services segment. Our election to move to this program does, however, cause AT&T receivables to be removed from the borrowing base calculation under the Credit Facility. While the stated credit limit on the Credit Facility remains at $50 million, we expect the net availability under the Credit Facility to decline compared to historical levels as a result of the elimination of the AT&T receivables from the borrowing base calculation.

Our Field Services segment earns revenue through installations and maintenance services provided to DIRECTV. A large portion of the inventory for Field Services segment is purchased from DIRECTV under thirty-day payment terms. The Field Services segment is paid by DIRECTV for its services on a weekly basis approximately two weeks after the work is completed. The weekly payment received includes a reimbursement for certain inventory used during the installation process.

The following table presents selected cash flow data for the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2013 and 2014 (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
Net cash provided by (used in) operating activities	$41,828	$24,226	$(32,628)	$(37,059)	$(30,633)
Net cash used in investing activities	(2,015)	(3,075)	(111,965)	(18,339)	(2,002)
Net cash provided by (used in) financing activities	60,824	(797)	83,041	(5,216)	6,969

Operating Activities

Cash flow provided by or used in operations is primarily influenced by demand for our services, operating income and the type of services we provide, but can also be influenced by working capital needs such as the timing of customer billing, collection of receivables and the settlement of payables and other obligations. Working capital needs historically have been higher from April through October due to the seasonality of our business. Conversely, a portion of working capital assets has historically been converted to cash in the first quarter. In the first quarter of 2014 we experienced an accelerated level of activity due to an increase of projects starting.

Net cash used in operating activities decreased by $6.5 million to $30.6 million for the three months ended March 31, 2014, as compared to the same period in 2013. This change is primarily related to collections on accounts receivables and the receipt of an income tax receivable of $13.0 million, partially offset by an increase in interest paid of $6.2 million. In the first quarter of 2014, our cash flow used in operating activities included our semi-annual interest payment on the Notes which amounted to $19.7 million and an increase in our costs in excess of billings on uncompleted projects of $28.7 million from $100.3 million at December 31, 2013 to $129.0 million at March 31, 2014 of which we expect to invoice and collect a substantial portion in the second quarter of 2014.

Net cash used in operating activities increased by $56.8 million to $32.6 million for the year ended December 31, 2013, as compared to the same period in 2012. This change is primarily related to changes to payment arrangements with certain of our subcontractors, which effectively resulted in an acceleration of our payment terms with these subcontractors. Also contributing to the increase was an increase of $2.4 million in interest paid during the year ended December 31, 2013 as compared to the same period in 2012, primarily related to the issuance of the outstanding notes.

Investing Activities

Net cash used in investing activities decreased by $16.3 million to $2.0 million for the three months ended March 31, 2014 as compared to the same period in 2013 primarily related to our acquisition of CSG in the first quarter of 2013.

Net cash used in investing activities increased by $108.9 million to $112.0 million for the year ended December 31, 2013 as compared to the same period in 2012, primarily related to our acquisitions of Multiband and CSG, partially offset by our sale of the MDU Assets.

Financing Activities

Net cash provided by financing activities increased by $12.2 million to $7.0 million for the three months ended March 31, 2014 as compared to the same period in 2013. The change was driven primarily by net borrowings on our line of credit of $3.4 million in the first quarter of 2014, compared to our repurchase of common stock for $5.0 million in the first quarter of 2013.

Net cash provided by financing activities increased by $83.8 million to $83.0 million for the year ended December 31, 2013 as compared to 2012. The change was driven primarily by the issuance of the outstanding notes in connection with the merger with Multiband.

Credit Facility

In June 2011, we entered into the Credit Facility, which provides for a five-year revolving facility that is secured by (i) a first lien on our accounts receivable, inventory, related contracts and other rights and other assets related to the foregoing and proceeds thereof and (ii) a second lien on 100% of the capital stock of all of our existing and future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of the capital stock of all our future material non-U.S. subsidiaries. The Credit Facility has a maturity date of June 2016, and a maximum available borrowing capacity of $50.0 million subject to borrowing base determinations (that take into account, among other things, eligible receivables, eligible unbilled receivables and eligible inventory) and certain other restrictions. Amounts due under the Credit Facility may be repaid and reborrowed prior to the maturity date. As of March 31, 2014, our borrowing base under the Credit Facility was $50.0 million.

At our election, borrowings under the Credit Facility bear interest at variable rates based on (i) the base rate of PNC Bank plus a margin of between 1.50% and 2.00% (depending on certain financial thresholds) or (ii) London Interbank Offered Rate, or LIBOR, plus a margin of between 2.50% and 3.00% (depending on certain financial thresholds). The Credit Facility also provides for an unused facility fee of 0.375%.

The Credit Facility contains financial covenants that require that we not permit our annual capital expenditures to exceed $20.0 million (plus any permitted carry over). We are also required to comply with additional financial covenants upon the occurrence of a Triggering Event, as defined in the Credit Facility.

Additionally, the Credit Facility contains a number of customary affirmative and negative covenants that, among other things, limit or restrict our ability to divest our assets; incur additional indebtedness; create liens against our assets; enter into certain mergers, joint ventures, and consolidations or transfer all or substantially all of our assets; make certain investments and acquisitions; prepay certain indebtedness; make certain restricted payments; pay dividends; engage in transactions with affiliates; create subsidiaries; amend our constituent documents and material agreements in a manner that materially adversely affects the interests of the lenders; and change our business.

The Credit Facility also contains customary events of default, including, without limitation: nonpayment of principal, interest, fees, and other amounts; material inaccuracy of a representation or warranty when made or deemed made; violations of covenants; judgments and cross-default to indebtedness in excess of specified amounts; bankruptcy or insolvency events; certain U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, events; failure to continue to be certified as a minority business enterprise; termination of, or the occurrence of a material default under, material contracts; occurrence of a material adverse effect; and change of control.

As of December 31, 2013, we had no outstanding borrowings on the Credit Facility and had a $50.0 million maximum borrowing base, of which $45.5 million was available, net of $4.5 million of outstanding letters of credit. During the year ended December 31, 2011, we issued a $4.0 million letter of credit as a credit enhancement for a new letter of intent. Such letter of credit was issued in connection with a guarantee of indebtedness of a related party for proposed transaction and was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of December 31, 2012.

12.125% Senior Notes due 2018

On June 23, 2011, we issued $225.0 million of the notes with a discount of $3.9 million. The notes carry a stated interest rate of 12.125%, with an effective rate of 12.50%. Interest is payable semi-annually each January 1 and July 1, beginning on January 1, 2012. The notes are secured by: (i) a first-priority lien on substantially all of our existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure the Credit Facility on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of our future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of all voting stock of our future material non-U.S. subsidiaries and (iii) a second-priority lien on our accounts receivable, unbilled revenue on completed contracts and inventory that secure the Credit Facility on a first-priority basis, subject, in each case, to certain exceptions and permitted liens.

The notes are general senior secured obligations, are guaranteed by our existing and future wholly owned material domestic subsidiaries, rank pari passu in right of payment with all of our existing and future indebtedness that is not subordinated, are senior in right of payment to any of our existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, and are effectively junior to all obligations under the Credit Facility to the extent of the value of the collateral securing the Credit Facility on a first priority basis.

Prior to July 1, 2014, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 112.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings. Prior to July 1, 2015, we may redeem some or all of the notes at a “make-whole” premium plus accrued and unpaid interest. On or after July 1, 2015, we may redeem some or all of the notes at a premium that will decrease over time plus accrued and unpaid interest.

If we undergo a change of control, as defined in the Indenture, we will be required to make an offer to each holder of the notes to repurchase all or a portion of its Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

If we sell certain assets or experience certain casualty events and do not use the net proceeds as required, we will be required to use such net proceeds to repurchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

We entered into a registration rights agreement with the initial purchasers of the original notes. Under the terms thereof, we agreed to file an initial registration statement with the SEC by March 19, 2012, to become effective not later than June 17, 2012, providing for registration of “exchange notes” with terms substantially identical to the original notes. The terms of the agreement provided for additional interest obligations for a late filing interest penalty, or “additional interest,” of 0.25% per annum of the principal amount of the Notes, which increased by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day we were delinquent in filing an initial registration statement with the SEC.

We were unable to file an initial registration statement with the SEC by March 19, 2012 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the original notes through June 17, 2012 and 0.50% for the subsequent 90-day period. We were unable to cause the initial registration statement to be declared effective by June 17, 2012 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the original notes for each subsequent 90-day period. The maximum additional interest rate on the notes may not exceed 1.00% per annum at any one time in aggregate. We incurred $1.3 million and $2.2 million of penalty interest for the years ended December 31, 2012 and 2013, respectively. All additional interest on the original notes ceased to accrue on December 23, 2013, when the registration statement for the exchange of the original notes was declared effective and we launched the exchange offer.

On April 30, 2013, we submitted to Depository Trust Company a Consent Letter dated April 30, 2013, or the Consent Letter, in order to solicit consents from the holders of the original notes to (i) raise approximately $100 million of additional indebtedness, secured on a parity lien basis with the original notes, which were to fund the purchase price of the merger with Multiband, notwithstanding the requirement set forth in the Indenture that we meet certain Fixed Charge Coverage Ratio and Total Leverage Ratio tests, (ii) adjust the definition of “Consolidated EBITDA” under the Indenture to permit certain add-backs that are unrelated to our business operations and (iii) reduce the Fixed Charge Coverage Ratio that we are required to meet to consummate certain transactions from a ratio of 2.5 to 1.0 to a ratio of 2.0 to 1.0, or collectively the Indenture Amendments. On May 6, 2013, in accordance with the terms of the Indenture, we received consent from holders of a majority in aggregate principal amount of the then outstanding notes with respect to the Indenture Amendments. Promptly thereafter, we executed and delivered the First Supplemental Indenture and the First Amendment to Intercreditor Agreement, which became operative upon our payment of the consent fee of $5.1 million, pursuant to the Consent Letter, in connection with the merger with Multiband.

On May 30, 2013, Goodman Networks and GNET Escrow Corp., a wholly owned subsidiary of Goodman Networks, or the Stage I Issuer, entered into a purchase agreement with Jefferies LLC, in connection with the offering of $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018, or the Stage I Notes. The Stage I Notes were offered at 105% of their principal amount for an effective interest rate of 10.81%. The estimated gross proceeds of approximately $105.0 million, which includes an approximate $5.0 million of issuance premium, were used, together with cash contributions from Goodman Networks, to finance the merger with Multiband and to pay related fees and expenses. Upon completion of the merger with Multiband, the Company redeemed the Stage I Notes in exchange for the issuance of an equivalent amount of the outstanding notes, as a “tack-on” under and pursuant to the Indenture under which the Company previously issued the original notes.

Material Covenants under our Indenture and Credit Facility

We are subject to certain incurrence and maintenance covenants under the Indenture and the Credit Facility, as described below.

Applicable Test
Applicable Ratio	Indenture	Credit Facility
Fixed Charge Coverage Ratio	At least 2.00 to 1.00	At least 1.25 to 1.00 beginning 4/1/14

Leverage Ratio	No more than 2.50 to 1.00	No more than: 6.00 to 1.00 on and after 1/1/14 5.50 to 1.00 on and after 7/1/14 5.00 to 1.00 on and after 1/1/15

Definitions

Under the Indenture, “Consolidated EBITDA”, “Fixed Charge Coverage Ratio” and “Total Leverage Ratio” are defined as follows:

“Consolidated EBITDA” means EBITDA, as adjusted to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion), (ii) certain professional and consulting fees identified in the Indenture, (iii) severance expense (paid to certain senior level employees) and (iv) amortization of debt issuance costs.

“Fixed Charge Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) the Fixed Charges (as defined in the Indenture) for the applicable period.

“Total Leverage Ratio” means the ratio of (a) total indebtedness of the Company to (b) the Company’s Consolidated EBITDA for the most recently ended four fiscal quarters.

Under the Credit Facility, “Fixed Charge Coverage Ratio” and “Leverage Ratio” are defined as follows:

“Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA plus fees, costs and expenses incurred in connection with the Recapitalization minus unfinanced capital expenditures made during such period but only to the extent made after the occurrence of the most recent Triggering Event; to (b) all senior debt payments made during such period plus cash taxes paid during such period plus all cash dividends paid during such period, but only to the extent paid after the occurrence of the most recent Triggering Event. We are not required to comply with the Fixed Charge Coverage Ratio until the occurrence of a Triggering Event that is continuing.

“Leverage Ratio” means the ratio of (a) funded debt of the Company to (b) EBITDA for the trailing twelve months ending as of the last day of such fiscal period. We are not required to comply with the Leverage Ratio until the occurrence of a Triggering Event that is continuing.

We previously referred to Consolidated EBITDA as “Adjusted EBITDA” throughout our external communications, however in this prospectus and our external communications we now refer to Consolidated EBITDA as “Consolidated EBITDA.” References to Adjusted EBITDA are to a different measure. These financial measures and the related ratios described above are not calculated in accordance with generally accepted accounting principles, or GAAP, and are presented below for the purpose of demonstrating compliance with our debt covenants.

Applicability of Covenants

As described in more detail below, compliance with such ratios is only required upon the incurrence of debt or the making of a restricted payment, as applicable. If we are permitted to incur any debt or make any restricted payment under the Indenture, we will be permitted to incur such debt or make such restricted payment under the Credit Facility.

Under the Indenture, if we do not meet a Fixed Charge Coverage Ratio of at least 2.00 to 1.00, we may not consummate any of the following transactions:

•	Restricted payments, including the payment of dividends (other than the enumerated permitted payment categories);

•

Mergers, acquisitions, consolidations, or sale of all assets, consolidations (other than sales, assignments, transfers, conveyances, leases, or other dispositions of assets between or among the Company and the guarantors);

•	Incurrence of additional indebtedness (other than the enumerated permitted debt categories); or

•	Issuance of preferred stock (other than pay-in-kind preferred stock);

Under the terms of the Credit Facility, we must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.00 (which ratio was 1.03 to 1.00 at March 31, 2014) and a Leverage Ratio no greater than as described in the table above (which ratio was 8.45 to 1.00 at March 31, 2014) during such time as a Triggering Event is continuing. A “Triggering Event” occurs when our undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until our undrawn availability equals $20 million for at least three consecutive months. We are only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had we been required to meet these ratio tests as of March 31, 2014, we would not have met either the Fixed Charge Coverage Ratio or the Leverage Ratio.

Under the terms of the Indenture, we are required to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. Under the Indenture, these ratio tests include a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which ratio was 0.58 to 1.00 at March 31, 2014) and a Total Leverage Ratio not greater than 2.50 to 1.00 (which ratio was 13.91 to 1.00 at March 31, 2014). Excluding the merger with Multiband, with respect to which holders of the notes waived compliance with both ratios pursuant to the Consent Letter, we have not entered into any transaction that requires us to meet these tests as of March 31, 2014. Had we been required to meet these ratio tests as of March 31, 2014, we would not have met the Fixed Charge Coverage Ratio or the Total Leverage Ratio.

Reconciliation of Non-GAAP Financial Measures

EBITDA represents net income before income tax expense, interest, depreciation and amortization. We present EBITDA because we consider it to be an important supplemental measure of our operating performance and we believe that such information will be used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results. We consider EBITDA to be an operating performance measure, and not a liquidity measure, that provides a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We present Consolidated EBITDA, which is referred to as Consolidated EBITDA in the Indenture, because certain covenants in the Indenture that affect our ability to incur additional indebtedness as well as to enter into certain other transactions are calculated based on Consolidated EBITDA. Consolidated EBITDA adjusts EBITDA to eliminate the impact of certain items, including: (i) share-based compensation (non-cash portion); (ii) certain professional and consultant fees identified in the Indenture; (iii) severance expense (paid to certain senior level employees); (iv) amortization of debt issuance costs; (v) restatement fees and expenses; (vi) a tax gross-up payment made to the Company’s Chief Executive Officer to cover his tax obligation for an award of common stock and (vii) transaction fees and expenses related to acquisitions, the making of certain permitted investments, the issuance of equity or the incurrence of permitted debt.

Because EBITDA and Consolidated EBITDA are not recognized measurements under U.S. GAAP, they have limitations as analytical tools. Because of these limitations, when analyzing our operating performance, investors should use EBITDA and Consolidated EBITDA in addition to, and not as an alternative for, net income, operating income or any other performance measure presented in accordance with GAAP. Similarly, investors should not use EBITDA or Consolidated EBITDA as an alternative to cash flow from operating activities or as a measure of our liquidity.

The following table reconciles our net income to EBITDA and EBITDA to Consolidated EBITDA (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2011	2012	2013	2013	2014
	(Dollars in thousands)
EBITDA and Consolidated EBITDA:
Net income (loss) from continuing operations	$15,911	$(5,099)	$(43,238)	$(4,802)	$(10,288)
Income tax expense (benefit)	10,309	(4,176)	7,506	(2,724)	(51)
Interest expense	20,548	31,998	40,287	7,911	11,687
Depreciation and amortization	4,519	3,621	9,758	1,127	2,868

EBITDA from continuing operations	51,287	26,344	14,313	1,512	4,216
Income (loss) from discontinued operations, net of tax	3,407	2,568	—	—	—
Income tax expense (benefit) from discontinued operations	1,867	1,568	—	—	—

EBITDA from discontinued operations	5,274	4,136	—	—	—

Total EBITDA	56,561	30,480	14,313	1,512	4,216
Share-based compensation (a)	1,023	5,629	4,507	1,320	1,035
Specified professional fees (b)	651	—	—	(295)	(870)
Severance expense (c)	1,228	—	—	2,921	—
Amortization of debt issuance costs (d)	(695)	(1,195)	(1,990)	360	—
Restatement fees and expenses (e)	—	8,075	3,382	—	—
Tax gross up on CEO stock grant (f)	—	3,226	—	—	—
Acquisition related transaction expenses (g)	—	352	5,546	—	—

Consolidated EBITDA	$58,768	$46,567	$25,758	5,818	$4,381

(a)	Represents non-cash expense related to equity-based compensation.
(b)	Includes: (i) third-party consultant fees for a review of various business process and cost improvement initiatives; (ii) third-party consultant fees as a result of an investment in our company by affiliates of The Stephens Group, LLC; (iii) fees paid to an executive recruiting firm and (iv) operations review expenses.
(c)	Represents severance costs paid to certain senior level employees upon termination of their employment with us.
(d)	Amortization of debt issuance costs is included in interest expense but excluded in the calculation of Consolidated EBITDA per the Indenture governing the notes.
(e)	Represents accounting advisory and audit fees incurred in connection with completing the restatement of our financial statements for the years ended December 31, 2009, 2010 and 2011, and preparing our financial statements for the year ended December 31, 2012, on the completed contract method and modifying our business processes to account for construction projects under the completed contract method going forward.
(f)	Represents a tax gross-up payment made to cover the tax obligation for share grant made to our Chief Executive Officer in connection with his transition into that role.
(g)	Represents fees and expenses incurred relating to our recent acquisitions.

Mortgage

In March 2014, our wholly owned subsidiary, Multiband Special Purpose, LLC, or MBSP, refinanced the mortgage payable related to the Multiband headquarters in Minnetonka, Minnesota with Commerce Bank, for the amount of $3.8 million with an interest rate of 5.75% per annum. The loan is payable in monthly installments, with the final payment due in March 2019, and is secured by a lien on Multiband’s headquarters. As additional collateral for the mortgage, MBSP deposited $1.0 million in the lender’s favor.

Capital Expenditures

We estimate that we will spend approximately $20 million in 2014 on capital expenditures. The increase over previous years is primarily related to network construction costs. We expect to recover a portion of these costs through arrangements with wireless carriers. We also expect an increase in our capital expenditures as a result of our business process automation initiative.

Acquisition-Related Contingent Consideration

In our acquisitions of CSG and DBT, we have agreed to make future cash earn-out payments to the sellers, which are contingent upon the future performance of the acquired businesses. The estimated fair value, which is the estimated payout discounted for the time value of money, of the of earn-out obligations recorded as of December 31, 2013 was $10.4 million, $3.2 million of which was recorded as a current liability in our consolidated balance sheet.

Unsecured Subordinated Notes Payable

In April and May 2010, unsecured subordinate notes payable in the amount of $13.3 million were issued to affiliates of a former shareholder. In June 2011, all of the unsecured subordinated notes and all accrued interest were paid. As of December 31, 2012 there was no outstanding principal. These notes would have been due December 18, 2012 with an annual rate of 18.0% with interest due quarterly. The proceeds from these notes were used for general working capital purposes. In conjunction with the issuance of the unsecured subordinated notes payable, 160,408 warrants were issued. The proceeds allocated to the warrants ($1.8 million) were included as additional paid-in capital and the resulting debt discount was being amortized through the date of maturity, December 18, 2012. In June 2011, we also purchased 117,050 of the warrants and wrote off the remaining unamortized debt discount.

Contractual Payment Obligations

As of December 31, 2013, our future contractual obligations are as follows (dollars in thousands):

	Total	2014	2015	2016	2017	2018	2019 and thereafter
Long-term debt obligations:
Senior notes payable (1)	$502,372	$39,451	$39,406	$39,406	$39,406	$344,703	$—
Credit facility (2)	541	261	189	91	—	—	—
Other notes payable (3)	4,251	456	450	448	477	2,420	—
Operating lease obligations	23,656	10,265	6,549	3,004	1,840	1,450	548
Capital lease obligations	3,166	1,537	1,098	452	79	—	—

Total contractual commitments	$533,986	$51,970	$47,692	$43,401	$41,802	$348,573	$548

(1)	The amounts due presented in the table above include interest obligations related to long-term debt. These obligations include amounts related to additional interest penalties at the rate of 0.25% of the principal amount of the principal amount of the $100 million outstanding notes through April 2014 because the exchange registration statement related to the outstanding notes was not declared effective on or before February 27, 2014.
(2)	Includes an availability fee of 0.375% of the unused capacity and a charge of 3.25% on the portion of the Credit Facility utilized for letters of credit.
(3)	The amounts due presented in the table above include interest obligations related to long-term debt.

Off-Balance Sheet Arrangements

We have entered into certain off-balance sheet arrangements in the ordinary course of business that result in risks not directly reflected in our balance sheets. Our significant off-balance sheet transactions include liabilities associated with non-cancellable operating leases, letter of credit obligations, and performance and payment bonds entered into in the normal course of business. We have not engaged in any off-balance sheet financing arrangements through special purpose entities.

Leases

We enter into non-cancellable operating leases for certain of our facility, vehicle and equipment needs. These leases allow us to conserve cash by paying a monthly lease rental fee for use of facilities, vehicles and equipment rather than purchasing them. We may decide to cancel or terminate a lease before the end of its term, in which case we are typically liable to the lessor for the remaining lease payments under the term of the lease.

Guarantees

In October 2011, we issued a letter of credit as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, we will have the option to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. Our letter of credit was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014.

Our exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, we concluded that we will likely be required to perform for the full exposure under the guarantee and therefore recorded a liability in the amount of $4.0 million included in accrued liabilities in our consolidated financial statements in the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of March 31, 2014.

Other Guarantees

We generally indemnify our customers for the services we provide under our contracts, as well as other specified liabilities, which may subject us to indemnity claims, liabilities and related litigation. As of March 31, 2014, we are not aware of any asserted claims for material amounts in connection with these indemnity obligations.

Seasonality

Historically we have experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. This results in a significant portion of contracts related to our Infrastructure Services segment being completed during the fourth quarter of each year. Because we have adopted the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, a significant portion of our revenues and costs are recognized during the fourth quarter of each year. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. We typically generate more revenues in our Field Services segment during the third quarter of each year due to favorable weather conditions and our sports promotional efforts. Because a significant portion of the Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result, we have historically experienced, and may continue to experience, significant differences in operations results from quarter to quarter. As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to use judgment in the application of accounting policies, including making estimates and assumptions. We base estimates on our experience and on various other assumptions believed to be reasonable under the circumstances. These estimates affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in a different presentation of our consolidated financial statements. From time to time, we re-evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. For a more detailed discussion of our significant accounting policies, see Note 2 to the audited historical consolidated financial statements.

Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

Revenue Recognition

We enter into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts in our Infrastructure Services segment is recorded using the completed contract method of accounting in accordance with Accounting Standards Codification, or ASC, 605, Revenue Recognition. While percentage of completion is generally the preferred method of accounting for construction contracts, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts given our current processes and systems. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Direct costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

We also enter into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues from service contracts are generally recognized as the services are completed under the completed performance method, whereby costs are deferred until the related revenues are recognized. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit on a work order basis.

Revenues for projects based on time and materials are recognized as labor and material costs are incurred. Revenues from other incidental services are recognized as the service is performed.

The Field Services segment provides installation services to pay television (satellite and broadband cable) providers, Internet providers and commercial customers. The related revenues are recognized when services have been completed.

Within our Other Services segment, we recognized our MDU revenues in the period in which the related services are provided, and we recognize revenue from long-term EE&C contracts on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to the estimated total costs for each contract.

We intend to continually evaluate the application of the completed contract method of accounting, and in the future we may change our accounting method back to the percentage of completion method for some of our construction contracts. Items that would be considered in our analysis concerning the applicability of the completed contract method of accounting would include: (i) our assessment of the improvements we are currently working on related to our internal controls surrounding our ability to estimate project costs and related profit margins; and (ii) new or emerging accounting standards that we may be required to adopt that could potentially impact how we are required to account for our long-term construction projects.

Revenue Recognition Matters

In connection with the audit of our financial statements for the year ended December 31, 2011 both we and our auditors identified accounting errors and internal control deficiencies that collectively called into question our ability to properly apply the percentage of completion method of accounting to our long-term construction contracts, which is the method that we had historically applied to recognize revenue on our long-term construction contracts. After consultations with KPMG LLP and with the SEC Staff, we concluded that the completed contract method of accounting would be a more appropriate and reliable method under which to recognize revenue from our construction contracts. Accordingly, we restated our financial statements for each of the three years ended December 31, 2011 so that our revenues from construction contracts were recognized using the completed contract method, which we have also applied in the preparation of our financial statements for the years ended December 31, 2012 and 2013.

While the percentage of completion method is the preferred method of recognizing revenue for construction contracts, the weaknesses in internal controls that limited our ability to make proper estimates of project costs and margins required us to apply the completed contract method. We believe that we have properly applied the completed contract method of accounting and have not identified any material control weaknesses in its application to our revenue recognition in the financial statements presented elsewhere in this prospectus. We are continually seeking to refine, enhance and strengthen all of our internal controls, but particularly those that affect our revenue recognition. Once we believe we have implemented adequate controls to properly estimate project costs, revenues and margins from the inception of each project, we will re-evaluate the application of the completed contract method and may change the revenue for some or all of our construction projects back to the percentage of completion method.

Goodwill and Other Intangible Assets with Indefinite Lives

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level or more frequently if events occur or circumstances change that would indicate that a triggering event. A reporting unit is defined as an operating segment or one level below an operating segment. The reporting units are equivalent to the reportable segment. All of our reporting units have goodwill assigned.

We test goodwill for impairment annually, as of October 1 of the current year, or more frequently if circumstances suggest that impairment may exist. During each quarter, we perform a review of certain key components of the valuation of the reporting units, including the operating performance of the reporting units compared to plan (which is the primary basis for the prospective financial information included in the annual goodwill impairment test) and the weighted average cost of capital.

To determine whether goodwill is impaired, a multi-step impairment test is performed. We perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if we elect to proceed directly with quantitative testing, we will measure the fair values of the reporting units and compare them to their carrying values, including goodwill. If the fair value is less than the carrying value of the reporting unit, the second step of the impairment test is performed for the purposes of measuring the impairment. In this step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.

We estimate the fair values of the reporting units using discounted cash flows, which include assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of cash flow (including significant assumptions about operations and target capital requirements), long term growth rates for determining terminal value, and discount rates. Forecasts and long term growth rates used for the reporting units are consistent with, and use inputs from, the internal long term business plan and strategy. During the forecasting process, we assess revenue trends, operating cost levels and target capital levels. A range of discount rates that correspond to a market based weighted average cost of capital are used. Discount rates are determined for each reporting unit based on the implied risk inherent in their forecasts. This risk is evaluated using comparisons to market information such as peer company weighted average costs of capital and peer company stock prices in the form of revenue and earnings multiples. The most significant estimates in the discount rate determinations include the risk free rates and equity risk premium. Company specific adjustments to discount rates are subjective and thus are difficult to measure with certainty.

Although we believe that the financial projections used are reasonable and appropriate, the use of different assumptions and estimates could materially impact the analysis and resulting conclusions. In addition, due to the long term nature of the forecasts there is significant uncertainty inherent in those projections. The passage of time and the availability of additional information regarding areas of uncertainty in regards to the reporting units’ operations could cause these assumptions used in the analysis to change materially in the future. If the assumptions differ from actual, the estimates underlying the goodwill impairment tests could be adversely affected.

We periodically review amortizing intangible assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, assumptions regarding estimated future cash flows and other factors must be made to determine if an impairment loss may exist, and, if so, estimate fair value. If these estimates or their related assumptions change in the future, we may be required to record impairment losses for these assets.

Share-Based Compensation

We account for share-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Share-based awards to be settled in the Company’s equity are valued at the date of grant using the Black-Scholes option-pricing model based on certain assumptions, including risk-free interest rates, expected life, volatility and dividends. We estimate the expected volatility of the price of its underlying stock based on the expected volatilities of similar entities with publicly-traded securities. Currently there is no active market for the Company’s common shares and therefore we have identified several similar publicly held entities to use as a benchmark. The volatility was estimated using the median volatility of the guideline companies which are representative of the Company’s size and industry based upon daily stock price fluctuations. Compensation expense equal to fair value at the date of grant is recognized in compensation cost over the vesting period of the awards.

Income Taxes

We apply the asset and liability method in accounting and reporting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates expected to be in effect when these differences are expected to reserve. The measurement of deferred income tax assets are adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, that it is more likely than not such benefits will be realized. We recognize income tax related interest and penalties on income taxes as a component of income tax expense.

Accruals for uncertain tax positions are provided for in accordance with the authoritative guidance for accounting for uncertainty in income taxes. Under the authoritative guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

We are not subject to examination by the U.S. Federal taxing authorities for years prior to 2009 and by state and local taxing authorities for years prior to 2008.

Valuation of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying amount to determine if an impairment of such asset is necessary. This requires us to make long-term forecasts of the future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for our products and future market conditions. Estimating future cash flows requires significant judgment, and our projections may vary from the cash flows eventually realized. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value. In addition, we estimate the useful lives of our long-lived assets and periodically review these estimates to determine whether these lives are appropriate.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk relates to unfavorable changes in concentration of credit risk and interest rates.

Credit Risk

We are subject to concentrations of credit risk related primarily to our cash and cash equivalents and our accounts receivable, including amounts related to costs in excess of billings on uncompleted projects. Substantially all of our cash investments are managed by what we believe to be high credit quality financial institutions. In accordance with our investment policies, these institutions are authorized to invest this cash in a diversified portfolio of what we believe to be high-quality investments, which primarily include short-term dollar denominated bank deposits to provide Federal Deposit Insurance Corporation backing of the deposits. We do not currently believe the principal amounts of these investments are subject to any material risk of loss. In addition, as we grant credit under normal payment terms, generally without collateral, we are subject to potential credit risk related to our customers’ ability to pay for services provided. This risk may be heightened as a result of the depressed economic and financial market conditions that have existed in recent years. However, we believe the concentration of credit risk related to trade accounts receivable and costs in excess of billings on uncompleted contracts is limited because of the financial strength of our customers. We perform ongoing credit risk assessments of our customers and financial institutions.

Interest Rate Risk

The interest on outstanding balances under our Credit Facility accrues at variable rates based, at our option, on the agent bank’s base rate (as defined in the Credit Facility) plus a margin of between 1.50% and 2.00%, or at

LIBOR (not subject to a floor) plus a margin of between 2.50% and 3.00%, depending on certain financial thresholds. We had $3.4 million of outstanding borrowings under our Credit Facility as of March 31, 2014. Our notes payable balance at March 31, 2014 is comprised of our notes due in 2018, which bear a fixed rate of interest of 12.125%. Due to the fixed rate of interest on the notes, changes in interest rates would not have an impact on the related interest expense.

The mortgage payable related to the Multiband headquarters building was refinanced with Commerce Bank on March 28, 2014, with a fixed interest rate of 5.75% per annum. Due to the fixed rate of interest on the mortgage, changes in interest rates would not have an impact on the related interest expense.

Emerging Growth Company Status

Section 107 of the Jumpstart Our Business Startup Act, or the JOBS Act, provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We have elected to take advantage of the following provisions of the JOBS Act:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our pro forma combined revenues of Goodman Networks and Multiband for the year ended December 31, 2013 exceeded $1.0 billion. If our annual gross revenues for the year ended December 31, 2014 also were to exceed $1.0 billion, we would cease to qualify as an emerging growth company after 2014. If we lose our emerging growth company status, we will no longer be able to take advantage of the above provisions of the JOBS Act.

Internal Controls and Procedures

Background

Since December 23, 2013, we have been required to comply with certain aspects of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, that we have previously not been required to comply with. For example, as a voluntary filer, beginning with the filing of our annual report on Form 10-K on March 31, 2014, we have been required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which require our management to certify financial and other information in our quarterly and annual reports. We will also be subject to and required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act. This standard requires management to establish and maintain internal control over financial reporting and make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to make our first assessment of our internal control over financial reporting as of December 31, 2014, which is the year-end following the year that our first annual report is filed or required to be filed with the SEC. Because we are currently a debt filer, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting. To better ensure compliance with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and financial reporting staff.

Material Weaknesses in Internal Control over Financial Reporting

A material weakness is a control deficiency, or a combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Although we did not perform a formal assessment of internal control over financial reporting, we evaluated deficiencies identified in connection with the preparation and audit of our consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 in accordance with the framework developed by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (1992). The following control deficiency represents a material weakness in our internal control over financial reporting as of December 31, 2012 and 2013:

Purchasing and Inventory Management: We did not maintain sufficient controls over our purchasing and inventory management process. Specifically (a) the controls surrounding the tracking of inventory movements between warehouses and job sites was not sufficient to ensure that inventory was appropriately recorded and that inventory not used at job sites was returned to warehouses on a timely basis; and (b) controls and processes to properly match returned inventory to the appropriate project to ensure accurate project costs and profitability either were not present or did not operate effectively.

During the quarter ended June 30, 2013, we designed and implemented additional controls and procedures intended to strengthen and enhance our period end accounting close process related to preparation of our financial statements under the completed contract method of accounting for our construction projects. These controls include (i) enhanced reconciliations of revenue, cost of revenue and gross profit and the related balance sheet accounts of costs in excess of billing on uncompleted projects and billings in excess of costs on uncompleted projects; and (ii) enhanced financial analysis of margin performance by groups outside of the finance organization to evaluate the financial results and compare against the expectations of the business people running the operations of the Company. During the course of designing and implementing these enhanced controls and procedures, we discovered certain errors that existed in our financial statements for the three-month period ended March 31, 2013. These errors were corrected in the preparation of our financial statements for each of the three-and six-month periods ended June 30, 2013, and they did not aggregate to a material amount in either period. We do not believe our financial statements for the three months ended March 31, 2013 were materially misstated. These errors were a result of a material weakness in our internal controls over financial reporting that existed at March 31, 2013 related to controls surrounding our cutover to processes used to capture results based upon the completed contract method of accounting in 2013. We believe the control activities described above serve to remediate this material weakness as of June 30, 2013.

Remediation Efforts

We continue to make progress towards achieving the effectiveness of our disclosure controls and procedures. Remediation generally requires making changes to how controls are designed and then adhering to those changes for a sufficient period of time such that the effectiveness of those changes is demonstrated with an appropriate amount of consistency. We believe that we have made significant improvements in our internal control over financial reporting and are committed to remediating our material weakness. Our remediation initiatives are intended to further address our specific material weakness and to continue to enhance our internal control over financial reporting. The Company has developed processes and procedures necessary to remediate its internal control weakness and as of March 31, 2014, these enhanced procedures have been fully implemented. However, enhanced processes and procedures have not been in place for a sufficient period of time subsequent to implementation to conclude that they are operating effectively and therefore we are not able to conclude that the material weakness has been remediated.

OUR BUSINESS

Overview

Since our founding in 2000, we have grown to be a leading national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. Our wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance and decommissioning of wireless networks. We perform these services across multiple network infrastructures, including traditional cell towers as well as small cell and DAS. We also serve the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets. These highly specialized and technical services are critical to the capability of our customers to deliver voice, data and video services to their end users. For the year ended December 31, 2013, we generated revenues of $931.7 million and a net loss of $43.2 million. For the three months ended March 31, 2014, we generated revenues of $256.6 million and a net loss of $10.3 million.

The wireless telecommunications industry is characterized by favorable trends that are driving our growth. This industry is going through an unprecedented and sustained phase of expansion and increased complexity as the number of wireless devices and demand for greater speed and availability of mobile data continues to grow rapidly. Users continue to upgrade to more advanced mobile devices, such as smartphones and tablets, and access more bandwidth-intensive applications. According to the Cisco VNI Mobile Update, mobile data traffic will increase in North America by 660% between 2013 and 2018, or an average of over 50% percent annually. By 2018, North American mobile data traffic will reach approximately 3.0 exabytes per month, and the number of 4G-LTE annual connections will grow 2.6 times compared to 2013. These developments are creating significant challenges for wireless carriers to manage increasing network congestion and continually deliver a high quality customer experience. In response, carriers, governments and other enterprises are making significant investments in their wireless infrastructures, such as increasing the 4G-LTE capacity of their wireless networks as well as integrating small cell technology and DAS (supporting both Wi-Fi and cellular solutions, within wireless networks). To address the challenges presented by expanding increasingly complex network infrastructures, wireless carriers and OEMs have increased their dependency on an outsourcing model in an effort to control costs, deploy capital more efficiently and ensure schedule attainment. We believe our leading reputation and capacity to provide services on a national scale positions us to increase our market share and capitalize on future growth opportunities in the wireless telecommunications industry.

We have established strong, long-standing relationships with Tier-1 wireless carriers and OEMs, including AT&T, Alcatel-Lucent and Sprint, as well as DIRECTV. Over the last few years, we have diversified our customer base within the telecommunications industry by leveraging our long-term success and reputation for quality to win new customers such as NSN, T-Mobile and Verizon. We generated nearly all of our revenues over the past several years under MSAs that establish a framework, including pricing and other terms, for providing ongoing services. We have also significantly expanded our relationship with Sprint and AT&T and continue to grow our business in new strategic areas. Specifically, we extended our business in October 2013 into Sprint’s enterprise channel by providing end-to-end management of Sprint’s enterprise femtocells application. Currently, we are conducting a number of key strategic small cell trials with multiple top-tier operators with which we expect to secure contracts with in the first half of 2014. We recently entered into a Cell Site Construction Agreement with a subsidiary of Verizon to provide these services. It is our belief that our long-standing relationships with our largest customers, which are governed by MSAs that historically have been renewed or extended, provide us with high visibility to our future revenue. During 2013, we also provided small cell or DAS services to over 100 enterprises including higher education institutions, stadiums for professional and collegiate sports events, hotels and resorts, major retailers, hospitals and government agencies.

Our relationship with AT&T Inc. began in 2002 with Cingular Wireless LLC and Southwestern Bell Telephone Company and has subsequently grown in scope. Currently, we provide site acquisition, construction, technology upgrades, Fiber to the Cell and maintenance services for AT&T in nine states, comprising nine distinct Turf Markets, pursuant to the Mobility Turf Contract, a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. On October 30, 2012, approximately two years prior to the scheduled expiration of the Mobility Turf Contract, AT&T extended the term of the Mobility Turf Contract to November 30, 2015.

In November 2009, we entered into an outsourcing arrangement with Alcatel-Lucent whereby we moved 461 U.S.-based engineering and integration specialists from Alcatel-Lucent to our payroll and secured the five-year Alcatel-Lucent Contract, which currently expires on December 31, 2014.

In addition, we have a long-standing 17-year relationship with DIRECTV. In December 2013, we extended our MSA with DIRECTV, which now expires on December 31, 2017.

On a pro forma basis giving effect to the merger with Multiband as if it occurred on January 1, 2012, these three customers generated approximately 87.3% and 87.0% of our revenues for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, and we believe our long-standing relationships and multi-year contracts with these customers create a level of predictability and visibility to our future revenue and profitability. Our 18-month estimated backlog, which is based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers, was $1.8 billion as of March 31, 2014. The 18-month estimated backlog as of March 31, 2014 includes $0.4 billion of estimated backlog from DIRECTV.

Our Businesses

We primarily operate through three business segments, Professional Services, Infrastructure Services and Field Services. Through our Professional Services and Infrastructure Services segments, we help wireless carriers and OEMs design, engineer, construct, deploy, integrate, maintain and decommission critical elements of wireless telecommunications networks. Through our Field Services segment, we install, upgrade and maintain satellite television systems for both residential and commercial customers.

For the year ended December 31, 2013 and the three months ended March 31, 2014, the Professional Services (PS) segment generated 12.0% and 8.7% of our revenue, the Infrastructure Services (IS) segment generated 76.8% and 68.1% of our revenue and the Field Services (FS) segment generated 9.5% and 23.3% of our revenue, respectively. In the first quarter of 2014, we integrated the EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result there is no longer an Other Services segment. We have not restated the corresponding items of segment information for the year ended December 31, 2013 because the employees that previously comprised the EE&C line of business are now serving customers within the Infrastructure Services segment and the remaining operations of the Other Services segment that were realigned to the Infrastructure Services, Professional Services or Field Services segments are not material to those segments individually. Revenues, cost of revenues, gross profit, and gross margin by segment as of and for the three-year period ended December 31, 2013 and the three months ended March 31, 2013 and 2014 are as follows (dollars in millions):

	Year Ended December 31,										Three Months Ended March 31,
	2011			2012			2013				2013			2014
	PS	IS	FS	PS	IS	FS	PS	IS	FS	Other	PS	IS	FS	PS	IS	FS
Revenues	$91.7	$637.4	$—	$79.1	$530.1	$—	$111.5	$715.5	$88.2	$16.5	$20.1	$131.1	$—	$22.2	$174.6	$59.8
Cost of revenues	$78.4	$532.4	$—	$65.2	$434.1	$—	$91.6	$622.4	$77.9	$14.2	$17.0	$109.0	$—	$21.2	$145.8	$55.8

Gross profit	$13.3	$104.9	$—	$13.9	$96.0	$—	$19.9	$93.1	$10.3	$2.3	$3.1	$22.1	$—	$1.0	$28.8	$4.0
Gross margin	14.5%	16.5%	0.0%	17.6%	18.1%	0.0%	17.8%	13.0%	11.7%	13.9%	15.4%	16.8%	0.0%	4.5%	16.5%	6.7%

The following diagram illustrates our customers’ recurring need for the services we provide in our Professional Services and Infrastructure Services segments:

As illustrated in the graphic above, wireless carriers continually monitor network traffic and usage patterns. As they identify network inefficiencies, service problems or capacity constraints, they often engage companies like us to perform maintenance or network enhancements, such as adding equipment to the network, to alleviate the issue.

Professional Services. Our Professional Services segment provides customers with highly technical services primarily related to designing, engineering, integration and performance optimization of transport, or “backhaul,” and core, or “central office,” equipment of enterprise and wireless carrier networks. When a network operator integrates a new element into its live network or performs a network-wide upgrade, a team of in-house engineers from our Professional Services segment can administer the complete network design, equipment compatibility assessments and configuration guidelines, the migration of data traffic onto the new or modified network and the network activation.

In addition, we provide services related to the design, engineering, installation, integration and maintenance of small cell and DAS networks. Our acquisition of CSG was incorporated into our Professional Services segment, which has enhanced our ability to provide end-to-end in-building services from design and engineering to maintenance. Our enterprise small cell and DAS customers often require most or all of the services listed above and may also purchase consulting, post-deployment monitoring, performance optimization and maintenance services.

Infrastructure Services. Our Infrastructure Services segment provides program management services of field projects necessary to deploy, upgrade, maintain or decommission wireless outdoor networks. We support wireless carriers in their implementation of critical technologies such as 4G-LTE, the addition of new macro and small cell sites, increase of capacity at their existing cell sites through additional spectrum allocations, as well as other performance optimization and maintenance activities at cell sites. When a network provider requests our services to build or modify a cell site, our Infrastructure Services segment is able to: (i) handle the required pre-construction leasing, zoning, permitting and entitlement activities for the acquisition of the cell site, (ii) prepare site designs, structural analysis and certified drawings, and (iii) manage the construction or modification of the site including tower-top and ground equipment installation. These services are managed by our wireless project and construction managers and are performed by a combination of scoping engineers, real estate specialists, ground crews, line and antenna crews and equipment technicians, either employed by us or retained by us as subcontractors.

Our Infrastructure Services segment also provides fiber and wireless backhaul services to carriers. Our Fiber to the Cell services connect existing points in the fiber networks of wireline carriers to thousands of cell sites needing the bandwidth and ethernet capabilities for upgrading capacity. Our microwave backhaul services provide a turnkey solution offering site audit, site acquisition, microwave line of sight surveys, path design, installation, testing and activation services. This fiber and wireless backhaul work often involves planning, route engineering, right-of-way (for fiber work) and permitting, logistics, project management, construction inspection, and optical fiber splicing services. Backhaul work is performed to extend an existing optical fiber network, owned by a wireline carrier, typically between several hundred yards to a few miles, to the cell site.

We began operating the following additional segments in connection with the closing of the merger with Multiband:

Field Services. Our Field Services segment provides installation and maintenance services to DIRECTV, commercial customers and a provider of internet wireless service primarily to rural markets. Our wholly owned subsidiary Multiband, which we acquired in August 2013, fulfilled over 1.5 million satellite television installation, upgrade or maintenance work orders during 2013 for DIRECTV, which represented 27.6% of DIRECTV’s outsourced work orders for residents of single-family homes during 2013. We were the second largest DIRECTV in-home installation provider in the United States for the year ended December 31, 2013.

Other Services. The Other Services segment includes our Engineering, Energy & Construction, or EE&C, line of business and, until we disposed of such assets to an affiliate of DIRECTV on December 31, 2013, included the assets related to the Multi-Dwelling Unit, or MDU, line of business.

Engineering, Energy & Construction Services. Our EE&C services include the provision of engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services which are usually done on a project basis.

Multi-Dwelling Unit Services. Our MDU services included the provision of voice, data and video services to residents of MDU facilities as an owner/operator of the rights under the related subscription agreements with those residents. From 2004 until 2013, Multiband operated under a Master System Operator agreement for DIRECTV, through which DIRECTV offered satellite television services to residents of MDUs. On December 31, 2013 we sold the assets related to MDU, or the MDU Assets, from which we provided the MDU services, to DIRECTV for $12.5 million and the assumption of certain liabilities. We continue to perform certain administrative functions for DIRECTV for a limited period of time after which we expect our involvement to cease. We expect our financial results with respect to the MDU services during the first quarter of 2014 to be limited to revenue related to the performance of these transition services.

We intend to integrate the EE&C line of business into our Infrastructure Services and Professional Services segments, and we expect that we will no longer have an Other Services segment.

Our Industries

We participate in the large and growing market for connectivity and essential wireless telecommunications infrastructure services. We also participate in the significant satellite pay television installation and maintenance market for both residential and commercial customers as well as providing satellite access links for an internet service provider. Although we do not anticipate significant growth in the Field Services segment, we do believe our Professional Services and Infrastructure Services segments are poised for substantial growth consistent with the growth in the wireless telecommunications industry generally. We believe the following trends are driving growth in this market:

Increasing Demand for Wireless Services

We are addressing a vast and growing market opportunity resulting from an unprecedented and sustained escalation in both the number of wireless devices and the demand for those mobile devices to deliver and transmit larger quantities of mobile data traffic at ever increasing speeds. Mobile device manufacturers are rapidly introducing advanced mobile devices that have faster processors, increased memory and larger high-resolution screens that are capable of supporting advanced media and require faster data connections for an enhanced experience. Traffic and usage patterns continually change as users discover new services on their devices and upgrade or acquire new devices (such as smartphones and tablets). According to the Cisco VNI Mobile Update, wireless data growth in North America is forecasted to increase on average 50% annually from 2013 through 2018, as smartphones, tablets, laptops, 3G and 4G-LTE modems and other telecommunications devices are becoming increasingly utilized by consumers. Moreover, a growing number of consumers are using their mobile devices as their primary means to access the internet, according to the Pew Internet & American Life Project’s Cell Internet Use 2013 Report, dated September 16, 2013. This growth in wireless data demand will require service carriers to invest in existing infrastructure and build-out new infrastructure to prevent slow or unavailable data connections that negatively impact the experience of their customers and result in costly churn.

The following chart illustrates the expected growth of mobile data traffic in North America through 2018:

North American Mobile Data Traffic
(Petabytes/Month)

Source: Cisco Visual Networking Index: Global Mobile Data Traffic Forecast Update, 2013-2018, February 2014.

Spending on U.S. wireless data services has grown at double digit rates since 2005 and is forecasted to increase on average at approximately 18% annually from $95 billion in 2012 to $184 billion in 2016, according to the TIA Report. Domestic spending on data rose by 33% in 2012, and through 2016 it is expected to increase by approximately 94%. By 2016, data is expected to comprise more than 72% of total domestic wireless services spending. The following chart illustrates historical and projected growth in the domestic wireless data services market:

U.S. Wireless Data Services Market

($ in billions)

Sources: Telecommunications Industry Association, citing Consumer Electronics Association and Wilkofsky Gruen Associates, 2013.

Need for Ongoing Capacity Management for 4G-LTE

Over the last few years, AT&T, Sprint, T-Mobile and Verizon have made significant investments to provide 4G-LTE coverage to their customers and have begun initiatives to increase capacity and performance of their existing networks. The capacity of those networks, however, will continue to need to be enhanced to meet the needs of new users of 4G-LTE devices and the growing appetite for data by those users. As wireless carriers rapidly complete their first phase of 4G-LTE deployment to establish their geographic coverage, we believe they will utilize the following methods to continue to increase the capacity of their networks: (i) allocating additional spectrum that is already licensed by the wireless carrier to its 4G-LTE network, (ii) acquiring additional lower band spectrum that could come to auction by the FCC in 2015, which in turn would require new, wide-band antennas to be deployed at many cell sites, (iii) increasing the density of the macro network layer by lowering the antenna systems on existing sites, which in turn creates a requirement to add additional cell sites, (iv) adding additional sectors by affixing additional antennas and radios to existing cell sites, (v) increasing backhaul capacity, (vi) harvesting older technology at cell sites to provide physical space, power, spectrum and capacity to be allocated to the 4G-LTE infrastructure, and (vii) supplementing the macro network with small cell and DAS technology, creating a heterogeneous network.

While each of the above methods represents a significant revenue opportunity for companies that provide services to wireless carriers, the addition of cell sites to an existing network alone is a substantial market opportunity. According to the TIA Report, wireless data growth will result in a 16% cumulative increase in the number of new domestic cell sites between 2013 and 2016. Based on our cost estimate of $212,000 per macro cell site, these new cell sites would generate revenue for wireless infrastructure services companies of approximately $10.4 billion.

Given the multiple approaches that carriers are utilizing to address the growing demand placed on their networks, these networks are becoming increasingly complex and require active monitoring and management. As a result, wireless carriers will be required to perform ongoing performance optimization of their networks to ensure competitive service levels to their customers. These needs provide an opportunity for professional service partners of carriers to provide ongoing solutions related to network balancing, performance optimization and capacity alignment.

Increasing Implementation of Small Cell and DAS Technology

Escalating wireless data consumption has caused carriers to begin offloading mobile traffic from macro networks to preserve available spectrum and to increase wireless data capacity through small cell and DAS technology solutions. Small cells are low-powered radio access units that have a relatively short range of approximately 10 to 300 meters as compared to a typical wireless macro cell having a range of 2 to 10 kilometers. Compared to the traditional macro cell, small cell technology features a higher quantity of smaller transmitters in a given area. This dispersion of transmitting devices boosts the capacity and the efficiency of wireless networks, resulting in fewer “dead zones” and reduces competition for cellular tower resources. In addition, small cells have the inherent ability to serve multiple technologies including Wi-Fi and wireless carrier standards such as GSM, UMTS, CDMA and 4G-LTE.

Similarly, installing a DAS system in a building allows users to access the wireless network through antennas located inside the building rather than through an outdoor macro cell site, thereby providing the user better indoor wireless coverage and capacity. Offloading these customers from the outdoor network to a DAS benefits the wireless carrier and the user by providing the user with improved wireless coverage and capacity at a lower cost to the wireless carrier. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls. DAS technology can also consolidate multiple cellular standards, emergency bands and Wi-Fi.

Wireless carriers are in the early stages of implementing indoor and outdoor small cell and DAS technology to extend their service precisely and inexpensively in dense urban areas. According to SNS Research’s Wireless Infrastructure Bible: 2014-2020, industry studies estimate that more than 850,000 small cells, exclusive of self-installed femtocells, will be deployed in North America by the end of 2019. Increased network complexities and capacity needs will require network providers to evolve their networks into a heterogeneous architecture involving a combination of macro cells and small cells. These diversified architectures will require a full array of network services, which we expect will drive increasing reliance on infrastructure service providers. The deployment and performance optimization of small cell and DAS technologies will create a new set of challenges for wireless carriers and their providers of outsourced infrastructure services including complex logistics and differentiated backhaul and site acquisition strategies. The following chart illustrates the expected increase in small cell shipments in North America through 2020:

North American Small Cell Shipments
(# in thousands)

Source: SNS Research, Wireless Infrastructure Bible: 2014-2020.

The large volume of deployments and unique technological challenges will drive the need for increased standardization, consistency and efficient processes. We believe that these trends will drive the need for fewer, larger and more financially stable outsourced wireless infrastructure service providers that will be capable of providing a full range of services across a large geographic footprint in a cost effective manner.

Increasing Trend for Wireless Carriers to Outsource Capital and Operating Expenditures

Wireless carriers are under mounting competitive pressure to deliver a high level of performance and additional next generation services to their customers. As a result, wireless carriers have outsourced many of the services required to design, build and maintain their complex network offerings, which provides them better flexibility, efficiency and lower costs than self-performing these services.

According to Wilkofsky Gruen Associates, over two-thirds of this spending on services in support of wireless infrastructure is outsourced. The following chart illustrates such spending on wireless equipment since 2005:

Sources: Blumberg Advisory Group, Telecommunications Industry Association, Wilkofsky Gruen Associates; figures for 2013-2016 are estimates.

We believe wireless carriers are increasing the amount of the capital and operating expenditures that they outsource.

According to the Booz & Co. research report, Second-Generation Telecom Outsourcing Regaining Control and Innovation Power, published July 17, 2013, the top four factors driving outsourcing in telecommunications are: (i) economic efficiency, (ii) capabilities focus, (iii) partnership integration and (iv) technology convergence. According to the Infonetics Research 2013 Report, Service Provider Outsourcing to Vendors, published March 18, 2013, or the Infonetics Report, reduction in operating expenditures, including tasks such as designing, building and maintaining, continues to be the primary driver for carriers outsourcing and is forecasted to grow at an annual rate of 8% through 2016. We believe that U.S. wireless carriers have a limited number of vendors, especially those without any equipment brand bias, that can provide comprehensive services and scale required to manage the size and complexity of their needs.

Growing Demand for Wireless Services in Adjacent Markets

The positive trends in the wireless telecommunications industry are also relevant to numerous other markets, including the public safety and enterprise markets. We believe that there is a large opportunity in the government telecommunications infrastructure market. In February 2012, a federal law was amended that provides for the creation of a nationwide interoperable broadband network for police, firefighters, emergency medical service professionals and other federal, state and local public safety personnel. This legislation established the FirstNet, charged with the deployment and operation of this network, and allocated FirstNet $7 billion in funding towards deployment of this network, as well as $135 million for a new state and local implementation grant program.

Historically, many enterprises had limited their use of wireless networks due to reliability, security and complexity issues but are now seeking to strategically integrate wireless networks for business-critical converged voice, video and data applications. We believe that we are in the beginning of a long-term transition to increase usage of wireless networks within enterprises and that a significant opportunity exists for wireless specialists to serve the increasingly complex requirements of those enterprises.

Stable Industry Dynamics in the Satellite Television Market

The U.S. market for satellite television subscribers is significant. DIRECTV is the largest satellite television provider with 20.2 million subscribers according to public filings. During the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities. We believe that the demand for our outsourced installation and maintenance services related to the satellite television market will remain steady as leading national providers continue to upgrade technology and add customers by investing in competitive marketing efforts.

Business Strengths

We believe the following business strengths position us to capitalize on the anticipated growth in demand for our services:

End-to-end Service Offering Providing Compelling Value Proposition

As the telecommunications sector continues to evolve and become more complex due to increasing demand for wireless data, wireless carriers and OEMs will continue a long-term trend of increasingly seeking outsourced providers that can service the full wireless network lifecycle on a national level. We believe our end-to-end service offering provides a compelling and differentiated value proposition to the marketplace. Many infrastructure service providers do not offer the professional network services of business consulting, design, integration and performance optimization. As a result, telecommunication companies typically need to hire professional services companies to provide complementary and higher-end services, creating incremental project coordination costs and financial risks. Our ability to seamlessly provide these solutions to our customers reduces the risks and limits inefficiencies caused by using multiple vendors. We believe this single vendor approach improves overall quality, schedule attainment and reduces costs for wireless carriers and OEMs.

Reputation for Consistent, High Customer Satisfaction and Technical Expertise

We maintain an exemplary track record with our customers and regularly outperform customer satisfaction and on-time delivery targets. In 2013, we performed critical wireless work in AT&T’s Turf Markets faster than all other Turf Market vendors. In 2013, our safety rating (reported incidents) assigned by OSHA for work provided to the telecommunications industry was less than half of the composite rating for our industry. Also in 2013, Multiband had customer satisfaction ratings, as measured by a third party, of over 95% when fulfilling DIRECTV work orders. We believe our reputation for technical expertise, reliable service and high customer satisfaction provides us with an advantage when competing for new contracts and maintaining and expanding our current customer relationships.

Long-term Relationships with Key Customers

We have long-standing relationships with three of the largest national telecommunication companies, AT&T Inc., Alcatel-Lucent and Sprint. We believe we serve as a strategic partner to our customers, having, for example, assisted AT&T with the deployment of 4G-LTE network services in the first five cities in which AT&T launched 4G-LTE service. Substantially all of our revenue is derived from work performed under multi-year MSAs with these customers. AT&T assigns work to us under our MSA on a market-by-market basis as the sole, primary or secondary vendor in 9 of AT&T’s 31 Turf Markets. Our reputation and experience enhance the loyalty of our customers and position us to become an increasingly important service provider in the outsourced wireless telecommunications industry, and our visibility into future revenues provided by these long-term relationships assists us in profitably managing our business. These executive-level long-term relationships with our customers have provided us with valuable insight into their medium and long-term direction, allowing us to make the right strategic investments in our business. Although we have recently experienced declining revenues under the Alcatel-Lucent Contract, which is set to expire on December 31, 2014, we are in negotiations to extend our contractual relationship with Alcatel-Lucent beyond 2014. We are also seeking to develop similar long-term relationships with T-Mobile and Verizon built upon the rapidly expanding scope of work performed for these customers.

We have maintained a long-term strategic relationship with DIRECTV for over 17 years. We are one of three in-home installation and maintenance service providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, we performed approximately 27.6% of all of DIRECTV’s outsourced installation, upgrade and maintenance activities.

National Footprint with Scalability of Operations

We have developed a nationwide platform for the provision of our services with 63 regional offices and warehouses in 24 states across the United States as of April 30, 2014. We employed over 5,200 people, including over 680 employees in our Professional Services segment, over 1,100 employees in our Infrastructure Services segment and over 3,150 employees in our Field Services segment, as of April 30, 2014. We also have the proven ability to increase our operations to meet the needs of our customers. The technician-based workforce that we acquired in the Multiband transaction is not only available to meet the needs of our Field Service segment, but selected technicians are also being cross-trained to deploy and maintain small cell and DAS services in support of our Professional Services segment. We also utilize an extensive network of subcontractors, which combined with our existing employee workforce enables us to execute large, complex and multi-location telecommunications projects across the United States by allocating personnel and resources quickly and efficiently, thereby maximizing efficiency. Through our MSA with AT&T, our largest customer, we serviced 5 of the 10 most populous cities in the United States as of April 30, 2014. The Turf Markets that AT&T has assigned to us as of April 30, 2014 cover an estimated 26.7% of the total U.S. population based upon 2010 census data.

Experienced Management Team with Exceptional Track Record

Our proven and experienced management team has an exceptional track record and plays a significant role in establishing and maintaining long-term relationships with our customers, supporting the growth of our business and managing the financial aspects of our operations. Under their leadership, we have grown substantially to become one of the largest providers of wireless infrastructure and professional services in the United States as well as a leader in the satellite television installation market. Our management team possesses significant industry experience and has a deep understanding of our customers and their performance requirements.

Under their leadership our revenue has increased to $931.7 million for the year ended December 31, 2013. Over the four years ended December 31, 2013, we have experienced a compounded annual revenue growth rate of 30.6%, which includes revenue growth both organically and through acquisitions. Many of our new business relationships have been developed from our long-standing relationships within the industry. As evidenced by the 2013 acquisitions of Multiband, CSG and DBT, our management team has demonstrated a strong ability to grow the business through strategic acquisitions in an effort to better position the Company to be able to compete for new business opportunities in the future. As of December 31, 2013, we had materially completed the integration of CSG and DBT and completed integration planning for the merger with Multiband.

Our Growth Strategies

We intend to leverage our market leading capabilities to take advantage of a number of favorable long-term industry trends by utilizing the following strategies:

Capitalize on Rapid Growth in the Wireless Carrier Sector and Continue to Grow Our Core Business

Rapidly increasing data usage on wireless networks is driving wireless carriers to increase capacity and upgrade cell sites nationwide while at the same time working to improve wireless quality, reliability and performance. The wireless industry will have completed much of its first phase of 4G-LTE coverage buildout by the end of 2014. In order to continue to meet the projected demand for wireless data, carriers will need to add additional capacity to these 4G-LTE sites on an on-going basis, which will be heavily dependent on wireless carriers allocating capital expenditures to services that optimize and add capacity to those sites. In addition, we anticipate that significant capacity enhancements will be realized via small cell site proliferation and DAS deployments. We expect to benefit from these developments in both the near- and long-term.

We have had over a decade of experience in successfully working with Tier-1 wireless carriers and OEMs as they designed, built, upgraded, optimized, maintained and decommissioned their networks. We believe that our focus on the wireless telecommunications market, end-to-end service capabilities, national scale, reputation for quality and ability to acquire and integrate new and strategic businesses positions us well to capitalize on these opportunities and trends in the wireless sector and to continue to grow our business.

Continue to Expand Our Market Leading Services Capabilities

We believe our comprehensive range of network services and reputation for outstanding performance differentiates us in the marketplace. We plan to continue to develop our end-to-end service portfolio and technical capabilities to ensure we remain highly valued by our customers.

Throughout our history, we have added services capabilities to meet our customers’ changing needs. Our acquisition of CSG in 2013 expanded our professional services capabilities to offer in-building wireless network design. This offering has already been leveraged to help expand our relationship with existing customers, such as AT&T. Additionally, in response to broad market trends, we are focused on building competencies and driving opportunities in the small cell and DAS markets with new and existing customers. We believe the addition of Multiband’s technician-based workforce will allow us to better serve our customers, increase our ability to take on larger scale small cell and DAS deployments and provide local onsite maintenance services post initial deployments. As of April 30, 2014, Multiband employed 2,627 technicians, and selected technicians are being cross-trained to provide advanced wireless installation and maintenance solutions for our customers.

As the enterprise small cell and DAS markets continue to grow, we believe that there is a tremendous opportunity to provide managed services to these customers. We believe that as venue owners increasingly choose to own the networks in their buildings they will need to rely on a provider with extensive wireless telecommunications experience to help them install, integrate and manage those networks. We are experienced in providing venue owners with network monitoring, network performance optimization, preventative maintenance and field technician repair and replacement services. Furthermore, as network technologies continue to evolve and become more complex, we are focused on continuing to supplement our high value-added services capabilities that help our enterprise customers maintain, upgrade and manage those networks. In addition, our strategy to enhance our managed services capability with incremental network services, including cloud and network virtualization, content delivery and network performance optimization, can drive additional business and enhance margins.

Continue to Grow our Small Cell and DAS Business

We anticipate the demand for small cell and DAS technologies will continue to increase as a result of need for wireless carriers to reduce stress on existing macro cell networks, expand network coverage and add capacity to their networks. Additionally, these technologies are a logical solution to serve an increasing number of enterprises that desire to expand and own their local wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. DAS technology is particularly well suited for larger facilities, such as sports stadiums, large office buildings and shopping malls.

Our acquisitions of CSG and Multiband provide us a powerful combination of design, technician workforce and dispatch, scheduling and maintenance capabilities to be leveraged for small cell and DAS services. We believe our service offerings addressing these technologies distinguish us in the marketplace. We are currently a small cell strategic deployment development partner for AT&T, an exclusive partner for enterprise femtocell for Sprint and one of two partners selected for a strategic small cell trial for Verizon. We have also signed an MSA to support future small cell deployments for T-Mobile.

Selectively Pursue New Profitable Long-Term Relationships

We have developed strong relationships with our three largest customers, AT&T Inc., DIRECTV and Alcatel-Lucent. Although we have recently experienced declining revenues under the Alcatel-Lucent Contract and it is set to expire at the end of 2014, we are in negotiations to extend our contractual relationship with Alcatel-Lucent beyond 2014 and we intend to pursue similar long-term relationships with new customers. Our ability to secure these contractual relationships is demonstrated through the recent establishment of relationships with CenturyLink, NSN, Sprint, T-Mobile, Verizon and Windstream. Historically, we have often declined opportunities for short-term service projects in order to focus on long-term opportunities that generate more predictable revenue without sacrificing acceptable profit margins. We believe that there are significant opportunities to continue expanding our scope of work with our new and legacy customers.

Extend Capabilities to Adjacent Wireless Markets Including Enterprise and Government Networks

We plan to apply the wireless expertise we have developed serving wireless carriers and OEMs to further expand into the enterprise and public safety markets. According to a February 2014 ABI Research’s In-Building Wireless Market Data research report, the North American market for in-building wireless deployment revenue is estimated at $2.7 billion for 2014 and is expected to grow to $4.3 billion for 2019, representing a compound annual growth rate of 9.5%. As cloud-based services continue to penetrate the enterprise IT market and enterprise employees increase the use of mobile devices to conduct business critical activities, enterprises are requiring enhanced speed and coverage from their wireless networks. For many enterprises, small cell and DAS are effective solutions to increase data throughput in their networks. We believe we are well positioned to be a market leader in this field as significant overlap exists among the services we provide to network carriers and those needed by enterprise networks. Our February 2013 acquisition of CSG provides us a significant entry into the enterprise market including higher education institutions, stadiums for professional and collegiate events, hotels and resorts, major retailers, hospitals and government agencies. In 2013, we provided services to over 100 enterprise customers for whom we deployed small cell or DAS infrastructure.

We also believe there is a considerable opportunity to address the public safety market. Our initial entry would focus on providing services to federal and state agencies. The initial $7 billion allocated by FirstNet to deploy a nationwide interoperable broadband network for public safety officials over the next several years represents a medium-to-long term opportunity for growth in the public safety sector. Government officials have already performed a significant amount of planning and preparation for this project, and we offer the capabilities, scale, reputation and knowledge to provide substantial support in the design, deployment and maintenance of the network. Our leadership team, as well as our government relationships team, is focused on leveraging existing relationships to help ensure participation in this initiative, including relationships developed through our implementation of the new public safety systems at the new World Trade Center.

Continue to Improve our Operational Efficiencies and Expand our Margins

We are planning to implement and continue several initiatives that we believe will create operational efficiencies in our business and will ultimately expand our margins. Key initiatives include implementation of business process automation, continuous improvement processes and greater technology utilization to gather real-time business intelligence to provide faster visibility on operational and financial performance and improve project scoping accuracy. We also are continuing to focus on enhancing our self-perform capabilities with the long-term goals of decreasing our dependence upon subcontractor-performed services and improving our margins. In addition, we believe our strategic growth plans, focused on professional, consulting and network performance solutions, will continue to allow us to improve our revenue mix and drive margin expansion.

Pursue Complementary Strategic Acquisitions

We plan to selectively pursue strategic acquisitions in the wireless industry that will enhance our service offerings, diversify our business and enable margin expansion. One area of interest would be the potential acquisition of subcontractors that perform tower services. The market for tower service companies is highly fragmented, and a number of high quality subcontractors exist that could provide us better control of these resources and improve our margins. Other strategic acquisitions may provide us with the opportunity to build market share and provide geographic density in a cost-effective and efficient manner.

Customers

Although we served over 100 customers in 2013, the vast majority of our revenues are from subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV. Our customer list includes several of the largest carriers and OEMs in the telecommunications industry. Revenues earned from customers other than subsidiaries of AT&T Inc., Alcatel-Lucent and DIRECTV grew from 3.7% of our total revenues in the year ended December 31, 2012 to 12.7% and 13.0% of our total revenues for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively. This increase in revenues is the result of acquisitions and inorganic growth. On May 18, 2014, AT&T Inc. and DIRECTV announced that they had entered into a merger agreement pursuant to which DIRECTV would merge with a subsidiary of AT&T Inc. The closing of the merger is subject to several conditions, including review and approval by the FCC and the Department of Justice. If the merger occurs, our revenues would become more concentrated and dependent on our relationship with AT&T Inc.

Revenue concentration by dollar amount and as a percentage of total consolidated revenue, on an actual and a pro forma basis as if the merger with Multiband had occurred on January 1, 2012, is as follows (dollars in thousands):

	Years Ended December 31,								Quarter Ended March 31,
	2011		2012		2013		2013, on a pro forma basis for the merger with Multiband (1)		2013		2013, on a pro forma basis for the merger with Multiband (1)		2014
	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total	Revenue	Percent of Total
Revenue From:
Subsidiaries of AT&T Inc.	$650,372	89.2%	$532,082	87.3%	$662,758	71.1%	$662,758	58.4%	$129,514	85.7%	$129,514	58.4%	$156,913	61.2%
DIRECTV					$92,425	9.9%	$270,329	23.8%			$61,450	27.7%	$55,447	21.6%
Alcatel-Lucent	$72,332	9.9%	$55,022	9.0%	$57,940	6.2%	$57,940	5.1%	$12,088	8.0%	$12,088	5.5%	$10,800	4.2%

	$722,704	99.1%	$587,104	96.3%	$813,123	87.3%	$991,027	87.3%	$141,602	93.7%	$203,052	91.6%	$223,160	87.0%

(1)	Giving effect to the merger with Multiband as if it occurred on January 1, 2013.

AT&T

We provide site acquisition, construction, technology upgrades, Fiber to the Cell, and maintenance services for AT&T at cell sites in 9 of 31 distinct Turf Markets as the sole, primary or secondary vendor, pursuant to a multi-year MSA that we entered into with AT&T and have amended and replaced from time to time. We refer to our MSAs with AT&T related to its turf program collectively as the “Mobility Turf Contract.” We have generated an aggregate of approximately $2.4 billion of revenue from subsidiaries of AT&T Inc. collectively for the period from January 1, 2009 through December 31, 2013.

Our Mobility Turf Contract provides for a term expiring on November 30, 2015, and AT&T has the option to renew the contract on a yearly basis thereafter. In connection therewith, AT&T reassigned certain of its Turf Markets, including the assignment to us of two additional Turf Markets, Missouri/Kansas and San Diego, and the assignment of the Pacific Northwest region, which was previously assigned to us, to another company effective December 31, 2011. Although our contract for the Pacific Northwest region expired on December 31, 2011, we continued to provide transitional services to AT&T in the Pacific Northwest region throughout 2012, and thereby concluded that we did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased, and accordingly, we have presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented. The results of operations of the Pacific Northwest now reported as a discontinued operation were previously included within our Infrastructure Services segment.

We provide other services to AT&T in addition to those provided under the Mobility Turf Contract. Those services include the deployment of indoor small cell systems, DAS systems and microwave transmission facilities and central office services. We recently entered into a DAS Installation Services Agreement and Subordinate Material and Services Agreement with a subsidiary of AT&T Inc. to provide these services. We continually seek to expand our service offerings to AT&T.

DIRECTV

DIRECTV is the largest provider of satellite television services in the United States, with approximately 20.1 million subscribers. DIRECTV has an approximate 20% share in the pay-TV market and an approximate 60% share in the satellite television market. With the acquisition of Multiband, DIRECTV became our second largest customer. The relationship between Multiband and DIRECTV has lasted for over 15 years and is essential to the success of our Field Services segment operations. We are one of three in-home installation providers that DIRECTV utilizes in the United States, and during the year ended December 31, 2013, Multiband performed 27.6% of all DIRECTV’s outsourced installation, upgrade and maintenance activities. Our contract with DIRECTV has a term expiring on December 31, 2017, and contains an automatic one-year renewal. Until December 31, 2013, we also provided customer support and billing services to certain of DIRECTV’s customers through our Field Services segment.

Alcatel-Lucent

We entered into the Alcatel-Lucent Contract, which is an MSA providing for a five-year term, in November 2009. Pursuant to the Alcatel-Lucent Contract, 461 of Alcatel-Lucent’s domestic engineering and integration specialists became employees of Goodman Networks. The Alcatel-Lucent Contract grants us the right to perform, subject to certain conditions, certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States. The outsourcing agreement expires on December 31, 2014, and renews on an annual basis thereafter for up to two additional one-year terms unless notice of non-renewal is first provided by either party.

During 2014, we anticipate that our revenues under the Alcatel-Lucent Contract will continue to decrease compared to the amount that we have historically realized thereunder, correlative with the decline in contractual minimum levels of services described above. In addition, Alcatel-Lucent may elect not to renew the Alcatel-Lucent Contract, which may cause Alcatel-Lucent to ramp down the services that we currently provide to it prior to the December 31, 2014 expiration date. We are currently in negotiations with Alcatel-Lucent to secure additional work; however, if we are unable to come to terms with Alcatel-Lucent regarding such additional work and Alcatel-Lucent decides not to extend the term of the Alcatel-Lucent Contract beyond the expiration date, Alcatel-Lucent may no longer remain a material customer.

Sprint

In May 2012 we entered into an MSA with Sprint, or the Sprint Agreement, to provide decommissioning services for Sprint’s iDEN (push-to-talk) network. We are removing equipment from Sprint’s network that is no longer in use and restoring sites to their original condition. For the year ended December 31, 2013 and the three months ended March 31, 2014, we recognized $34.0 million and $13.3 million of revenue, respectively, related to the services we provide for Sprint. The Sprint Agreement has an initial term of five years, and automatically renews on a monthly basis thereafter unless notice of non-renewal is provided by either party. As of December 31, 2013, Sprint has formally awarded us decommissioning work on over 8,500 cell sites under the Sprint Agreement. To date we have completed over 6,000 sites.

Enterprise Customers

We provide services to enterprise customers through our Professional Services segment. These service offerings consist of the design, installation and maintenance of DAS systems to customers such as Fortune 500 companies, hotels, hospitals, college campuses, airports and sports stadiums.

Estimated Backlog

We refer to the amount of revenue we expect to recognize over the next 18 months from future work on uncompleted contracts, including MSAs and work we expect to be assigned to us under MSAs, and based on historical levels of work under such MSAs and new contractual agreements on which work has not begun, as our “estimated backlog.” We determine the amount of estimated backlog for work under MSAs based on historical trends, anticipated seasonal impacts and estimates of customer demand based upon communications with our customers. Our 18-month estimated backlog as of March 31, 2013 was $1.3 billion, and our 18-month estimated backlog as of March 31, 2014 was $1.8 billion, including $0.4 billion of estimated backlog from DIRECTV as of March 31, 2014. We expect to recognize approximately $0.9 billion of our estimated backlog as of March 31, 2014 in the nine months ended December 31, 2014. The vast majority of estimated backlog as of March 31, 2014 has originated from multi-year customer relationships, primarily with AT&T, DIRECTV and Alcatel-Lucent.

Because we use the completed contract method of accounting for revenues and expenses from our long-term construction contracts, our estimated backlog includes revenue related to projects that we have begun but not completed performance. Therefore, our estimated backlog contains amounts related to work that we have already performed but not completed.

While our estimated backlog includes amounts under MSA and other service agreements, our customers are generally not contractually committed to purchase a minimum amount of services under these agreements, most of which can be cancelled on short or no advance notice. Therefore, our estimates concerning customers’ requirements may not be accurate. The timing of revenues for construction and installation projects included in our estimated backlog can be subject to change as a result of customer delays, regulatory requirements and other project related factors that may delay completion. Changes in timing could cause estimated revenues to be realized in periods later than originally expected or unrealized. Consequently, our estimated backlog as of any date is not a reliable indicator of our future revenues and earnings. See “Risk Factors—Risks Related to Our Business—Amounts included in our estimated backlog may not result in actual revenue or translate into profits, and our estimated backlog is subject to cancellation and unexpected adjustments and therefore is an uncertain indicator of future operating results.”

Seasonality and Variability of Results of Operations

Historically we have experienced seasonal variations in our business, primarily due to the capital planning cycles of certain of our customers. Generally, AT&T’s annual capital plans are not finalized to the project level until sometime during the first three months of the year, resulting in reduced capital spending in the first quarter relative to the rest of the year. This results in a significant portion of contracts related to our Infrastructure Services segment being completed during the fourth quarter of each year. Because we have adopted the completed contract method, we do not recognize revenue or expenses on contracts until we have substantially completed the contract. Accordingly, a significant portion of our revenues and costs are recognized during the fourth quarter of each year. The recognition of revenue and expenses on contracts that span quarters may also cause our reported results of operations to experience significant fluctuations.

Our Field Services segment’s results of operations may also fluctuate significantly from quarter to quarter. Variations in the Field Services segment’s revenues and operating results occur quarterly as a result of a number of factors, including the number of customer engagements, employee utilization rates, the size and scope of assignments and general economic conditions. Because a significant portion of the Field Services segment’s expenses are relatively fixed, a variation in the number of customer engagements or the timing of the initiation or completion of those engagements can cause significant fluctuations in operating results from quarter to quarter.

As a result, we have historically experienced, and may continue to experience significant differences in operations results from quarter to quarter. As a result of these seasonal variations and our methodology for the recognition of revenue and expenses on projects, comparisons of operating measures between quarters may not be as meaningful as comparisons between longer reporting periods.

Sales and Marketing

Our customers’ selection of long-term managed services partners is often made at the most senior levels within their executive, operations and procurement teams. Our marketing and business development teams play an important role sourcing and supporting these opportunities as well as maintaining and developing middle-level management relationships with our existing customers. Additionally, our executives and operational leaders play a significant role in maintaining and developing executive-level relationships with our existing and potential customers.

Our corporate business development and diversification strategy is the responsibility of all of the business stakeholders, executive management, operation leaders and the business development organization.

Competition

The markets in which we operate are highly competitive. Several of our competitors are large companies that have significant financial, technical and marketing resources. Within the Professional Services segment, we primarily compete with many smaller specialty engineering, installation and integration companies as well as an engineering group within MasTec, Inc. Within the Infrastructure Services segment, we primarily compete with MasTec, Inc., Bechtel Corporation, Black & Veatch Corporation, Dycom Industries, Inc. and sometimes with OEMs. Within the Field Services segment, we primarily compete with MasTec, Inc. and UniTek Global Services, Inc. We and two of our competitors provide 60% of DIRECTV’s installation services business, with the remaining 40% performed in-house by DIRECTV. DIRECTV provides in-house installation services primarily to rural areas of the United States where it is not profitable for independent installers such as us to operate.

Relatively few significant barriers to entry exist in the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. Some of our customers employ personnel to perform infrastructure services of the type we provide. We compete based upon our industry experience, technical expertise, financial and operational resources, nationwide presence, industry reputation and customer service. While we believe our customers consider a number of factors when selecting a service provider, most of their work is awarded through a bid process. Consequently, price is often a principal factor in determining which service provider is selected.

Employees and Subcontractors

As of April 30, 2014, we employed a total of 5,251 persons, 682 of which were employed by our Professional Services segment, 1,106 of which were employed by our Infrastructure Services segment, 3,189 of which were employed by our Field Services segment and the remainder of which provided general corporate services. Additionally, we utilize an extensive network of subcontractor relationships to complete work on certain of our projects. The use of subcontractors allows us to quickly scale our workforce to meet varied levels of demand without significantly altering our full-time employee base.

We attract and retain employees by offering training, bonus opportunities, competitive salaries and a comprehensive benefits package. We believe that our focus on training and career development helps us to attract and retain quality employees. We provide opportunities for promotion and mobility within our organization that we also believe helps us to retain our employees.

Facilities

We lease our headquarters in Plano, Texas and other facilities throughout the United States. Our facilities are used for offices, equipment yards, warehouses, storage and vehicle shops. As of April 30, 2014, our Infrastructure Services and Professional Services segments operate out of 32 offices located in 14 states throughout the United States, all of which are leased. Our Field Services segment operated out of 31 field offices 17 states as of April 30, 2014. We do not own any of our offices other than Multiband’s headquarters in Minnetonka, Minnesota. We believe that our existing facilities are sufficient for our current needs. In addition, we operate a number of on-site project offices maintained on a temporary basis as the need arises.

Regulations

Our operations are subject to various federal, state, local and international laws and regulations including:

•	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;

•	regulations relating to worker safety and environmental protection;

•	permitting and inspection requirements applicable to construction projects;

•	wage and hour regulations;

•	regulations relating to transportation of equipment and materials, including licensing and permitting requirements;

•	building and electrical codes;

•	telecommunications regulations relating to our fiber optic licensing business; and

•	special bidding, procurement and other requirements on government projects.

We believe we have all the licenses materially required to conduct our operations, and we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Legal Proceedings

We are from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief.

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband. In April 2014, the individuals filed a writ to appeal the matter to the U.S. Supreme Court.

On December 23, 2013, a putative Fair Labor Standards Act collective action was filed in the Southern District of Indiana alleging a subcontractor of Multiband, Satellite Direct, and Multiband misclassified a class of installers/technicians of DIRECTV services as independent contractors rather than employees. The remedy sought includes wages over a three-year period. Multiband denies the allegations, has demanded that Satellite Direct indemnify and defend it per Multiband’s 2009 Provider Agreement, and is filing a motion to dismiss the complaint against it for failure to state a claim upon which relief can be granted.

MANAGEMENT

Directors

Our directors and their respective ages and positions as of April 30, 2014 are set forth below.

Name	Age	Positions
Ron B. Hill	51	Director, Chief Executive Officer and President
John A. Goodman	46	Director, Executive Chairman
J. Samuel Crowley	63	Director
Steven L. Elfman	58	Director
Larry Haynes	64	Director

Ron B. Hill is our Chief Executive Officer and President. Mr. Hill has served as our Chief Executive Officer since January 2012 and as our President and Chief Operating Officer since May 2010, and previously served as our Executive Vice President of Professional Services from July 2008 until May 2010. Mr. Hill is a seasoned telecom executive with 26 years of management experience in sales, services and engineering, spending the majority of his time in technical roles. Mr. Hill began his career in 1985 with AT&T’s Consumer Products Division in Atlanta. Mr. Hill also served as the Vice President of Network Engineering-Integration and Optimization for Alcatel-Lucent from June 2002 until June 2008. In 1997, he earned a master’s degree in business administration from the Kellogg School of Business at Northwestern University.

Mr. Hill’s experience in the telecommunications industry, as well as his service as our Chief Executive Officer, provides our Board of Directors with unique and valuable business and leadership experience. Our Board of Directors also benefits from his extensive knowledge of the Company and the telecommunications industry, and from his deep understanding of our customers, opportunities and workforce.

John A. Goodman is our co-founder and Executive Chairman. Mr. John Goodman has served as Executive Chairman since January 2012 and previously served as Chairman and Chief Executive Officer from our founding in 2000 through January 2012. Mr. John Goodman’s telecom career spans two decades, beginning with Bell Atlantic Professional Services, where he managed outside and inside plant services in the southwest United States. In 1997, he joined GTE’s Network Operations Center in Irving, Texas, where he supported Fortune 500 companies and provided broadband technical support services domestically. Following the merger of GTE and Bell Atlantic, now known as Verizon, Mr. John Goodman left Verizon in 2000 to co-found our Company. Mr. John Goodman holds a bachelor’s degree in business administration from Texas Tech University.

Mr. John Goodman’s experience in co-founding the Company and service as our current Executive Chairman and former Chief Executive Officer provides our Board of Directors with extensive business and leadership experience. Our Board of Directors also benefits from his extensive knowledge of the Company and the telecommunications industry, and from his deep understanding of our challenges, competition and customers.

J. Samuel Crowley. Mr. Crowley was appointed to our Board of Directors in April 2014. Mr. Crowley currently consults both large and small firms in several industries in the areas of strategy, technology, new concept development, customer service, culture and operational structure and efficiency. Previously, Mr. Crowley served as the Chief Operating Officer of Gold’s Gym International from November 2005 to November 2007 and as the Senior Vice President of New Ventures for Michael’s Stores from August 2002 to 2004. From April 2000 to September 2002, Mr. Crowley was a Business Strategy Consultant for Insider Marketing. Mr. Crowley was also a co-founder of CompUSA, Inc. and served as its Executive Vice President of Operations from 1992 to 2000. Mr. Crowley is currently a member of the Board of Directors of United States Cellular Corporation, a position that he has held since 1998. He has also served as the chair of United States Cellular Corporation’s Audit Committee since 2001. Mr. Crowley holds a bachelor’s degree in English from Rice University and a master’s degree in business administration from The University of Texas at Dallas.

Mr. Crowley’s substantial experience and expertise in management and operations as well as his significant involvement in the telecommunications industry provides our board with considerable business and leadership experience.

Steven L. Elfman. Mr. Elfman was appointed to our Board of Directors in April 2014. Mr. Elfman served as the President of Network Operations and Wholesale at Sprint Corp. from 2008 to 2014. He previously served as the Chief Operating Officer of Motricity, a mobile data technology company, from January 2008 to May 2008 and as Executive Vice President of Infospace Mobile (currently Motricity) from July 2003 to December 2007. From May 2003 to July 2003, he was an independent consultant working with Accenture Ltd., a consulting company. Mr. Elfman also served as Executive Vice President of Operations of Terabeam Corporation, a communications company, from May 2000 to May 2003, and as Chief Information Officer of AT&T Wireless from June 1997 to May 2000. Mr. Elfman holds a bachelor’s degree in computer science and business from the University of Western Ontario.

Mr. Elfman’s experience serving in numerous executive roles in the telecommunications industry provides our Board of Directors with extensive business and leadership experience.

Larry J. Haynes. Mr. Haynes was appointed to our Board of Directors in April 2014. Pursuant to his offer letter, we agreed to nominate Mr. Haynes to serve on our Board of Directors for two years. Mr. Haynes brings with him a wealth of financial and accounting experience gained during his time as a tax partner at the accounting firm of Ernst & Young LLP, at which he worked from 1978 until his retirement there in June 2010. During his time at Ernst & Young LLP, Mr. Haynes worked primarily with high growth public, venture and private equity backed private companies in technology, consumer products and the services sectors. Following retirement from Ernst & Young LLP in June 2010, Mr. Haynes accepted a position as Executive Relationship Consultant at Smith Frank Partners, LLC, an asset planning, risk management and wealth strategies firm, and also a position as Senior Adviser with Athens Partners, which assists professional services firms. Mr. Haynes serves on numerous boards, including Southwestern University’s Board of Trustees, the Baylor Oral Health Foundation Board, in which he serves on the Executive Committee and as Chair of the Audit Committee, and the Dallas Foundation Board. Mr. Haynes earned a BBA in accounting and economics from Southwestern University in 1972.

Mr. Haynes’ experience as a tax partner at one of the nation’s leading accounting firms as well as his experience serving on numerous boards provides our Board of Directors with financial expertise as well as unique and valuable leadership experience.

Executive Officers

Our executive officers and their respective ages and positions as of April 30, 2014 are set forth below.

Name	Age	Positions
Ron B. Hill	51	Director, Chief Executive Officer and President
John A. Goodman	46	Director, Executive Chairman
Randal S. Dumas	44	Chief Financial Officer
Cari Shyiak	54	Chief Operating Officer
Scott E. Pickett	50	Chief Marketing Officer and Executive Vice President
James L. Mandel	57	Chief Executive Officer of Multiband

Effective April 11, 2014, the Board of Directors appointed Ron B. Hill to have responsibility over the day-to-day management of our Company and to serve as our principal executive officer. Mr. Goodman will continue to serve on our Board of Directors as Executive Chairman and will maintain a strategic role as an executive officer.

The biographies of Messrs. Ron Hill and John Goodman are set forth under the heading “—Directors.”

Randal S. Dumas is our Chief Financial Officer. He has served as Chief Financial Officer since January 2012. Mr. Dumas previously served from May 2009 to December 2011 as the Senior Vice President and Chief Financial Officer of United Vision Logistics, a provider of expedited transportation and logistics services. From August 2008 to May 2009, Mr. Dumas was the Vice President and Chief Accounting Officer of GENBAND, Inc., a telecom equipment manufacturer. Mr. Dumas also previously served as the Vice President and Chief Accounting Officer of Accuro Healthcare Solutions Inc. (now MedAssets, Inc.), a provider of revenue-cycle management software solutions to the healthcare industry, from January 2008 until the sale of the company in August 2008. From September 2006 to December 2007, MetroPCS Communications, Inc., a wireless communications services provider, employed Mr. Dumas as its Staff Vice-President of Finance. Mr. Dumas holds a bachelor’s degree in accounting from the University of Texas at Dallas and a master’s degree in business administration from the University of Dallas.

Cari Shyiak was appointed as our Chief Operating Officer in February 2013. He joined as our President of Professional Services segment in May 2010. He has more than 25 years of international management experience covering operations, engineering, services and product management. Prior to joining our Company in May 2010, his last position was with Alcatel-Lucent where he served as Vice President of Services for Central and Southeastern Europe from April 2009 to May 2010. Previous to this, Mr. Shyiak held a number of leadership positions globally within Alcatel-Lucent and Lucent Technologies including VP of Network Solutions & Support Services, VP Global Technical Support Services and Director of Service Product Management Asia Pacific. He began his career in operations with Sasktel & Rogers Communications in Canada and earned his EMBA at the Institute for Management Development in Switzerland.

Scott E. Pickett is our Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions. Mr. Pickett has served as our Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions since September 2002. Prior to joining us in February 2002, he served as the Vice President of Sales for MindLever Corporation, an enterprise software company located in Research Triangle Park, North Carolina from 1999 to 2001. Mr. Pickett managed solutions-based sales organizations at two enterprise software companies prior to his time with MindLever. He graduated cum laude with a bachelor’s degree in computing and information science from McKendree University.

James Mandel has been the Chief Executive Officer and a director of Multiband since October 1, 1998. From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., a gaming company. Mr. Mandel serves on the board of GeoSpan Corporation, a geospatial imaging company, and is a director of the Independent Multi-Family Communications Council, a national trade group for the private cable industry. Mr. Mandel is a graduate of the Leed’s School of Business Administration at the University of Colorado at Boulder.

Board of Directors

Our Board of Directors is currently comprised of five directors, Ron Hill, John Goodman, J. Samuel Crowley, Steven L. Elfman and Larry J. Haynes. Our amended and restated bylaws permit our Board of Directors to establish by resolution the number of directors, and five directors are currently authorized.

Director Independence

Because the registration statement of which this prospectus forms a part registers only debt securities and because we do not have any securities on a national securities exchange or inter-dealer quotation systems, we are not subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system. For example, we are not required to have a Board of Directors comprised of a majority of independent directors. Accordingly, our Board of Directors has not made any determination as to whether any of the members of our Board of Directors would qualify as independent under the listing standards of any national securities exchange or inter-dealer quotation system or under any other independence definition.

Committees of the Board of Directors

Our Board of Directors does not currently have any standing committees. The Board of Directors has typically performed the functions of typical audit and compensation committees. When performing the functions of a typical compensation committee, the Board of Directors confers with our Chief Executive Officer, Ron Hill, and our Executive Chairman, Mr. John Goodman. None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director of our Company.

Director Compensation

None of our directors received any compensation from us for service on the Board of Directors during the year ended December 31, 2013.

On March 28, 2014, the Board of Directors adopted a policy for compensation of non-employee directors. Under this policy, each non-employee director will receive an annual cash retainer of $140,000, $2,500 for each in-person Board of Directors meeting attended, $500 for any such meeting attended remotely and reimbursement for out of pocket expenses.

Each member of our board of directors will be indemnified for his actions associated with being a director to the fullest extent permitted under Texas law.

Certain Relationships

There are no family relationships among our directors and executive officers. To our knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K that are material to an evaluation of the ability or integrity of any of our directors or executive officers (in the last ten years), or our promoters or control persons (in the last year).

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including employees of our subsidiaries, as well as each of our directors and certain persons performing services for us. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, improper conflicts of interest or other violations. We will provide a copy of our code of ethics without charge upon written request to Goodman Networks Incorporated, Attention: Monty West, 6400 International Parkway, Suite 1000, Plano, Texas 75093. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to, or waivers from, provisions of our Code of Ethics that apply to our principal executive, financial and accounting officers by posting the required information on our website. Our website is not a part of this prospectus.

EXECUTIVE COMPENSATION

The following provides information about compensation that we pay or award to, or that is earned by: (i) the person who served as our principal executive officer during the fiscal year ended December 31, 2013; and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of December 31, 2013, with compensation during our 2013 fiscal year of $100,000 or more, or our Named Executive Officers. For our 2013 fiscal year, our Named Executive Officers and the positions in which they served were:

•	John A. Goodman, Executive Chairman;

•	Ron B. Hill, President and Chief Executive Officer; and

•	Cari T. Shyiak, Chief Operating Officer.

Summary Compensation Table

The following table sets forth information concerning the total compensation received by, or earned by, our Named Executive Officers during the past two fiscal years.

Summary Compensation Table

Fiscal Year 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compens- ation ($)	All Other Compensation ($)		Total ($)
John A. Goodman	2013	$752,885	$1,087,500	(3)	—		$2,314,478	—	$504,502	(4)	$4,659,365
(Executive Chairman)(2)	2012	703,269	1,687,500	(5)	—		—	—	420,160	(6)	2,810,929
Ron B. Hill	2013	652,500	942,500	(8)	$2,481,000	(9)	2,314,478	—	2,201,593	(10)	8,592,071
(President and Chief Executive Officer)(7)	2012	602,884	2,462,500	(11)	2,481,000	(12)	—	—	1,885,388	(13)	7,431,772
Cari T. Shyiak (Chief Operating Officer)(14)	2013	345,722	400,000	(15)	—		841,628	—	815,747	(16)	2,403,097

(1)	In accordance with SEC rules, this column reflects the aggregate fair value of the stock awards and option awards granted during the respective fiscal year computed as of their respective grant dates in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements for the year ended December 31, 2013, included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock awards or option awards, the exercise of the option awards, or the sale of the common stock underlying such stock awards and option awards.
(2)	Mr. Goodman served as our Chief Executive Officer until January 23, 2012, when Mr. Goodman was appointed as our Executive Chairman, a position in which Mr. Goodman has continued to serve as our principal executive officer until April 11, 2014.
(3)	Represents a retention bonus of $562,500 paid pursuant to his employment agreement and a bonus of $525,000 awarded pursuant to the Bonus Plan (as defined below) in March 2014 in respect of his performance during 2013.
(4)	Includes premiums paid for medical, dental, vision and life insurance, reimbursement of out-of pocket medical expenses; the personal use of vehicles leased by the Company; payments for a tax consultant; payments for health club dues; and gross-ups for the payment of taxes on the foregoing and on cash bonuses in the amount of $449,683.
(5)	Represents a retention bonus of $562,500 paid upon execution of an amendment to his employment agreement and a bonus of $1,125,000 awarded pursuant to the Bonus Plan in April 2013 in respect of his performance during 2012.
(6)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; payments for a tax consultant; payments for country club dues; and gross-ups for the payment of taxes on the foregoing. Also includes a gross-up for the payment of taxes on his 2012 retention bonus in the amount of $354,419 paid in November 2013 pursuant to his employment agreement.
(7)	Mr. Hill served as both our President and Chief Operating Officer until January 23, 2012, when Mr. Hill was appointed as our Chief Executive Officer in addition to his role as our President. Mr. Hill was appointed to serve as our principal executive officer on April 11, 2014.

(8)	Represents a retention bonus of $487,500 paid pursuant to his employment agreement and a bonus of $455,000 awarded pursuant to the Bonus Plan in March 2014 in respect of his performance during 2013.
(9)	Represents the grant date fair value of 30,000 shares of stock, based upon a stock price of $82.70 per share, the appraised value of our common stock.
(10)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; health club dues paid; and gross-ups for the payment of taxes on the foregoing, stock awards and cash bonuses in the amount of $2,140,592.
(11)	Represents a CEO transition bonus in the amount of $1,000,000, a retention bonus in the amount of $487,500 paid upon execution of an amendment to his employment agreement and a bonus of $975,000 awarded pursuant to the Bonus Plan in April 2013 in respect of his performance during 2012.
(12)	Represents the grant date fair value of 30,000 shares of stock, based upon a stock price of $82.70 per share, the appraised value of our common stock.
(13)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses in the amount of $44,758; the personal use of vehicles leased by the Company in the amount of $19,281; health club dues paid in the amount of $50,667; reimbursement for housing expenses; and gross-ups for the payment of taxes on stock awards and the foregoing in the amount of $1,437,848. Also includes a gross-up for the payment of taxes on his 2012 retention bonus in the amount of $307,163 paid in February 2014 pursuant to his employment agreement.
(14)	Mr. Shyiak was appointed our Chief Operating Officer effective February 18, 2013.
(15)	Represents a retention bonus in the amount of $200,000 paid in October 2013 pursuant to his employment agreement and a bonus of $200,000 awarded pursuant to the Bonus Plan in March 2014 in respect of his performance during 2013.
(16)	Includes premiums paid for medical, dental, vision and life insurance; reimbursement of out-of-pocket medical expenses; the personal use of vehicles leased by the Company; reimbursement for relocation expenses in the amount of $350,000; and gross-ups for the payment of taxes on the foregoing and on a cash bonus in the amount of $432,102.

Narrative Disclosure Regarding Summary Compensation Table

We have entered into employment agreements with each of our Named Executive Officers. A description of each of these agreements follows.

John A. Goodman. His employment agreement provided for an initial term expiring January 15, 2011, and automatically renewed for successive one-year terms. Effective April 1, 2012, pursuant to the discretion afforded by the terms of the employment agreement, the Board of Directors increased Mr. Goodman’s base salary to $750,000. He was also eligible to participate in our Goodman Networks Incorporated Executive Management Bonus Plan that we amended and restated in 2009, or the Bonus Plan. Further, Mr. Goodman was eligible to receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause, he was entitled to a severance payment of $1,125,000.

Effective October 16, 2012, we amended and restated Mr. Goodman’s employment agreement. The amended and restated employment agreement provided for a three (3) year term and a base salary of $750,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Goodman would be entitled to $1,500,000 if terminated by us without cause, by Mr. Goodman with good reason or upon a change of control. Mr. Goodman’s agreement also provided for a “Real Estate Keep Whole” benefit, which provided that Mr. Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amended and restated employment agreement and (ii) his termination by us without cause. The amended and restated employment agreement also required us to transfer to Mr. Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Goodman’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitled Mr. Goodman to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes.

Effective February 1, 2013, we amended and restated Mr. Goodman’s employment agreement to conform to Section 409A of the Code and to extend the vesting period of a stock option we had previously agreed to issue Mr. Goodman.

In each of October 2012 and October 2013, we awarded Mr. Goodman a cash retention bonus in the amount of $562,500, grossed up for the payment of taxes, pursuant to his employment agreement.

Pursuant to his amended and restated employment agreement, on February 12, 2013, we granted Mr. Goodman an option to purchase 55,000 shares of our common stock at an exercise price equal to $82.70 per share. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Goodman to $1,100,000, effective May 1, 2014.

Effective April 11, 2014, we amended and restated Mr. Goodman’s employment agreement. The amended and restated employment agreement provides for an extended term expiring on March 31, 2017 and a base salary of $1,100,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also provides that Mr. Goodman will no longer have general management and control of the business. The amendment also increased the severance to which Mr. Goodman would be entitled to $3,300,000 if terminated by us without cause, by Mr. Goodman with good reason or by Mr. Goodman following a change of control. Mr. Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) October 16, 2015, and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Goodman’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles Mr. Goodman to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan, an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes, cash bonuses in the discretion of the Board of Directors and an annual equity award in an amount to be determined by the Board of Directors.

Ron B. Hill. His employment agreement provided for an initial term expiring on July 14, 2012, and automatically renewed for successive one-year terms. Effective April 1, 2012, pursuant to the discretion afforded by the terms of the employment agreement, the Board of Directors increased Mr. Hill’s base salary to $650,000. He was also eligible to participate in our Bonus Plan. Further, Mr. Hill was eligible to receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause, he was entitled to a severance payment of $975,000.

Effective October 16, 2012, we amended and restated Mr. Hill’s employment agreement. The amended and restated employment agreement provided for a three (3) year term and a base salary of $650,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Hill would be entitled to $1,300,000 if terminated by us without cause, by Mr. Hill with good reason or upon a change of control. Mr. Hill’s agreement also provided for a “Real Estate Keep Whole” benefit, which provided that Mr. Hill had the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amended and restated employment agreement and (ii) his termination by us without cause. The amended and restated employment agreement also required us to transfer to Mr. Hill title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Hill’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitled Mr. Hill to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes.

Effective February 1, 2013, we amended and restated Mr. Hill’s employment agreement to conform to Section 409A of the Code and to extend the vesting period of a stock option we had previously agreed to issue Mr. Hill.

Pursuant to his amended and restated employment agreement, we granted Mr. Hill an aggregate of 60,000 shares of our common stock in two equal installments, the first in December 2012 and the second in January 2013, and on February 12, 2013, an option to purchase 55,000 shares of our common stock at an exercise price equal to $82.70 per share. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant. We also agreed to provide a gross-up to Mr. Hill to compensate him for the payment of taxes on the common stock grant.

In July 2012, we awarded Mr. Hill a one-time CEO transition cash bonus in the amount of $1,000,000, and in each of October 2012 and October 2013, we awarded him a cash retention bonus in the amount of $487,500, grossed up for the payment of taxes, pursuant to his employment agreement.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Hill to $1,000,000, effective May 1, 2014.

Effective April 11, 2014, we amended and restated Mr. Hill’s employment agreement. The amended and restated employment agreement provides for an extended term expiring on March 31, 2017 and a base salary of $1,000,000 per annum, subject to increase at the discretion of the Board of Directors. The amendment also provides that Mr. Hill will have general management and control of the business and report directly to the Board of Directors. The amendment also increased the severance to which Mr. Hill would be entitled to $3,000,000 if terminated by us without cause, by Mr. Hill with good reason or by Mr. Hill following a change of control. Mr. Hill’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Hill has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) October 16, 2015, and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Hill title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after Mr. Hill’s employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles Mr. Hill to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan, an annual retention bonus equal to 75% of his base salary, grossed up for the payment of taxes, cash bonuses in the discretion of the Board of Directors and an annual equity award in an amount to be determined by the Board of Directors.

Cari T. Shyiak. On February 18, 2013, in connection with his appointed as our Chief Operating Officer, we entered into an employment agreement with Mr. Shyiak. The employment agreement provides for a three (3) year term and a base salary of $400,000 per annum, subject to increase at the discretion of the Chief Executive Officer. Mr. Shyiak’s agreement provides for a one-time payment for relocation assistance in the amount of $350,000, grossed up for the payment of taxes. Further, the agreement provides that Mr. Shyiak may receive an additional cash bonus in the discretion of the Board of Directors. If terminated by us without cause or by him for good reason, he is entitled to a severance payment equal to the remainder of the unpaid base salary due under the term of his employment agreement, but in any case, no less than $600,000. The employment agreement also entitles Mr. Shyiak to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 50% of his base salary, grossed up for the payment of taxes, payable on December 31st of each year of the term of the agreement.

Pursuant to his employment agreement, on February 12, 2013 we granted Mr. Shyiak an option to purchase 20,000 shares of our common stock at an exercise price equal to $82.70 per share. One-third of such shares underlying the option vested or will vest on each of the first three anniversaries of the date of grant.

In October 2013, we awarded Mr. Shyiak the cash retention bonus in the amount of $200,000, grossed up for the payment of taxes, pursuant to his employment agreement.

On March 28, 2014, the Board of Directors increased the annual base salary for Mr. Shyiak to $450,000, effective May 1, 2014.

Effective April 11, 2014, we amended Mr. Shyiak’s employment agreement to provide that he may be awarded cash bonuses in the discretion of the Board of Directors.

Goodman Networks Incorporated Executive Management Bonus Plan

Pursuant to their employment agreements, each of our Named Executive Officers is eligible to earn an annual cash bonus up to a specified percentage of such executive officer’s salary under the Bonus Plan. The purpose of the Bonus Plan is to encourage superior performance by and among our executive officers and to recognize their contributions to our success and profitability. Bonuses under the Bonus Plan have historically been paid in April of the year following the year in which the bonus was earned.

Pursuant to the Bonus Plan, our Named Executive Officers are eligible for a bonus equal to a percentage of their respective base salary that varies based upon whether we have met during the fiscal year certain target EBITDA and target revenue levels set by the Board of Directors as the administrator of the Bonus Plan. We have structured the Bonus Plan such that the threshold incentive will be paid if the Company achieves 100% of the target EBITDA and 90% of the target revenue, the target incentive will be paid if the Company achieves 120% of the target EBITDA and 90% of the target revenue, and the maximum incentive will be paid if the Company achieves 140% of the target EBITDA and 95% of the target revenue. However, the Board of Directors may also take into account the individual performance of a participant, as well as the overall financial performance of the Company, and adjust the bonus payable to any participant to an amount less than or greater than would otherwise be payable pursuant to the guidelines set forth in the Bonus Plan relating to EBITDA and revenue levels.

The table that follows sets forth the threshold, target and maximum incentive opportunities set for the Named Executive Officers for 2014.

	Bonus as Percentage of Base Compensation
	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
John A. Goodman	40%	70%	100%
Ron B. Hill	40%	70%	100%
Cari T. Shyiak	35%	50%	70%

The table that follows sets forth the threshold, target and maximum incentive opportunities set for the Named Executive Officers for 2013.

	Bonus as Percentage of Base Compensation
	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
John A. Goodman	40%	70%	100%
Ron B. Hill	40%	70%	100%
Cari T. Shyiak	35%	50%	70%

Largely as the result of certain factors identified below, the Company did not meet its target EBITDA or threshold level of revenue for 2013. Due to the shortages of qualified tower crews currently being experienced by the wireless industry, we incurred significant additional costs during 2013 to hire additional tower crew personnel and pay additional incentives to subcontracted tower crews. In addition, the Company’s acquisition activity in 2013 diverted management time and resources and resulted in significant transaction and miscellaneous expenses. The Board of Directors set the 2013 EBITDA and revenue targets under the assumption that the Company would have not incurred these additional costs or undertaken such activities. The Board of Directors believes that the decisions to incur such additional costs and activities were in the best interests of the Company and that absent such decisions, the Company would have met its target EBITDA and revenue for 2013. As a result, the Board of Directors exercised the discretion afforded it under the Bonus Plan and determined to waive the 2013 EBITDA and revenue performance measures at the target incentive level for each of Messrs.

Goodman, Hill and Shyiak. The table below sets forth the percentage of base compensation and dollar amount that was paid to each of the Named Executive Officers in March 2014 with respect to their performance during the year ended December 31, 2013.

	Bonus as Percentage of Base Compensation	Payment Under the Bonus Plan
John A. Goodman	70%	$525,000
Ron B. Hill	70%	455,000
Cari T. Shyiak	50%	200,000

Goodman Networks Incorporated 2014 Long-Term Incentive Plan

On April 8, 2014, the Board of Directors approved and adopted the 2014 Plan. The 2014 Plan is intended to enable us to remain competitive and innovative in our ability attract, motivate, reward and retain the services of key employees, certain key contractors and non-employee directors. The 2014 Plan provides for the granting of incentive stock options, or ISOs, subject to stockholder approval of the 2014 Plan, nonqualified stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards which may be granted singly, in combination or in tandem, and which may be paid in cash or shares of our common stock. The following is a brief description of the 2014 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Effective Date and Expiration. The 2014 Plan will become effective upon the completion of an initial public offering, and will terminate on April 8, 2024. No award may be made under the 2014 Plan after its expiration date, but awards made prior thereto may extend beyond that date. Immediately prior to the time that the 2014 Plan becomes effective, the 2008 Plan will cease to be available for future issuances of awards. The terms of the 2008 Plan will remain in effect for outstanding awards.

Share Authorization. Subject to certain adjustments, the maximum number of shares of our common stock that may be delivered pursuant to awards under the 2014 Plan is the number of shares of common stock equal to ten percent (10%) of the outstanding shares of common stock on the closing date of an initial public offering (without taking into account any other awards made pursuant to the 2014 Plan on such date), of which one hundred percent (100%) may be delivered pursuant to ISOs. Subject to certain adjustments, the maximum number of the shares of common stock with respect to which stock options or SARs may be granted to any of our officers subject to Section 16 of the Exchange Act or a “covered employee” as defined in Section 162(m)(3) of the Internal Revenue Code of 1986, as amended, or the Code, during any calendar year is equal to one and four tenths percent (1.4%) of the outstanding shares of common stock on the closing date of an initial public offering. In addition, to the extent Section 162(m) of the Code applies to awards granted under the 2014 Plan and we intend to comply with Section 162(m) of the Code, no participant may receive in any calendar year performance-based awards with an aggregate value of more than $4,200,000 (based on the fair market value of shares of our common stock at the time of the grant of the performance-based award). The 2014 Plan also provides that no more than 10% of the shares of common stock that may be issued pursuant to an award under the 2014 Plan may be designated as Exempt Shares (as defined in the 2014 Plan). The Committee (as defined below) has greater flexibility to accelerate the vesting for shares designated as Exempt Shares.

Administration. The 2014 Plan may be administered by the Board of Directors or a committee of the Board of Directors consisting of two or more members. At any time a committee is not established by the Board of Directors, the Board of Directors shall administer the 2014 Plan (as used herein, the term “Committee” refers to either a committee of the Board of Directors or the Board of Directors itself). The Committee will determine the persons to whom awards are to be made; determine the type, size and terms of awards; interpret the 2014 Plan; establish and revise rules and regulations relating to the 2014 Plan and make any other determinations that it believes necessary for the administration of the 2014 Plan. The Committee may delegate certain duties to one or more of our officers as provided in the 2014 Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors and outside directors of us and our subsidiaries whose judgment, initiative and efforts contributed to or may be expected to contribute to our successful performance are eligible to participate in the 2014 Plan.

Stock Options. The Committee may grant either ISOs qualifying under Section 422 of the Code or nonqualified stock options, provided that only employees of us and our subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or stock of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including without limitation, the maximum term of each option, the times at which each option will be exercisable and the provisions requiring forfeiture of unexercised options at or following termination of employment or service.

Stock Appreciation Rights. The Committee is authorized to grant SARs as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the 2014 Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including without limitation, the maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of common stock that may not be sold, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with us, the passage of time, or other restrictions and conditions. The value of the restricted stock units may be paid in shares, cash or a combination of both, as determined by the Committee.

Dividend Equivalent Rights. The Committee is authorized to grant a dividend equivalent right to any participant either as a component of another award or as a separate award, conferring on participants the right to receive cash or shares of common stock equal in value to dividends paid on a specific number of shares or other periodic payments. The terms and conditions of the dividend equivalent right shall be specified by the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Performance Awards. The Committee may grant performance awards payable in cash, shares of common stock, a combination thereof or other consideration at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2014 Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent we determine that Section 162(m) of the Code shall apply to a performance award granted under the 2014 Plan, it is our intent that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. However, the Committee may not, in any event, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m), if the Committee determines that the established performance measures or objectives are no longer suitable because of a change in our business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

Other Awards. The Committee may grant other forms of awards payable in cash or shares if the Committee determines that such other form of award is consistent with the purpose and restrictions of the 2014 Plan. The terms and conditions of such other form of award shall be specified by the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant.

Vesting. The Committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the 2014 Plan. If the Committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested. “Full Value Awards” (i.e., restricted stock or restricted stock units) that constitute performance awards must vest no earlier than one year after the date of grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the date of grant. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of common stock subject to such awards shall be Exempt Shares (as defined in the 2014 Plan), unless such acceleration or waiver occurs by reason of the participant’s death, disability, retirement, or occurrence of a change in control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the 2014 Plan.

Forfeiture. The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including, without limitation, terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Assignment. Awards granted under the 2014 Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit certain transfers as permitted under the 2014 Plan.

Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of ours, issuance of warrants or other rights to purchase shares of common stock or other securities of ours or other similar corporate transaction or event affects the fair value of an award, then the Committee shall make equitable adjustments so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the 2014 Plan or any award to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which we are subject.

Amendment or Discontinuance of the 2014 Plan. Our Board of Directors may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the 2014 Plan in whole or in part, except that no amendment for which stockholder approval is required either: (i) by any securities exchange or inter-dealer quotation system on which the common stock is listed or traded or (ii) in order for the 2014 Plan and incentives awarded under the 2014 Plan to continue to comply with Sections 162(m), 421, and/or 422 of the Code, including any successors to such Sections, or other applicable law, shall be effective unless such amendment is approved by the requisite vote of our stockholders entitled to vote thereon. Any amendments made shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding awards granted under the 2014 Plan, notwithstanding any contrary provisions contained in any award agreement. In the event of any such amendment to the 2014 Plan, the holder of any award outstanding under the 2014 Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any award agreement relating thereto. Notwithstanding anything contained in the 2014 Plan to the contrary, unless required by law, no action regarding amendment or discontinuance shall adversely affect any rights of participants or our obligations to participants with respect to any awards granted under the 2014 Plan without the consent of the affected participant.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the total outstanding equity awards as of December 31, 2013, for each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End

Fiscal Year 2013

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
John A. Goodman	60,000	(1)	—	$26.12	06/24/2019
	55,000	(2)	—	$82.70	02/12/2023
Ron B. Hill	34,399	(3)	—	$9.16	07/31/2018
	55,000	(2)	—	$82.70	02/12/2023
Cari T. Shyiak	20,000	(2)	—	$82.70	02/12/2023
	20,000	(4)	—	$26.12	05/17/2020

(1)	Option was granted on June 24, 2009. This option vested in three equal installments over a three-year period, with one-third vesting on June 24, 2010, one-third vesting on June 24, 2011 and one-third vesting on June 24, 2012.
(2)	Options were granted on February 12, 2013. These options are fully exercisable, however the shares underlying the options vest in three equal installments beginning on the first anniversary of the date of grant.
(3)	Option was granted on July 31, 2008. This option vested in three equal installments over a three-year period, with one-third vesting on July 31, 2009, one-third vesting on July 31, 2010 and one-third vesting on July 31, 2011.
(4)	Options were granted on May 17, 2010. These options are fully exercisable, however the shares underlying the options vest in three equal installments beginning on the first anniversary of the date of grant.

Potential Payments upon Termination or Change-in-Control

Equity Compensation Plans

Pursuant to the terms of the form of option award agreements under the 2000 Plan, all unvested options vest immediately prior to the effective date of a change of control. A “change of control” is defined under the 2000 Plan as any of the following:

(i)	at least fifty percent (50%) of the members of the Board of Directors are replaced;

(ii)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(iii)	any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property; or

(iv)	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) of all or substantially all of the assets of the Company;

provided, however, that a transaction described in clause (iii) or (iv) shall not constitute a change of control if after such transaction (I) Continuing Directors (as defined herein) constitute at least fifty percent (50%) of the members of the board of directors of the continuing, surviving or acquiring entity, as the case may be, or, if such entity has a parent entity directly or indirectly holding at least a majority of the voting power of the voting securities of the continuing, surviving or acquiring entity, Continuing Directors constitute at least fifty percent (50%) of the members of the board of directors of the entity that is the ultimate parent of the continuing, surviving or acquiring entity, and (II) the continuing, surviving or acquiring entity (or the ultimate parent of such continuing, surviving or acquiring entity) assumes all outstanding stock options under the 2000 Plan. For the purpose of this paragraph, “Continuing Directors” means Board of Directors members who (x) at the effective date of the 2000 Plan were directors or (y) become directors after the effective date of the 2000 Plan and whose election or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then in office who were directors at the effective date of the 2000 Plan or whose election or nomination for election was previously so approved.

The form of option award agreement under the 2008 Plan also provides for vesting of unvested options immediately prior to the effective date of a change in control. The definition of a “change in control” under the 2008 Plan is the same as the definition of a “change of control” under the 2000 Plan. However, the 2008 Plan also provides that in the event an award issued under the 2008 Plan is subject to Section 409A of the Code, the definition of a “change in control” would not be met unless a “change in control event” had occurred under the Code, which would include any of the following:

(i)	Change in Ownership. A change in ownership of the Company occurs on the date that any person, other than (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (c) an underwriter temporarily holding stock pursuant to an offering of such stock, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person is not considered to be a change in control. In addition, if any person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this paragraph (i); or

(ii)	Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(a) the date that any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock. However, if any person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same person is not considered to cause a change in control pursuant to this subparagraph (ii)(a); or

(b) the date during any 12-month period when a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board of Directors if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or

(iii)	Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no change in control when there is such a transfer to (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (b) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (c) a person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (d) an entity, at least 50% of the total value or voting power of the stock of which is owned by a person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

Employment Agreements

As described under “—Narrative Disclosure Regarding Summary Compensation Table,” each of our Named Executive Officers is party to an employment agreement that provides for payments to the Named Executive Officers if any of the following occurs:

(i)	the employee is terminated by the Company without “cause;” or

(ii)	the employee terminates his employment for “good reason.”

Upon a termination of the employee by the Company without “cause,” by the employee for “good reason,” or upon a “change of control,” Mr. John Goodman would be owed thirty-six (36) months’ base salary, Mr. Hill would be owed thirty-six (36) months’ base salary and Mr. Shyiak would be owed the base salary for the remainder of the term of his employment agreement, but in any case, no less than eighteen (18) months’ base salary. Each of our Named Executive Officers would also be owed a bonus under the Bonus Plan prorated for the number of days elapsed during the current year (a “Prorated Bonus”) upon termination by the Company without “cause,” by the employee for “good reason,” upon a “change of control” or upon death. However, the Prorated Bonus is owed to Mr. Shyiak only if termination occurs on or after April 1.

For purposes of termination payments based upon termination by the Company without cause, “cause” is defined in Mr. Goodman’s and Mr. Hill’s respective employment agreements as any of the following:

(i)	conviction of a felony involving dishonest acts during the term of the employment agreement;

(ii)	any willful and material misapplication by the employee of the Company’s funds, or any other material act of dishonesty committed by the employee toward the Company; or

(iii)	the employee’s willful and material breach of the employment agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board of Directors which specifically identifies the manner in which the Board of Directors believes the employee has not substantially performed his duties and the employee fails to cure his nonperformance after receipt of notice as required by the employment agreement.

The employee shall not be deemed to have been terminated for cause without first having been (a) provided written notice of not less than thirty (30) days setting forth the specific reasons for the Company’s intention to terminate for cause, (b) an opportunity for the employee, together with his counsel, to be heard before the Board of Directors, and (c) delivery to the employee of a notice of termination from the Board of Directors stating that a majority of the Board of Directors found, in good faith, that the employee had engaged in the willful and material conduct referred to in such notice. For purposes of the employment agreement, no act, or failure to act, on the employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee in bad faith and without reasonable belief that the employee’s action or omission was in the best interest of the Company.

For purposes of termination payments based upon termination by the Company without cause, “cause” is defined in Mr. Shyiak’s employment agreement as any of the following:

(i)	material breach of the employment agreement by the employee, which material breach, if curable, remains uncured after thirty (30) days’ written notice from the Company specifying in reasonable detail the nature of such breach;

(ii)	commission by the employee of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of Company property or corporate opportunities, as reasonably determined by the Board of Directors;

(iii)	a conviction, guilty plea or plea of nolo contendere of any misdemeanor that involves (a) moral turpitude or (b) other conduct that involves fraud, embezzlement, larceny, theft or dishonesty;

(iv)	a conviction, guilty plea or plea of nolo contendere of any felony, unless the Board of Directors reasonably determines that the employee’s conviction of such felony does not materially affect the Company’s or the employee’s business reputation or significantly impair the employee’s ability to carry out his or her duties under the employment agreement (provided that the Board of Directors shall have no obligation to make such determination); or

(v)	the employee’s violation of the Company’s policies regarding insobriety during working hours or the use of illegal drugs.

For purposes of termination payments based upon termination by the employee for good reason, “good reason” is generally defined in Mr. Goodman’s and Mr. Hill’s respective employment agreements as any of the following:

(i)	any diminution in the executive’s title or material diminution in his duties thereunder;

(ii)	any reduction in the executive’s base salary and/or an alteration in the benefits provided to the executive unless such alteration is applied to all employees;

(iii)	a “change of control” the Company, which is considered to be upon the sale of all or substantially all the assets of the Company, a change in ownership of the capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock, or a transaction resulting in the issuance or transfer of shares of capital stock of the Company representing more than fifty percent (50%) of the voting securities of the Company;

(iv)	a forced relocation of the executive beyond a certain distance;

(v)	a material breach of the employment agreement by the Company;

(vi)	the failure of any Company successor to assume their employment agreements; or

(vii)	any requirement that the executive report to someone other than the Board of Directors.

For purposes of termination payments based upon termination by the employee for good reason, “good reason” is generally defined in Mr. Shyiak’s employment agreement as any of the following:

(i)	any material diminution in the executive’s title or material diminution in his duties thereunder;

(ii)	any reduction in the executive’s base salary and/or an alteration in the benefits provided to the executive unless such alteration is applied to all employees;

(iii)	a “change of control” the Company, which is considered to be upon the sale of all or substantially all the assets of the Company, a change in ownership of the capital stock of the Company which constitutes fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock, or a transaction resulting in the issuance or transfer of shares of capital stock of the Company representing more than fifty percent (50%) of the voting securities of the Company;

(iv)	a forced relocation of the executive beyond a certain distance; or

(v)	the issuance of the Company’s common stock to the public, excluding an initial public offering.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement as in effect on December 31, 2013, were terminated on December 31, 2013, the last day of our 2013 fiscal year. In all cases, the amounts were valued as of December 31, 2013, based upon, where applicable, an estimated fair value of our common stock of $82.70 per share. The amounts in the following table are calculated as of December 31, 2013, pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Named Executive Officer	Category of Payment		Termination Without Cause or Termination by the Employee for Good Reason		Termination Due to Death	Termination Upon Change of Control
John A. Goodman	Cash Severance	(1)	$1,500,000	(2)	—	$1,500,000	(2)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$1,500,000		—	$1,500,000

Ron B. Hill	Cash Severance	(1)	$1,300,000	(2)	—	$1,300,000	(2)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$1,300,000		—	$1,300,000

Cari T. Shyiak	Cash Severance	(3)	$852,874	(4)	—	$852,874	(4)
	Accrued Bonus		—		—	—
	Vesting Options		—		—	—
	Total:		$852,874		—	$852,874

(1)	The first $500,000 is payable in four (4) equal quarterly payments. The remaining amount, if any, is payable in nine (9) equal monthly payments after the initial $500,000 is paid.
(2)	Represents twenty-four (24) months’ base salary.
(3)	Payable according to the Company’s normal payroll practices, beginning on the first payroll date following the sixtieth (60th) day after termination.
(4)	Represents twenty-five (25) months and seventeen (17) days’ base salary.

Director Compensation

The following table shows the compensation earned by persons who served on our Board of Directors during the fiscal year ended December 31, 2013, who are not one of our Named Executive Officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jason Goodman	—	—	—	—	—	—	—
Jonathan Goodman	—	—	—	—	—	—	—
Joseph Goodman	—	—	—	—	—	—	—

Narrative Disclosure Regarding Director Compensation Table

None of our directors, including our employee directors, received any compensation from us for service on the Board of Directors during the fiscal year ended December 31, 2013.

On March 28, 2014, the Board of Directors adopted a policy for compensation of non-employee directors. Under this policy, each non-employee director will receive an annual cash retainer of $140,000, $2,500 for each in-person Board of Directors meeting attended, $500 for any such meeting attended remotely and reimbursement for out of pocket expenses.

Compensation Policies and Practices as They Relate to Risk Management

We have reviewed our compensation policies as generally applicable to our employees and believe that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our compensation mix is balanced among (i) fixed components such as salary and benefits, (ii) annual incentives that reward our overall financial performance and (iii) long-term equity compensation. Although a portion of the compensation provided to Named Executive Officers is based on our performance or individual successes of the employee, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-and long-term operational and financial goals.

Compensation Committee Interlocks and Insider Participation

During 2013, the Company did not have a compensation committee or any other committee performing equivalent functions of a compensation committee, and each of Messrs. John Goodman, Ron Hill, Jason Goodman, Jonathan Goodman and Joseph Goodman participated in deliberations of the Board of Directors concerning executive officer compensation and was employed by the Company.

As of December 31, 2013, none of our executive officers served as a member of the board of directors or compensation committee of another entity that has an executive officer who served on our Board of Directors. In addition, as of such date, no member of our Board of Directors serves as an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of shares of our common stock as of April 30, 2014, for: (i) each of our named executive officers with respect to the year ended December 31, 2013 and each member of our board of directors; (ii) all of our directors and executive officers as a group and (iii) each person who is known by our Company to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them and the address for each listed person is c/o Goodman Networks Incorporated, 6400 International Parkway, Suite 1000, Plano, TX 75093. Percentages of beneficial ownership are based on 912,754 shares of common stock outstanding on April 30, 2014.

	Common Stock Beneficially Owned (1)
Name	Number		Percent
Named Executive Officers and Directors:
J. Samuel Crowley	—		—
Steven L. Elfman	—		—
John A. Goodman	448,244	(2)	43.6%
Larry J. Haynes	—		—
Ron B. Hill	149,399	(3)	14.9%
Cari T. Shyiak	40,000	(4)	4.2%

Executive officers and directors as a group	657,643	(5)	55.9%

5% Shareholders:
Alcatel-Lucent USA Inc.	47,528	(6)	5.2%
James Goodman	115,346	(7)	12.6%
Jason Goodman	173,650	(8)	18.2%
Jonathan Goodman	109,650	(8)	12.1%
Joseph Goodman	96,913	(8)	10.7%

*	Less than 1% of outstanding shares.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of options that are currently vested or that will become exercisable within 60 days of April 30, 2014 and shares of stock that the Company has agreed to issue within 60 days of April 30, 2014. Shares of common stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 30, 2014 and shares of stock that the Company has agreed to issue within 60 days of April 30, 2014 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.
(2)	Includes 115,000 shares of common stock issuable upon the exercise of options. Pursuant to the terms of his option to purchase 55,000 of such shares, following exercise, Mr. John Goodman would have the right to vote such shares but could only dispose of such shares to the extent they have vested. Also includes 186,621 shares of common stock over which Mr. John Goodman has limited voting power pursuant to proxy and voting agreements. 40,000 shares of common stock held of record by Mr. John Goodman are pledged as security.
(3)	Includes 89,399 shares of common stock issuable upon the exercise of options. Pursuant to the terms of his option to purchase 55,000 of such shares, following exercise, Mr. Hill would have the right to vote such shares but could only dispose of such shares to the extent they have vested.
(4)	Includes 40,000 shares of common stock issuable upon the exercise of options. Pursuant to the terms of the options, following exercise, Mr. Shyiak would have the right to vote such shares but could only dispose of such shares to the extent they have vested.

(5)	Includes 6,000 shares of common stock pledged as security, in addition to the pledge described above.
(6)	Alcatel-Lucent USA, Inc. has sole voting and dispositive power over 47,528 shares of common stock. The business address for Alcatel-Lucent USA Inc. is 600 Mountain Avenue, Murray Hill, New Jersey 07974.
(7)	Includes 68,753 shares of common stock pledged by Mr. James Goodman as security.
(8)	Includes 40,000 shares issuable upon the exercise of an option. Pursuant to the terms of the option, following exercise, the holder would have the right to vote such shares but could only dispose of them to the extent they have vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Persons

The following persons and entities had an interest in a transaction or series of transactions described herein.

Alcatel-Lucent USA Inc. Following the repurchases of our common stock on June 23, 2011, Alcatel-Lucent became the beneficial owner of over 5% of our common stock. As of April 30, 2014, Alcatel-Lucent beneficially owned 47,528 shares, or 5.2% of our common stock.

Goodman Brothers. Messrs. John Goodman, James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman are brothers.

•	John Goodman. Mr. John Goodman is our Executive Chairman and holds more than 5% of our outstanding shares.

•	James Goodman. Mr. James Goodman holds more than 5% of our outstanding shares.

•	Jason Goodman. Mr. Jason Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

•	Jonathan Goodman. Mr. Jonathan Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

•	Joseph Goodman. Mr. Joseph Goodman holds more than 5% of our outstanding shares and served on our Board of Directors until his resignation, effective as of April 11, 2014.

Goodman Brothers, LP. John Goodman, James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman, or collectively, the Goodman Brothers, are the limited partners of Goodman Brothers, LP. Goodman Brothers Enterprises, Inc. is the general partner of Goodman Brothers, LP. Each of the Goodman Brothers other than James Goodman is a stockholder and a director of Goodman Brothers Enterprises, Inc. Goodman Brothers, LP beneficially owned 12.8% of our common stock until December 13, 2012, when it distributed all of its shares to its partners.

SEP Trust. Scott Pickett is our Chief Marketing Officer and Executive Vice President of Strategic Planning and Mergers and Acquisitions. Mr. Pickett and one of his family members are the sole trustees of the SEP Trust, and he shares voting and dispositive power over the shares of common stock held by the SEP Trust.

The Stephens Group, LLC, Jeff Fox and Kent Sorrells. Prior to the repurchases of our common stock on June 23, 2011, The Stephens Group, LLC beneficially owned greater than 5.0% of our shares of common stock. The Stephens Group, LLC beneficially owned approximately 4.8% of our common stock as of April 30, 2014. The Stephens Group, LLC is the manager of SG-Tower, SG-GN/SD, LLC, or SG-GN, SG-LTE, LLC, or SG-LTE, and SG-GOODMAN, LLC, or SG-Goodman. Two representatives of The Stephens Group, LLC, Jeff Fox and Kent Sorrells, formerly served on our Board of Directors. Mr. Sorrells served as a managing director of The Stephens Group, LLC and as an executive officer of the manager of SG-Tower.

Advances

We had $231,200 and $55,018 in non-interest bearing advances due from Messrs. John Goodman and James Goodman, respectively, at December 31, 2011. Messrs. John Goodman and James Goodman were repaying the advances at a rate of $200 a month through payroll deductions with balloon payments for balances due April 2013, respectively. Messrs. John Goodman and James Goodman agreed to pay 100% of the balance upon the occurrence of a liquidity event and 5% of any annual bonus to reduce the principal amounts outstanding under the advances. During the years ended December 31, 2011, 2012 and 2013, the largest aggregate amounts outstanding under the advances for Messrs. John Goodman and James Goodman were $238,324, $230,800 and $0, and $57,418, $55,018 and $52,619, respectively. During the years ended December 31, 2011, 2012 and 2013, Messrs. John Goodman and James Goodman paid $7,124, $0 and $0, and, $2,400, $2,400 and $2,400, respectively, towards the repayment of these advances. On April 28, 2012, the Company forgave $230,800, the remaining indebtedness owed by John Goodman on the advances. As of December 31, 2012 and March 31, 2014, $52,618 and $49,818, respectively, remains outstanding under the advances for James Goodman.

Notes Payable

During the year ended December 31, 2011, we had subordinated debt that consisted of subordinated promissory notes issued in June 2009 payable to certain of our current or former stockholders for the repurchase of shares of common stock and Series B Preferred Stock that accrued interest at 8% per annum. During the years ended December 31, 2011 and 2010, we had subordinated promissory notes issued in April and May 2010 payable to certain affiliates of a stockholder that accrued interest at a rate of 18% per annum. All of this debt was retired on or before June 2011.

The following tables summarize our subordinated debt in existence during the year ended December 31, 2011:

Related Party	Largest Amount Outstanding During 2011	Principal Paid During 2011	Interest Paid During 2011	Interest Rate
Jason Goodman	$1,483,789	$1,483,789	$138,884	8%
Jonathan Goodman	1,483,789	1,483,789	138,884	8%
Joseph Goodman	1,324,642	1,324,642	124,254	8%
SEP Trust	370,130	370,130	34,771	8%
G. Danny Wade	555,194	555,194	52,156	8%
SG-GN/SD, LLC	8,227,508	8,227,508	413,572	18%
SG-GN/SD, LLC	4,289,872	4,289,872	217,583	18%
SG-LTE, LLC	1,790,033	1,790,033	91,049	18%
SG-LTE, LLC	1,150,866	1,150,866	58,680	18%

Put/Call Agreement

On June 24, 2009, we entered into a put/call agreement, or the Put/Call Agreement, with Mr. James Goodman. Under the Put/Call Agreement, Mr. James Goodman granted us an option to purchase shares of common stock owned by him up to $1.5 million on each of June 24, 2010, 2011 and 2012, each, an Option Date, respectively, for cash. Upon the exercise of our call option, Mr. James Goodman was required to sell the number of shares of common stock that we desired to purchase, subject to the terms and conditions of the Put/Call Agreement. The number of shares of common stock that we could purchase was determined by the fair market value of our common stock on the applicable Option Date minus the dollar value of any shares of common stock purchased by us at an earlier Option Date and was subject to the terms of our credit facility in existence at such time. The maximum amount of shares that Mr. James Goodman was required to sell under the Put/Call Agreement was $1.5 million.

Under the Put/Call Agreement, we also granted Mr. James Goodman an option to sell shares of common stock owned by him up to $1.5 million on each of the Option Dates for cash. Upon the exercise of Mr. James Goodman’s put option, we were required to purchase the number of shares of common stock that he desired to sell, subject to the terms and conditions of the Put/Call Agreement. The number of shares of common stock that Mr. James Goodman could sell was determined by the fair market value of our common stock on the applicable Option Date minus the dollar value of any shares of common stock sold to us at an earlier Option Date and we were only required to purchase such shares to the extent we were legally permitted to do so. The maximum amount of shares that we were required to purchase under the Put/Call Agreement was $1.5 million.

This put option was exercised in June 2011 and the Company purchased 22,914 shares of common stock at $65.46 per share, or $1.5 million.

Stock Purchase Agreements

On June 7, 2011, we entered into stock purchase agreements with James Goodman, Jason Goodman, Jonathan Goodman and Joseph Goodman to purchase 76,383, 30,553, 30,553 and 38,191 shares of common stock, respectively, in exchange for the payments of $5,000,000, $2,000,000, $2,000,000 and $2,500,000, respectively.

On June 7, 2011, we entered into a stock purchase agreement with SG-Goodman, SG-Tower, SG-GN and SG-LTE to purchase 1,114,035 shares of Series C Preferred Stock owned by SG-Goodman, 112,615 shares of common stock owned by SG-Tower, 30,871 shares of common stock underlying warrants owned by SG-LTE and 86,179 shares of common stock underlying warrants owned by SG-GN for an aggregate purchase price of $88,000,000 plus an amount for the accumulated but unpaid dividends on the shares of Series C Preferred Stock.

On November 2, 2011, we entered into stock purchase agreements with John Goodman, Ron Hill and Scott Pickett to repurchase certain securities they held. On November 2, 2011, we purchased 18,107, 15,802 and 5,386 shares of common stock, in exchange for payments of $2,189,317, $1,910,620 and $651,221 from John Goodman, Ron Hill and Scott Pickett, respectively.

On December 8, 2011, we entered into stock purchase agreements, pursuant to which we purchased 11,226 shares of common stock, one share of common stock and an option to purchase 9,798 shares of common stock and 3,339 shares of common stock in exchange for payments of $1,357,336, $1,095,047 and $403,718 from each of John Goodman, Ron Hill and Scott Pickett, respectively.

On March 4, 2013, we entered into stock purchase agreements with John Goodman, James Goodman, Joseph Goodman and Scott Pickett, pursuant to which we purchased 24,081, 17,081, 14,688 and 4,550 shares of common stock, respectively, in exchange for payments of $1,991,499, $1,412,599, $1,214,698 and $376,285, respectively.

Management Services Agreement

On June 24, 2009, we entered into a management services agreement with The Circumference Group LLC, or CG. Pursuant to the management services agreement, CG agreed to perform a monthly operations review consisting of the examination of, and discussion with our management regarding, our monthly financial and operating results reporting package and other services reasonably requested by us. Under the management services agreement, we agreed to pay CG a monthly fee equal to $25,000 per month from June 24, 2009 until June 23, 2011, at which time it automatically terminated. For the year ended December 31, 2011, we paid an aggregate of $131,616 to CG pursuant to the management services agreement. Jeff Fox was a majority stockholder of CG.

Employment Agreements

We had employment agreements with each of James Goodman, Jason Goodman, Joseph Goodman and Jonathan Goodman during the years ended December 31, 2011, 2012 and 2013.

James Goodman. His employment agreement provides for a term expiring on December 31, 2010, and automatically renewed for successive one-year terms. We paid Mr. James Goodman a bonus of $350,000, $225,000 and $103,500 with respect to his performance during the years ended December 31, 2011, 2012, and 2013, respectively. He was entitled to a severance payment of $120,000 upon termination of service for good reason. His employment agreement contained customary confidentiality and noncompete covenants. His current base salary is $225,000.

Jason Goodman. His employment agreement provided for an initial term expiring on December 31, 2010, and automatically renewed for successive one-year terms. His base salary was $175,000 per annum. We paid Mr. Jason Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If terminated by us without cause, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Jason Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of $225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Jason Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Jason Goodman with good reason or upon a change of control. Mr. Jason Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Jason Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Jason Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Jason Goodman’s base salary will be increased to $397,500.

We also agreed to grant Mr. Jason Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Jason Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Joseph Goodman. His employment agreement provided for an initial term expiring on December 31, 2010, and automatically renewed for successive one-year terms. His base salary was $175,000 per annum. We paid Mr. Joseph Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If terminated by us without cause, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Joseph Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of $225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Joseph Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Joseph Goodman with good reason or upon a change of control. Mr. Joseph Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Joseph Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Joseph Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Joseph Goodman’s base salary will be increased to $397,500.

We also agreed to grant Mr. Joseph Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Joseph Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Jonathan Goodman. His employment agreement provided for a term expiring on December 31, 2010. His base salary was $175,000 per annum. We paid Mr. Jonathan Goodman a bonus of $350,000, $371,250 and $113,750 with respect to his performance during the years ended December 31, 2011, 2012 and 2013, respectively. If Mr. Jonathan Goodman terminated his service for good reason, he was entitled to a severance payment of $120,000. His employment agreement contained customary confidentiality and noncompete covenants.

Effective October 16, 2012, we amended and restated Mr. Jonathan Goodman’s employment agreement. The amended and restated employment agreement provides for a three (3) year term and a base salary of $225,000, subject to increase at the discretion of the Board of Directors. The amendment also increased the severance to which Mr. Jonathan Goodman would be entitled to $450,000 if terminated by us without cause, by Mr. Jonathan Goodman with good reason or upon a change of control. Mr. Jonathan Goodman’s agreement also provides for a “Real Estate Keep Whole” benefit, which provides that Mr. Jonathan Goodman has the right to receive a payment to compensate him for the difference, if any, between the original purchase price of his primary residence and its depreciated fair market value upon the earlier of: (i) the third anniversary of the amendment and (ii) his termination by us without cause. The amended and restated employment agreement also requires us to transfer to Mr. Jonathan Goodman title to the vehicle we are currently leasing for him on the earliest of: (i) the date that is 36 months from the start of the lease; (ii) within 45 days after his employment is terminated without cause or by him for good reason; and (iii) within 60 days of a change of control. The amended and restated employment agreement also entitles him to benefits under our Executive Benefit Plan and cash bonuses under our Executive Management Bonus Plan and an annual retention bonus equal to 75% of his base salary and grossed up for any federal, state, and local income and employment taxes. Effective May 1, 2014 Jonathan Goodman’s base salary will be increased to $397,500.

We also agreed to grant Mr. Jonathan Goodman an option to purchase 40,000 shares at an exercise price equal to the fair market value per share on the date of the grant pursuant to the amended and restated employment agreement amendment. The shares underlying the options vest in three equal annual installments beginning on the first anniversary of the date of grant.

Effective February 12, 2013, we amended and restated Mr. Jonathan Goodman’s amended and restated employment agreement. The new amended and restated employment agreement amends his employment agreement to provide for a three-year vesting schedule for his stock option and to conform to Section 409A of the Code.

Effective April 11, 2014, we amended his employment agreement to provide for an annual equity award in an amount to be determined by the Board of Directors.

Other Related Party Transactions

We use a ranch owned by Goodman Brothers, LP to entertain employees and customers. Effective May 30, 2012, we entered into a five-year lease with Goodman Brothers, LP for the lease of the ranch. Pursuant to the lease, we pay a base rent of $156,000 per year. Prior to entering the lease agreement, we paid Goodman Brothers, LP on an event basis for the use of the ranch. For the years ended December 31, 2013, 2012 and 2011, we paid an aggregate of $169,000, $141,000 and $100,000 to Goodman Brothers, LP for the use of the ranch, respectively.

During 2013, we hired Genesis Networks Integration Services, LLC, a company substantially owned by James Goodman, or Genesis Networks, to provide, among other things, outsourced network monitoring and licensing, as well as services related to the trial use of a technician workforce automation system. During 2013, we incurred approximately $168,000 of expenses for such services.

During the year ended December 31, 2011, PNC Bank issued a $4.0 million letter of credit for the Company’s account as a credit enhancement for a new letter of intent concerning Genesis Networks. In the event of default on the line of credit by Genesis Networks, we would have the option to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of Genesis Network’s collateral securing the line of credit, but in no event more than $4.0 million. The letter of credit was originally due to expire on July 17, 2012; however we amended the letter of credit to extend the guarantee until July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014. Our exposure with respect to the letter of credit is supported by a reimbursement agreement from Genesis Networks, secured by a first priority pledge of certain assets and stock of Genesis Networks.

Alcatel-Lucent USA Inc.

We primarily perform work for Alcatel-Lucent under two contracts we have entered with Alcatel-Lucent.

Master Services Agreement. Effective November 2, 2009, we entered into a master services agreement with Alcatel-Lucent. Pursuant to the agreement, we agreed to perform certain deployment engineering, integration engineering and radio frequency engineering services for Alcatel-Lucent in the United States for five years. Alcatel-Lucent agreed to compensate us at rates set forth in the agreement.

Subcontract Agreement. On September 30, 2001, we entered into a customer service division subcontract agreement with Alcatel USA Marketing, a subsidiary of Alcatel-Lucent. As an independent contractor, we agreed to perform installation and/or engineering services with respect to Alcatel USA Marketing’s manufactured products. As compensation for our services, Alcatel USA Marketing agreed to pay us at rates set forth in the agreement.

For the years ended December 31, 2011, 2012 and 2013 and the three months ended March 31, 2014, we received aggregate revenues of $72.3 million, $55.0 million, $57.9 million and $10.8 million, respectively, for work performed for Alcatel-Lucent.

Goodman Networks and Multiband entered into an Agreement and Plan of Merger, dated as of May 21, 2013, pursuant to which we acquired Multiband on August 30, 2013. Pursuant to the Agreement and Plan of Merger, Multiband’s stockholders, which included Mr. Mandel, received $3.25 in cash for each share of Multiband’s outstanding common stock they held. In the aggregate, Mr. Mandel received an aggregate of $2.8 million in the merger with Multiband in exchange for his outstanding shares of Multiband common stock and options to purchase Multiband common stock. The aggregate purchase price in the Multiband acquisition was approximately $101.1 million. The Agreement and Plan of Merger contained customary representations, warranties and covenants, as well as indemnification provisions.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facility

The Credit Facility provides for a five-year revolving facility that is secured by (i) a first lien on our accounts receivable, inventory, related contracts and other rights and other assets related to the foregoing and proceeds thereof and (ii) a second lien on 100% of the capital stock of all of our existing and future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of the capital stock of all our future material non-U.S. subsidiaries. The Credit Facility has a maturity date of June 2016, and a maximum available borrowing capacity of $50.0 million subject to borrowing base determinations (that take into account, among other things, eligible receivables, eligible unbilled receivables and eligible inventory) and certain other restrictions. Amounts due under the Credit Facility may be repaid and reborrowed prior to the maturity date.

At our election, borrowings under the Credit Facility bear interest at variable rates based on (i) PNC Bank’s base rate plus a margin of between 1.50% and 2.00% (depending on certain financial thresholds) or (ii) LIBOR plus a margin of between 2.50% and 3.00% (depending on certain financial thresholds). The Credit Facility also provides for an unused facility fee of 0.375%.

The Credit Facility contains financial covenants that require that we not permit our annual capital expenditures to exceed $20.0 million (plus any permitted carry over). We are also required to comply with additional financial covenants upon the occurrence of a Triggering Event, as defined in the Credit Facility.

Additionally, the Credit Facility contains a number of customary affirmative and negative covenants that, among other things, limit or restrict our ability to divest our assets; incur additional indebtedness; create liens against our assets; enter into certain mergers, joint ventures, and consolidations or transfer all or substantially all of our assets; make certain investments and acquisitions; prepay certain indebtedness; make certain restricted payments; pay dividends; engage in transactions with affiliates; create subsidiaries; amend our constituent documents and material agreements in a manner that materially adversely affects the interests of the lenders; and change our business.

The Credit Facility also contains customary events of default, including, without limitation: nonpayment of principal, interest, fees, and other amounts; material inaccuracy of a representation or warranty when made or deemed made; violations of covenants; judgments and cross-default to indebtedness in excess of specified amounts; bankruptcy or insolvency events; certain U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, events; failure to continue to be certified as a minority business enterprise; termination of, or the occurrence of a material default under, material contracts; occurrence of a material adverse effect; and change of control.

As of December 31, 2013, we had $3.4 million of outstanding borrowings on the Credit Facility and had a $50.0 million maximum borrowing base, of which $42.1 million was available, net of $4.5 million of outstanding letters of credit. During the year ended December 31, 2011, we issued a $4.0 million letter of credit as a credit enhancement for a new letter of intent. Such letter of credit was issued in connection with a guarantee of indebtedness of a related party for proposed transaction and was originally due to expire in July 2012. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2013. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of December 31, 2012.

On September 6, 2013, we entered into an amendment to the credit agreement governing our Credit Facility with PNC Bank. The amendment provides for, among other things: (i) the addition of certain add-backs to the definition of “Earnings Before Interest and Taxes”, as described below, (ii) the deletion of the restriction on our ability to enter into certain operating leases without the consent of PNC Bank, (iii) the reduction of the “Triggering Event” threshold, as described below, which represents the point in time in which we are required to comply with the Fixed Charge Coverage Ratio and the Leverage Ratio, (iv) the amendment to the Fixed Charge Coverage Ratio and the Leverage Ratio to state that such financial covenants shall not take effect until the last day of the fiscal quarter ending March 31, 2014 (provided that the Company is not required to comply with the Fixed Charge Coverage Ratio and the Leverage Ratio covenant if a Triggering Event has not yet occurred and is continuing), (v) the amendment to the calculation of the Leverage Ratio to ease the covenants by adjusting the required ratios for each reporting period, as set forth in the table below, (vi) the adjustment to the calculations of Fixed Charge Coverage Ratio and Leverage Ratio to include the historic earnings before interest expense and taxes of CSG and Multiband for any applicable period occurring prior to one year after the date on which we acquired CSG and Multiband, respectively, (vii) an extension of the time frame for which we are required to repay certain advances under the Credit Facility following the sale of certain types of collateral, the issuance of equity interests or the issuance of debt obligations, from a deadline of one business day following receipt of cash proceeds from any such sale, issuance of equity or incurrence of debt, to a date no later than August 30, 2014, and (viii) certain other amendments to conform to PNC Bank’s most recent bank policies regarding taxes, defaulting lenders and other changes in law.

The additional add-backs to the definition of Earnings Before Interest and Taxes approved by the amendment include: (i) expenses or deductions relating to expenses or fees incurred from the restatement of financials for the fiscal years 2009 through 2012, (ii) a tax gross-up payment made to our Chief Executive Officer to cover his tax obligation for an award of common stock, (iii) consent fees, transaction expenses and other fees incurred related to acquisitions, and (iv) any fees and expenses related to the making of investments, the issuance of equity interests or the incurrence of indebtedness. Such definition is utilized in the credit agreement to calculate our Fixed Charge Coverage Ratio and our Leverage Ratio.

Additionally, the credit agreement was amended to (i) add the historic EBIDTA of CSG and Multiband and its Subsidiaries to the numerator of the Fixed Charge Coverage Ratio and to the denominator of the Leverage Ratio, for any applicable period occurring prior to one year after the date on which we acquired CSG and Multiband and its Subsidiaries, respectively, and (ii) to amend the Leverage Ratio provision, such that, after the occurrence and during the continuance of a Triggering Event, we must maintain a Leverage Ratio as of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2014 to be no more than the ratio set forth in the table below for the corresponding fiscal quarter:

Reporting Periods Ending:	Ratio
On or after January 1, 2014 through June 30, 2014	6.00 to 1.0
On or after July 1, 2014 through December 31, 2014	5.50 to 1.0
On or after January 1, 2015 and as of the last day of each fiscal quarter thereafter	5.00 to 1.0

Waivers of Events of Default

On May 15, 2012 and again on June 15, 2012, we entered into a limited waiver agreement with PNC Bank regarding certain events of default resulting from the delayed issuance of its audited financial statements for the year ended December 31, 2011 and of our unaudited quarterly financial statements for the periods ended March 31, 2012 and June 30, 2012. The limited waiver agreement permitted us to maintain access to the Credit Facility with a post-closing obligation to deliver, no later than October 15, 2012, our audited financial statements for the year ended December 31, 2011 and our unaudited financial statements for the periods ended March 31, 2012 and June 30, 2012. We delivered our audited financial statements for the year ended December 31, 2011 to PNC Bank on October 15, 2012. On October 11, 2012, we entered into an amendment to the Credit Facility that extended the due date for our unaudited quarterly financial statements for the periods ended March 31, 2012 and June 30, 2012 until November 30, 2012. On November 26, 2012, we entered into a second amendment to the Credit Facility that extended the due date for our unaudited quarterly financial statements for the periods ended March 31, June 30 and September 30, 2012 until January 15, 2013, among other things. We delivered our unaudited quarterly financial statements for the periods ended March 31, June 30 and September 30, 2012 to

PNC Bank on January 31, 2013. On March 1, 2013, we entered into a third amendment to the Credit Facility that extended the due date for our unaudited monthly financial statements for the periods ended January 31, 2013 and February 28, 2013 until April 1, 2013 and April 15, 2013, respectively. We delivered our unaudited financial statements for the period ended January 31, 2013 to PNC Bank on April 1, 2013 and our unaudited monthly financial statements for the period ended February 28, 2013 on April 15, 2013.

12.125% Senior Secured Notes due 2018 issued on June 23, 2011

On June 23, 2011, we issued $225.0 million of 12.125% Senior Secured Notes due July 1, 2018 with a discount of $3.9 million, or the original notes. The original notes carry a stated interest rate of 12.125%, with an effective rate of 12.50%. Interest is payable semi-annually each January 1 and July 1, beginning on January 1, 2012. The original notes mature on July 1, 2018, at which point all principal is due and payable. The original notes are secured by: (i) a first-priority lien on substantially all of our existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure the Credit Facility on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of our future material U.S. subsidiaries and non-voting stock of our future material non-U.S. subsidiaries and 66% of all voting stock of our future material non-U.S. subsidiaries and (iii) a second-priority lien on our accounts receivable, unbilled revenue on completed contracts and inventory that secure the Credit Facility on a first-priority basis, subject, in each case, to certain exceptions and permitted liens.

The original notes are general senior secured obligations, are guaranteed by our existing and future wholly owned material domestic subsidiaries, rank pari passu in right of payment with all of our existing and future indebtedness that is not subordinated, are senior in right of payment to any of our existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of our non-guarantor subsidiaries, and are effectively junior to all obligations under the Credit Facility to the extent of the value of the collateral securing the Credit Facility on a first priority basis.

Prior to July 1, 2014, we may redeem up to 35% of the aggregate principal amount of the original notes at a redemption price equal to 112.125% of the principal amount of the original notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings. Prior to July 1, 2015, we may redeem some or all of the original notes at a “make-whole” premium plus accrued and unpaid interest. On or after July 1, 2015, we may redeem some or all of the original notes at a premium that will decrease over time plus accrued and unpaid interest.

If we undergo a change of control, as defined in the Indenture, we will be required to make an offer to each holder of the original notes to repurchase all or a portion of its original notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

If we sell certain assets or experience certain casualty events and do not use the net proceeds as required, we will be required to use such net proceeds to repurchase the original notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Indenture contains certain covenants, which limits our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue certain preferred equity;

•	pay dividends on and make certain distributions in respect of capital stock or make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	sell certain assets;

•	enter into certain transactions with affiliates;

•	agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Company;

•	merge, consolidate, sell all or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

We entered into a registration rights agreement with the initial purchasers of the original notes. Under the terms thereof, we agreed to file an initial registration statement with the SEC by March 19, 2012, to become effective not later than June 17, 2012, providing for registration of “exchange notes” with terms substantially identical to the Notes. The terms of the agreement provide additional interest obligations for a late filing interest penalty, or “additional interest,” of 0.25% per annum of the principal amount of the original notes, which increases by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day we are delinquent in filing an initial registration statement with the SEC.

We were unable to file an initial registration statement with the SEC by March 19, 2012 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the original notes through June 17, 2012 and 0.50% for the subsequent 90-day period. We were unable to cause the initial registration statement to be declared effective by June 17, 2012 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the original notes for each subsequent 90-day period. The maximum additional interest rate on the original notes may not exceed 1.00% per annum at any one time in aggregate. We filed an initial registration statement with the SEC on February 14, 2013. Such registration statement was declared effective by the SEC on December 23, 2013, at which point all additional interest stopped accruing with respect to the original notes. We incurred $2.2 million of penalty interest for the year ended December 31, 2013.

On May 30, 2013, Goodman Networks and GNET Escrow Corp., a wholly owned subsidiary of Goodman Networks, or the Stage I Issuer, entered into a purchase agreement with Jefferies LLC, in connection with the offering of $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018, or the Stage I Notes. The Stage I Notes were offered at 105% of their principal amount for an effective interest rate of 10.81%. The estimated gross proceeds of approximately $105.0 million, which includes an approximate $5.0 million of issuance premium, were used, together with cash contributions from Goodman Networks, to finance the Merger and to pay related fees and expenses. Upon completion of the Merger, the Company redeemed the Stage I Notes in exchange for the issuance of an equivalent amount of the outstanding notes, which were issued as a “tack-on” under and pursuant to the Indenture under which the original notes were issued. See “Description of the Exchange Notes.”

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term the “Issuer” refers only to Goodman Networks Incorporated and not to any of its Subsidiaries.

The Issuer will issue the exchange notes under an indenture between itself and Wells Fargo Bank, N.A., as trustee. The exchange notes will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the exchange notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. Unless the context requires otherwise, all references to the “Notes” include the existing notes and the exchange notes. The exchange notes and the existing notes will be treated as a single class for all purposes of the indenture.

The following description is a summary of the material provisions of the indenture, the registration rights agreement and the security documents. It does not restate those agreements in their entirety. Since this description is only a summary, you should refer to the indenture and the Notes, a copy of which we are filing with the SEC concurrently with the filing of this prospectus, for a complete description of our obligations and your rights. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the security documents.

The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and Note Guarantees

The Notes

The Notes:

•	will be general senior secured obligations of the Issuer;

•

will be secured on a first-priority lien basis by the Notes Priority Collateral owned by the Issuer and on a second-priority lien basis by the ABL Priority Collateral owned by the Issuer, in each case subject to Permitted Liens;

•

will share, equally and ratably with all obligations of the Issuer under any other Parity Lien Obligations, in the benefit of Liens held by the collateral trustee on all Notes Priority Collateral from time to time owned by the Issuer, which Liens will be junior to all Permitted Prior Liens on the Notes Priority Collateral and senior to the Liens on the Notes Priority Collateral securing the ABL Obligations;

•

will share, equally and ratably with all obligations of the Issuer under any other Parity Lien Obligations, in the benefits of the Liens held by the collateral trustee on the ABL Priority Collateral from time to time owned by the Issuer, which Liens will be junior to all Permitted Prior Liens on the ABL Priority Collateral, including Liens securing the ABL Obligations, and consequently, the Notes will be effectively junior to all ABL Obligations to the extent of the value of the ABL Priority Collateral;

•	will be structurally subordinated to any existing and future Indebtedness and other liabilities of the Issuer’s non-Guarantor Subsidiaries;

•	will be pari passu in right of payment with all existing and future Indebtedness of the Issuer that is not subordinated;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of the Issuer;

•	will be unconditionally guaranteed on a senior secured basis by our existing Guarantors; and

•	may be unconditionally guaranteed on a senior secured basis by certain future Guarantors as described under the caption “—Future Note Guarantees.”

As of March 31, 2014, the Issuer had $325.0 million outstanding in aggregate principal amount of Parity Lien Obligations (consisting solely of the Notes), $100.0 million of which is being exchanged pursuant to this exchange offer and no loans outstanding under the ABL Agreement (and approximately $42.1 million of available borrowings thereunder) and approximately $4.5 million of undrawn standby letters of credit issued thereunder. Pursuant to the indenture, the Issuer is permitted to incur additional Indebtedness as Parity Lien Principal Debt in an amount not to exceed the Parity Lien Principal Debt Cap. The Issuer is also permitted to incur additional ABL Principal Debt in an amount not to exceed the greater of (x) $50.0 million and (y) 15.0% of Consolidated Tangible Assets. Any future incurrence of Parity Lien Obligations or ABL Obligations will be subject to all of the covenants described below, including the covenants described under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Future Note Guarantees

The Notes will be guaranteed by each of the Issuer’s future Domestic Subsidiaries, other than Immaterial Subsidiaries.

Each Note Guarantee of a Guarantor:

•	will be a general senior secured obligation of that Guarantor;

•	will be secured on a first-priority lien basis by the Notes Priority Collateral owned by such Guarantor and on a second-priority lien basis by the ABL Priority Collateral owned by such Guarantor;

•

will share, equally and ratably with all obligations of that Guarantor under any other Parity Lien Obligations, in the benefit of Liens on all Notes Priority Collateral from time to time owned by that Guarantor, which Liens will be junior to all Permitted Prior Liens on the Notes Priority Collateral and senior to the Liens on the Notes Priority Collateral securing any ABL Obligations;

•

will share, equally and ratably with all obligations of that Guarantor under any other Parity Lien Obligations, in the benefits of the Liens held by the collateral trustee on the ABL Priority Collateral from time to time owned by that Guarantor, which Liens will be junior to all Permitted Prior Liens on the ABL Priority Collateral, including Liens securing the ABL Obligations, and, consequently, the Note Guarantees will be effectively junior to all ABL Obligations to the extent of the value of the ABL Priority Collateral of that Guarantor;

•	will be pari passu in right of payment with all existing and future Indebtedness of that Guarantor that is not subordinated; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The existing notes are, and the exchange notes will be, guaranteed by each of the Issuer’s existing Domestic Subsidiaries, in each case other than Immaterial Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of the non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. As of and for the three months ended March 31, 2014, the Issuer’s non-Guarantor subsidiaries had substantially no assets, liabilities or revenue. See “Risk Factors—Risks Related to the Exchange Notes—Your right to receive payment on the exchange notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.”

As of the date hereof, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

The Issuer issued $225.0 million in aggregate principal amount of Notes in the initial offering. On August 30, 2013, the Issuer issued $100.0 million in aggregate principal amount of additional Notes. The Issuer may issue additional Notes under the indenture from time to time. Any issuance of additional Notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants— Liens.” The Notes and any additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that unless such additional Notes are issued under a separate CUSIP, either such additional Notes are part of the same “issue” within the meaning of U.S. Treasury Regulation Section 1.1275-1(f) or neither the Notes nor such additional Notes are issued with more than a de minimus amount of original issue discount for U.S. federal income tax purposes. The Issuer will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on July 1, 2018.

Interest on the Notes will accrue at the rate of 12.125% per annum and will be payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2014 for the outstanding notes and July 1, 2014 for the exchange notes. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1.0% higher than the then applicable interest rate on the Notes. The Issuer will make each interest payment to the holders of record on the immediately preceding December 15 and June 15.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of the Notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal of, premium on, if any, interest and Additional Interest, if any, on, that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Issuer elects to make interest payments by check mailed to the holders of the Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all transfer taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

As of the date hereof, the Notes are guaranteed by Multiband Corporation, a wholly owned subsidiary of the Issuer, and each of Multiband Corporation’s subsidiaries. The Notes will be guaranteed by each of the Issuer’s future Domestic Subsidiaries, other than Immaterial Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to our Indebtedness and the Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the Notes and the related guarantees, subordinate claims in respect of the Notes and the related guarantees and require holders of the Notes to return payments received and, if that occurs, you may not receive any payments on the Notes.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)(i)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture, the registration rights agreement and the Parity Lien Security Documents pursuant to a supplemental indenture and appropriate Parity Lien Security Documents satisfactory to the trustee; (ii) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Parity Lien Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction; (iii) the Collateral owned by or transferred to the Successor Guarantor shall: (A) continue to constitute Collateral under the indenture and the applicable Parity Lien Security Documents, (B) be subject to Liens in favor of the collateral trustee for the benefit of the holders of the Notes and any other Parity Lien Obligations and (C) not be subject to any Lien other than Permitted Liens; and (iv) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Parity Lien Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Parity Lien Security Documents in the manner and to the extent required in the indenture and the Parity Lien Security Documents; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate the Asset Sale provisions of the indenture and such Guarantor ceases to be a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3)	if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge;” or

(5)	upon the dissolution of a Guarantor if its assets are distributed to Issuer or another Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales.”

Security

The obligations of Issuer with respect to the Notes, the obligations of the Guarantors under the guarantees, all other Parity Lien Obligations and the performance of all other obligations of Issuer under the Note Documents are secured equally and ratably by first-priority Liens in the Notes Priority Collateral and second-priority Liens in the ABL Priority Collateral granted to the collateral trustee for the benefit of the holders of the Parity Lien Obligations. These Liens on the ABL Priority Collateral are junior in priority to the Liens securing ABL Obligations and to all other Permitted Prior Liens and these Liens on the Notes Priority Collateral are senior in priority to the Liens securing ABL Obligations and junior in priority only to Permitted Prior Liens. The Liens on the ABL Priority Collateral securing ABL Obligations are held by the ABL Agent. The Collateral comprises substantially all of the assets of Issuer and the Guarantors, other than the Excluded Assets.

Collateral

The Notes Priority Collateral comprises substantially all of the tangible and intangible assets of the Issuer and the Guarantors, other than the ABL Priority Collateral and Excluded Assets.

The ABL Priority Collateral, as more specifically described elsewhere in this description, comprises all of the accounts receivable, inventory, securities accounts and deposit accounts of the Issuer and the Guarantors, and certain personal property of the Issuer and the Guarantors related to the foregoing, in each case other than the Excluded Assets.

ABL Obligations

As of March 31, 2014, the Issuer had $3.4 million of borrowings outstanding under the ABL Agreement and approximately $4.5 million of undrawn standby letters of credit issued thereunder. As of March 31, 2014, the Issuer had approximately $42.1 million available for borrowing under the ABL Agreement. The indenture provides that the Issuer and the Guarantors may incur additional ABL Principal Debt, in an amount not to exceed the greater of (x) $50.0 million and (y) 15.0% of Consolidated Tangible Assets. Any additional ABL Obligations would be secured by Liens on the ABL Priority Collateral that would be effectively senior to the Liens on the ABL Priority Collateral securing the Notes and other Parity Lien Obligations. Additional ABL Obligations will only be permitted if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

Additional Parity Lien Obligations

The indenture and the Parity Lien Security Documents provide that the Issuer may incur additional Parity Lien Principal Debt, in an amount not to exceed the Parity Lien Principal Debt Cap, by issuing additional Notes under the indenture or under one or more additional indentures, incurring additional Indebtedness under Credit Facilities (other than the ABL Agreement) or otherwise issuing or increasing a new Series of Secured Debt secured by Parity Liens on the Notes Priority Collateral and Junior Liens on the ABL Priority Collateral. All additional Parity Lien Obligations will be pari passu in right of payment with the Notes, will be guaranteed on a pari passu basis by each Guarantor and will be secured equally and ratably with the Notes by Liens on the Collateral held by the collateral trustee for as long as the Notes and the Note Guarantees are secured by the Collateral, subject to the covenants contained in the indenture. The collateral trustee under the collateral trust agreement will hold all Parity Liens in trust for the benefit of the holders of the Notes, any future Parity Lien Obligations and all other Parity Lien Obligations. Additional Parity Lien Obligations will only be permitted to be secured by the Collateral if such Indebtedness and the related Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Certain Covenants—Liens.”

The Intercreditor Agreement

On the date of the indenture, Issuer entered into an intercreditor agreement with the ABL Agent and the collateral trustee which was amended on May 22, 2013. The intercreditor agreement sets forth the terms of the relationship between the holders of ABL Liens and the holders of Parity Liens with respect to the Collateral.

The intercreditor agreement permits the ABL Obligations and the Parity Lien Obligations to be refunded, refinanced or replaced by certain permitted replacement facilities without affecting the lien priorities set forth in the intercreditor agreement, in each case without the consent of any holder of ABL Obligations or Parity Lien Obligations (including holders of the Notes).

Lien Subordination

The intercreditor agreement provides that notwithstanding the date, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Collateral or of any Senior Lien in respect of any Collateral and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral will agree that:

(1)	any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Collateral (whether or not such Senior Lien is subordinated to any Lien securing any other obligation); and

(2)	any Junior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral.

Enforcement Rights

The intercreditor agreement provides that until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against Issuer or any Guarantor, the Senior Secured Parties will have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party, provided that the Junior Representative may (i) file a proof of claim in an Insolvency Proceeding, and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in the intercreditor agreement and only if consistent with the terms and the limitations on the Junior Representative imposed thereby. Upon the occurrence and during the continuance of a default or an event of default under the Senior Documents, the Senior Representative and the other Senior Secured Parties will be permitted to take and continue any Enforcement Action with respect to the Senior Obligations and the Senior Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the Senior Documents, subject to compliance with the provisions set forth below under the caption “—Cooperation; Sharing of Information and Access.”

The intercreditor agreement provides further that each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that, until the Senior Obligations Payment Date has occurred, but subject to the immediately succeeding sentence:

(1)	they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;

(2)	they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;

(3)	they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they would have any such right described in this clause (3), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they will irrevocably waive such right);

(4)	they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party will be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;

(5)	they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral; and

(6)	they will not seek, and will waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral.

Notwithstanding the foregoing, any Junior Representative will be permitted to, (i) take all such actions as it shall deem necessary to (A) perfect or continue the perfection of its Junior Liens or (B) create or preserve (but not enforce) the Junior Liens on any Collateral, and (ii) subject at all times to the provisions set forth under the caption “—Application of Proceeds” below, enforce or exercise any or all such rights and remedies as to any Junior Collateral commencing one hundred eighty (180) days after the date of the receipt by the Senior Representative of written notice from the Junior Representative of the declaration by the Junior Secured Parties of an event of default under the applicable Junior Documents in accordance with the terms of such Junior Documents that is continuing and the written demand by the Junior Secured Parties of the immediate payment in full of all of the applicable Junior Obligations (such 180-day period being referred to herein as the “Junior Standstill Period”), provided that

(1)	in the event that at any time after the Junior Representative has sent a notice to the Senior Representative to commence the Junior Standstill Period, the event of default that was the basis for such notice is cured or waived or otherwise ceases to exist and no other events of default under the applicable Junior Documents have occurred and are then continuing, then the notice shall automatically and without further action of the parties be deemed rescinded and no Junior Standstill Period shall be deemed to have been commenced;

(2)	the Junior Standstill Period shall be tolled for any period during which the Senior Representative is stayed from exercising rights or remedies pursuant to an Insolvency Proceeding or court order, so long as the Senior Representative has used its commercially reasonable efforts to have such stay lifted;

(3)

prior to taking any action to enforce or exercise any or all such rights and remedies after the end of the Junior Standstill Period, the Junior Representative shall give the Senior Representative not more than ten (10) Business Days’ and not less than five (5) Business Days’ prior written notice of the intention of Junior Representative to exercise its rights and remedies, including specifying the rights and remedies that it intends to exercise, which notice may be sent prior to the end of the Junior Standstill Period and in the event that Junior Representative shall not take any action to enforce or exercise any or all of such rights within ninety (90) days after the end of the Junior Standstill Period, then the notice to commence such Junior Standstill Period shall automatically and without further action of the parties be deemed rescinded and no Junior Standstill Period shall be deemed to have been commenced; and

(4)	notwithstanding anything to the contrary set forth under this section, the Junior Representative and the other Junior Secured Parties may not exercise any rights and remedies against any specific item or items of Junior Collateral after the end of the Junior Standstill Period, if and for so long as the Senior Representative or any other Senior Secured Party is diligently pursuing in good faith the exercise of its enforcement rights or remedies against the Issuer and Guarantors and/or all or any material portion of the Senior Collateral.

Prohibition on Contesting Liens

The intercreditor agreement provides that, in respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral will agree that it will not, and will waive any right to:

(a)	contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien on such Collateral; or

(b)	demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens on such Collateral, except to the extent that such rights are expressly granted in the intercreditor agreement.

Cooperation; Sharing of Information and Access

The intercreditor agreement provides that the collateral trustee, on behalf of itself and the other Parity Lien Secured Parties, agreed that each of them shall take such actions as the ABL Agent shall request in connection with the exercise by the ABL Secured Parties of their rights set forth therein in respect of the ABL Priority Collateral. The intercreditor agreement provides that the ABL Agent, on behalf of itself and the other ABL Secured Parties, agreed that each of them shall take such actions as the collateral trustee shall request in connection with the exercise by the Parity Lien Secured Parties of their rights set forth therein in respect of the Notes Priority Collateral.

The intercreditor agreement provides that, in the event that the ABL Agent shall, in the exercise of its rights under the ABL Security Documents or otherwise, receive possession or control of any books and Records of Issuer or any Guarantor which contain information identifying or pertaining to any of the Notes Priority Collateral, the ABL Agent shall promptly notify the collateral trustee of such fact and, upon request from the collateral trustee and as promptly as practicable thereafter, either make available to the collateral trustee such books and Records for inspection and duplication or provide to the collateral trustee copies thereof. The intercreditor agreement provides that, in the event that the collateral trustee shall, in the exercise of its rights under the Parity Lien Security Documents or otherwise, receive possession or control of any books and Records of Issuer or any Guarantor which contain information identifying or pertaining to any of the ABL Priority Collateral, the collateral trustee shall promptly notify the ABL Agent of such fact and, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and Records for inspection and duplication or provide the ABL Agent copies thereof. The collateral trustee has irrevocably granted the ABL Agent a non-exclusive worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of the collateral trustee’s interest therein, exercisable without payment of royalty or other compensation, to use any of the intellectual property now or thereafter owned by, licensed to, or otherwise used by the Issuer or Guarantors in order for ABL Agent and ABL Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition or realization upon the ABL Priority Collateral in accordance with the terms and conditions of the ABL Security Documents and the other ABL Documents. The collateral trustee agreed that, until the ABL Obligations Payment Date, any sale, transfer or other disposition of any of the Issuer’s or Guarantors’ intellectual property (whether by foreclosure or otherwise) will be subject to the ABL Agent’s rights as set forth in this paragraph.

The intercreditor agreement provides that, if the collateral trustee, or any agent or representative of the collateral trustee, or any receiver, shall, after the commencement of any Enforcement Action, obtain possession or physical control of any of the Notes Priority Collateral, the collateral trustee shall promptly notify the ABL Agent in writing of that fact, and the ABL Agent shall, within thirty (30) Business Days thereafter, notify the collateral trustee in writing as to whether the ABL Agent desires to exercise access rights under the intercreditor agreement. In addition, if the ABL Agent, or any agent or representative of the ABL Agent, or any receiver, shall obtain possession or physical control of any of the Notes Priority Collateral in connection with an Enforcement Action, then the ABL Agent shall promptly notify the collateral trustee that the ABL Agent is exercising its access rights under the intercreditor agreement and its rights under this paragraph under either circumstance. The intercreditor agreement provides that, upon delivery of such notice by the ABL Agent to the collateral trustee, the parties will confer in good faith to coordinate with respect to the ABL Agent’s exercise of such access rights, with such access rights to apply to any parcel or item of Notes Priority Collateral access to which is reasonably necessary to enable the ABL Agent during normal business hours: (i) to convert ABL Priority Collateral consisting of raw materials and work-in-process into saleable finished goods; (ii) to complete any service or project required for the practical realization of the benefits of the ABL Priority Collateral; (iii) to transport such ABL Priority Collateral to a point where such conversion can occur; (iv) to otherwise prepare ABL Priority Collateral for sale; and/or (v) to arrange or effect the sale of ABL Priority Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business.

Application of Proceeds

Pursuant to the intercreditor agreement, the Senior Representative and Junior Representative agreed that all Senior Collateral, and all proceeds thereof, received by either of them in connection with the collection, sale or disposition of Senior Collateral in an Enforcement Action shall be applied:

FIRST, to the payment of costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of the Senior Representative in connection with such Enforcement Action;

SECOND, to the payment of the Senior Obligations in accordance with the Senior Documents until the Senior Obligations Payment Date;

THIRD, to the payment of the Junior Obligations in accordance with the Junior Documents until the Junior Obligations Payment Date; and

FOURTH, the balance, if any, to the Issuer and Guarantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The intercreditor agreement provides that, in exercising remedies, whether as a secured creditor or otherwise, the Senior Representative will have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms thereof.

The intercreditor agreement also provides that, until the occurrence of the Senior Obligations Payment Date, any Senior Collateral that may be received by any Junior Secured Party in violation of the intercreditor agreement shall be segregated and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party will authorize the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, will be irrevocable).

Release of Liens

The intercreditor agreement provides that, upon any release, sale or disposition of Senior Collateral permitted pursuant to the terms of the Senior Documents that results in the release of the Senior Lien on any Senior Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action) (other than release of the Senior Lien due to the occurrence of the Senior Obligations Payment Date), the Junior Lien on

such Senior Collateral (excluding any portion of the proceeds of such Senior Collateral remaining after the Senior Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person. The intercreditor agreement provides that the Junior Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Representative shall request to evidence any release of the Junior Lien described in this paragraph. The Junior Representative will appoint the Senior Representative and any officer or duly authorized natural person of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Representative and in the name of the Junior Representative or in the Senior Representative’s own name, from time to time, in the Senior Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Insolvency Proceedings

The intercreditor agreement provides that, until the Senior Obligations Payment Date has occurred, the Junior Representative will agree on behalf of itself and the other Junior Secured Parties that no Junior Secured Party will, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Senior Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Representative (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Junior Representative may (i) file a proof of claim in an Insolvency Proceeding, and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in the intercreditor agreement and only if consistent with the terms and the limitations on the Junior Representative imposed thereby.

If Issuer or any Guarantor becomes subject to any Insolvency Proceeding in the United States at any time prior to the ABL Obligations Payment Date, and if the ABL Agent or the other ABL Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to Issuer or any Guarantor under the Bankruptcy Code or to consent (or not object) to the provision of such financing to Issuer or any Guarantor by any third party (any such financing, “ABL DIP Financing”), then the collateral trustee will agree, on behalf of itself and the other Parity Lien Secured Parties, that each Parity Lien Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on the grounds of a failure to provide “adequate protection” for the collateral trustee’s Lien on the Parity Lien Collateral to secure the Parity Lien Obligations or on any other grounds (and will not request any adequate protection solely as a result of such ABL DIP Financing) and (b) will subordinate (and will be deemed thereunder to have subordinated) the Parity Liens on any ABL Priority Collateral (i) to such ABL DIP Financing on the same terms as the ABL Liens are subordinated thereto (and such subordination will not alter in any manner the terms of the intercreditor agreement), (ii) to any adequate protection provided to the ABL Secured Parties and (iii) to any “carve-out” agreed to by the ABL Agent or the other ABL Secured Parties, so long as (x) the collateral trustee retains its Lien on the Parity Lien Collateral to secure the Parity Lien Obligations (in each case, including proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Notes Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such ABL DIP Financing is junior and subordinate to the Lien of the collateral trustee on the Notes Priority Collateral, (y) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the other ABL Secured Parties securing the ABL Obligations on

ABL Priority Collateral and (z) if the ABL Agent receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, and such replacement or adequate protection Lien is on any of the Notes Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the Notes Priority Collateral (the “Parity Lien Post-Petition Assets”) is junior and subordinate to the Lien in favor of the collateral trustee on the Notes Priority Collateral and (2) the collateral trustee also receives a replacement or adequate protection Lien on such Parity Lien Post-Petition Assets of the debtor to secure the Parity Lien Obligations. In no event will any of the ABL Secured Parties seek to obtain a priming Lien on any of the Notes Priority Collateral and nothing contained therein shall be deemed to be a consent by Parity Lien Secured Parties to any adequate protection payments using Notes Priority Collateral.

If Issuer or any Guarantor becomes subject to any Insolvency Proceeding in the United States at any time prior to the Parity Lien Obligations Payment Date, and if the collateral trustee or the other Parity Lien Secured Parties desire to consent (or not object) or to provide financing to Issuer or any Guarantor under the Bankruptcy Code or to consent (or not object) to the provision of such financing to Issuer or any Guarantor by any third party (any such financing, “Parity Lien DIP Financing”), then the ABL Agent agrees, on behalf of itself and the other ABL Secured Parties, that each ABL Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to such Parity Lien DIP Financing on the grounds of a failure to provide “adequate protection” for the ABL Agent’s Lien on the ABL Collateral to secure the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such Parity Lien DIP Financing) and (b) will subordinate (and will be deemed hereunder to have subordinated) the ABL Liens on any Notes Priority Collateral (i) to such Parity Lien DIP Financing on the same terms as the Parity Liens are subordinated thereto (and such subordination will not alter in any manner the terms of the intercreditor agreement), (ii) to any adequate protection provided to the Parity Lien Secured Parties and (iii) to any “carve-out” agreed to by the collateral trustee or the other Parity Lien Secured Parties, so long as (x) the ABL Agent retains its Lien on the ABL Collateral to secure the ABL Obligations (in each case, including proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such Parity Lien DIP Financing is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (y) all Liens on Notes Priority Collateral securing any such Parity Lien DIP Financing shall be senior to or on a parity with the Liens of the collateral trustee and the other Parity Lien Secured Parties securing the Parity Lien Obligations on Notes Priority Collateral and (z) if the collateral trustee receives a replacement or adequate protection Lien on post-petition assets of the debtor to secure the Parity Lien Obligations, and such replacement or adequate protection Lien is on any of the ABL Priority Collateral, (1) such replacement or adequate protection Lien on such post-petition assets which are part of the ABL Priority Collateral (the “ABL Post-Petition Assets”) is junior and subordinate to the Lien in favor of the ABL Agent on the ABL Priority Collateral and (2) the ABL Agent also receives a replacement or adequate protection Lien on such ABL Post-Petition Assets of the debtor to secure the ABL Obligations. In no event will any of the Parity Lien Secured Parties seek to obtain a priming Lien on any of the ABL Priority Collateral and nothing contained therein shall be deemed to be a consent by the ABL Secured Parties to any adequate protection payments using ABL Priority Collateral.

The intercreditor agreement provides that, until the ABL Obligations Payment Date, the collateral trustee will agree, on behalf of itself and the other Parity Lien Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any ABL Priority Collateral, without the prior written consent of the ABL Agent. Until the Parity Lien Obligations Payment Date, the ABL Agent will agree, on behalf of itself and the other ABL Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Notes Priority Collateral, without the prior written consent of the collateral trustee. In addition, neither the collateral trustee nor the ABL Agent will seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to the other, unless otherwise agreed in writing by both the ABL Agent and the collateral trustee.

The intercreditor agreement provides that the Junior Representative, on behalf of itself and the Junior Secured Parties, will agree that, prior to the Senior Obligations Payment Date, none of them will contest (or support any other Person contesting) (a) any request by the Senior Representative or any Senior Secured Party for adequate protection of its interest in the Senior Collateral (unless in certain circumstances in contravention of the intercreditor agreement), or (b) any objection by the Senior Representative or any Senior Secured Party to any motion, relief, action, or proceeding based on a claim by the Senior Representative or any Senior Secured Party that its interests in the Senior Collateral (unless in certain circumstances in contravention of the intercreditor agreement) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Senior Representative as adequate protection of its interests are subject to the intercreditor agreement.

The intercreditor agreement provides that:

(1) if any Senior Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of Issuer or any Guarantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Obligations Payment Date shall be deemed not to have occurred;

(2) neither the Junior Representative nor any other Junior Secured Party will, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Senior Collateral that is supported by the Senior Secured Parties, and the Junior Representative and each other Junior Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Senior Collateral supported by the Senior Secured Parties and to have released their Liens on such assets;

(3) to the extent that the Senior Representative or any Senior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Junior Collateral, the Senior Representative will agree, on behalf of itself and the other Senior Secured Parties, not to assert any of such rights without the prior written consent of the Junior Representative; provided that if requested by the Junior Representative, the Senior Representative will timely exercise such rights in the manner requested by the Junior Representative, including any rights to payments in respect of such rights; and

(4) the parties thereto will agree that the intercreditor agreement is a “subordination agreement” under section 510(a) of the Bankruptcy Code, and will be effective before, during and after the commencement of an Insolvency Proceeding.

Amendments, Waivers, Consents

The intercreditor agreement provides that, in the event the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Senior Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Security Document without the consent of or action by any Junior Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that, (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Security Document, except to the extent that a release of such Lien is permitted as described under the caption “—Release of Liens” above, (ii) any such amendment, waiver or consent that adversely affects the rights of the Junior Secured Parties and does not affect the Senior Secured Parties in a like or similar manner will not apply to the Junior Security Documents without the consent of the Junior Representative, (iii) no such amendment, waiver or consent with respect to any provision applicable to the Junior Representative under the Junior Documents shall be made without the prior written consent of the Junior Representative and (iv) notice of such amendment, waiver or consent shall be given to the Junior Representative no later than 30 days after its effectiveness, provided that the failure to give such notice will not affect the effectiveness and validity thereof.

The Collateral Trust Agreement

On the date of the indenture, Issuer and the Guarantors entered into a collateral trust agreement with the collateral trustee and each other Parity Lien Debt Representative. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of Issuer or any Guarantor at any time held by it, in trust for the benefit of the current and future holders of Parity Lien Obligations and will be subject to the terms of the Intercreditor Agreement.

Collateral Trustee

U.S. Bank National Association has been appointed pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

•	the Notes; and

•	all other Parity Lien Obligations outstanding from time to time.

The collateral trust agreement provides that the collateral trustee may not be the same institution serving as a Parity Lien Debt Representative.

The collateral trustee holds (directly or through co-trustees or agents), and is entitled to enforce, all Liens on the Collateral created by the Parity Lien Security Documents, subject to the terms of the intercreditor agreement with respect to ABL Priority Collateral.

Except as provided in the intercreditor agreement, the collateral trust agreement or as directed by an Act of Required Parity Lien Debtholders in accordance with the collateral trust agreement, the collateral trustee is not obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Parity Lien Security Documents, the Liens created thereby or the Collateral.

Issuer will deliver to each Parity Lien Debt Representative copies of all Parity Lien Security Documents delivered to the collateral trustee.

Enforcement of Liens

If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Parity Lien Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce its Liens under the Parity Lien Security Documents, it will promptly deliver written notice thereof to each Parity Lien Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Parity Lien Debtholders and will act, or decline to act, as directed by an Act of Required Parity Lien Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Parity Lien Security Documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Parity Lien Debtholders, subject to the limitations set forth in the intercreditor agreement with respect to the rights of the collateral trustee in the ABL Priority Collateral. Unless it has been directed to the contrary by an Act of Required Parity Lien Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations, subject in all cases to the limitations in the intercreditor agreement.

Until the Parity Lien Obligations Payment Date, whether or not any Insolvency Proceeding has been commenced by or against Issuer or any Guarantor, the holders of the Notes and the holders of other future Parity Lien Obligations will have, subject to the intercreditor agreement and the provisions described below under the caption “—Provisions of the Indenture Relating to Security—Relative Rights,” and subject to the rights of the holders of Permitted Prior Liens, the exclusive right to authorize and direct the collateral trustee with respect to the Collateral (including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral) and the provisions of the Parity Lien Security Documents relating thereto.

Order of Application

The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection or other enforcement of Liens granted to the collateral trustee in the Parity Lien Security Documents, the proceeds received by the collateral trustee from such foreclosure, collection or other enforcement and the proceeds of any title or other insurance policy received by the collateral trustee will be distributed by the collateral trustee, subject to the provisions of the intercreditor agreement, in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any Parity Lien Security Document (including, but not limited to, indemnification obligations);

SECOND, to the repayment of Indebtedness and other Obligations, other than Parity Lien Obligations, secured by a Permitted Prior Lien on the Collateral sold or realized upon to the extent that such other Indebtedness or Obligation is intended to be discharged (in whole or in part) in connection with such sale;

THIRD, to the respective Parity Lien Debt Representatives equally and ratably for application to the payment of all outstanding Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Obligations); and

FOURTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to Issuer or the applicable Guarantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Parity Lien Debt Representative at the time of incurrence of such Series of Parity Lien Debt.

Release of Liens on Collateral

The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:

(1)	in whole, upon (a) payment in full and discharge of all Parity Lien Obligations that are outstanding, due and payable at the time all of the Parity Lien Obligations are paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Parity Lien Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Documents) of all outstanding letters of credit issued pursuant to any Parity Lien Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by Issuer or any Guarantor to a Person that is not (either before or after such sale, transfer or disposition) Issuer or a Restricted Subsidiary of Issuer in a transaction or other circumstance that complies with the Asset Sale provisions of the indenture and is permitted by all of the other Parity Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3)	as to a release of less than all or substantially all of the Collateral, if consent to the release of all Parity Liens on such Collateral has been given by an Act of Required Parity Lien Debtholders;

(4)	as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Parity Lien Debt at the time outstanding as provided for in the applicable Parity Lien Documents, and (b) Issuer has delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained; and

(5)	if and to the extent required by the intercreditor agreement.

The Parity Lien Security Documents provide that the Liens securing the Parity Lien Obligations will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the collateral trustee’s Parity Liens upon the Collateral will no longer secure the Notes outstanding under the indenture or any other Obligations under the indenture, and the right of the holders of the Notes and such Obligations to the benefits and proceeds of the collateral trustee’s Parity Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)	upon payment in full and discharge of all Notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the Notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Release of Liens in Respect of any Series of Parity Lien Debt Other than the Notes.

The collateral trust agreement provides that, as to any Series of Parity Lien Debt, the collateral trustee’s Parity Lien will no longer secure such Series of Parity Lien Debt if the requirements of the Parity Lien Obligations Payment Date are satisfied with respect to such Series of Parity Lien Debt and all Parity Lien Obligations related thereto.

The collateral trust agreement provides that, as to any Series of Parity Lien Debt other than the Notes, the collateral trustee’s Parity Lien will no longer secure such Series of Parity Lien Debt if such Parity Lien Obligations have been repaid in full, all commitments to extend credit in respect of such Series of Parity Lien Debt have been terminated and all other Parity Lien Obligations related thereto that are outstanding and unpaid at the time such Series of Parity Lien Debt is paid are also paid in full.

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any Parity Lien Security Document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Parity Lien Debtholders, except that:

(1)	any amendment or supplement that has the effect solely of

(a)	adding or maintaining Collateral, securing additional Parity Lien Obligations that were otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the collateral trustee therein; or

(b)	providing for the assumption of Issuer’s or any Guarantor’s obligations under any Parity Lien Document in the case of a merger or consolidation or sale of all or substantially all of the assets of Issuer or such Guarantor to the extent permitted by the terms of the indenture governing the Notes and the other Parity Lien Documents, as applicable;

will become effective when executed and delivered by Issuer or any other applicable grantor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(a)	to vote its outstanding Parity Lien Obligations as to any matter described as subject to an Act of Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Parity Lien Debtholders”);

(b)	to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral; or

(c)	to require that Liens securing Parity Lien Obligations be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral;”

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document;

(3)	no amendment or supplement that imposes any obligation upon the collateral trustee or any Parity Lien Debt Representative or adversely affects the rights of the collateral trustee or any Parity Lien Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the collateral trustee or such Parity Lien Debt Representative, respectively; and

(4)	any amendment or supplement that has the effect solely of curing any ambiguity, defect, mistake, omission or inconsistency or conforming the text of any Parity Lien Security Document to any provision of the indenture to the extent that such provision in the indenture was intended to be a verbatim recitation of any Parity Lien Security Document, which intent shall be evidenced by an Officer’s Certificate of the Issuer to that effect, will, in each case, become effective when executed and delivered by the Issuer and any applicable Guarantor party thereto and the collateral trustee.

Any amendment or supplement to the provisions of the Parity Lien Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Parity Lien Document referenced above under the caption “—Release of Liens on Collateral.” Any amendment or supplement that results in the collateral trustee’s Liens upon the Collateral no longer securing the Notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

The collateral trust agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (2) and (3) above and subject to the intercreditor agreement:

(1)	any mortgage or other Parity Lien Security Document that secures Parity Lien Obligations may be amended or supplemented with the approval of the collateral trustee acting as directed in writing by an Act of Required Parity Lien Debtholders, unless such amendment or supplement would not be permitted under the terms of the collateral trust agreement or the other Parity Lien Documents; and

(2)	any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other Parity Lien Security Document that secures Parity Lien Obligations will apply automatically to any comparable provision of any other Parity Lien Document without the consent of or notice to any holder of Parity Lien Obligations and without any action by Issuer or any Guarantor or any holder of Notes or other Parity Lien Obligations.

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Parity Lien Obligations, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Obligations to be voted by a Series of Parity Lien Debt will equal (1) the aggregate principal amount of Parity Lien Principal Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Debt Representative of each Series of Parity Lien Debt will vote the total amount of Parity Lien Obligations under that Series of Parity Lien Debt as a block in respect of any vote under the collateral trust agreement.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Obligations

The indenture provides that, notwithstanding:

(1)	anything to the contrary contained in the Parity Lien Security Documents;

(2)	the time of incurrence of any Series of Parity Lien Debt;

(3)	the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4)	the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens:

(a)	all Parity Liens granted at any time by Issuer or any Guarantor will secure, equally and ratably, all present and future Parity Lien Obligations; and

(b)	all proceeds of all Parity Liens granted at any time by Issuer or any Guarantor will be allocated and distributed equally and ratably on account of the Parity Lien Obligations.

The provisions set forth above under this caption “—Equal and Ratable Sharing of Collateral by Holders of Parity Lien Obligations” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Lien Debt Representative and the collateral trustee as holder of Parity Liens. The Parity Lien Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Relative Rights

Nothing in the Note Documents will:

(1)	impair, as Issuer and the holders of the Notes, the obligation of Issuer to pay principal of, premium and interest and liquidated damages, if any, on the Notes in accordance with their terms or any other obligation of Issuer or any Guarantor;

(2)	affect the relative rights of holders of Notes as against any other creditors of Issuer or any Guarantor (other than holders of ABL Liens, Permitted Prior Liens or other Parity Liens);

(3)	restrict the right of any holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the caption “—The Intercreditor Agreement—Enforcement Rights”);

(4)	restrict or prevent any holder of Notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Debt Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by “—The Intercreditor Agreement—Enforcement Rights”; or

(5)	restrict or prevent any holder of Notes or other Parity Lien Obligations, the collateral trustee or any Parity Lien Debt Representative from taking any lawful action in an Insolvency Proceeding not specifically restricted or prohibited by “—The Intercreditor Agreement—Enforcement Rights.”

Further Assurances; Insurance

The indenture and the Parity Lien Security Documents provide that Issuer and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the exchange notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

Upon the reasonable request of the collateral trustee or any Parity Lien Debt Representative at any time and from time to time, Issuer and each of the Guarantors will promptly execute, acknowledge and deliver such Parity Lien Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

Issuer and the Guarantors will:

(1)	keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)

maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3)	maintain such other insurance as may be required by law;

(4)	maintain title insurance on all real property Collateral insuring the collateral trustee’s Parity Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the collateral trustee; provided that title insurance need only be maintained on any particular parcel of real property having a Fair Market Value of more than $1.0 million; and

(5)	maintain such other insurance as may be required by the Parity Lien Security Documents.

Upon the request of the collateral trustee, Issuer and the Guarantors will furnish to the collateral trustee full information as to their property and liability insurance carriers. Holders of Parity Lien Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of Issuer and the Guarantors and the collateral trustee will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of Issuer and the Guarantors.

Optional Redemption

At any time prior to July 1, 2014, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 112.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by the Issuer or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by the Issuer’s direct or indirect parent; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the indenture (excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to July 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to July 1, 2015.

On or after July 1, 2015, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on July 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	106.063%
2016	103.031%
2017 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes has the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. As a result, the Issuer could enter into certain transactions, including acquisitions, refinancings, or other recapitalizations that could affect the Issuer’s capital structure or the value of the Notes, but that would not constitute a Change of Control.

The ABL Agreement provides that certain change of control events will constitute a default under the ABL Agreement. Credit agreements that the Issuer enters into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the ABL Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control could cause a default under these other credit agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Issuer. The Issuer’s ability to pay cash to holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources; sufficient funds may not be available to the Issuer when necessary to make any required repurchases of Notes. See “Risk Factors—Risks Related to the Exchange Notes—We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the exchange notes.”

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

A Change of Control would be triggered at such time as a majority of the members of the Board of Directors of the Issuer are not Continuing Directors (defined as directors serving on the date of the indenture, nominated by directors a majority of whom were serving on the date of the indenture). You should note, however, that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a Change of Control under a clause similar to the provision described in the prior sentence if the outgoing directors were to approve the new directors for the purpose of such Change of Control clause.

Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	with respect to any Asset Sale not constituting a Casualty Event, the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	with respect to any Asset Sale not constituting a Casualty Event, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)

any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, Notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are within 60 days of the Asset Sale and subject to ordinary settlement periods, converted by the Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (3) or (4) of the next paragraph of this covenant; and

(d)	any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(3)	in the case of an Asset Sale that constitutes a sale of Notes Priority Collateral, the Issuer or the applicable Restricted Subsidiary, as the case may be, promptly deposits the Net Proceeds therefrom immediately upon receipt thereof as Collateral into one or more accounts held by or under the “control” of (within the meaning of the Uniform Commercial Code) the collateral trustee or its agent as security for the Notes pursuant to arrangements reasonably satisfactory to the collateral trustee pending application in accordance with the following paragraph; provided that no such deposit will be required except to the extent the aggregate Net Proceeds from all sales of Notes Priority Collateral that are not held in a collateral proceeds account exceeds $10.0 million.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale other than (1) a Sale of Notes Priority Collateral or (2) a Sale of a Guarantor, the Issuer or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

(1)	to repay any Indebtedness and other Obligations that are secured by a Permitted Prior Lien;

(2)	to repay Indebtedness and other obligations of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(4)	to make an Investment in Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; or

(5)	any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period. Pending the final application of any such Net Proceeds, the Issuer may invest such Net Proceeds in any manner that is not prohibited by the indenture.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale that constitutes (1) a Sale of Notes Priority Collateral or (2) a Sale of a Guarantor, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Proceeds:

(1)	to make an Investment in other assets or property that would constitute Notes Priority Collateral;

(2)	to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Guarantor or is merged into or consolidated with the Issuer or any Guarantor;

(3)	to make a capital expenditure with respect to assets that constitute Notes Priority Collateral;

(4)	to repay Indebtedness secured by a Permitted Prior Lien on any Notes Priority Collateral that was sold in such Asset Sale;

(5)	to repay, repurchase or redeem Parity Lien Obligations (including Parity Lien Obligations under the Notes); provided that the Issuer shall equally and ratably redeem or repurchase the Notes as described under the caption “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase the Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Notes that would otherwise be prepaid; or

(6)	any combination of the foregoing;

provided that the Issuer will be deemed to have complied with the provision described in clauses (1), (2) and (3) of this paragraph if, and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Issuer has entered into and not abandoned or rejected a binding agreement to make an Investment in assets or property that would constitute Notes Priority Collateral or make an Investment in Capital Stock of another Permitted Business or to make a capital expenditure with respect to assets that constitute Notes Priority Collateral in compliance with the provisions described in clauses (1), (2) and (3) of this paragraph, and that purchase or capital expenditure is thereafter completed within 180 days after the end of such 360-day period. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as described in the two preceding paragraphs will constitute “Excess Proceeds.” Within 15 business days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will make an Asset Sale Offer to all holders of Notes and all holders of other Parity Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of Notes and such other Parity Lien Obligations that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price for the Notes and any other Parity Lien Obligations in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other Parity Lien Obligations purchased, plus accrued and unpaid interest and Additional Interest on the Notes and any other Parity Lien Obligations to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and such other Parity Lien Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Parity Lien Obligations shall be purchased on a pro rata basis based on the principal amount of Notes and such other Parity Lien Obligations tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The ABL Agreement provides that certain asset sales will constitute a default under the ABL Agreement. Credit agreements that the Issuer enters into in the future may contain similar provisions. Such defaults could result in amounts outstanding under the ABL Agreement and such other agreements being declared immediately due and payable or lending commitments being terminated. Additionally, the exercise by the holders of Notes of their right to require the Issuer to repurchase the Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. The Issuer’s ability to pay cash to holders of Notes following the occurrence of an Asset Sale may be limited by their then existing financial resources; sufficient funds may not be available to the Issuer when necessary to make any required repurchases of Notes. See “Risk Factors—Risks Related to the Exchange Notes—We may not have the ability to raise the funds necessary to finance the change of control offer or the asset sale offer required by the indenture governing the exchange notes.”

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer (other than purchases, redemptions, defeasances and other acquisitions or retirements of Equity Interests, in each case held by a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Guarantor that is unsecured, secured only by a Lien that is junior to the Liens securing the Notes or any Note Guarantee or contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3)(i), (4), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2011 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds received by the Issuer since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or convertible or exchangeable debt securities of the Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of the Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(4)	to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)	50% of any dividends received in cash by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after July 1, 2011 from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)

the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted

Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	(i) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis or (ii) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by, or contributed to, the Issuer in connection with any Public Equity Offering occurring after the date of the indenture;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor that is unsecured, secured only by a Lien that is junior to the Liens securing the Notes or any Note Guarantee or contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period and may not exceed an aggregate amount of $15.0 million since the date of the indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture; and

(10)	payments made with the proceeds of the offering of the Notes as described in the “Use of Proceeds” section of the initial offering memorandum.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

In determining whether any Restricted Payment is permitted by the covenant described under the caption “—Restricted Payments,” the Issuer and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (10) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under “—Restricted Payments” (including categorization as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under the caption “—Restricted Payments” and provided further that the Issuer and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further that the Issuer or any Restricted Subsidiary may incur Qualified Acquisition Indebtedness.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Issuer and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) 15.0% of Consolidated Tangible Assets;”

(2)	the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and related Note Guarantees issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million at any time outstanding;

(5)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15) or (16) of this paragraph;

(6)	the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer and the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of assets or a Subsidiary;

(13)	Indebtedness or Disqualified Stock of Persons (other than Indebtedness or Disqualified Stock incurred in anticipation of such acquisition or merger) that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio provisions of this covenant or (b) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(14)	the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (14), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(15)

the incurrence by the Issuer or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing

Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $5.0 million; and

(16)	the incurrence by the Issuer or any of the Guarantors of additional subordinated Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any such subordinated Indebtedness incurred pursuant to this clause (16), not to exceed $10.0 million.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities (including ABL Obligations) outstanding on the date on which Notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the Notes, the Note Guarantees and the Parity Lien Security Documents;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the Notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Issuer’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in anticipation of such acquisition;

(13)	provisions in agreements or instruments which prohibit the payment of dividends or the making of other distribution with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(14)	any restrictions on the transfer of assets subject to any lien permitted under the indenture imposed by the holder of such lien;

(15)	customary provision in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, join venture of similar Person; and

(16)	any encumbrances or restrictions imposed by any amendment, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments, or obligations referred to in clauses (1) through (16) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases supplements, refundings, replacements or refinancing are not materially more restrictive, in the good faith of the Board of Directors of the Issuer, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	(a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, the indenture, the registration rights agreement and the Parity Lien Security Documents, pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for the Issuer for such four-quarter period. In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and the Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of the Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	The Issuer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors of the Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among the Issuer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(8)	any transaction pursuant to any agreement in existence on the date of the indenture or any amendment or replacement thereof that, taken in its entirety, is no less favorable to the Issuer than the agreement as in effect of the date of the indenture; and

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods, in each case, in the ordinary course of business, provided that as determined in good faith by the Board of Directors or senior management of the Issuer, such transactions are on terms that are no materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person.

Business Activities

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 20 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuer will be in default of such covenant. The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any Unrestricted Subsidiary shall become a Restricted Subsidiary for all purposes of the indenture and the other Note documents upon the delivery to the trustee of a certified copy of the resolutions of the Board of Directors giving effect to such designation and an Officers’ Certificate of the Issuer certifying that such designation complied with the preceding conditions.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of the Notes and the trustee within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Issuer’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such filings. The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuer’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuer were required to file those reports with the SEC.

Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Issuer, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Issuer will post such reports on a website no later than the date the Issuer is required to provide those reports to the trustee and the holders of the Notes and maintain such posting for so long as any Notes remain outstanding.

Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the trustee, a holder of the Notes, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

In addition, the Issuer will, for so long as any Notes remain outstanding, use its commercially reasonable efforts to hold and participate in quarterly conference calls with the holders of the Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers to discuss such financial information no later than ten business days after distribution of such financial information.

Furthermore, the Issuer agrees that, for so long as any Notes remain outstanding, it will furnish to the holders of Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Additional Interest, if any, on the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)	failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by the Issuer or any of its Restricted Subsidiaries for 30 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under the captions “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or “—Certain Covenants— Liens;”

(5)	failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)	failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)	the occurrence of any of the following:

(a)

any Parity Lien Security Document for the benefit of holders of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of the relevant Parity Lien Security Documents; provided, however, that it shall not be an Event of Default under this clause (8)(a) if the sole result of the failure of one or more Parity Lien Security Documents to be fully enforceable is that any Parity Lien purported to be granted under such security document on Collateral, individually or in the aggregate having a Fair Market Value of not more than $2.5 million ceases to be an enforceable and perfected security interest, not subject to any Liens prior to the Parity Liens other than Permitted Prior Liens; or

(b)	except as permitted by the indenture, any Parity Lien for the benefit of holders of the Notes purported to be granted under any Parity Lien Security Document for the benefit of holders of the Notes on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $5.0 million ceases to be an enforceable and perfected first-priority Lien in any material respect, subject only to Permitted Prior Liens, and such condition continues for 60 days after written notice by the trustee or the collateral trustee of failure to comply with such requirement; provided that it will not be an Event of Default under this clause 8(b) if such condition results from the action or inaction of the trustee or the collateral trustee; or

(c)	the Issuer or any Significant Subsidiary that is a Guarantor (or any such Guarantors that together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Guarantors that together constitute a Significant Subsidiary) set forth in or arising under any Parity Lien Security Document for the benefit of holders of the Notes;

(9)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(10)	certain events of bankruptcy or insolvency described in the indenture with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of the acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) have rescinded the declaration of acceleration in respect of such Indebtedness within 60 days of the date of such declaration and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived and (c) remedies have not been taken with respect to Notes Priority Collateral securing such Indebtedness.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest and Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the indenture or the Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes.

The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the indenture, the Note Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest or Additional Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2)	the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of the Guarantors is a party or by which the Issuer or any of the Guarantors is bound;

(6)	the Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(7)	the Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes, as provided under the caption “—The Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of such documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Parity Lien Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding (but only to the extent such consent is required under the Collateral Trust Agreement).

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors and the trustee (or, in the case of Security Documents pursuant to clause (15) below, the collateral trustee) may amend or supplement the indenture, the Notes, the Note Guarantees or the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any holder in any material respects;

(5)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Notes, the Note Guarantees or any Security Documents to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Notes, the Note Guarantees and the Security Documents, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to enter into additional or supplemental Security Documents;

(8)	to release Collateral in accordance with the terms of the indenture and the Security Documents;

(9)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(10)	to evidence and provide for the acceptance and appointment (x) under the indenture of a successor trustee thereunder or (y) under the Parity Lien Security Documents of a collateral trustee thereunder;

(11)	to make any amendment to the provisions of the indenture relating to the transfer and legending of the Notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws and (ii) such amendment does not materially and adversely affect the rights of the noteholders to transfer the Notes;

(12)	to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the Parity Lien Security Documents or any release of Collateral that becomes effective as set forth in the indenture or any of the Parity Lien Security Documents;

(13)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(14)	to modify the Parity Lien Security Documents to reflect additional extensions of credit and additional secured creditors holding secured obligations, so long as such secured obligations are not prohibited by the indenture or any other security document; or

(15)	to the extent required by the intercreditor agreement.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation;

(b)

all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal of, premium on, if any, and interest and Additional Interest, if any, on, the Notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the Notes, as provided under the caption “—The Collateral Trust Agreement—Release of Liens in Respect of Notes,” upon a satisfaction and discharge in accordance with the provisions described above.

Concerning the Trustee

If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the indenture has qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in similar circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, the collateral trust agreement and the Security Documents without charge by writing to Goodman Networks Incorporated, 6400 International Parkway, Suite 1000, Plano, TX 75093, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

The existing notes were, and any exchange notes issued in exchange for existing notes tendered pursuant to DTC’s ATOP procedures, will be, issued in the form of one or more fully registered global certificates (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this exchange offer only against payment in immediately available funds.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest and Additional Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositories; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depository;

(2)	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; (provided that the Issuer understands that under current industry practices, DTC would notify Participants of the Issuer’s determination in this clause (2), but would only withdraw beneficial interests from a Global Note at the request of Participants); or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, and interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, premium, if any, and interest and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Records and Supporting Obligations. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Agent” means PNC Bank, National Association, in its capacity as agent for the ABL Secured Parties (in such capacity, and together with its successors in such capacity), or, in the case of any Replacement ABL Agreement, the ABL Agent shall be the Person identified as such in the applicable lien sharing and priority confirmation joinder delivered pursuant to the intercreditor agreement.

“ABL Agreement” means the collective reference to (a) the Existing ABL Agreement, (b) any Additional ABL Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing ABL Agreement (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), any Additional ABL Agreement or any other agreement or instrument referred to in this clause (c) provided that the collateral trustee and the ABL Agent shall have received on or prior to entry into any such other agreement or instrument referred to in this clause (c) (i) an officers’ certificate from Issuer stating that such other agreement or instrument is permitted by the indenture (as in effect on the date hereof) or the Existing ABL Agreement (as in effect on the date hereof), as applicable, or to the extent a consent is otherwise required to permit such other agreement or instrument under any Secured Debt Document (solely to the extent such Secured Debt Document is no more restrictive than the indenture (as in effect on the date hereof) or the Existing ABL Agreement (as in effect on the date hereof) as it relates to the Issuer’s and the Guarantors’ ability to incur such ABL Obligations) Issuer and each other Guarantor have obtained the requisite consent and (ii) a lien sharing and priority confirmation joinder from an authorized agent, trustee or other representative on behalf of the holders or lenders of any indebtedness under any such other agreement or instrument unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder (a “Replacement ABL Agreement”). Any reference to the ABL Agreement hereunder shall be deemed a reference to any ABL Agreement then extant.

“ABL Collateral” means all assets, whether now owned or hereafter acquired by Issuer or any Guarantor, in which a Lien is granted or purported to be granted at any time to any ABL Secured Party as security for any ABL Obligation (including, but not limited to, Accounts, Chattel Paper, intellectual property, Documents, General Intangibles, Instruments, Inventory, Investment Property, Letters of Credit and Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, cash or cash equivalents, Commercial Tort Claims, Equipment, Goods, and accessions to, substitutions for, and replacements, proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts, and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing, and all other assets of Issuer and each Guarantor now or hereafter as set forth in the ABL Security Documents) excluding, for the avoidance of doubt, Excluded Assets.

“ABL Creditors” means the “Lenders” as defined in the ABL Agreement.

“ABL Documents” means the ABL Agreement, each ABL Security Document, each ABL Guarantee and each other “Other Document” as defined in the ABL Agreement.

“ABL Guarantee” means any guarantee by Issuer or any Guarantor of any or all of the ABL Obligations

“ABL Lien” means any Lien created, or intended to be created, pursuant to the ABL Security Documents.

“ABL Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all loans made pursuant to the ABL Agreement or any ABL DIP Financing by the ABL Creditors, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Agreement, (c) all Hedging Obligations, (d) all Banking Services Obligations, (e) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the ABL Documents and (f) all other Obligations (as defined in the ABL Agreement), in each case whether or not allowed or allowable in an Insolvency Proceeding; provided that the aggregate amount of ABL Principal Debt that constitutes ABL Obligations for purposes of the intercreditor agreement shall in no event exceed the ABL Principal Debt Cap. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of Issuer or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Parity Lien Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the intercreditor agreement and the rights and obligations of the ABL Secured Parties and the Parity Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“ABL Obligations Payment Date” means the first date on which (a) all ABL Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Documents), (b) all commitments to extend credit under the ABL Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the ABL Documents), and (d) so long as the Parity Lien Obligations Payment Date shall not have occurred, the ABL Agent has delivered a written notice to the collateral trustee stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the ABL Secured Parties.

“ABL Principal Debt” means the principal amount of indebtedness for borrowed money and letters of credit incurred under the ABL Documents (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Subsidiaries thereunder).

“ABL Principal Debt Cap” means the greater of (x) $55,000,000 and (y) 15.0% of Consolidated Tangible Assets.

“ABL Priority Collateral” means all Collateral consisting of the following:

(1)	Accounts;

(2)	Inventory;

(3)	Instruments, Documents and Chattel Paper evidencing or substituted for the foregoing;

(4)	all Deposit Accounts with any bank or other financial institution (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto), in each case, other than any Collateral Proceeds Account (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(5)	all Securities Accounts with any securities intermediary (including any and all Investment Property held therein or credited thereto);

(6)	all accessions to, substitutions for and replacements of the foregoing, together with all books and records, customer lists, credit files, computer files, programs,printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(7)	to the extent not otherwise included, all proceeds of ABL Collateral (including without limitation, all insurance proceeds), Supporting Obligations of ABL Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that, any Collateral, regardless of type, received in exchange for ABL Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the Existing ABL Agreement and the intercreditor agreement shall be treated as ABL Priority Collateral under the intercreditor agreement, the Parity Lien Security Documents and the ABL Security Documents; provided, further, that any Collateral of the type that constitutes ABL Priority Collateral, if received in exchange for Notes Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the indenture and the intercreditor agreement, shall be treated as Notes Priority Collateral under the intercreditor agreement, the Parity Lien Security Documents and the ABL Security Documents; provided, further, that ABL Priority Collateral shall exclude, however, all Notes Priority Collateral (other than Notes Priority Collateral which is treated as ABL Priority Collateral as set forth in the first proviso above), it being understood and agreed that the ABL Secured Parties remain entitled to the benefit of their second priority Lien in any such Collateral; and, provided, further, however, that “ABL Priority Collateral” shall include proceeds from the disposition of any Notes Priority Collateral permitted by the ABL Agreement and the Collateral Trust Secured Debt Agreement to the extent such proceeds would otherwise constitute ABL Priority Collateral and are not required to be applied to the mandatory prepayment of the Parity Lien Obligations pursuant to the Parity Lien Documents (other than any proceeds directed to the Collateral Proceeds Account), unless such proceeds arise from a disposition of Notes Priority Collateral resulting from any Enforcement Action taken by the Parity Lien Secured Parties permitted by the intercreditor agreement.

“ABL Secured Parties” means the ABL Agent, the ABL Creditors and any other holders of the ABL Obligations.

“ABL Security Documents” means the ABL Agreement, any Other Document (as defined in the ABL Agreement) which creates or otherwise affects the rights of the ABL Secured Parties in the ABL Collateral, and any other documents that create Liens to secure the ABL Obligations.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required Parity Lien Debtholders” means, as to any matter at any time a direction in writing delivered to the collateral trustee (i) by the Parity Lien Debt Representative of each applicable Series of Parity Lien Debt and/or (ii) the holders of Parity Lien Obligations, in the case of clause (i) and/or (ii), as the case may be, representing the Required Parity Lien Debtholders. For purposes of this definition, (a) Parity Lien Obligations registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding, and (b) each written direction provided pursuant to the Collateral Trust Agreement will be determined in accordance with the provisions described above under the caption “—The Collateral Trust Agreement—Voting.”

“Additional ABL Agreement” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of the intercreditor agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, Notes or other borrowings, in each case, as amended, restated, adjusted, waived, extended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Debt Document; provided that neither the indenture, any Additional Parity Lien Secured Debt Agreement nor any Replacement Parity Lien Secured Debt Agreement shall constitute an Additional ABL Agreement at any time.

“Additional Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Additional Parity Lien Secured Debt Agreement” means one or more debt facilities, commercial paper facilities or indentures for which the requirements of the intercreditor agreement have been satisfied, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, Notes or other borrowings, in each case, as amended, restated, adjusted, waived, extended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Debt Document; provided that neither the Existing ABL Agreement, any Additional ABL Agreement nor any Replacement ABL Agreement shall constitute an Additional Parity Lien Secured Debt Agreement at any time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at July 1, 2015, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through July 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

“Asset Sale” means:

(1)	(i) any Casualty Event or (ii) the sale, lease, conveyance or other disposition of any assets or rights by the Issuer or any of the Issuer’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of the Issuer’s Restricted Subsidiaries of Equity Interests in any of the Issuer’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.5 million;

(2)	a transfer of assets between or among the Issuer and its Restricted Subsidiaries that are Guarantors;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer that is a Guarantor;

(4)

the sale, lease or other transfer of products, services, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Issuer or any of its Restricted Subsidiaries of software or intellectual property or other general intangibles in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	dispositions of Investments or receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(11)	the sale of an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the Notes.

“Banking Services Obligations” means, with respect to the Issuer or any Guarantor, any obligations of such Issuer or Guarantor owed to any ABL Secured Party (or any of its affiliates) in respect of treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), credit card services, stored valued card services or other cash management services.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the ABL Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss, in each case relating to property or other assets that constituted Collateral.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)), other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares;

(4)	The Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the Notes.

“Class” means (1) in the case of Parity Lien Obligations, every Series of Parity Lien Debt, taken together, and (2) in the case of ABL Obligations, every Series of ABL Debt, taken together.

“Collateral” means, collectively, all ABL Collateral and all Parity Lien Collateral.

“Collateral Proceeds Account” means one or more deposit accounts or securities accounts established or maintained by the Issuer, any Guarantor or the collateral trustee or its agent for the sole purpose of holding the proceeds of any sale or other disposition of any Notes Priority Collateral that are required to be held in trust in such account or accounts pursuant to the terms of any Parity Lien Document.

“collateral trustee” means U.S. Bank, National Association, in its capacity as collateral trustee under the Parity Lien Security Documents, together with its successors in such capacity, or, in the case of any Replacement Parity Lien Secured Debt Agreement, the collateral trustee shall be the Person identified as such in the applicable lien sharing and priority confirmation joinder delivered pursuant to the intercreditor agreement.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits and state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	for periods prior to the date of the indenture, any other charges, costs, losses or expenses described in the reconciliation of Adjusted EBITDA to EBITDA in the initial offering memorandum; plus

(5)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6)	any expense or deduction taken related to expenses or fees to enter into the indenture and Existing ABL Agreement; plus

(7)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(8)	any expenses or deductions relating to expenses or fees incurred from the restatement of financials for the fiscal years 2009 through 2012; plus

(9)	for the fiscal year ended 2012, an amount not to exceed $3,300,000 for expenses incurred by the Company for the purpose of paying federal, state and local income and employment taxes of officers and executives of the Company in accordance with such officer or executive’s executive employment agreement then in effect; plus

(10)	any expenses or fees incurred relating to the solicitation of consent from Holders in accordance with this Indenture, incurrence of the Qualified Acquisition Indebtedness and consummation of any of the transactions contemplated by the Consent Letter relating to the Solicitation of Consents Relating to the 12.125% Senior Secured Notes due 2018 provided to Holders on April 30, 2013; plus

(11)	any fees and expenses (including reasonable legal fees) relating to the consummation of any acquisition or the making of Investments permitted hereunder; plus

(12)	any fees and expenses relating to the issuance of Equity Interests or Indebtedness permitted hereunder; plus

(13)	any extraordinary, exceptional, unusual or non-recurring restructuring redundancy or severance loss, charge or expense, to the extent such losses, charges or expenses were deducted in computing such Consolidated Net Income; minus

(14)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(15)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer will be added to Consolidated Net Income to compute Consolidated EBITDA of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person

(3)

the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that the Consolidated Net Income of such Person shall be, increased by the amount of dividends or similar distributions that are actually paid in cash to such Person in respect of such period, to the extent not already included therein;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to ASC 815 Derivatives and Hedging—“Accounting for Derivative Instruments and Hedging Activities.”

“Consolidated Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with generally accepted accounting principles.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Issuer who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, Notes or other borrowings or other extensions of credit, including any Notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer.

“Enforcement Action” means, with respect to the ABL Obligations or the Parity Lien Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the ABL Documents or the Parity Lien Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)	will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter; and

(2)	will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the ABL Agent and the collateral trustee) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of the Issuer by the Issuer (other than Disqualified Stock and other than to a Subsidiary of the Issuer) or (2) of Equity Interests of a direct or indirect parent entity of the Issuer (other than to the Issuer or a Subsidiary of the Issuer) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Issuer.

“Excluded Assets” means any general intangibles of Issuer or any Guarantor to the extent that (i) such general intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto and (ii) such consent has not been obtained.

“Existing ABL Agreement” means that certain Amended and Restated Credit and Security Agreement dated as of the date of the issuance of the Notes (as heretofore and hereafter amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time) by and among the Issuer, PNC Bank, National Association, as administrative agent, certain financial institutions and other entities are parties thereto.

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the ABL Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding amortization of debt issuance costs); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests paid prior to the date of the indenture or payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; less

(5)	interest income of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to Issuer or any Guarantor, any obligations of such Issuer or Guarantor owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Issuer.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” means:

(a) any case commenced by or against Issuer or any Guarantor under the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to Issuer or any Guarantor or any similar case or proceeding relative to Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of, or relating to, Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, unless otherwise permitted by the ABL Documents and the Parity Lien Documents;

(c) any proceeding seeking the appointment of a trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to Issuer or any Guarantor or any of their respective assets;

(d) any other proceeding of any type or nature in which substantially all claims of creditors of Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims; or

(e)	an analogous procedure or step in any jurisdiction.

“intercreditor agreement” means the Intercreditor Agreement, dated as of the date of the indenture, among Issuer, the Guarantors, the ABL Agent and the collateral trustee, as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Collateral” shall mean with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien.

“Junior Documents” shall mean, collectively, with respect to any Junior Obligation, any provision pertaining to such Junior Obligation in any Secured Debt Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.

“Junior Liens” shall mean (a) with respect to any ABL Priority Collateral, all Liens securing the Parity Lien Obligations and (b) with respect to any Notes Priority Collateral, all Liens securing the ABL Obligations.

“Junior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all Parity Lien Obligations and

(b)	with respect to any Notes Priority Collateral, all ABL Obligations.

“Junior Representative” shall mean (a) with respect to any ABL Obligations or any ABL Priority Collateral, the collateral trustee and (b) with respect to any Parity Lien Obligations or any Notes Priority Collateral, the ABL Agent.

“Junior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all Parity Lien Secured Parties and (b) with respect to the Notes Priority Collateral, all ABL Secured Parties.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Sharing and Priority Confirmation” means:

(1)	as to any Series of Parity Lien Debt, the written agreement of the holders of such Series of Parity Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, for the enforceable benefit of all holders of each existing and future Series of ABL Debt, each existing and future ABL Agent and each existing and future holder of Permitted Prior Liens:

(a)	that all Parity Lien Obligations will be and are secured equally and ratably by all Parity Liens at any time granted by Issuer or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Parity Lien Debt, and that all such Parity Liens will be enforceable by the collateral trustee for the benefit of all holders of Parity Lien Obligations equally and ratably;

(b)	that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the intercreditor agreement, including the provisions relating to the ranking of Parity Liens and the order of application of proceeds from the enforcement of Parity Liens; and

(c)	consenting to and directing the collateral trustee to perform its obligations under the intercreditor agreement and the other security documents; and

(2)	as to any Series of ABL Debt, the joinder of the representative of such Series of ABL Debt, the holders of such Series of ABL Debt or as set forth in the credit agreement, indenture or other agreement governing such Series of ABL Debt, for the benefit of all holders of ABL Obligations and each then present or future representative thereof, that the holders of Obligations in respect of such Series of ABL Debt are bound by the provisions of the intercreditor agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any reasonable tax sharing arrangements, to be applied to the repayment of Indebtedness other than any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Documents” means the indenture, the Notes and the Parity Lien Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the indenture and the Notes, executed pursuant to the provisions of the indenture.

“Notes Priority Collateral” means all Parity Lien Collateral (including, for the avoidance of doubt, each Collateral Proceeds Account) other than ABL Priority Collateral.

“Obligations” means (a) any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency Proceeding at the rate, including any applicable post-default rate, specified in the ABL Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the Guarantors under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the General Counsel, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by any two Officers of the Issuer, one of whom must be the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of the Issuer.

“Parity Lien” means any Lien created, or intended to be created, pursuant to the Parity Lien Security Documents.

“Parity Lien Collateral” means all assets, whether now owned or hereafter acquired by Issuer or any Guarantor, in which a Lien is granted or purported to be granted to any Parity Lien Secured Party as security for any Parity Lien Obligation (including, but not limited to, Accounts, Chattel Paper, intellectual property, Documents, General Intangibles, Instruments, Inventory, Investment Property, Letters of Credit and Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, cash or cash equivalents, Commercial Tort Claims, Equipment, Goods, and accessions to, substitutions for, and replacements, proceeds of Parity Lien Collateral and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts, and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing, and all other assets of Issuer and each Guarantor now or hereafter as set forth in the Parity Lien Security Documents) excluding, for the avoidance of doubt, Excluded Assets.

“Parity Lien Debt Representative” means:

(1)	in the case of the Notes, the trustee; or

(2)	in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and (a) is appointed as a Parity Lien Debt Representative (for purposes related to the administration of the Parity Lien Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Parity Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Parity Lien Documents” means each Parity Lien Secured Debt Agreement, each Parity Lien Security Document and each Parity Lien Guarantee.

“Parity Lien Guarantee” means any guarantee by the Issuer or any Guarantor of any or all of the Parity Lien Obligations (including the Note Guarantees, if any).

“Parity Lien Obligations” means (a) all principal of and interest (including without limitation any post-petition interest) and premium (if any) on all indebtedness under the Parity Lien Secured Debt Agreement or any Parity Lien DIP Financing by the Parity Lien Secured Parties, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any post-petition interest) with respect to any letter of credit or similar instruments issued pursuant to the Parity Lien Secured Debt Agreement, (c) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Parity Lien Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding and (d) all other Obligations in respect thereof; provided that, other than with respect to the Notes issued under the indenture on the date thereof (including any exchange notes) and any Note Guarantees in respect thereof:

(a)	on or before the date on which additional Notes are issued or Indebtedness is incurred by the Issuer or guarantees incurred by such Guarantor, such additional Notes, guarantees or other Indebtedness, as applicable, is designated by the Issuer, in an officers’ certificate delivered to the collateral trustee, as “Parity Lien Obligations” for the purposes of the Parity Lien Documents; provided that no Series of Parity Lien Debt may be designated as both ABL Obligations and Parity Lien Obligations;

(b)	such additional Notes, guarantees or other Indebtedness is governed by an indenture or a credit agreement, as applicable, or other agreement that includes a Lien Sharing and Priority Confirmation and meets the requirements described in “—Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Parity Lien Obligations;”

(c)

all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such additional Notes, guarantees or other Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause

(c) will be conclusively established if the Issuer delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Notes, guarantees or other Indebtedness is “Parity Lien Obligations”); and

(d)	other than with respect to any Qualified Acquisition Indebtedness, on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the aggregate amount of Parity Lien Principal Debt that constitutes Parity Lien Obligations shall in no event exceed the Parity Lien Principal Debt Cap.

To the extent any payment with respect to any Parity Lien Obligation (whether by or on behalf of the Issuer or any Guarantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of the intercreditor agreement and the rights and obligations of the ABL Secured Parties and the Parity Lien Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Parity Lien Obligations Payment Date” means the first date on which (a) all Parity Lien Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full, (b) all commitments to extend credit under the Parity Lien Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Parity Lien Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the Parity Lien Documents and (d) so long as the ABL Obligations Payment Date shall not have occurred, the collateral trustee has delivered a written notice to the ABL Agent stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the Parity Lien Secured Parties.

“Parity Lien Principal Debt” means the principal amount of Notes and/or indebtedness for borrowed money and letters of credit incurred under the Parity Lien Documents (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Subsidiaries thereunder).

“Parity Lien Principal Debt Cap” means, on the date of incurrence of any Parity Lien Principal Debt, an amount equal to the maximum amount of Parity Lien Principal Debt that may be incurred, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, such that Total Leverage Ratio would not be greater than 2.5 to 1.

“Parity Lien Secured Debt Agreement” means the collective reference to (a) the indenture and the Notes, (b) any Additional Parity Lien Secured Debt Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Indenture, any Additional Parity Lien Secured Debt Agreement or any other agreement or instrument referred to in this clause (c) provided that the collateral trustee and the ABL Agent shall have received on or prior to entry into any such other agreement or instrument referred to in this clause (c) (i) an officers’ certificate from Issuer stating that such other agreement or instrument is permitted by the indenture (as in effect on the date hereof) or the Existing ABL Agreement (as in effect on the date hereof), as applicable, or to the extent a consent is otherwise required to permit such other agreement or instrument under any Secured Debt Document (solely to the extent such Secured Debt Document is no more restrictive than the indenture (as in effect on the date hereof) or the Existing ABL Agreement (as in effect on the date hereof) as it relates to the Issuer’s and the other Guarantors’ ability to incur such Parity Lien Obligations) Issuer and each Guarantor have obtained the requisite consent and (ii) a lien sharing and priority confirmation joinder from an authorized agent, trustee or other representative on behalf of the holders or lenders of any indebtedness under any such other agreement or instrument unless such agreement or instrument expressly provides that it is not intended to be and is not a Parity Lien Secured Debt Agreement

hereunder (a “Replacement Parity Lien Secured Debt Agreement”). Any reference to the Parity Lien Secured Debt Agreement hereunder shall be deemed a reference to any Parity Lien Secured Debt Agreement then extant.

“Parity Lien Secured Parties” means the collateral trustee and any other holders of the Parity Lien Obligations.

“Parity Lien Security Documents” means the collateral trust agreement, all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, for the benefit of any of the Parity Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the collateral trust agreement.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in the Issuer or in a Restricted Subsidiary of the Issuer that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer that is a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	other Investments in any Person other than an Affiliate of the Issuer that is not a Subsidiary of the Issuer having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $12.5 million;

(14)	receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business;

(15)	Investments in the nature of deposits with respect to lease provided to third parties in the ordinary course of business; and

(16)	prepaid expenses, deposits, advances, or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries.

“Permitted Liens” means:

(1)	Liens held by the collateral trustee on the Collateral equally and ratably securing (A) (i) the initial notes (including any exchange notes in respect thereof), (ii) other Parity Lien Principal Debt in an aggregate principal amount not exceeding the Parity Lien Principal Debt Cap (as of the date of incurrence of any Parity Lien Principal Debt and after giving pro forma effect to the application of the net proceeds therefrom) and (iii) Qualified Acquisition Indebtedness, and (B) all related Parity Lien Obligations, so long as such Liens are subject to the collateral trust agreement;

(2)	Liens held by the ABL Agent on the Collateral securing ABL Principal Debt incurred pursuant to clause (1) of the definition of Permitted Debt and (B) all related ABL Obligations, so long as such Liens are subject to the intercreditor agreement;

(3)	Liens in favor of the Issuer or any Restricted Subsidiary that is a Guarantor;

(4)	Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Issuer or the Restricted Subsidiary;

(5)	Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture, other than liens to secure the Notes issued on the date of the indenture or to secure Obligations under the ABL Agreement outstanding on the date of the indenture;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law (other than with respect to tax), such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture (other than ABL Obligations or Parity Lien Obligations); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(21)	Liens on leases, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect to the business of the Issuer or any Restricted Subsidiary.

“Permitted Prior Liens” means:

(1)	Liens on the ABL Priority Collateral described in clause (2) of the definition of “Permitted Liens;”

(2)	Liens described in clauses (4), (5), (7), (8) or (11) of the definition of “Permitted Liens;” and

(3)	Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the ABL Security Documents or the Parity Lien Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary of the Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means any member of the Goodman family who is a shareholder of the Issuer on the date of the indenture.

“Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent company thereof, as the case may be, pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer or any direct or indirect parent company thereof).

“Qualified Acquisition” means the acquisition by the Company or one of its Subsidiaries of Multiband Corporation, a Minnesota corporation. (or an affiliate of such target) described in a letter of intent by and among Goodman and the target, dated as of April 16, 2013 (as the same may be amended, restated, modified or supplemented from time to time).

“Qualified Acquisition Indebtedness” means Indebtedness (including other Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge such Indebtedness, any exchange notes and any Note Guarantees or other guarantees in respect thereof) in an aggregate amount not exceeding $100.0 million used to finance all or a portion of the Qualified Acquisition.

“Qualifying Equity Interests” means Equity Interests of the Issuer other than (1) Disqualified Stock; (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness and (3) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the indenture that are eligible to be used to support an optional redemption of Notes pursuant to the “Optional Redemption” provisions of the indenture.

“Related Party” means:

(1)	any controlling stockholder, at least 51% owned (and controlled) Subsidiary, or in the case of an individual, any immediate family member or descendant of any Principal and the heirs, executors and administrators and beneficiaries of the estate of such Principal or any such family member; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding at least an 51% (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement ABL Agreement” has the meaning set forth in the definition of “ABL Agreement”, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Parity Lien Secured Debt Agreement” has the meaning set forth in the definition of “Parity Lien Secured Debt Agreement”, as amended, restated, adjusted, waived, renewed, extended, supplemented or otherwise modified from time to time.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Principal Debt then outstanding, calculated in accordance with the provisions described in “—The Collateral Trust Agreement—Voting”. For purposes of this definition, Parity Lien Principal Debt registered in the name of, or beneficially owned by, any issuer thereof, any guarantor thereof or any Affiliate of any issuer or any guarantor thereof will be deemed not to be outstanding.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of a Guarantor” means (1) any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of a majority of the Capital Stock of a Guarantor or (2) the issuance of Equity Interests by a Guarantor, other than (a) an issuance of Equity Interests by a Guarantor to the Issuer or another Guarantor and (b) an issuance of directors’ qualifying shares.

“Sale of Notes Priority Collateral” means any Asset Sale to the extent involving a sale, lease, conveyance or other disposition of Notes Priority Collateral.

“SEC” means the Securities and Exchange Commission.

“Secured Debt Documents” shall mean, collectively, the ABL Documents and the Parity Lien Documents.

“Secured Debt Representative” means each Parity Lien Debt Representative and each ABL Agent.

“Secured Obligations” means Parity Lien Obligations and ABL Obligations.

“Security Documents” means, collectively, the ABL Security Documents and the Parity Lien Security Documents.

“Senior Collateral” shall mean with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.

“Senior Documents” shall mean, collectively, with respect to any Senior Obligation, any provision pertaining to such Senior Obligation in any Secured Debt Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.

“Senior Liens” shall mean (a) with respect to the ABL Priority Collateral, all Liens securing the ABL Obligations and (b) with respect to the Notes Priority Collateral, all Liens securing the Parity Lien Obligations.

“Senior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all ABL Obligations and (b) with respect to any Notes Priority Collateral, all Parity Lien Obligations.

“Senior Obligations Payment Date” shall mean (a) with respect to ABL Obligations, the ABL Obligations Payment Date and (b) with respect to any Parity Lien Obligations, the Parity Lien Obligations Payment Date.

“Senior Representative” shall mean (a) with respect to any ABL Priority Collateral, the ABL Agent and (b) with respect to any Notes Priority Collateral, the collateral trustee.

“Senior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all ABL Secured Parties and

(b)	with respect to the Notes Priority Collateral, all Parity Lien Secured Parties.

“Senior Security Documents” shall mean with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.

“Series of ABL Debt” means, severally, the Indebtedness outstanding under any ABL Agreement that constitutes ABL Obligations.

“Series of Parity Lien Debt” means, severally, the Notes and each other issue or series of Parity Lien Obligations for which a single transfer register is maintained.

“Series of Secured Debt” means each Series of Parity Lien Debt and each Series of ABL Debt.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Leverage Ratio” means, as of any date of determination, the ratio of total Indebtedness of the Issuer and its Restricted Subsidiaries as of that date to the Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to the amount of Indebtedness and Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”. For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Indebtedness that consists solely of Hedging Obligations that are incurred in the normal course of business and not for speculative purposes.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 1, 2015; provided, however, that if the period from the redemption date to July 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will (a) calculate the Treasury Rate at least two business days prior to the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unasserted Contingent Obligations” shall mean, at any time, ABL Obligations or Parity Lien Obligations, as applicable, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any ABL Obligation or Parity Lien Obligation, as applicable, and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of ABL Obligations or Parity Lien Obligations, as applicable, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer;

(3)	is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of outstanding notes for exchange notes pursuant to the exchange offer. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions now in effect, all of which are subject to change possibly with retroactive effect. Except as specifically set forth herein, this summary deals only with outstanding notes held as capital assets within the meaning of the Code (generally assets held for investment). This summary does not purport to address all federal income tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as banks, insurance companies or other financial institutions, dealers in securities, tax-exempt investors, or persons holding outstanding notes as part of a hedging transaction, straddle, conversion transaction, or other integrated transaction.

We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary. As such, there can be no assurance that the IRS will agree with such statements and conclusions.

All persons that exchange outstanding notes for exchange notes pursuant to the exchange offer are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Consequences to Holders

The exchange of outstanding notes for exchange notes should not be treated as a taxable transaction for U.S. federal income tax purposes. As a result, holders should not recognize gain or loss on the exchange, and each holder’s tax basis and holding period in exchange notes should be the same as its tax basis and holding period in the outstanding notes exchanged therefor.

CERTAIN ERISA CONSIDERATIONS

An exchange note may be acquired and held by or with the assets of (1) an “employee benefit plan” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA) that is subject to Title I of ERISA, (2) a plan, individual retirement account or other arrangement that is subject to (a) Section 4975 of the Code or (b) provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively, Similar Laws, (3) an entity whose underlying assets are considered to include “plan assets”, within the meaning of 29 C.F.R. 2510.3-101, of any such plan, account, or arrangement under ERISA, the Code, or any Similar Law, or collectively, a Plan, or (4) a governmental plan or church plan subject to such provisions that are similar to such provisions of ERISA or the Code, or Similar Laws (each, a Plan).

In considering investing a portion of the assets of a Plan in an exchange note, a fiduciary of a Plan subject to ERISA should determine whether the acquisition or holding of the exchange note is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan. Accordingly, the fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1) (D) of ERISA and (iii) whether the investment is prudent under ERISA, among other considerations.

In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA and the corresponding provisions of Section 4975 of the Code prohibit a wide range of transactions involving the assets of Plans subject to ERISA or the Code and persons who have certain specified relationships to such Plans (such persons being “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code), or a Prohibited Transaction. Thus, a Plan fiduciary considering an investment in an exchange note also should consider whether the acquisition, holding, disposition or transfer of the exchange note might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption under ERISA or issued by the Department of Labor. Similar restrictions may apply to governmental, non-electing church, and foreign plans which are not subject to ERISA or Section 4975 of the Code. Thus, those considering investing in the shares on behalf of these Plans should consider whether the acquisition, holding, disposition or transfer of the shares might violate any similar restrictions under Similar Laws.

The acquisition and/or holding of an exchange note by a Plan with respect to which we or any guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect Prohibited Transaction, unless the exchange note is acquired and is held in accordance with an applicable statutory, class or individual Prohibited Transaction exemption.

By its acceptance or acquisition of an exchange note, each holder and subsequent transferee of an exchange note, or any interest therein, will be deemed to have represented and warranted that either (1) no portion of the assets used by such holder or transferee to acquire or hold the exchange note, or any interest therein, constitutes the assets of a Plan and such holder or transferee will not transfer the exchange note to a Plan or (2) the acquisition and holding of the exchange note or any interest therein does not constitute or give rise to a non-exempt Prohibited Transaction.

Any person considering the acquisition or holding of an exchange note on behalf of, or with the assets of, a Plan should consult legal counsel before acquisition of the exchange note regarding the applicability of ERISA, Section 4975 of the Code or any Similar Laws to such investment.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Nothing herein shall be construed as a representation that an investment in an exchange note (1) would meet any or all of the relevant legal requirements with respect to investments by a Plan or (2) is appropriate for investment by a Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed to use our commercially reasonable efforts to keep this registration statement effective and amend and supplement the prospectus contained therein, in order to permit this prospectus to be lawfully delivered by such broker-dealer for use in connection with any such resale for such period of time as such broker-dealer must comply with prospective delivery requirements.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by so acknowledging by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent and legal, printing and related fees and expenses. Notwithstanding the foregoing, holders of the outstanding notes shall pay all agency fees and commissions and underwriting discounts and commissions, if any, attributable to the sale of such outstanding notes or exchange notes.

LEGAL MATTERS

The validity of the exchange notes being offered hereby is passed on for us by Haynes and Boone, LLP, Dallas, Texas. In rendering its opinion, Haynes and Boone, LLP relied upon the opinion of Steven M. Bell, Esq., in-house counsel to Multiband, as to certain matters governed by the laws of the state of Minnesota.

EXPERTS

The consolidated financial statements of Goodman Networks Incorporated as of December 31, 2012 and 2013, and for each of the years in the three-year period ended December 31, 2013, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Multiband Corporation and subsidiaries at December 31, 2012, and for the year then ended, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Multiband Corporation and subsidiaries as of December 31, 2011 and for the years ended December 31, 2011 and 2010, included in this prospectus have been so included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of this material can be obtained from the Public Reference Room of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Until we commence filing such reports and other information with the SEC, we will furnish to holders of outstanding notes and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such notes.

So long as the notes are outstanding, we are required to furnish the information required to be filed with the SEC under the Exchange Act to the trustee and the holders of the notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish all current, quarterly and annual reports that would be required to be filed by us with the SEC if we were subject to such periodic reporting requirements. However, our reporting obligations under the indenture are not identical to the reporting obligations that we would have if we were subject to Section 13 or 15(d) of the Exchange Act.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Goodman Networks Incorporated:

We have audited the accompanying consolidated balance sheets of Goodman Networks Incorporated and subsidiaries (the “Company”) as of December 31, 2012 and 2013, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Goodman Networks Incorporated and subsidiaries as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

March 31, 2014

Goodman Networks Incorporated

Consolidated Balance Sheets

December 31, 2012 and 2013

(In Thousands, Except Share Amounts and Par Value)

	December 31,
	2012	2013
Assets

Current Assets
Cash	$120,991	$59,439
Accounts receivable, net of allowances for doubtful accounts of $13 and $350 at December 31, 2012 and 2013, respectively	70,951	109,478
Unbilled revenue on completed projects	19,457	21,136
Costs in excess of billings on uncompleted projects	33,487	100,258
Inventories	18,921	22,909
Prepaid expenses and other current assets	8,095	8,980
Income tax receivable	16,855	16,772

Total current assets	288,757	338,972
Property and equipment, net	6,009	19,647
Due from shareholders	272	134
Deferred financing costs, net	7,607	18,156
Deferred tax assets	19,366	18,443
Deposits and other assets	2,148	3,179
Insurance collateral	—	11,569
Intangible assets, net	—	29,156
Goodwill	—	69,134

Total assets	$324,159	$508,390

Liabilities and Shareholders’ Deficit

Current Liabilities
Accounts payable	$76,446	$137,106
Accrued expenses	63,163	98,047
Income taxes payable	90	357
Billings in excess of costs on uncompleted projects	48,259	46,691
Deferred revenue	—	113
Deferred tax liabilities	5,286	8,457
Current portion of capital lease and notes payable obligations	469	1,818

Total current liabilities	193,713	292,589
Notes payable	221,953	330,346
Capital lease obligations	410	1,542
Accrued liabilities, non-current	—	18,791
Deferred rent	406	446

Total liabilities	416,482	643,714
Commitments and contingencies (Note 14)

Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 948,914 issued and 892,996 outstanding at December 31, 2012 and 985,714 issued and 869,396 outstanding at December 31, 2013	10	10
Treasury stock, at cost, 55,918 and 116,318 shares at December 31, 2012 and 2013, respectively	(6,761)	(11,756)
Additional paid-in capital	8,082	13,314
Accumulated deficit	(93,654)	(136,892)

Total shareholders’ deficit	(92,323)	(135,324)

Total liabilities and shareholders’ deficit	$324,159	$508,390

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Operations

Years Ended December 31, 2011, 2012 and 2013

(In Thousands, except per share data)

	2011	2012	2013
Revenues	$729,002	$609,227	$931,745
Cost of revenues	610,784	499,288	806,109

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative shown below)	118,218	109,939	125,636
Selling, general and administrative expenses	67,450	87,216	121,106
Other operating expense	(4,000)	—	—

Operating income	46,768	22,723	4,530
Other income	—	—	(25)
Interest expense	20,548	31,998	40,287

Income (loss) before income tax expense	26,220	(9,275)	(35,732)
Income tax expense (benefit)	10,309	(4,176)	7,506

Net income (loss) from continuing operations	15,911	(5,099)	(43,238)
Discontinued operations, net of income taxes	3,407	2,568	—

Net income (loss)	$19,318	$(2,531)	$(43,238)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

Years Ended December 31, 2011, 2012 and 2013

(In Thousands, Except Share Amounts)

	Common Stock		Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2011	1,883,999	$19	$(8,765)	$7,178	$(35,543)	$(37,111)
Purchase of treasury stock	—	—	(24,285)	—	—	(24,285)
Exercise of common stock put option	—	—	(1,500)	1,500	—	—
Purchase of Series C redeemable preferred stock over liquidation value	—	—	—	—	(43,285)	(43,285)
Amortization and write off of issuance costs associated with redeemable preferred stock	—	—	—	—	(1,479)	(1,479)
Dividends declared on redeemable preferred stock	—	—	—	—	(1,375)	(1,375)
Purchase of common stock warrants and options	—	—	—	(1,215)	(7,545)	(8,760)
Retirement of treasury stock	(985,278)	(10)	27,789	(6,565)	(21,214)	—
Share-based compensation, equity awards	—	—	—	492	—	492
Exercise of stock options	20,193	—	—	259	—	259
Excess tax benefit related to share-based compensation	—	—	—	985	—	985
Net income	—	—	—	—	19,318	19,318

Balance, December 31, 2011	918,914	$9	$(6,761)	$2,634	$(91,123)	$(95,241)
Share-based compensation, equity awards	—	—	—	486	—	486
Issuance of common stock	30,000	1	—	4,962	—	4,963
Net loss	—	—	—	—	(2,531)	(2,531)

Balance, December 31, 2012	948,914	$10	$(6,761)	$8,082	$(93,654)	$(92,323)
Share-based compensation, equity awards	—	—	—	5,219	—	5,219
Issuance of common stock	36,800	—	—	13	—	13
Purchase of treasury stock	—	—	(4,995)	—	—	(4,995)
Net loss	—	—	—	—	(43,238)	(43,238)

Balance, December 31, 2013	985,714	$10	$(11,756)	$13,314	$(136,892)	$(135,324)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

Years Ended December 31, 2011, 2012 and 2013

(In Thousands)

	2011	2012	2013
Operating Activities
Net income (loss)	$19,318	$(2,531)	$(43,238)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	4,519	3,621	4,522
Amortization of intangible assets	—	—	5,236
Amortization of debt discounts and deferred financing costs	2,745	2,089	2,509
Provision of doubtful accounts	(59)	(239)	337
Deferred tax expense	3,127	10,433	5,715
Share-based compensation expense	1,023	5,629	4,453
Accretion of contingent consideration	—	—	846
Change in fair value of contingent consideration	—	—	(200)
Loss (gain) on sale of property and equipment	—	(29)	111
Gain on sale of MDU assets	—	—	(1,472)
Changes in (net of acquisitions):
Accounts receivable	19,065	(24,176)	(6,728)
Unbilled revenue	(7,478)	(1,829)	(1,679)
Costs in excess of billings on uncompleted projects	(29,631)	19,071	(63,975)
Inventories	25,609	12,048	9,186
Prepaid expenses and other assets	(4,254)	(829)	7,880
Accounts payable and other liabilities	(1,235)	682	43,796
Income taxes payable / receivable	(4,699)	(14,185)	1,934
Billings in excess of costs on uncompleted projects	13,778	14,471	(1,861)

Net cash provided by (used in) operating activities	41,828	24,226	(32,628)

Investing Activities
Purchases of property and equipment	(2,243)	(2,987)	(4,019)
Payments for intangible assets	—	—	(8)
Proceeds from sale of MDU Assets	—	—	12,500
Proceeds from the sale of property and equipment	57	59	76
Checks issued in excess of bank balance with the purchase of subsidiaries	—	—	(254)
Purchase of Multiband	—	—	(101,092)
Purchase of Design Build Technologies	—	—	(1,306)
Purchase of Cellular Specialties, Inc.	—	—	(18,000)
Change in due from shareholders	171	(147)	138

Net cash used in investing activities	(2,015)	(3,075)	(111,965)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows (Continued)

Years Ended December 31, 2011, 2012 and 2013

(In Thousands)

	2011	2012	2013

Financing Activities
Proceeds from lines of credit	400,532	—	517,516
Payments on lines of credit	(422,596)	—	(517,516)
Net proceeds from issuance of the Notes	221,114	—	105,000
Principal payments on notes payable to shareholders	(19,472)	—	—
Payments on capital lease and notes payable obligations	(1,709)	(797)	(4,112)
Payments for deferred financing costs	(8,465)	—	(12,865)
Excess tax benefit related to stock-based compensation	985	—	—
Net proceeds from issuance of common stock	—	—	13
Purchase of treasury stock	—	—	(4,995)
Purchase of common stock	(25,785)	—	—
Purchase of redeemable preferred stock	(73,153)	—	—
Purchase of common stock warrants and options	(8,760)	—	—
Proceeds from exercise of stock options	259	—	—
Dividends paid on redeemable preferred stock	(2,126)	—	—

Net cash provided by (used in) financing activities	60,824	(797)	83,041

Increase (decrease) in cash	100,637	20,354	(61,552)

Cash, Beginning of Year	—	100,637	120,991

Cash, End of Year	$100,637	$120,991	$59,439

Supplemental Cash Flow Information
Cash paid for interest	$14,976	$28,406	$30,786

Cash paid for income taxes	$12,962	$1,246	$409

Supplemental Non-Cash Investing and Finance Activities
Purchase of property and equipment financed through capital leases and other financing arrangements	$984	$483	$945

Amortization and write-off of issuance costs associated with redeemable preferred stock, charged to retained earnings	$1,479	$—	$—

Noncash exchange of liability awards for equity awards	$—	$—	$766

Retirement of treasury shares	$27,789	$—	$—

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Notes to Consolidated Financial Statements

Note 1. Organization and Business

Goodman Networks Incorporated, a Texas corporation (collectively with its subsidiaries, “Goodman Networks” or the “Company”), is a national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. The Company’s wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Goodman Networks performs these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems (“DAS”) locations. The Company also serves the satellite television industry by providing onsite installation, upgrading and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of the Company’s customers to deliver voice, data and video services to their end users.

Merger with Multiband

On May 21, 2013, Goodman Networks entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman Networks (“MergerSub”), and Multiband Corporation (“Multiband”), which provides for the merger of Multiband with and into MergerSub, with Multiband surviving the merger (the “Merger”). The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the Merger which occurred on August 30, 2013, Multiband became a wholly owned subsidiary of Goodman Networks, and Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture (the “Indenture”) governing the Company’s 12.125% senior secured notes due 2018 (the “Notes”) and the Company’s amended and restated senior secured revolving credit facility (the “Credit Facility”). To finance the Merger the Company, through its wholly owned subsidiary, sold an additional $100 million of Notes (the “Tack-On Notes”) under terms substantially identical to those of the $225 million aggregate principal amount of Notes issued in June 2011(the “Original Notes”). The Company paid the remainder of the merger consideration from cash on hand. Upon completion of the Merger, the Company redeemed the Tack-On Notes in exchange for the issuance of an equivalent amount of Notes, which are classified as a long term liability in the Company’s balance sheet upon the closing of the Merger because they mature in July 2018.

Sale of MDU Assets

On December 31, 2013, the Company sold certain assets (the “MDU Assets”) to DIRECTV MDU, LLC (“DIRECTV MDU”), and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration including an extension of the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Note 2. Summary of Significant Accounting and Reporting Policies

Principles of Consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Key estimates for the Company include: the recognition of revenue, in particular, estimated losses on long term construction contracts, allowance for doubtful accounts; inventory valuation; asset lives used in computing depreciation and amortization; valuation of intangible assets; valuation of contingent consideration; allowance for self-insurance health care claims incurred but not reported; accounting for stock options and other equity awards, particularly related to reasonable value estimates; accounting for income taxes; contingencies; and litigation. While management believes that such estimates are reasonable when considered in conjunction with the financial position and results of operations taken as a whole, actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Cash

The Company utilizes a cash management system under which a book cash overdraft may exist in its primary disbursement account. These overdrafts, when applicable, represent uncleared checks in excess of cash balance in the bank account at the end of the reporting period and have been reclassed to accounts payable on the consolidated balance sheets.

The financial institutions holding the Company’s cash accounts participated in the Transaction Account Guarantee Program of the Federal Deposit Insurance Corporation (the “FDIC”). Under the program, through December 31, 2013, all noninterest-bearing transaction accounts were fully guaranteed by the FDIC for the entire amount in the account.

Accounts Receivable and Costs in Excess of Billings on Uncompleted Projects

In the ordinary course of business, the Company extends unsecured credit to its customers based on their credit-worthiness and history with the Company. Accounts receivable are stated at the amount the Company expects to collect and generally, collateral is not required. The Company considers accounts past due when the age exceeds the contractual payment term and generally does not charge interest on past due accounts. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectability of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Balances that remain outstanding after the Company has used reasonable collection efforts are written off.

Unbilled Revenue on Completed Projects

Unbilled revenue on completed projects represents unbilled accounts receivable for contract revenue recognized to date but not yet invoiced to the client due to contract terms or the timing of the customer invoicing cycle.

Inventories

Inventories are stated at the lower of cost (average cost method) or market and are comprised of parts and materials. When evidence suggests that the value of inventory is less than cost, whether due to physical obsolescence, changes in market price levels, or other causes, the difference is recognized within cost of revenues in the current period. For materials or supplies purchased on behalf of specific customers or projects, loss of the customer or cancellation of the project could also result in a write-down of the value of materials purchased.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the related assets, which are 3 years for software, 3 to 4 years for computers and office equipment, 5 to 7 years for furniture and fixtures, 5 to 30 years for buildings and improvements, 3 to 7 years for other equipment and 5 years for vehicles. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the lesser of the estimated useful lives or the remaining term of the related leases. Major additions and improvements to property and equipment are capitalized. Routine maintenance and repair costs are expensed as incurred.

Business Combinations

The purchase price of each acquired business is allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the date of acquisition. Any excess of the purchase price over the fair value of the separately identifiable assets acquired and the liabilities assumed is allocated to goodwill. The valuation of assets acquired and liabilities assumed requires a number of judgments and is subject to revision as additional information about the fair value of assets and liabilities becomes available. Additional information, which existed as of the acquisition date but at that time was unknown to the Company, may become known during the remainder of the measurement period, a period not to exceed twelve months from the acquisition date. Adjustments in the purchase price allocation may require a recasting of the amounts allocated to goodwill and intangible assets. In accordance with the acquisition method of accounting, acquisition costs are expensed as incurred.

Long-Lived Assets

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment charges were recorded during any of the three years ended December 31, 2013.

Goodwill and Other Intangible Assets with Indefinite Lives

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level or more frequently if events occur or circumstances change that would indicate that a triggering event. A reporting unit is defined as an operating segment or one level below an operating segment. The reporting units are equivalent to the reportable segments. All of the Company’s reporting units have goodwill assigned.

The Company tests goodwill for impairment annually, as of October 1 of the current year, or more frequently if circumstances suggest that impairment may exist. During each quarter, the Company performs a review of certain key components of the valuation of the reporting units, including the operating performance of the reporting units compared to plan (which is the primary basis for the prospective financial information included in the annual goodwill impairment test) and the weighted average cost of capital.

To determine whether goodwill is impaired, a multi-step impairment test is performed. The Company performs a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than their carrying values. If the qualitative analysis is not conclusive, or if the Company elects to proceed directly with quantitative testing, the Company will measure the fair values of the reporting units and compare them to their carrying values, including goodwill. If the fair value is less than the carrying value of the reporting unit, the second step of the impairment test is performed for the purposes of measuring the impairment. In this step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.

The Company estimates the fair values of the reporting units using discounted cash flows, which include assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of cash flow (including significant assumptions about operations and target capital requirements), long term growth rates for determining terminal value, and discount rates. Forecasts and long term growth rates used for the reporting units are consistent with, and use inputs from, the internal long term business plan and strategy. During the forecasting process, the Company assesses revenue trends, operating cost levels and target capital levels. A range of discount rates that correspond to a market based weighted average cost of capital are used. Discount rates are determined for each reporting unit based on the implied risk inherent in their forecasts. This risk is evaluated using comparisons to market information such as peer company weighted average costs of capital and peer company stock prices in the form of revenue and earnings multiples. The most significant estimates in the discount rate determinations include the risk free rates and equity risk premium. Company specific adjustments to discount rates are subjective and thus are difficult to measure with certainty.

Although the Company believes that the financial projections used are reasonable and appropriate, the use of different assumptions and estimates could materially impact the analysis and resulting conclusions. In addition, due to the long term nature of the forecasts there is significant uncertainty inherent in those projections. The passage of time and the availability of additional information regarding areas of uncertainty in regards to the reporting units’ operations could cause these assumptions used in the analysis to change materially in the future. If the assumptions differ from actual, the estimates underlying the goodwill impairment tests could be adversely affected.

The Company periodically reviews amortizing intangible assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, assumptions regarding estimated future cash flows and other factors must be made to determine if an impairment loss may exist, and, if so, estimate fair value. If these estimates or their related assumptions change in the future, the Company may be required to record impairment losses for these assets.

Insurable Risks

The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company records liabilities for claims reported and claims that have been incurred but not reported, based on historical experience and industry data.

In most of the states the Field Services business operates in, the Company is self-insured for workers’ compensation claims by employees in the Field Services division up to $100,000, plus administrative expenses, for each occurrence. If any liability claims are in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate. In Ohio and North Dakota, the Company purchases state-funded premium based workers’ compensation insurance. The Company has placed restricted deposits with the insurance company in the amount of $11.6 million, which is included in insurance collateral in the accompanying consolidated balance sheets.

Fair Value Measurements

The Company determines the fair value of its assets and liabilities using valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.

The Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs, as described below:

Level 1—Quoted market prices in active markets for identical assets or liabilities at the measurement date.

Level 2—Observable market based inputs or other observable inputs corroborated by market data at the measurement date, other than quoted prices included in Level 1, either directly or indirectly.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using valuation models for which the assumptions utilize management’s estimates of market participant assumptions.

The Company determines the estimated fair value of assets, liabilities and equity instruments using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market and other data to develop the estimates of fair value. The use of different assumptions or estimation methodologies could have a material effect on the estimated fair values. The fair value estimates are based on information available as of the valuation dates.

The carrying values of cash, accounts receivable and costs in excess of billings on uncompleted projects, accounts payable and accrued liabilities are reflected in the consolidated balance sheet at historical cost, which is materially representative of their fair value due to the relatively short-term maturities of these assets and liabilities.

The carrying value of the capital lease obligations approximates fair value because they bear interest at rates currently available to the Company for debt with similar terms and remaining maturities.

The carrying value and fair value of the Notes as of December 31, 2013 was $327.1 million and $342.9 million, respectively. Fair value for the Notes is a Level 2 measurement and has been estimated based on the present value of the future cash flows using market interest rates for the same contractual terms and considering the Company’s credit risk.

Deferred Rent

The Company’s operating leases for certain facilities contain escalating rent payments during the lease terms. For these leases, the Company recognizes rent expense on a straight line basis over the lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent.

Income Taxes

The Company applies the asset and liability method in accounting and reporting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax rates expected to be in effect when these differences are expected to reverse. The deferred income tax assets are adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence, that it is more likely than not such benefits will be realized. The Company recognizes income tax related interest and penalties as a component of income tax expense.

The Company accrues liabilities for identified tax contingencies that result from positions that are being challenged or could be challenged by tax authorities. The Company believes that its accrual for tax liabilities is adequate for all open years, based on Management’s assessment of many factors, including its interpretations of the tax law and judgments about potential actions by tax authorities. However, it is possible that the ultimate resolution of any tax audit may be materially greater or lower than the amount accrued.

Revenue Recognition

The Company recognizes revenue when: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company enters into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts is recorded using the completed contract method of accounting. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Project costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

The Company also enters into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues and costs from service contracts are generally recognized at the time the services are completed under the completed performance model. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit of service on a work order basis. The total amount of progress payments netted against contract costs on uncompleted contracts as of December 31, 2012 and 2013 was $237.4 million and $197.9 million, respectively.

Shipping and Handling Costs

Shipping and handling fees billed to customers are included in revenues. Shipping and handling costs associated with inbound freight are capitalized in inventory. Shipping and handling costs associated with outbound freight are included in cost of revenues.

Treasury Stock

Common stock shares repurchased are recorded at cost. Cost of shares retired or reissued is determined using the first-in, first-out method.

Share-Based Compensation

The Company has a stock-based incentive plan for employees and directors. The Company determines the fair value of stock based awards at the date of grant and recognizes the related expense in earnings over the vesting period of the award.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes collected from customers and remitted to governmental authorities are presented in the accompanying consolidated statements of operations on a net basis.

Recently Adopted Accounting Pronouncements

In July 2013, the FASB amended the Income Taxes Topic of the ASC to eliminate diversity in practice for the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendment requires that the unrecognized tax benefit be presented as a reduction of the deferred tax assets associated with the carryforwards except in certain circumstances when it would be reflected as a liability. This amendment is effective for the Company starting with its first quarter of 2014 and we are still evaluating the impact of adoption on our consolidated financial condition.

Note 3. Business Combinations

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, the Company completed the acquisition of 100% of the assets of the Custom Solutions Group of Cellular Specialties, Inc. (“CSG”), which provides indoor and outdoor wireless DAS and Wi-Fi solutions, services, consultations and maintenance. The purchase price consists of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. The Company acquired CSG to expand its in-building DAS, small cells and Wi-Fi offload solutions.

The following table summarizes the consideration transferred to acquire CSG and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$18,000
Contingent consideration	9,163

Total purchase price	27,163
Current assets (accounts receivable, inventory and other current assets)	13,568
Non-current assets	541
Intangible assets	11,720
Goodwill	8,604

Total assets acquired	34,433
Current liabilities	7,232
Non-current liabilities	38

Total liabilities assumed	7,270
Net assets acquired	$27,163

The acquisition of CSG includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to CSG’s former owners based upon the financial performance of CSG over a three-year period immediately following the close of the acquisition. Amounts payable under the contingent consideration arrangement are payable annually over a three-year period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $17.0 million. The fair value of the contingent consideration recognized on the acquisition date of $9.2 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet. During the year ended December 31, 2013, the Company recorded $0.8 million of accretion expense which is recorded within interest expense on the consolidated statement of operations.

The Company acquired $7.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $7.4 million, as the Company expects the entire amount to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of CSG. The goodwill has been assigned in its entirety to the Professional Services segment. Goodwill is deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer backlog, customer relationships, non-compete agreements and tradename. The intangible assets including goodwill were assigned to the Company’s Professional Services reporting unit. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 18.5% to 23% and are based on the estimated weighted average cost of capital which employs an estimate of the required equity rate of return and after-tax cost of debt for the reporting unit.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer backlog	0.50	$1,400
Intangible asset—customer relationships	12.00	6,610
Intangible asset—noncompete agreements	5.00	3,150
Intangible asset—tradename	1.25	560

Total intangible assets		$11,720

The fair values of the acquired accounts receivables, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects and inventory are provisional pending receipt of the final valuations for those assets.

The Company incurred approximately $0.7 million of acquisition related costs, $0.4 million of which were recorded in selling, general and administrative costs for the year ended December 31, 2013. No expenses related to the acquisition have been capitalized.

The acquisition of CSG contributed revenues of $43.3 million and net income of $6.2 million to the Company for the period from February 28, 2013 to December 31, 2013. The following unaudited pro forma summary presents consolidated information of the Company as if the acquisition of CSG had occurred on January 1, 2012 (in thousands):

	Pro Forma Year Ended December 31,
	2012	2013
Revenue	$654,543	$935,387
Net loss from continuing operations	(2,936)	(44,584)
Net loss	(368)	(44,584)

Acquisition of Design Build Technologies

On August 8, 2013 the Company acquired 100% the assets of Design Build Technologies (DBT), a former subcontractor of the Company in the southeast region of the United States, for $1.3 million in cash. The

Company received certain assets, tower crews, and a non-compete agreement from the owner of DBT, who became an employee of the Company upon the close of the transaction. The addition of DBT augments Goodman Networks’ existing workforce capabilities and reduces its dependence on subcontractors.

The following table summarizes the consideration transferred to acquire DBT and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$1,306
Contingent consideration	741

Total purchase price	2,047
Current assets	8
Non-current assets	157
Goodwill	1,882

Total assets acquired	$2,047

The acquisition of DBT includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to DBT’s former owners based upon the retention of specified thresholds of tower crew personnel measured at the end of each of the six quarterly periods subsequent to the acquisition. Amounts payable under the contingent consideration arrangement are payable quarterly over an 18-month period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $0.9 million. The fair value of the contingent consideration recognized on the acquisition date of $0.7 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of DBT. The goodwill has been assigned in its entirety to the Infrastructure Services segment. Goodwill is deductible for tax purposes.

Merger with Multiband

On August 30, 2013, the Company completed its acquisition of Multiband. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. The Merger provides the Company with customer diversification, a large and talented work force and new strategic capabilities. The Company believes the Merger will allow the combined company to continue to serve its current customers, while enabling it to support emerging wireless opportunities, such as the evolution toward small cell architectures currently occurring in the telecommunications industry.

The following table summarizes the consideration transferred to acquire Multiband and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$101,092

Total purchase price	101,092
Accounts receivable	28,035
Inventory	9,984
Deferred tax assets	1,665
Other current assets	9,367
Non-current assets	27,279
Intangible assets	33,640
Goodwill	58,648

Total assets acquired	168,618
Accounts payable	23,358
Accrued liabilities	22,902
Other current liabilities	5,291
Other non-current liabilities	15,975

Total liabilities assumed	67,526

Net assets acquired	$101,092

The Company acquired $28.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $28.0 million, which is the amount the Company expects to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of Multiband. The goodwill has been assigned primarily to the Field Services segment. The Company does not expect the goodwill to be deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer contracts, customer relationships, customer backlog, tradename, software and right of entry contracts. The intangible assets including goodwill were assigned to two the Company’s four reporting units, Field Services and Other. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 9.5% to 11.5% and are based on the estimated weighted average cost of capital which employees an estimate of the required equity rate of return and after-tax cost of debt for each reporting unit.

Since the Merger was a stock purchase, assets acquired cannot be revalued for tax purposes; accordingly, a deferred tax asset of $1.7 million was recorded at the date of the Merger for the book tax cost basis difference related to the assets.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer contracts	9.0 - 10.0	$24,900
Intangible asset—customer relationships	12.0	1,100
Intangible asset—customer backlog	0.5	70
Intangible asset—tradename	5.0	3,700
Intangible asset—software	4.8	3,810
Intangible asset—right of entry contracts	2.0	60

Total intangible assets		$33,640

The fair values of the acquired, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects, accrued liabilities, inventory and intangible assets are provisional pending receipt of the final valuations for those assets.

As of December 31, 2012, Multiband had generated net operating loss carryforwards (“NOLs”), of approximately $47.5 million to reduce future federal taxable income and $46.0 million to reduce future state taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), limits a corporation’s future ability to utilize any NOLs generated before a change in ownership, as well as certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the change in ownership. As a result of the Merger, Multiband’s ability to utilize NOLs may be subject to additional limitations under Section 382 of the Code.

The amounts recorded for the acquired accounts receivables, costs in excess of billings on uncompleted projects, billings in excess of cost on uncompleted projects, deferred taxes assets and liabilities and inventory are provisional pending receipt of the final valuations for those assets.

Pursuant to the Merger Agreement, all restricted stock and stock options held by directors and employees of Multiband as of the Merger date became fully vested. The Company recorded a charge of $1.4 million for the acceleration of these awards, which has been recorded in selling, general and administrative expenses.

The Company incurred approximately $3.8 million of acquisition related costs which was recorded in selling, general and administrative costs for the year ended December 31, 2013. No expenses related to the acquisition have been capitalized.

The Merger with Multiband contributed revenues of $104.8 million and net loss of $0.9 million to the Company for the period from August 31, 2013 to December 31, 2013. The following unaudited pro forma summary presents consolidated information of the Company as if the acquisition of Multiband had occurred on January 1, 2012 (in thousands):

	Pro Forma Year Ended December 31,
	2012	2013
Revenue	$903,166	$1,135,276
Net loss from continuing operations	(6,864)	(45,395)
Net loss	(6,878)	(45,395)

Note 4. Accounts Receivable

Activity for the allowance for doubtful accounts related to trade accounts receivable for the years ended December 31, 2011, 2012 and 2013 is as follows (in thousands):

	2011	2012	2013
Allowance for doubtful accounts at beginning of the year	$311	$252	$13
Provision for doubtful accounts	(59)	(239)	337
Amounts charged against the allowance	—	—	—

Allowance for doubtful accounts at the end of the year	$252	$13	$350

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31, 2012 and 2013 (in thousands):

	2012	2013
Software	$16,905	$19,079
Computers and office equipment	5,876	10,066
Furniture and fixtures	1,643	2,766
Other equipment	832	2,219
Vehicles	279	458
Land	—	1,680
Building and improvements	—	5,838
Leasehold improvements	1,921	2,603

	27,456	44,709
Less accumulated depreciation and amortization	(21,447)	(25,062)

Property and equipment, net	$6,009	$19,647

Depreciation and amortization of property and equipment for the years ended December 31, 2011, 2012 and 2013 was $4.5 million, $3.6 million and $4.5 million, respectively, which has been recorded in selling, general and administrative expenses.

At December 31, 2012 and 2013, property and equipment included $5.5 million and $8.4 million, respectively, of assets acquired under capital leases. Assets under capital leases are stated at the present value of minimum lease payments. The accumulated depreciation related to these assets at December 31, 2012 and 2013 totaled $4.4 million and $5.4 million, respectively. Depreciation expense related to these assets during each of the three years ended December 31, 2011, 2012 and 2013 totaled $1.2 million, $1.2 million and $1.1 million, respectively.

Note 6. Goodwill and Intangibles

The changes in goodwill for the years ended December 31, 2012 and 2013 are as follows (in thousands):

	2012	2013
Balances at beginning of year	$—	$—
CSG acquisition	—	8,604
DBT acquisition	—	1,882
Multiband acquisition	—	58,648

Balance at end of year	$—	$69,134

Intangible assets are as follows (in thousands):

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
Customer contracts	$13,900	$547	$13,353
Customer relationships	7,710	1,328	6,382
Tradename	3,860	611	3,249
Software	3,810	254	3,556
Noncompete agreements	3,150	534	2,616
Customer backlog	1,470	1,470	—

Total	$33,900	$4,744	$29,156

The Company had no intangible assets as of December 31, 2012. Amortization of intangible assets was $5.2 million for the year ended December 31, 2013. The MDU Assets sold to DirecTV MDU on December 31, 2013 (Note 1) included the gross carrying amount of customer contracts and tradenames of $11.0 million and $0.4 million, respectively. Future amortization of intangible assets as of December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$5,499
2015	4,799
2016	4,307
2017	4,082
2018	2,971
Thereafter	7,498

$29,156

Note 7. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	2012	2013
Employee compensation and related costs	$20,440	$31,364
Sales tax payable	11,624	12,001
Accrued job loss	4,484	4,723
Accrued interest	14,744	20,826
Guarantee of indebtedness	4,000	4,000
Contingent consideration, current	—	3,248
Workers compensation, current	—	4,621
Other	7,871	17,264

Total accrued expenses, current	$63,163	$98,047

Contingent consideration, non-current	$—	$7,152
Unerecognized tax benefits	—	4,352
Workers compensation, non-current	—	7,287

Total accrued expenses, non-current	$—	$18,791

Note 8. Notes Payable

Notes payable consist of the following (in thousands):

	2012	2013
Senior secured notes due July 1, 2018, net of discount of $3,047 and $2,496 as of December 31, 2012 and 2013, respectively, with stated interest of 12.125%	$221,953	$222,504
Senior secured notes due July 1, 2018, including a premium of $4,642 as of December 31, 2013 with stated interest of 12.125%	—	104,642
Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6% , through July 2016	—	28
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	—	10
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	—	12
American United Life Insurance Company, see terms in note below		3,408

	221,953	330,604
Less: current portion	—	(258)

Notes payable, net of current portion	$221,953	$330,346

On June 23, 2011 the Company issued $225.0 million of Notes due July 1, 2018 at a discount of $3.9 million. The Notes carry a stated interest rate of 12.125%, with an effective rate of 12.50%. Interest is payable semi-annually each January 1 and July 1. The Notes are secured by: (i) a first-priority lien on substantially all of the Company’s existing and future domestic plant, property, assets and equipment including tangible and intangible assets, other than the assets that secure the Credit Facility on a first-priority basis, (ii) a first-priority lien on 100% of the capital stock of the Company’s existing and future material U.S. subsidiaries and non-voting stock of the Company’s existing and future material non-U.S. subsidiaries and 66% of all voting stock of the Company’s existing and future material non-U.S. subsidiaries and (iii) a second-priority lien on the Company’s accounts receivable, unbilled revenue on completed contracts and inventory that secure the Credit Facility on a first-priority basis, subject, in each case, to certain exceptions and permitted liens.

The Notes are general senior secured obligations and rank pari passu in right of payment with all of the Company’s existing and future indebtedness that is not subordinated, are senior in right of payment to any of the Company’s existing and future subordinated indebtedness, are structurally subordinated to any existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries, and are effectively junior to all obligations under the Credit Facility to the extent of the value of the collateral securing the Credit Facility on a first priority basis.

Prior to July 1, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 112.125% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and any additional interest, with the net cash proceeds of certain equity offerings. Prior to July 1, 2015, the Company may redeem some or all of the Notes at a “make-whole” premium, or the Applicable Premium, plus accrued and unpaid interest. An Applicable Premium is the greater of 1% of the principal amount of the Note; or the excess of the present value at such redemption date of (i) the redemption price of the Note at July 1, 2015 equal to 106.063% plus (ii) all required interest payments due on the Note through July 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over the principal amount of the Note. On or after July 1, 2015, the Company may redeem some or all of the Notes at a premium that will decrease over time plus accrued and unpaid interest.

If the Company undergoes a change of control, as defined in the Indenture, the Company will be required to make an offer to each holder of the Notes to repurchase all or a portion of its Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest penalty, if any, to the date of repurchase.

If the Company sells certain assets or experiences certain casualty events and does not use the net proceeds as required, the Company will be required to use such net proceeds to repurchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase.

The Company entered into a registration rights agreement with the initial purchasers of the Notes. Under the terms thereof, the Company agreed to file an initial registration statement with the SEC by March 19, 2012, to become effective not later than June 17, 2012, providing for registration of “exchange notes” with terms substantially identical to the Notes. The terms of the agreement provide additional interest obligations for a late filing interest penalty (the “Additional Interest”) of 0.25% per annum of the principal amount of the Notes, which increases by an additional 0.25% per annum at the beginning of each subsequent 90-day period with a maximum interest penalty of 1.0% per annum, for each day the Company is delinquent in filing an initial registration statement with the SEC.

The Company was unable to file an initial registration statement with the Securities and Exchange Commission (the “SEC”) by March 19, 2012 and incurred an additional interest obligation for a late filing interest penalty of 0.25% per annum of the principal amount of the Original Notes through June 17, 2012 and 0.50% for the subsequent 90-day period. The Company was unable to cause the initial registration statement to be declared effective by June 17, 2012 and an additional interest obligation was incurred at 0.25% per annum of the principal amount of the Original Notes for each subsequent 90-day period. The maximum additional interest rate on the Notes could not exceed 1.00% per annum at any one time in aggregate. The Company incurred $1.3 million and $2.2 million of penalty interest for the years ended December 31, 2012 and 2013, respectively. All additional interest on the Original Notes ceased to accrue on December 23, 2013, when the registration statement for the exchange of the Original Notes was declared effective and the Company launched the exchange offer.

On April 30, 2013, the Company submitted to Depository Trust Company a Consent Letter dated April 30, 2013 (the “Consent Letter”), in order to solicit consents from the holders of the Original Notes to (i) raise approximately $100 million of additional indebtedness, secured on a parity lien basis with the Original Notes, which were to fund the purchase price of the Merger, notwithstanding the requirement set forth in the Indenture that the Company meet certain Fixed Charge Coverage Ratio and Total Leverage Ratio tests, (ii) adjust the definition of “Consolidated EBITDA” under the Indenture to permit certain add-backs that are unrelated to the Company’s business operations and (iii) reduce the Fixed Charge Coverage Ratio that the Company is required to meet to consummate certain transactions from a ratio of 2.5 to 1.0 to a ratio of 2.0 to 1.0 (collectively, the “Indenture Amendments”). On May 6, 2013, in accordance with the terms of the Indenture, the Company received consent from holders of a majority in aggregate principal amount of the then holders of the Notes with respect to the Indenture Amendments. Promptly thereafter, the Company executed and delivered the First Supplemental Indenture and the First Amendment to Intercreditor Agreement, which became operative upon the Company’s payment of the consent fee of $5.1 million, pursuant to the Consent Letter, in connection with the Merger.

On May 30, 2013, Goodman Networks and GNET Escrow Corp., a wholly owned subsidiary of Goodman Networks (the “Stage I Issuer”), entered into a purchase agreement with Jefferies LLC, in connection with the offering of $100.0 million aggregate principal amount of the Stage I Issuer’s 12.125% Senior Secured Notes due 2018 (the “Stage I Notes”). The Stage I Notes were offered at 105% of their principal amount for an effective interest rate of 10.81%. The estimated gross proceeds of approximately $105.0 million, which includes an approximate $5.0 million of issuance premium, were used, together with cash contributions from Goodman Networks, to finance the Merger and to pay related fees and expenses. Upon completion of the Merger, the

Company redeemed the Stage I Notes in exchange for the issuance of an equivalent amount of notes under terms substantially identical to those of the Original Notes, or the Tack-on Notes, as a “tack-on” under and pursuant to the Indenture under which the Company previously issued the Original Notes.

In the event of default on the Notes, the Company may be able to obtain a waiver from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes for an event of default. In the event a delay in the Company’s reporting on SEC Forms 10-Q, 10-K or 8-K, the Company will have 60 days after the receipt of a notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes to comply by providing all current, quarterly and annual reports. The Company is not in receipt of any such notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes regarding an event of default.

Separate financial information about Goodman Networks Incorporated, its guarantor subsidiaries and its non-guarantor subsidiaries is not presented because Goodman Networks Incorporated holds all of its assets and has no independent assets or operations, Goodman Networks Incorporated’s subsidiaries, other than the subsidiary guarantors, are minor in significance, and the guarantees of our subsidiary guarantors are full and unconditional and joint and several. There are no significant restrictions on the ability of Goodman Networks Incorporated or any of the subsidiary guarantors to obtain funds from any of our subsidiaries by dividend or loan.

The terms of the Indenture require the Company to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. These ratio tests are, as defined per the Indenture, a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which was 0.67 to 1.00 at December 31, 2013) and a Leverage Ratio not greater than 2.50 to 1.00 (which was 13.13 to 1.00 at December 31, 2013). The holders of the Notes granted a waiver to these covenants in conjunction with the issuance of the Tack-On Notes, and the Company has not entered into any other transaction that requires it to meet these tests as of December 31, 2013. Had the Company been required to meet these ratio tests as of December 31, 2013, the Company would not have met the Fixed Charge Coverage Ratio or the Leverage Ratio.

The mortgage payable related to the Multiband headquarters building from American United Life Insurance Company has a remaining term of forty-seven months and carries an interest rate of 5.92% per annum. Monthly payments of principal and interest are due as follows: $36,000 from October 2013 through September 2016 and then $40,000 from October 2016 through August 2018. A final payment of $2.1 million is due in September 2018. As additional collateral for the mortgage, Multiband Special Purpose, LLC, a wholly owned subsidiary of the Company (MBSP), issued a letter of credit in the lender’s favor of $1.4 million, which is fully backed by a certificate of deposit held by the lender and is classified as restricted cash in the balance sheet as of December 31, 2013.

During 2013, Multiband entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8.1 million for workers’ compensation, business and auto insurance. This financing agreement, which was assumed by the Company in the Merger, carries an interest rate of 3.5% and requires monthly payments of principal and interest of $0.7 million through December 2013. As of December 31, 2013, the outstanding balance under this short-term financing agreement was repaid in full.

Future maturities of the notes payable as of December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$258
2015	267
2016	282
2017	329
2018	2,322
Thereafter	325,000
Discounts and premiums	2,146

$330,604

On June 24, 2009, the Company entered into the Revolving Credit and Security Agreement (the “Credit Agreement”). As of December 23, 2010, the Company had a revolving line of credit that accrued interest at variable rates as defined in the Credit Agreement plus 2.25% and was to mature on June 22, 2012. Unused commitment fees under the Credit Agreement accrued at an annual rate of 0.375%.

On June 23, 2011, the Company entered into a five year amendment and restatement of the Credit Agreement (the “Credit Facility”). The Credit Facility has a maximum amount of available borrowing capacity of $50.0 million, subject to certain restrictions. Interest on outstanding balances on the Credit Facility accrues at variable rates based, at the Company’s option, on the agent bank’s base rate (as defined in the Credit Facility) plus a margin between 1.50% and 2.00%, or at LIBOR plus a margin of between 2.50% and 3.00%, depending on certain financial thresholds. At December 31, 2013, the margin over LIBOR was 3.0% and the margin over the base rate was 2.0%. In addition, the Credit Facility includes an unused facility fee of 0.375%. At December 31, 2013 the Company had no borrowings and had $4.5 million of outstanding letters of credit under the Credit Facility.

The amount the Company can borrow under its Credit Facility at any given time is based upon a formula that takes into account, among other things, eligible billed and unbilled accounts receivable and inventory, which can result in borrowing availability of less than the maximum amount of the Credit Facility. On December 31, 2013, availability under the Credit Facility totaled $45.5 million, net of outstanding letters of credit aggregating $4.5 million. The Credit Facility is collateralized by, among other things, a first priority security interest in substantially all of the Company’s accounts receivable, unbilled revenue on completed contracts and inventory. Any deterioration in the quality of the Company’s accounts receivable, unbilled revenue on completed contracts and inventory would reduce availability under the Credit Facility.

The Credit Facility contains customary events of default (including cross-default) provisions and covenants related to the Company’s operations that prohibit, among other things, making investments and acquisitions in excess of specified amounts, incurring additional indebtedness in excess of specified amounts, creating liens against the Company’s assets, prepaying subordinated indebtedness and engaging in certain mergers or combinations without the prior written consent of the lenders. The Credit Facility also limits the Company’s ability to make certain distributions or dividends.

Under the terms of the Credit Facility, beginning with the quarter ended March 31, 2014, the Company must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.0 (which ratio was 1.27 to 1.00 at December 31, 2013) and a Leverage Ratio no greater than 6.0 to 1.0 with respect to the ratio required for the fiscal quarter ending March 31, 2014 (which ratio was 8.28 to 1.00 at December 31, 2013) during such time as a Triggering Event is continuing. A “Triggering Event” occurs when the Company’s undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until undrawn availability equals $20 million for at least three consecutive months. The Company is only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had the Company been required to meet these ratio tests as of December 31, 2013, the Company would have met the Fixed Charge Coverage Ratio and not have met the Leverage Ratio (in each case with respect to the ratio required for the fiscal quarter ending March 31, 2014).

Pursuant to the terms of the Credit Facility, PNC Bank may utilize the Company’s cash deposits at PNC Bank to offset amounts borrowed under the Credit Facility. As such, the Company has classified the amount due on the line of credit as a current liability in the consolidated balance sheets.

Note 9. Leases

The Company leases certain equipment under capital leases. The economic substance of these leases is that the Company is financing the acquisition of the equipment through the leases and accordingly, the equipment is recorded as an asset and the leases are recorded as liabilities.

Future minimum lease payments under capital leases at December 31, 2013 were as follows (in thousands):

Year ending December 31,
2014	$1,537
2015	1,098
2016	452
2017	79
2018	—
Thereafter	—

Total minimum lease payments	3,166
Less: amount representing interest	(222)

Present value of minimum lease payments	2,944
Less: current portion of capital leases	(1,402)

Capital leases, net of current portion	$1,542

Operating lease commitments relate primarily to rental of vehicles, facilities and equipment under non-cancellable operating lease agreements which expire at various dates through the year 2017. Approximate future minimum rental payments at December 31, 2013 under these non-cancelable operating leases are as follows (in thousands):

Year ending December 31,
2014	$10,265
2015	6,549
2016	3,004
2017	1,840
2018	1,450
Thereafter	548

Total minimum lease payments	$23,656

Rent expense for operating leases was approximately $5.1 million, $6.0 million and $14.3 million the years ended December 31, 2011, 2012 and 2013, respectively.

Note 10. Shareholders’ Deficit

Common Stock

The Company is controlled directly and indirectly by persons or entities related to John A. Goodman, the Company’s Executive Chairman. All shareholders are parties to a shareholders’ agreement. The shareholders’ agreement contains various provisions governing tag-along rights, drag-along rights, rights of first offers, transfers among shareholders and other terms customary in agreements of this type.

In June 2009, a relative of the Company’s Executive Chairman was granted a put option whereby the holder could require the Company to pay $1.5 million in cash to purchase the number of shares to be computed based on the fair value at the time the put option is exercised. This put option was exercised in June 2011 and the Company purchased 22,914 shares of common stock at $65.46 per share, or $1.5 million.

Additionally, on June 23, 2011 the Company purchased 265,379 shares of common stock from shareholders for cash in the amount of $17.5 million, or $65.46 per share. All shares purchased by the Company had been included in treasury stock until September 2011 when all currently held treasury stock was retired. The treasury stock retirement of $27.8 million resulted in a corresponding reduction in common stock of approximately $10,000, additional paid in capital of $6.6 million, and retained earnings of $21.2 million.

In November and December 2011, the Company repurchased 55,918 shares of outstanding common stock from certain employees at a price of $120.91 per share for cash consideration of $6.8 million, which equaled the fair value of the common stock at the repurchase date. The repurchase of common stock has been recorded in treasury stock.

Pursuant to an amended and restated employment agreement dated October 16, 2012, the Company granted an executive 60,000 shares of unrestricted common stock, half of which vested immediately and the other half of which vested in January 2013. Compensation expense of $5.0 million for the fair value of the 60,000 shares of common stock was recorded in the year ended December 31, 2012, based on the grant-date fair value of $82.70 per share. The terms of the employment agreement also required the Company to provide a cash payment to the executive in an amount sufficient to cover all taxes associated with the share grant. As such, an additional amount of $3.3 million was expensed in 2012, and paid during the first quarter of 2013.

In June 2009, the Company issued 1,045,006 shares of Series C convertible redeemable preferred stock (“Series C”) to SG-Goodman, LLC (“SG-Goodman”), an affiliate of a private equity investor. Each share of Series C was initially convertible into common stock, at the option of the holder, at $26.12 per share. Series C accrued dividends at 10% of the dividend base per annum, payable quarterly, provided such dividends were declared. Dividends accrued cumulatively and unpaid dividends were added to the liquidation preference of the Series C. Dividends totaling $1.4 million were declared during the year ended December 31, 2011, respectively. On June 23, 2011 the Company repurchased all outstanding shares of Series C from shareholders for $73.2 million and paid dividends of $2.2 million.

Note 11. Share-Based Compensation and Warrants

Stock Options

In October 2000, the Company approved the Goodman Networks Incorporated 2000 Equity Incentive Plan (the “2000 Plan”). Under the 2000 Plan, 70,899 shares may be issued pursuant to outstanding awards of incentive stock options or nonqualified stock options to employees, directors or consultants of the Company but no additional grants may be made. Grants of incentive stock options must have been at least equal to the fair market value on the date of grant. Nonqualified options could have been granted at less than fair market value. All option terms were determined by a committee designated by the Board of Directors.

On December 29, 2008, the Board of Directors approved the 2008 Long-Term Incentive Plan (the “2008 Plan”). The approval of the 2008 Plan had no effect on the 2000 Plan or any options granted pursuant to the 2000 Plan. At such time, outstanding options granted pursuant to the 2000 Plan continued with their existing terms and remained subject to the 2000 Plan, as applicable. The 2008 Plan provides for the issuance of up to 1,000,000 shares of common stock pursuant to awards. In June 2009, the Company’s Board of Directors amended the 2000 Plan and the 2008 Plan to modify certain terms and definitions. These amendments did not affect the awards already outstanding under the 2008 Plan or 2000 Plan.

The Company estimates the expected volatility of the price of its underlying stock based on the historical volatilities of similar entities with publicly traded securities. Currently there is no active market for the Company’s common stock. The volatility was estimated using the median volatility of the guideline companies which are representative of the Company’s size and industry based upon daily stock price fluctuations.

The following table summarizes stock option activity under the 2008 Plan and the 2000 Plan for the year ended December 31, 2013:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (Millions)
Outstanding at December 31, 2012	222,866	$19.99
Granted	332,500	82.70
Exercised	(6,800)	1.98

Outstanding at December 31, 2013	548,566	$58.22	7.75	$20.7
Exercisable at December 31, 2013	248,732	$29.47	6.10	$16.5

The fair values of option awards granted were estimated at the grant date using a Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2011, 2012 and 2013:

	2011	2012	2013
Expected volatility	48.40%	n/a	54.06% - 60.65%
Risk-free interest rate	2.29%	n/a	0.91% - 1.63%
Expected life (in years)	6.00	n/a	5.19 - 5.80
Expected dividend yield	0.00%	n/a	0.00%

The weighted average grant date fair value for options granted in 2011 and 2013 was $12.65 and $41.90, respectively. The Company did not grant any stock options during the year ended December 31, 2012. As of December 31, 2013, there was approximately $8.0 million of unrecognized compensation costs related to non-vested stock options. That cost is expected to be recognized over a remaining weighted average vesting period of 1.06 years.

The total intrinsic value of options exercised was $2.1 million and $0.5 million for the years ended December 31, 2011 and 2013, respectively. There were no options exercised during the year ended December 31, 2012.

During July 2011, the Company intended to deliver 17,000 share-based awards to certain employees. The Company subsequently determined that all corporate actions necessary to create a legally binding right to these awards was inadvertently not completed, and such awards are not effective and are not included in the table above. The exercise price of these awards was intended to be $26.12 with a term of 10 years. If these awards were granted, vesting would have occurred ratably over a three-year period, although the vesting commencement dates would have varied by award and preceded the intended award grant for certain recipients. If these awards were in effect, they could be settled with assets other than equity, and the Company has accounted for them as liability awards. During 2013, these liability awards were cancelled and replaced with equity awards. The liability recorded on the balance sheet at December 31, 2012 was $0.7 million.

In December 2011, the Company settled 11,074 outstanding stock option awards with certain employees of the Company at a price of $120.91 per share for cash consideration of $1.2 million, which equaled the intrinsic value of the options at the settlement date.

The compensation expense recognized for outstanding share-based awards for the years ended December 31, 2011, 2012 and 2013 was $1.0 million, $5.6 million and $4.5 million, respectively.

Warrants

In October 2010, in connection with the subordinated notes payable issued to a shareholder in April and May of 2010 and the First Amendment to the Shareholder Agreement (also see Note 8), the Company issued warrants to purchase 160,408 shares of its common stock at an exercise price of $1.00 per share, which expire in May 2020. The fair value of the warrants was recorded as a discount on the subordinated notes payable. During June 2011, the shareholder and holder of the warrants sold warrants to purchase 117,050 of those shares to the Company for $7.5 million. The remaining warrant to purchase 43,358 shares is outstanding and exercisable as of December 31, 2013.

Note 12. Related Party Transactions

The Company had approximately $50,000 in a non-interest bearing advance due from a founding shareholder of the Company as of December 31, 2012 and 2013. Scheduled repayments are made through payroll deductions.

The Company uses a ranch owned by certain shareholders to entertain employees and customers. For the use of the ranch, the Company paid and expensed $10,000 per month during the year ended December 31, 2011, $10,000 per month during the period from January 1, 2012 to May 31, 2012 and $13,000 per month during the period from June 1, 2012 to December 31, 2013.

In June 2009, the Company entered into an agreement with a firm that was related to a member of the Company’s Board of Directors, although this member is not currently serving on the Board. Pursuant to the agreement, this affiliated firm agreed to perform regular consulting services. Payments under this agreement were $151,616, $0 and $0 for the years ended December 31, 2011, 2012 and 2013, respectively.

In February 2013, Multiband commenced business with Fowler Wind Energy LLC (Fowler), a company that is partially owned (70.0%) by J. Basil Mattingly, a Vice President of Multiband. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $1.1 million for the four months ended December 31, 2013, which is included in revenues in the accompanying condensed consolidated statement of operations. At December 31, 2013, Fowler owed the Company $1.0 million, which is included in accounts receivable, net in the accompanying consolidated balance sheet.

On March 4, 2013, the Company entered into stock purchase agreements with certain members of management of the Company, pursuant to which the Company purchased 60,400 shares of common stock in exchange for payments totaling $5.0 million. The shares repurchased have been recorded as treasury stock.

The Company leases offices located at 2000 44th Street SW, Fargo, ND 58013. The base rate is $22,000 per month. The property is owned in part by David Ekman, Chief Information Officer of Multiband.

From time to time, the Company engages in transactions with executive officers, directors, shareholders or their immediate family members of these persons (subject to the terms and conditions of the Notes and the Credit Facility). These transactions are negotiated between related parties without arm’s length bargaining and, as a result, the terms of these transactions could be different than transactions negotiated between unrelated persons. See Note 10—Shareholders’ Equity (Deficit) for a description of these transactions.

See Note 14—Commitments and Contingencies for other transactions among related parties.

Note 13. Employee Benefit Plan

The Company sponsors a 401(k) retirement savings plan for its employees. Eligible employees are allowed to contribute a portion of their compensation, not to exceed a specified contribution limit imposed by the Internal Revenue Code. The Company provides for matching employee contributions equal to 50% on the first 8% of each participant’s compensation. Employer contributions during the years ended December 31, 2011, 2012 and 2013 totaled $2.7 million, $2.7 million and $3.3 million, respectively.

One of the Company’s 401(k) plans allows for a discretionary profit sharing contribution. The Company has recorded an expense of $0.1 million for a profit sharing contribution.

Note 14. Commitments and Contingencies

General Litigation

The Company is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Based upon information currently available, the Company believes that the ultimate outcome of all current litigation and other claims, individually and taken together, and except as described herein, will not have a material adverse effect on the Company’s business, prospects, financial condition or results of operations.

Concentration of Credit Risk

A significant portion of the Company’s revenue is derived from three significant customers. The following table reflects the percentage of total revenue from those customers for the years ended December 31, 2011, 2012 and 2013:

	2011	2012	2013
Subsidiaries of AT&T Inc.	89.2%	87.3%	71.1%
DIRECTV	0.0%	0.0%	9.9%
Alcatel-Lucent	9.9%	9.0%	6.2%

Amounts due from these significant customers at December 31, 2012 and 2013 are as follows (in thousands):

	2012	2013
Subsidiaries of AT&T Inc.	$57,194	$70,426
DIRECTV	—	10,699
Alcatel-Lucent	4,970	8,211

	$62,164	$89,336

A loss of any of these customers would have a material adverse effect on the financial condition of the Company.

Indemnities

The Company generally indemnifies its customers for services it provides under its contracts which may subject the Company to indemnity claims, liability and related litigations. As of December 31, 2012 and 2013, the Company was not aware of any material asserted or unasserted claims in connection with these indemnity obligations.

Guarantees

In October 2011, the Company issued a letter of credit to a company owned by a relative of the Executive Chairman as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, the Company will have the option either to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. The Company’s letter of credit was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014.

The Company’s exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, the Company concluded that it will likely be required to perform for the full exposure under the guarantee, and therefore, recorded a liability in the amount of $4.0 million as other operating expense and accrued liabilities in the Company’s consolidated financial statements for the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of December 31, 2013.

State Sales Tax

The Company is routinely subject to sales tax audits that could result in additional sales taxes and interest owed to various taxing authorities. Any additional sales taxes and interest assessed against the Company will be invoiced to the appropriate customer. However, no assurances can be made that such customers would be willing to pay the additional sales tax or interest.

Legal proceedings involving the U.S. Department of Labor

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband.

Contract-Related Contingencies and Fair Value Measurements

The Company has certain contingent liabilities related to the DBT and CSG acquisitions. The Company adjusts these liabilities to fair value at each reporting period. The Company values contingent consideration related to acquisitions on a recurring basis using Level 3 inputs such as forecasted net revenue and earnings before interest, taxes, depreciation and amortization, and discount rates. The liability related to these contingent consideration arrangements was $10.4 million as of December 31, 2013.

The changes in contingent liabilities are as follows for the year ending December 31, 2013 (in thousands):

Balances at beginning of year	$—
Business combination	9,904
Adjustment to fair value	646
Payments	(150)

Balance at end of year	$10,400

Note 15. Income Taxes

Deferred income tax assets result from temporary differences as follows (in thousands):

	2012	2013
Deferred tax assets
Accrued expenses	$5,830	$9,007
Inventories	2,233	2,494
Anticipated losses on contracts in progress	1,709	1,793
Accounts receivable reserve	6	168
Other	342	774
Net operating losses	17,048	31,234
Share based compensation	2,104	2,844
Credit carryforwards	734	792
Workers compensation	—	4,210
Prepaid expenses – non-current	666	706
Valuation allowance	—	(17,557)

Total deferred tax assets	30,672	36,465
Deferred tax liabilities
Revenue and cost of revenues	(15,283)	(17,443)
Prepaid expenses	(123)	(623)
Intangibles	—	(5,697)
Property and equipment	(1,186)	(2,716)

Total deferred tax liabilities	(16,592)	(26,479)

Net deferred tax assets	$14,080	$9,986

Current deferred tax liabilities, net	(5,286)	(8,457)
Non-current deferred tax assets, net	19,366	18,443

Net deferred tax assets	$14,080	$9,986

The Company’s provision for income taxes for the years ended December 31, 2011, 2012 and 2013 is as follows (in thousands):

	2011	2012	2013
Current federal income tax expense (benefit)	$5,809	$(13,147)	$791
Current state income tax expense	1,573	81	1,000
Valuation allowance	—	—	17,557
Deferred federal tax expense (benefit)	2,617	8,750	(10,038)
Deferred state tax expense (benefit)	310	140	(1,804)

Provision for (benefit from) income taxes	$10,309	$(4,176)	$7,506

The Company’s income tax expense for the years ended December 31, 2011, 2012 and 2013 differed from the statutory federal rate as follows (in thousands):

	2011	2012	2013
Statutory rate applied to income before income taxes	$9,177	$(3,248)	$(12,506)
Valuation Allowance	—	—	17,557
Permanent (deductions) non-deductible items	(69)	310	1,702
State income taxes, net of federal income tax effect	1,224	(720)	(545)
Other	(23)	(518)	1,298

Provision for (benefit from) income taxes	$10,309	$(4,176)	$7,506

At December 31, 2013, the Company had approximately $76.8 million and $155.9 million of net operating loss carryforwards for federal and state income tax purposes, respectively. The federal net operating loss will begin to expire in 2027. The state net operating losses will begin to expire in 2014.

The acquisition of Multiband resulted in a change of ownership for Multiband as defined under Section 382 of the Internal Revenue Code (“IRC”). This ownership change resulted in an annual IRC Section 382 limitation that limits the use of certain tax attribute carryforwards. Of the $23.9 million of federal loss carryforwards acquired in the acquisition of Multiband, the Company is limited to $1.1 million of the loss carryforwards in 2014 and for each year thereafter.

In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. A valuation allowance has been provided to reduce the deferred tax assets to an amount management believes is more likely than not to be realized. Expected realization of deferred tax assets for which a valuation allowance has not been recognized is based upon the reversal of existing taxable temporary differences. The valuation allowance totaled $17.6 million as of December 31, 2013, and relates to deferred tax assets associated with certain federal and state net operating loss carryforwards.

The Company filed an Application for Change in Accounting Method on Form 3115, with the Internal Revenue Service on December 31, 2012 to recognize revenue under a proper accrual method or percentage of completion method for federal and state income tax purposes. The Company received consent from the Internal Revenue Service for these accounting method changes in 2013. The effect of the change in accounting was to defer the recognition of revenue to tax years later than 2011. The method change has resulted in the recording of a net deferred tax liability for expense recognition as expense under the tax methods generally results in recognition earlier than for book purposes. As of December 31, 2013, the Company recorded a receivable of $13 million related to change in the recognition of revenue which resulted in net operating losses that were carried back to prior years; this refund was subsequently received during the first quarter of 2014.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to its financial results. In the event the Company incurs interest and/or penalties, the amounts will be classified in the financial statements as income tax expense. In connection with the acquisition of Multiband, the Company recorded $4.0 million as an income tax payable for unrecognized tax benefits, related to U.S. tax positions taken in prior fiscal years, related to its use of net operating losses, which was offset to goodwill.

The Company includes potential accrued interest and penalties related to unrecognized tax benefits within its income tax provision account. The combined amount of accrued interest and penalties related to tax positions taken or to be taken on the Company’s tax returns and recorded as part of the reserves for uncertain tax positions was $0.0 million and $0.4 as of December 31, 2012 and 2013, respectively. To the extent interest and penalties are not assessed with respect to uncertain tax positions or the uncertainty of deductions in the future, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

Unrecognized tax benefits activity for the year ended December 31, 2013 is as follows (in thousands):

Unrecognized tax benefits, beginning balance	$—
Additions based on tax positions related to prior years	4,352
Additions based on tax positions related to current years	—

Unrecognized tax benefits, ending balance	$4,352

The Company believes that $2.1 million of our reserves for uncertain tax positions will be effectively settled and the statute of limitations will expire for $2.3 million of its reserves for uncertain tax positions within the next 12 months.

Note 16. Segments

Prior to the merger with Multiband, the Company operated its business in two segments: Professional Services (PS) and Infrastructure Services (IS). Subsequent to the merger with Multiband, the Company began operating its business in two additional segments: Field Services (FS) and Other Services (Other). The Professional Services segment provides customers with highly technical services primarily related to installing, testing, and commissioning and decommissioning of core, or central office, equipment of wireless carrier networks from a variety of vendors. The Infrastructure Services segment provides program management services of field projects necessary for deploying, upgrading, and maintaining wireless networks. The Field Services segment generates revenue from the installation and service of DIRECTV video programming for residents of single family homes under a contract with DIRECTV. Other Services includes the Company’s multi-dwelling unit and energy, engineering and construction services lines of business.

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments (such assets are collectively referred to as the “MDU Assets”). The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment.

The results of operations for the Company’s activities in the Pacific Northwest region, which were previously included in the IS segment results, and the cable television fulfillment operations, which were previously reported with the FS segment results, are presented as discontinued operations (see Note 17) and are therefore not included in the segment financial information presented below.

There were no material intersegment transfers or sales during the periods presented. Selected segment financial information for the years ended December 31, 2011, 2012 and 2013 is presented below (in thousands):

	Year Ended December 31, 2011
	PS	IS	FS	Other	Corporate	Total
Revenues	$91,650	$637,352	$—	$—	$—	$729,002
Cost of revenues	78,369	532,415	—	—	—	610,784

Gross profit	$13,281	$104,937	$—	$—	—	118,218

Selling, general and administrative expenses					67,450	67,450
Other operating expense					4,000	4,000

Operating income						46,768
Interest expense					20,548	20,548

Income before income taxes from continuing operations						26,220
Income tax expense					10,309	10,309

Net income from continuing operations						$15,911

	Year Ended December 31, 2012
	PS	IS	FS	Other	Corporate	Total
Revenues	$79,140	$530,087	$—	$—	$—	$609,227
Cost of revenues	65,200	434,088	—	—	—	499,288

Gross profit	$13,940	$95,999	$—	$—	—	109,939

Selling, general and administrative expenses					87,216	87,216

Operating loss						22,723
Interest expense					31,998	31,998

Loss before income taxes from continuing operations						(9,275)
Income tax benefit					(4,176)	(4,176)

Net loss from continuing operations						$(5,099)

	Year Ended December 31, 2013
	PS	IS	FS	Other	Corporate	Total
Revenues	$111,468	$715,518	$88,240	$16,519	$—	$931,745
Cost of revenues	91,597	622,438	77,899	14,175	—	806,109

Gross profit	$19,871	$93,080	$10,341	$2,344	—	125,636

Selling, general and administrative expenses					121,106	121,106
Operating loss						4,530

Other income					(25)	(25)
Interest expense					40,287	40,287

Loss before income taxes from continuing operations						(35,732)
Income tax benefit					7,506	7,506

Net loss from continuing operations						$(43,238)

Asset information is evaluated by management at the corporate level and is not available by reportable segment.

Note 17. Discontinued Operations

Effective December 31, 2011, the Company’s contract with AT&T Mobility LLC (AT&T Mobility) in the Pacific Northwest region expired and was not renewed. Although the contract expired on December 31, 2011, the Company continued to provide transitional services to AT&T Mobility throughout 2012, thereby concluding that the Company did not meet the criteria to report the results of operations from the Pacific Northwest as discontinued operations as a result of significant continuing cash flows as of December 31, 2012. During the three months ended March 31, 2013, the transitional services ceased and accordingly the Company presented the results of operations for the Pacific Northwest region as discontinued operations for all periods presented.

Summarized results from discontinued operations were as follows (in thousands):

	2011	2012	2013
Revenue	$52,089	$41,686	$—

Income from discontinued operations	5,274	4,136	—
Income tax expense	1,867	1,568	—

Income from discontinued operations, net of income taxes	$3,407	$2,568	$—

Goodman Networks Incorporated

Consolidated Balance Sheets

December 31, 2013 and March 31, 2014

(In thousands, Except Share Amounts and Par Value)

	December 31, 2013	March 31, 2014
		(Unaudited)
Assets
Current Assets
Cash	$59,439	$33,773
Accounts receivable, net of allowances for doubtful accounts of $350 and $521 at December 31, 2013 and March 31, 2014, respectively	109,478	67,214
Unbilled revenue on completed projects	21,136	12,857
Costs in excess of billings on uncompleted projects	100,258	128,984
Inventories	22,909	28,979
Prepaid expenses and other current assets	8,980	13,870
Income tax receivable	16,772	3,718

Total current assets	338,972	289,395
Property and equipment, net of accumulated depreciation of $25,062 and $26,391 at December 31, 2013 and March 31, 2014, respectively	19,647	20,206
Deferred financing costs, net	18,156	17,562
Deferred tax assets	18,443	17,297
Deposits and other assets	3,313	4,527
Insurance collateral	11,569	12,019
Intangible assets, net of accumulated amortization of $4,744 and $6,120 at December 31, 2013 and March 31, 2014, respectively	29,156	27,780
Goodwill	69,134	69,178

Total assets	$508,390	$457,964

Liabilities and Shareholders’ Deficit
Current Liabilities
Line of credit	$—	$3,418
Accounts payable	137,106	126,783
Accrued expenses	98,404	83,956
Billings in excess of costs on uncompleted projects	46,691	28,512
Deferred revenue	113	131
Deferred tax liabilities	8,457	9,236
Current portion of capital lease and notes payable obligations	1,818	6,371

Total current liabilities	292,589	258,407
Notes payable	330,346	330,643
Capital lease obligations	1,542	1,366
Accrued liabilities, non-current	18,791	11,534
Deferred rent	446	591

Total liabilities	643,714	602,541
Commitments and contingencies (Note 11)
Shareholders’ Deficit
Common stock, $0.01 par value, 10,000,000 shares authorized; 985,714 issued and 869,396 outstanding at December 31, 2013 and March 31, 2014	10	10
Treasury stock, at cost, 116,318 shares at December 31, 2013 and March 31, 2014	(11,756)	(11,756)
Additional paid-in capital	13,314	14,349
Accumulated deficit	(136,892)	(147,180)

Total shareholders’ deficit	(135,324)	(144,577)

Total liabilities and shareholders’ deficit	$508,390	$457,964

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Operations

Three Months Ended March 31, 2013 and 2014

(Unaudited, In Thousands)

	Three Months Ended March 31,
	2013	2014
Revenues	$151,200	$256,591
Cost of revenues	125,961	223,204

Gross profit (exclusive of depreciation and amortization included in selling, general and administrative expense shown below)	25,239	33,387
Selling, general and administrative expenses	24,854	32,070

Operating income	385	1,317
Other income	—	(31)
Interest expense	7,911	11,687

Loss before income tax expense	(7,526)	(10,339)
Income tax benefit	(2,724)	(51)

Net loss	$(4,802)	$(10,288)

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2013 and 2014

(Unaudited, In Thousands)

	Three Months Ended March 31,
	2013	2014
Operating Activities
Net loss	$(4,802)	$(10,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	886	1,492
Amortization of intangible assets	241	1,376
Amortization of debt discounts and deferred financing costs	217	840
Provision of doubtful accounts	8	187
Deferred tax benefit	(2,853)	(146)
Share-based compensation expense	1,320	1,035
Accretion of contingent consideration	—	250
Change in fair value of contingent consideration	—	(294)
Loss on sale of property and equipment	21	14
Changes in (net of acquisitions):
Accounts receivable	12,156	42,082
Unbilled revenue	7,009	8,279
Costs in excess of billings on uncompleted projects	(34,512)	(28,726)
Inventories	(5,718)	(6,095)
Prepaid expenses and other assets	448	147
Accounts payable and other liabilities	(23,099)	(35,753)
Income taxes payable / receivable	74	13,146
Billings in excess of costs on uncompleted projects	11,545	(18,179)

Net cash used in operating activities	(37,059)	(30,633)

Investing Activities
Purchases of property and equipment	(339)	(2,024)
Proceeds from the sale of property and equipment	—	21
Purchase of assets of the Custom Solutions Group of Cellular Specialties, Inc.	(18,000)	—
Change in due from shareholders	—	1

Net cash used in investing activities	(18,339)	(2,002)

Financing Activities
Bank overdrafts	—	5,977
Proceeds from lines of credit	—	225,225
Payments on lines of credit	—	(221,807)
Payments on capital lease and notes payable obligations	(221)	(1,911)
Payments on contingent consideration arrangements	—	(141)
Payments for deferred financing costs	—	(374)
Purchase of treasury stock	(4,995)	—

Net cash provided by (used in) financing activities	(5,216)	6,969

Decrease in cash	(60,614)	(25,666)
Cash, Beginning of Period	120,991	59,439

Cash, End of Period	$60,377	$33,773

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Consolidated Statements of Cash Flows (Continued)

Three Months Ended March 31, 2013 and 2014

(Unaudited, In Thousands)

	Three Months Ended March 31,
	2013	2014
Supplemental Cash Flow Information
Cash paid for interest	$14,755	$21,088

Cash paid for income taxes	$53	$356

Supplemental Non-Cash Investing and Finance Activities
Purchase of property and equipment financed through capital leases and other financing arrangements	$69	$106

Noncash exchange of liability awards for equity awards	$712	$—

See accompanying notes to the consolidated financial statements

Goodman Networks Incorporated

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Organization and Business

Goodman Networks Incorporated, a Texas corporation, (“Goodman Networks” and collectively with its subsidiaries the “Company”), is a national provider of end-to-end network infrastructure and professional services to the wireless telecommunications industry. The Company’s wireless telecommunications services span the full network lifecycle, including the design, engineering, construction, deployment, integration, maintenance, and decommissioning of wireless networks. Goodman Networks performs these services across multiple network infrastructures, including traditional cell towers as well as next generation small cell and distributed antenna systems (“DAS”). The Company also serves the satellite television industry by providing onsite installation, upgrade and maintenance of satellite television systems to both the residential and commercial markets customers. These highly specialized and technical services are critical to the capability of the Company’s customers to deliver voice, data and video services to their end users.

Merger with Multiband

On May 21, 2013, Goodman Networks entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Manatee Merger Sub Corporation, a wholly owned subsidiary of Goodman Networks (“MergerSub”), and Multiband Corporation (“Multiband”), pursuant to which on August 30, 2013, Multiband merged with and into MergerSub, with Multiband surviving the merger (the “Merger”). The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. Upon the closing of the Merger, Multiband became a wholly owned subsidiary of Goodman Networks, and Multiband and its subsidiaries became restricted subsidiaries and guarantors under the indenture (the “Indenture”) governing the Company’s 12.125% senior secured notes due 2018 (the “Notes”) and the Company’s amended and restated senior secured revolving credit facility (the “Credit Facility”). To finance the Merger the Company, through its wholly owned subsidiary, sold an additional $100 million of Notes (the “Tack-On Notes”) under terms substantially identical to those of the $225 million aggregate principal amount of Notes issued in June 2011 (the “Original Notes”). The Company paid the remainder of the merger consideration from cash on hand. Upon completion of the Merger, the Company redeemed the Tack-On Notes in exchange for the issuance of an equivalent amount of Notes, which are classified as a long-term liability on the Company’s balance sheet upon the closing of the Merger because they mature in July 2018.

Sale of MDU Assets

On December 31, 2013, the Company sold certain assets (the “MDU Assets”) to DIRECTV MDU, LLC (“DIRECTV MDU”), and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments, or, such assets, collectively, the MDU Assets. The operations of the MDU Assets were previously reported in the Company’s “Other Services” segment. In consideration for the MDU Assets, DIRECTV MDU paid the Company $12.5 million and additional non-cash consideration, and extended the existing Multiband/DIRECTV HSP Agreement, resulting in a four-year remaining term ending on December 31, 2017, as well as the assumption of certain liabilities.

Note 2. Summary of Significant Accounting and Reporting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The accompanying unaudited consolidated financial statements have been prepared on the same basis as the financial statements for the year ended December 31, 2013.

Because certain information and footnote disclosures have been condensed or omitted, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2013, which are included in the Company’s annual report for the year ended December 31, 2013 (the “2013 Annual Report”). In management’s opinion, all normal and recurring adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been included. Management believes that the disclosures made in these unaudited consolidated financial statements are adequate to make the information not misleading. Interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

There have been no changes in the Company’s significant accounting policies from those that were disclosed in the Company’s 2013 Annual Report.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Key estimates for the Company include: the recognition of revenue, in particular, estimated losses on long term construction contracts, allowance for doubtful accounts; inventory valuation; asset lives used in computing depreciation and amortization; valuation of intangible assets; valuation of contingent consideration; allowance for self-insurance health care claims incurred but not reported; accounting for stock options and other equity awards, particularly related to fair value estimates; accounting for income taxes; contingencies; and litigation. While management believes that such estimates are reasonable when considered in conjunction with the financial position and results of operations taken as a whole, actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue when: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company enters into contracts that require the construction and/or installation of specific units within a network system. Revenue from construction and installation contracts is recorded using the completed contract method of accounting. Under the completed contract method, revenues and costs from construction and installation projects are recognized only upon substantial completion of the project. Project costs typically include direct materials, labor and subcontractor costs, and indirect costs related to contract performance, such as indirect labor, supplies, and tools. Provisions for estimated losses on uncompleted contracts are recognized when it has been determined that a loss is probable.

The Company also enters into contracts to provide engineering and integration services related to network architecture, transformation, reliability and performance. Revenues and costs from service contracts are generally recognized at the time the services are completed under the completed performance model. Services are generally performed under master or other services agreements and are billed on a contractually agreed price per unit of service on a work order basis. The total amount of progress payments netted against contract costs on uncompleted contracts as of December 31, 2013 and March 31, 2014 was $197.9 million and $175.5 million, respectively.

Note 3. Business Combinations

Acquisition of the Custom Solutions Group of Cellular Specialties, Inc.

On February 28, 2013, the Company completed the acquisition of 100% of the assets of the Custom Solutions Group of Cellular Specialties, Inc. (“CSG”), which provides indoor and outdoor wireless DAS and Wi-Fi solutions, services, consultations and maintenance. The purchase price consists of $18.0 million in cash, earn-out payments of up to an aggregate of $17.0 million through December 31, 2015 and the assumption of certain liabilities related to the acquired business. The Company acquired CSG to expand its in-building DAS, small cell and Wi-Fi offload solutions.

The following table summarizes the consideration transferred to acquire CSG and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$18,000
Contingent consideration	9,163

Total purchase price	27,163
Current assets (accounts receivable, inventory and other current assets)	13,568
Non-current assets	541
Intangible assets	11,720
Goodwill	8,648

Total assets acquired	34,477
Current liabilities	7,276
Non-current liabilities	38

Total liabilities assumed	7,314

Net assets acquired	$27,163

The acquisition of CSG includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to CSG’s former owners based upon the financial performance of CSG over a three-year period immediately following the close of the acquisition. Amounts payable under the contingent consideration arrangement are payable annually over a three-year period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $17.0 million. The fair value of the contingent consideration recognized on the acquisition date of $9.2 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet. During the three months ended March 31, 2014, the Company recorded $0.2 million of accretion expense which is recorded within interest expense on the consolidated statement of operations.

The Company acquired $7.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $7.4 million, as the Company expects the entire amount to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of CSG. The goodwill has been assigned in its entirety to the Professional Services segment. Goodwill is deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer backlog, customer relationships, non-compete agreements and trade name. The intangible assets including goodwill were assigned to the Company’s Professional Services reporting unit. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 18.5% to 23% and are based on the estimated weighted average cost of capital which employs an estimate of the required equity rate of return and after-tax cost of debt for the reporting unit.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives:

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer backlog	0.50	$1,400
Intangible asset—customer relationships	12.00	6,610
Intangible asset—noncompete agreements	5.00	3,150
Intangible asset—trade name	1.25	560

Total intangible assets		$11,720

The Company incurred approximately $0.7 million of acquisition related costs, $0.4 million of which was recorded in selling, general and administrative costs for the three months ended March 31, 2013. No expenses related to the acquisition have been capitalized.

Acquisition of Design Build Technologies

On August 8, 2013, the Company acquired 100% the assets of Design Build Technologies, LLC (“DBT”), a former subcontractor of the Company in the southeast region of the United States, for $1.3 million in cash. The Company received certain assets, tower crews, and a non-compete agreement from the owner of DBT, who became an employee of the Company upon the close of the transaction. The addition of DBT augments Goodman Networks’ existing workforce capabilities and reduces its dependence on subcontractors.

The following table summarizes the consideration transferred to acquire DBT and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$1,306
Contingent consideration	741

Total purchase price	2,047
Current assets	8
Non-current assets	157
Goodwill	1,882

Total assets acquired	$2,047

The acquisition of DBT includes a contingent consideration arrangement that requires additional consideration to be paid by the Company to DBT’s former owners based upon the retention of specified thresholds of tower crew personnel measured at the end of each of the six quarterly periods subsequent to the acquisition. Amounts payable under the contingent consideration arrangement are payable quarterly over an 18-month period. The range of undiscounted amounts the Company could pay under the arrangement is between $0 and $0.9 million. The fair value of the contingent consideration recognized on the acquisition date of $0.7 million was estimated by applying the income approach. That measure is based on significant inputs not observable in the market, which is referred to as a Level 3 input. The liability for the contingent consideration is included within accrued liabilities on the consolidated balance sheet.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of DBT. The goodwill has been assigned in its entirety to the Infrastructure Services segment. Goodwill is deductible for tax purposes.

Merger with Multiband

On August 30, 2013, the Company completed its acquisition of Multiband. The aggregate purchase price, excluding merger-related fees and expenses, was approximately $101.1 million. The Merger provided the Company with customer diversification, a large and talented work force and new strategic capabilities. The Company believes the Merger will allow the combined company to continue to serve its current customers, while enabling it to support emerging wireless opportunities, such as the evolution toward small cell architectures currently occurring in the telecommunications industry.

The following table summarizes the consideration transferred to acquire Multiband and the amounts of identified assets acquired and liabilities assumed at the acquisition date (in thousands):

Cash	$101,092

Total purchase price	101,092
Accounts receivable	28,035
Inventory	9,984
Deferred tax assets	1,665
Other current assets	9,367
Non-current assets	27,279
Intangible assets	33,640
Goodwill	58,648

Total assets acquired	168,618
Accounts payable	23,358
Accrued liabilities	22,902
Other current liabilities	5,291
Other non-current liabilities	15,975

Total liabilities assumed	67,526

Net assets acquired	$101,092

The Company acquired $28.4 million of gross contractual accounts receivable. The fair value of the acquired receivables was $28.0 million, which is the amount the Company expects to be collectible.

The goodwill is attributable to the workforce of the acquired business and the synergies expected to arise after the Company’s acquisition of Multiband. The goodwill has been assigned primarily to the Field Services segment. The Company does not expect the goodwill to be deductible for tax purposes.

As part of the purchase price, the Company determined that its separately identifiable intangible assets were its customer contracts, customer relationships, customer backlog, trade name, software and right of entry contracts. The intangible assets including goodwill were assigned to two of the Company’s four reporting units, Field Services and Other. The Company used the income approach to value the identifiable intangibles, which is a Level 3 measurement. This approach calculates fair value by discounting the after-tax cash flow back to a present value. The baseline data for this analysis was the cash flow estimates used to price the transaction. Cash flows were forecasted and then discounted using a discount rate applicable to the intangible asset and reporting unit. Discount rates ranged from 9.5% to 11.5% and are based on the estimated weighted average cost of capital which employees an estimate of the required equity rate of return and after-tax cost of debt for each reporting unit.

Because the Merger was accounted for as a stock purchase, assets acquired cannot be revalued for tax purposes; accordingly, a deferred tax asset of $1.7 million was recorded at the date of the Merger for the book tax cost basis difference related to the assets.

The following table is a summary of the fair value estimates of the identifiable intangibles and their weighted-average useful lives (dollars in thousands):

	Estimated Useful Life (Years)	Fair Value
Intangible asset—customer contracts	9.0 - 10.0	$24,900
Intangible asset—customer relationships	12.0	1,100
Intangible asset—customer backlog	0.5	70
Intangible asset—trade name	5.0	3,700
Intangible asset—software	4.8	3,810
Intangible asset—right of entry contracts	2.0	60

Total intangible assets		$33,640

As of December 31, 2012, Multiband had generated net operating loss carryforwards (“NOLs”), of approximately $47.5 million to reduce future federal taxable income and $46.0 million to reduce future state taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), limits a corporation’s future ability to utilize any NOLs generated before a change in ownership, as well as certain subsequently recognized “built-in” losses and deductions, if any, existing as of the date of the change in ownership. As a result of the Merger, Multiband’s ability to utilize NOLs may be subject to additional limitations under Section 382 of the Code.

The amounts recorded for the acquired deferred taxes assets and liabilities are provisional pending receipt of the final valuations for those assets.

Pursuant to the Merger Agreement, all restricted stock and stock options held by directors and employees of Multiband as of the Merger date became fully vested. The Company recorded a charge of $1.4 million during the three months ended September 30, 2013 for the acceleration of these awards, which has been recorded in selling, general and administrative expenses.

The Company incurred approximately $3.8 million of acquisition related costs, $0 of which was recorded in selling, general and administrative costs for the three months ended March 31, 2013 and 2014. No expenses related to the acquisition have been capitalized.

Note 4. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31, 2013	March 31, 2014
Employee compensation and related costs	$31,364	$33,720
Sales and use tax payable	12,001	8,098
Accrued job loss	4,723	1,850
Accrued interest	20,826	9,931
Guarantee of indebtedness	4,000	4,000
Contingent consideration, current	3,248	6,904
Workers compensation, current	4,621	5,833
Other, current	17,621	13,620

Total accrued expenses, current	$98,404	$83,956

Contingent consideration, non-current	$7,152	$3,301
Unrecognized tax benefits	4,352	2,281
Workers compensation, non-current	7,287	5,484
Other, non-current	—	468

Total accrued expenses, non-current	$18,791	$11,534

Note 5. Notes Payable and Line of Credit

Notes payable consist of the following (in thousands):

	December 31, 2013	March 31, 2014
Senior secured notes due July 1, 2018, net of discount of $2,496 and $2,360 as of December 31, 2013 and March 31, 2014, respectively, with stated interest of 12.125%	$222,504	$222,640
Senior secured notes due July 1, 2018, including a premium of $4,642 and $4,378 as of December 31, 2013 and March 31, 2014, respectively, with stated interest of 12.125%	104,642	104,378
Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6% , through July 2016	28	25
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	10	9
GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	12	10
Commerce Bank, see terms in note below	—	3,750
American United Life Insurance Company, see terms in note below	3,408	—

	330,604	330,812
Less: current portion	(258)	(169)

Notes payable, net of current portion	$330,346	$330,643

The terms of the Indenture require the Company to meet certain ratio tests giving effect to anticipated transactions, including borrowing debt and making restricted payments prior to entering these transactions. These ratio tests are, as defined per the Indenture, a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (which was 0.58 to 1.00 at March 31, 2014) and a Total Leverage Ratio not greater than 2.50 to 1.00 (which was 13.91 to

1.00 at March 31, 2014). The holders of the Notes granted a waiver to these covenants in conjunction with the issuance of the Tack-On Notes, and the Company has not entered into any other transaction that requires it to meet these tests as of March 31, 2014. Had the Company been required to meet these ratio tests as of March 31, 2014, the Company would not have met the Fixed Charge Coverage Ratio or the Total Leverage Ratio.

Under the terms of the Credit Facility the Company must maintain a Fixed Charge Coverage Ratio equal to at least 1.25 to 1.00 (which ratio was 1.03 to 1.00 at March 31, 2014) and a Leverage Ratio no greater than 6.00 to 1.00 (which ratio was 8.45 to 1.00 at March 31, 2014) during such time as a Triggering Event is continuing. A “Triggering Event” occurs when the Company’s undrawn availability (measured as of the last date of each month) on the Credit Facility has failed to equal at least $10 million for two consecutive months and continues until undrawn availability equals $20 million for at least three consecutive months. The Company is only required to maintain such ratios at such time that a Triggering Event is in existence. Failure to comply with such ratios during the existence of a Triggering Event constitutes an Event of Default (as defined therein) under the Credit Facility. Had the Company been required to meet these ratio tests as of March 31, 2014, the Company would not have met the Fixed Charge Coverage Ratio or the Leverage Ratio (in each case with respect to the ratio required for the fiscal quarter ending March 31, 2014).

The mortgage payable related to the Multiband headquarters building was refinanced with Commerce Bank on March 28, 2014, with an interest rate of 5.75% per annum and fifty-nine required monthly payments of principal and interest of $31,000 through March 2019. A final payment of $2.9 million is also due in March 2019. As additional collateral for the mortgage, Multiband Special Purpose, LLC, a wholly owned subsidiary of the Company (“MBSP”), deposited $1.0 million in the lender’s favor, which is classified as deposits and other assets on the balance sheet at March 31, 2014.

The original mortgage related to the Multiband headquarters building from American United Life Insurance Company was paid in full on March 28, 2014. The related letter of credit issued in the lender’s favor as collateral for the mortgage by MBSP, and fully backed by a certificate of deposit held by the lender of $1.4 million, was repaid to Multiband in April 2014.

Note 6. Leases

The Company leases certain equipment under capital leases. The economic substance of these leases is that the Company is financing the acquisition of the equipment through the leases and accordingly, the equipment is recorded as an asset and the leases are recorded as liabilities.

Operating lease commitments relate primarily to rental of the facilities and equipment under non-cancellable operating lease agreements that expire at various dates through the year 2017. Rent expense for operating leases was approximately $1.9 million and $6.9 million for the three months ended March 31, 2013 and 2014, respectively.

Note 7. Fair Value Measurements

The carrying values of cash and cash equivalents, accounts receivable, costs in excess of billings on uncompleted projects, accounts payable and accrued liabilities are reflected in the consolidated balance sheet at historical cost, which is materially representative of their fair value due to the relatively short-term maturities of these assets and liabilities.

The carrying value of the capital lease obligations approximates fair value because they bear interest at rates currently available to the Company for debt with similar terms and remaining maturities.

The carrying value and fair value of the Notes as of March 31, 2014 were $327.0 million and $346.1 million, respectively. Fair value for the Notes is a Level 2 measurement and has been based on the over-the-counter market trading price as of March 31, 2014.

The Company has certain contingent liabilities related to the DBT and CSG acquisitions. The Company adjusts these liabilities to fair value at each reporting period. The Company values contingent consideration related to acquisitions on a recurring basis using Level 3 inputs such as forecasted net revenue and earnings before interest, taxes, depreciation and amortization, and discount rates. The liability related to these contingent consideration arrangements was $10.2 million as of March 31, 2014.

Note 8. Share-Based Compensation and Warrants

Share-Based Compensation

The following table summarizes stock option activity under the 2008 Long-Term Incentive Plan and the 2000 Equity Incentive Plan for the three months ended March 31, 2014:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at December 31, 2013	548,566	$58.22
Granted	—	—
Exercised	—	—

Outstanding at March 31, 2014	548,566	$58.22	7.50
Exercisable at March 31, 2014	352,061	$45.10	6.74

The fair values of option awards granted during the periods presented were estimated at the grant date using a Black-Scholes option pricing model with the following assumptions:

	2013	2014
Expected volatility	54.06% - 55.44%	n/a
Risk-free interest rate	0.91% - 1.10%	n/a
Expected life (in years)	5.19 - 6.00	n/a
Expected dividend yield	0.00%	n/a

The weighted average grant date fair value for the options granted in the quarter ended March 31, 2013 was $41.75. The Company did not grant any stock options in the three months ended March 31, 2014.

As of March 31, 2014, there were approximately $7.0 million of unrecognized compensation costs related to non-vested stock options. These costs are expected to be recognized over a remaining weighted average vesting period of 0.9 years.

The compensation expense recognized for outstanding share-based awards for the three months ended March 31, 2013 and 2014 was $1.3 million and $1.0 million, respectively.

Warrants

In October 2010, the Company issued warrants to purchase 160,408 shares of its common stock at an exercise price of $1.00 per share, which expire in May 2020, in connection with (1) the issuance of subordinated notes payable to a shareholder in April and May of 2010 and (2) the execution of the First Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated June 23, 2011, as amended. The fair value of the warrants was recorded as a discount on the subordinated notes payable. During June 2011, the shareholder and holder of the warrants sold 117,050 of those warrants to the Company for $7.5 million. The remaining warrant to purchase 43,358 shares was outstanding and exercisable as of March 31, 2014. In April 2014, all 43,358 outstanding warrants were exercised. In connection with the exercise of the warrants, the Company issued 43,358 shares of common stock and received proceeds of $43,358.

Note 9. Related Party Transactions

The Company had approximately $50,000 in a non-interest bearing advance due from a founding shareholder of the Company as of December 31, 2013 and March 31, 2014. Scheduled repayments are made through payroll deductions.

The Company uses a ranch owned by certain shareholders to entertain employees and customers. For the use of the ranch, the Company paid and expensed $13,000 per month during the three months ended March 31, 2013 and 2014.

In February 2013, Multiband commenced business with Fowler Wind Energy LLC (Fowler), a company that is partially owned (70.0%) by J. Basil Mattingly, a Vice President of Multiband. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $0 million for the three months ended March 31, 2014. At December 31, 2013 and March 31, 2014, Fowler owed the Company $1.0 million and $0.5 million, respectively, which is included in accounts receivable, net in the accompanying consolidated balance sheet.

The Company leases offices located at 2000 44th Street SW, Fargo, ND 58013. The base rate is $22,000 per month through March 31, 2014. The property is owned in part by David Ekman, Chief Information Officer of Multiband.

From time to time, the Company engages in transactions with executive officers, directors, shareholders or their immediate family members of these persons (subject to the terms and conditions of the Notes and the Credit Facility). These transactions are negotiated between related parties without arm’s length bargaining and, as a result, the terms of these transactions could be different than transactions negotiated between unrelated persons.

See Note 11—Commitments and Contingencies for other transactions among related parties.

Note 10. Employee Benefit Plan

The Company sponsors a 401(k) retirement savings plan for its employees. Eligible employees are allowed to contribute a portion of their compensation, not to exceed a specified contribution limit imposed by the Internal Revenue Code. The Company provides for matching employee contributions equal to 50% on the first 8% of each participant’s compensation. Employer contributions during were $0.7 million and $0.9 million for the three months ended March 31, 2013 and 2014, respectively.

One of the Company’s 401(k) plans allows for a discretionary profit sharing contribution. The Company did not make a profit sharing contribution for the three months ended March 31, 2013 or 2014.

Note 11. Commitments and Contingencies

General Litigation

The Company is from time to time party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract and/or property damages, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Based upon information currently available, the Company believes that the ultimate outcome of all current litigation and other claims, individually and taken together, and except as described herein, will not have a material adverse effect on the Company’s business, prospects, financial condition or results of operations.

Concentration of Credit Risk

A significant portion of the Company’s revenue is derived from three significant customers. The following table reflects the percentage of total revenue from those customers for the three months ended March 31, 2013 and 2014:

	Three Months Ended March 31,
	2013	2014
Subsidiaries of AT&T Inc.	85.7%	61.2%
DIRECTV	0.0%	21.6%
Alcatel-Lucent	8.0%	4.2%
Other	6.3%	13.0%

Amounts due from these significant customers at December 31, 2013 and March 31, 2014 are as follows (in thousands):

	December 31, 2013	March 31, 2014
Subsidiaries of AT&T Inc.	$70,426	$45,162
DIRECTV	10,699	10,868
Alcatel-Lucent	8,211	4,351

	$89,336	$60,381

A loss of any of these customers would have a material adverse effect on the financial condition of the Company.

Indemnities

The Company generally indemnifies its customers for services it provides under its contracts which may subject the Company to indemnity claims, liability and related litigations. As of December 31, 2013 and March 31, 2014, the Company was not aware of any material asserted or unasserted claims in connection with these indemnity obligations.

Guarantees

In October 2011, the Company issued a letter of credit to a company owned by a relative of the Executive Chairman as a guarantee of a related party’s line of credit. The maximum available to be drawn on the line of credit is $4.0 million. In the event of default on the line of credit by the related party, the Company will have the option either to enter into a note purchase agreement with the lender or to permit a drawing on the letter of credit in an amount not to exceed the amount by which the outstanding obligation exceeds the value of the related party’s collateral securing the line of credit, but in no event more than $4.0 million. The Company’s letter of credit was originally due to expire in July 2012, then subsequently amended to expire in July 2013. Prior to the expiration, the letter of credit was amended to extend the guarantee of the related party’s line of credit until July 2014.

The Company’s exposure with respect to the letter of credit is supported by a reimbursement agreement from the related party, secured by a pledge of assets and stock of the related party. As of December 31, 2011, the Company concluded that it will likely be required to perform for the full exposure under the guarantee, and therefore, recorded a liability in the amount of $4.0 million as other operating expense and accrued liabilities in the Company’s consolidated financial statements for the fourth quarter of 2011. This guarantee liability for the full amount of $4.0 million remains in accrued liabilities as of March 31, 2014.

State Sales Tax

The Company is routinely subject to sales tax audits that could result in additional sales taxes and interest owed to various taxing authorities. Any additional sales taxes and interest assessed against the Company will be invoiced to the appropriate customer. However, no assurances can be made that such customers would be willing to pay the additional sales tax or interest.

Legal proceedings involving the U.S. Department of Labor

In December 2009, the U.S. Department of Labor sued various individuals that are either stockholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc., or DTHC, and its Employee Stock Ownership Plan. Multiband was not named in this complaint. In May 2011, three of these individuals settled the complaint with the U.S. Department of Labor (upon information and belief, a portion of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8.6 million and those same individuals have filed suit against Multiband for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband. Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013. Multiband appealed the federal court’s decision to the Sixth Circuit Court of Appeals. In January 2014, the Sixth Circuit Court of Appeals reversed the decision and reinstated the arbitration award granting summary judgment to Multiband. In April 2014, the individuals filed a writ to appeal the matter to the United States Supreme Court.

Note 12. Income Taxes

The Company’s effective tax rate for the three months ended March 31, 2013 and 2014 was 36.2% and 0.5%, respectively. In determining the quarterly provision for income taxes, management uses an actual year to date effective tax rate. The effect of significant discrete items is separately recognized in the quarter in which such items occur. Significant factors that could affect the annual effective tax rate include management’s assessment of certain tax matters, the location and amount of taxable earnings, changes in certain non-deductible expenses and expected credits.

In the first quarter of 2014, the Company received a “no change” notice from the Internal Revenue Service related to the tax period ended 2011 audit of Multiband and therefore released $2.1 million of related reserves for uncertain tax positions. The release of these reserves was recorded as a reduction of net operating losses. The statute of limitations will expire for $2.3 million of the Company’s reserves for uncertain tax positions within the next nine months.

Note 13. Segments

Prior to the merger with Multiband, the Company operated its business in two segments: Professional Services (PS) and Infrastructure Services (IS). Subsequent to the merger with Multiband, the Company began operating its business in two additional segments: Field Services (FS) and Other Services (Other). The Professional Services segment provides customers with highly technical services primarily related to installing, testing, and commissioning and decommissioning of core, or central office, equipment of wireless carrier networks from a variety of vendors. The Infrastructure Services segment provides program management services of field projects necessary for deploying, upgrading, and maintaining wireless networks. The Field Services segment generates revenue from the installation, upgrade and maintenance of DIRECTV satellite television systems. The Other Services segment was comprised of the Company’s multi-dwelling unit and energy, engineering and construction (“EE&C”) services lines of business.

On December 31, 2013, the Company sold certain assets to DIRECTV MDU, and DIRECTV MDU assumed certain liabilities of the Company, related to the division of the Company’s business involved with the ownership and operation of subscription based video, high-speed internet and voice services and related call center functions to multiple dwelling unit customers, lodging and institution customers and commercial establishments (such assets are collectively referred to as the “MDU Assets”). The operations of the MDU Assets were previously reported in the Company’s Other Services segment. In addition, in the first quarter of 2014, the Company integrated the EE&C line of business with the Infrastructure Services and Professional Services segments, and as a result the Company no longer has an Other Services segment.

There were no material intersegment transfers or sales during the periods presented. Selected segment financial information for the three months ended March 31, 2013 and 2014 are presented below (in thousands):

	Three Months Ended March 31, 2013
	PS	IS	FS	Corporate	Total
Revenues	$20,084	$131,116	$—	$—	$151,200
Cost of revenues	16,989	108,972	—	—	125,961

Gross profit	$3,095	$22,144	$—	—	25,239

Selling, general and administrative expenses				24,854	24,854

Operating income					385
Interest expense				7,911	7,911

Loss before income taxes					(7,526)
Income tax benefit				(2,724)	(2,724)

Net loss					$(4,802)

	Three Months Ended March 31, 2014
	PS	IS	FS	Corporate	Total
Revenues	$22,197	$174,626	$59,768	$—	$256,591
Cost of revenues	21,242	146,208	55,754	—	223,204

Gross profit	$955	$28,418	$4,014	—	33,387

Selling, general and administrative expenses				32,070	32,070
Operating income					1,317

Other income				(31)	(31)
Interest expense				11,687	11,687

Loss before income taxes					(10,339)
Income tax benefit				(51)	(51)

Net loss					$(10,288)

Asset information is evaluated by management at the corporate level and is not available by reportable segment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Multiband Corporation

We have audited the accompanying consolidated balance sheet of Multiband Corporation and subsidiaries as of December 31, 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst and Young LLP

Minneapolis, Minnesota

April 1, 2013

except for Notes 19 and 20 as to which the date is

October 23, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders, Audit Committee, and Board of Directors

Multiband Corporation and subsidiaries

We have audited the accompanying consolidated balance sheet of Multiband Corporation and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2011. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries as of December 31, 2011 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

March 30, 2012

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

ASSETS

(In Thousands)

	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$18,056	$18,169
Available-for-sale securities	—	1,191
Accounts receivable, net	18,845	28,359
Inventories	11,444	14,276
Costs and estimated earnings in excess of billings on uncompleted contracts	1,540	998
Prepaid expenses and other	1,181	1,361
Income tax receivable	621	42
Deferred tax assets	6,691	6,862
Current—assets—discontinued operations	1,467	—

Total Current Assets	59,845	71,258

PROPERTY AND EQUIPMENT, NET	11,892	6,304

OTHER ASSETS
Goodwill	37,796	37,796
Intangible assets, net	10,987	14,597
Restricted cash—certificate of deposit	1,682	—
Insurance collateral	10,899	8,061
Other assets	1,553	2,452
Deferred tax assets	5,439	1,134
Long-term assets—discontinued operations	381	—

Total Other Assets	68,737	64,040

TOTAL ASSETS	$140,474	$141,602

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In Thousands, Except Share and Liquidation Preference Amounts)

	2012	2011
CURRENT LIABILITIES
Short-term debt	$280	$457
Related party debt	600	—
Current portion of long-term debt, net of original issue discount	17,396	4,936
Current portion of capital lease obligations	857	324
Accounts payable	24,075	32,354
Billings in excess of costs and estimated earnings on uncompleted contracts	68	41
Accrued liabilities	21,094	24,113
Deferred service obligations and revenue	361	1,570

Total Current Liabilities	64,731	63,795
LONG-TERM LIABILITIES
Accrued liabilities	6,982	5,352
Long-term debt, net of current portion and original issue discount	20,458	29,229
Capital lease obligations, net of current portion	1,630	274

Total Liabilities	93,801	98,650
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (12,696 shares issued and outstanding, $133,308 liquidation preference)	191	191
10% Class C (109,000 shares issued and outstanding, $1,090,000 liquidation preference)	1,411	1,411
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (10,000 shares issued and outstanding, $100,000 liquidation preference)	41	41
6% Class H (0.00 and 1.00 shares issued and outstanding, $0 and $100,000 liquidation preference)	—	—
Common stock, no par value (21,648,459 and 21,612,380 shares issued and outstanding)	116,775	115,290
Accumulated deficit	(73,245)	(75,481)

Total Stockholders’ Equity	46,673	42,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$140,474	$141,602

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands, Except Share and Per Share Amounts)

	2012	2011	2010
REVENUES	$293,939	$300,186	$265,594

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	213,182	214,559	186,294
Selling, general and administrative	67,215	63,939	57,173
Depreciation and amortization	6,601	6,757	8,298
Impairment of assets	—	246	160

Total costs and expenses	286,998	285,501	251,925

INCOME FROM OPERATIONS	6,941	14,685	13,669

OTHER EXPENSE
Interest expense	(3,698)	(3,838)	(4,202)
Interest income	32	35	8
Proceeds from life insurance	—	409	—
Gain on bargain purchase	177	166	—
Losses attributable to available-for-sale securities	(652)	(1,078)	—
Other income	75	276	103

Total other expense	(4,066)	(4,030)	(4,091)

INCOME BEFORE INCOME TAXES	2,875	10,655	9,578

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(2,313)	3,611	(5,116)

INCOME FROM CONTINUING OPERATIONS	5,188	7,044	14,694
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(2,582)	—	—

NET INCOME	2,606	7,044	14,694
Preferred stock dividends	370	787	1,488

INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,236	$6,257	$13,206

INCOME (LOSS) PER COMMON SHARE—BASIC:
CONTINUING OPERATIONS	$0.22	$0.37	$1.32

DISCONTINUED OPERATIONS	$(0.12)	—	—

NET INCOME PER SHARE	$0.10	$0.37	$1.32

INCOME (LOSS) PER COMMON SHARE—DILUTED:
CONTINUING OPERATIONS	$0.21	$0.32	$0.91

DISCONTINUED OPERATIONS	$(0.11)	—	—

NET INCOME PER SHARE	$0.10	$0.32	$0.91

Weighted average common shares outstanding—basic	21,718,155	16,975,753	10,016,717

Weighted average common shares outstanding—diluted	22,494,132	20,626,529	15,617,353

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

	2012	2011	2010
NET INCOME	$2,606	$7,044	$14,694
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized losses on securities:
Unrealized holding losses arising during period	—	(2)	(5)

COMPREHENSIVE INCOME	$2,606	$7,042	$14,689

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands, Except for Share Amounts)

	8% Class A		10% Class B		10% Class C		15% Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2009	14,171	$213	1,370	$14	112,880	$1,465	220,000	$2,200	150,000	$1,500
Stock issued:
Cash	—	—	—	—	—	—	—	—	—	—
Acquisition of Hyatt Tech Systems	—	—	—	—	—	—	—	—	—	—
Conversion of accrued interest	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
In lieu of cash for services rendered	—	—	—	—	—	—	—	—	—	—
In lieu of cash for financing costs	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	—	—	(1,370)	(14)	(880)	(9)	(25,000)	(250)	—	—
Intrinsic value of convertible feature	—	—	—	—	—	(3)	—	—	—	—
Stock subscriptions receivable:
Cash received	—	—	—	—	—	—	—	—	—	—
Interest collected	—	—	—	—	—	—	—	—	—	—
Interest earned	—	—	—	—	—	—	—	—	—	—
Decrease in reserve	—	—	—	—	—	—	—	—	—	—
Stock subscriptions written-off	—	—	—	—	—	—	—	—	—	—
Warrants issued for dividends	—	—	—	—	—	—	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for–sale securities	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2010	14,171	$213	—	$—	112,000	$1,453	195,000	$1,950	150,000	$1,500

	8% Class A		10% Class B		10% Class C		15% Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$—	—	$—
Exercise of warrants	—	—	—	—	—	—	—	—	—	—
Exercise of options	—	—	—	—	—	—	—	—	—	—
Secondary offering of common stock, net	—	—	—	—	—	—	—	—	—	—
Conversion of preferred stock	—	—	—	—	—	—	—	—	—	—
Conversion of accrued interest	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	(1,475)	(14)	—	—	(3,000)	(30)	(195,000)	(1,950)	—	—
Intrinsic value of convertible feature	—	(8)	—	—	—	(12)	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for—sale securities	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2011	12,696	$191	—	$—	109,000	$1,411	—	$—	150,000	$1,500
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$—	—	$—
Conversion of preferred stock	—	—	—	—	—	—	—	—	—	—
Conversion of dividends payable	—	—	—	—	—	—	—	—	—	—
Restricted stock issued	—	—	—	—	—	—	—	—	—	—
Earned stock compensation	—	—	—	—	—	—	—	—	—	—
Redemption of preferred stock	—	—	—	—	—	—	—	—	—	—
Intrinsic value of convertible feature	—	—	—	—	—	—	—	—	—	—
Options expense	—	—	—	—	—	—	—	—	—	—
Options issued for earned compensation	—	—	—	—	—	—	—	—	—	—
Preferred stock dividends	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—

BALANCES, December 31, 2012	12,696	$191	—	$—	109,000	$1,411	—	$—	150,000	$1,500

See accompanying notes to the consolidated financial statements

	8% Class G		6% Class H		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2009	11,595	$48	2	$—	100	$10,000	9,722,924	$84,626
Stock issued:
Cash	—	—	—	—	—	—	—	(15)
Acquisition of Hyatt Tech Systems	—	—	—	—	—	—	12,000	24
Conversion of accrued interest	—	—	—	—	—	—	595	3
Conversion of dividends payable	—	—	—	—	—	—	392,162	902
Restricted stock issued	—	—	—	—	—	—	50,000	100
Earned stock compensation	—	—	—	—	—	—	—	171
In lieu of cash for services rendered	—	—	—	—	—	—	25,000	62
In lieu of cash for financing costs	—	—	—	—	—	—	103,164	181
Redemption of preferred stock	—	—	(1)	(1)	—	—	—	—
Intrinsic value of convertible feature	—	—	—	1	—	—	—	—
Stock subscriptions receivable:
Cash received	—	—	—	—	—	—	—	—
Interest collected	—	—	—	—	—	—	—	—
Interest earned	—	—	—	—	—	—	—	—
Decrease in reserve	—	—	—	—	—	—	—	—
Stock subscriptions written-off	—	—	—	—	—	—	—	—
Warrants issued for dividends	—	—	—	—	—	—	—	56
Options expense	—	—	—	—	—	—	—	593
Options issued for earned compensation	—	—	—	—	—	—	—	112
Preferred stock dividends	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for–sale securities	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2010	11,595	$48	1	$—	100	$10,000	10,305,845	$86,815

	8% Class G		6% Class H		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$(70)
Exercise of warrants	—	—	—	—	—	—	13,800	41
Exercise of options	—	—	—	—	—	—	30,416	55
Secondary offering of common stock, net	—	—	—	—	—	—	5,974,932	16,176
Conversion of preferred stock	—	—	—	—	—	—	5,003,654	10,024
Conversion of accrued interest	—	—	—	—	—	—	280	1
Conversion of dividends payable	—	—	—	—	—	—	236,579	625
Restricted stock issued	—	—	—	—	—	—	46,874	125
Earned stock compensation	—	—	—	—	—	—	—	231
Redemption of preferred stock	(1,595)	(16)	—	(23)	(100)	(10,000)	—	—
Intrinsic value of convertible feature	—	9	—	23	—	—	—	—
Options expense	—	—	—	—	—	—	—	1,097
Options issued for earned compensation	—	—	—	—	—	—	—	170
Preferred stock dividends	—	—	—	—	—	—	—	—
Other comprehensive income—unrealized losses on available-for—sale securities	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2011	10,000	$41	1	$—	—	$—	21,612,380	$115,290
Stock issued:
Cash	—	$—	—	$—	—	$—	—	$(5)
Conversion of preferred stock	—	—	—	—	—	—	20,000	100
Conversion of dividends payable	—	—	—	—	—	—	15,000	150
Restricted stock issued	—	—	—	—	—	—	165,780	156
Earned stock compensation	—	—	—	—	—	—	—	328
Repurchase of common stock	—	—	—	—	—	—	(164,701)	(351)
Redemption of preferred stock	—	—	(1)	(100)	—	—	—	—
Intrinsic value of convertible feature	—	—	—	100	—	—	—	—
Options expense	—	—	—	—	—	—	—	849
Options issued for earned compensation	—	—	—	—	—	—	—	258
Preferred stock dividends	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—

BALANCES, December 31, 2012	10,000	$41	—	$—	—	$—	21,648,459	$116,775

See accompanying notes to the consolidated financial statements

	Stock Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
BALANCES, December 31, 2009	$(26)	$7	$(94,944)	$5,103
Stock issued:
Cash	—	—	—	(15)
Acquisition of Hyatt Tech Systems	—	—	—	24
Conversion of accrued interest	—	—	—	3
Conversion of dividends payable	—	—	—	902
Restricted stock issued	—	—	—	100
Earned stock compensation	—	—	—	171
In lieu of cash for services rendered	—	—	—	62
In lieu of cash for financing costs	—	—	—	181
Redemption of preferred stock	—	—	—	(274)
Intrinsic value of convertible feature	—	—	2	—
Stock subscriptions receivable:
Cash received	1	—	—	1
Interest collected	1	—	—	1
Interest earned	(1)	—	—	(1)
Decrease in reserve	(223)	—	—	(223)
Stock subscriptions written-off	248	—	—	248
Warrants issued for dividends	—	—	—	56
Options expense	—	—	—	593
Options issued for earned compensation	—	—	—	112
Preferred stock dividends	—	—	(1,490)	(1,490)
Other comprehensive income—unrealized losses on available-for—sale securities	—	(5)	—	(5)
Net income	—	—	14,694	14,694

BALANCES, December 31, 2010	$—	$2	$(81,738)	$20,243
Stock issued:
Cash	$—	$—	$—	$(70)
Exercise of warrants	—	—	—	41
Exercise of options	—	—	—	55
Secondary offering of common stock, net	—	—	—	16,176
Conversion of preferred stock	—	—	—	10,024
Conversion of accrued interest	—	—	—	1
Conversion of dividends payable	—	—	—	625
Restricted stock issued	—	—	—	125
Earned stock compensation	—	—	—	231
Redemption of preferred stock	—	—	—	(12,033)
Intrinsic value of convertible feature	—	—	(12)	—
Options expense	—	—	—	1,097
Options issued for earned compensation	—	—	—	170
Preferred stock dividends	—	—	(775)	(775)
Other comprehensive income—unrealized losses on available-for—sale securities	—	(2)	—	(2)
Net income	—	—	7,044	7,044

BALANCES, December 31, 2011	$—	$—	$(75,481)	$42,952

	Stock Subscriptions Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
Stock issued:
Cash	$—	$—	$—	$(5)
Conversion of preferred stock	—	—	—	100
Conversion of dividends payable	—	—	—	150
Restricted stock issued	—	—	—	156
Earned stock compensation	—	—	—	328
Repurchase of common stock	—	—	—	(351)
Redemption of preferred stock	—	—	—	(100)
Intrinsic value of convertible feature	—	—	(100)	—
Options expense	—	—	—	849
Options issued for earned compensation	—	—	—	258
Preferred stock dividends	—	—	(270)	(270)
Net income	—	—	2,606	2,606

BALANCES, December 31, 2012	$—	$—	$(73,245)	$46,673

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

	2012	2011	2010
OPERATING ACTIVITIES
Net income	$2,606	$7,044	$14,694
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	6,968	6,757	8,298
Amortization and expense related to debt issuance costs	36	338	74
Amortization of original issue discount	96	97	96
Impairment of goodwill, intangibles and property and equipment	600	246	159
Loss (gain) on sale of property and equipment	(205)	112	9
Losses attributable to available-for-sale securities	652	1,078	—
Gain on bargain purchase	(177)	(166)	—
Change in allowance for doubtful accounts receivable	498	—	(698)
Change in reserve for stock subscriptions and interest receivable	—	—	24
Services provided in exchange for reduction of related parties debt	—	—	(11)
Stock based compensation expense	1,333	1,452	863
Reduction in interest receivable by increase in note receivable	—	—	(2)
Deferred income taxes	(3,957)	(61)	(7,495)
Changes in operating assets and liabilities:
Accounts receivable	7,596	(9,797)	(2,189)
Other receivable—related party	—	62	484
Costs and estimated earnings in excess of billings on uncompleted projects	(542)	35	—
Inventories	2,832	(3,201)	(2,438)
Prepaid expenses and other	4,589	6,359	4,306
Income tax receivable	169	2,385	(3,133)
Insurance collateral	(2,347)	(12)	—
Other assets	544	120	256
Accounts payable and accrued liabilities	(9,428)	8,468	(477)
Billings in excess of costs and estimated earnings on uncompleted projects	27	13	—
Accrued income taxes	(815)	—	(295)
Deferred service obligations and revenue	(1,200)	(252)	(780)

Net cash flows from operating activities	9,875	21,077	11,745

INVESTING ACTIVITIES
Purchases of property and equipment	(3,804)	(1,720)	(1,304)
Checks issued in excess of bank balance with the purchase of subsidiaries	—	(7)	—
Acquisition of subsidiaries	—	(2,000)	—
Purchases of intangible assets	(748)	(781)	(40)
Purchases of available-for-sale securities	—	(2,270)	—
Proceeds from sales of available-for-sale securities	540	—	—
Proceeds from purchase of land and building	685	—	—
Purchase of certificate of deposit	(1,682)	—	—
Proceeds from sale of subscriber assets	297	—	—
Proceeds from sale of property and equipment	95	—	—
Collections on notes receivable	10	5	3

Net cash flows from investing activities	(4,607)	(6,773)	(1,341)

MULTIBAND CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In Thousands)

Continued

	2012	2011	2010
FINANCING ACTIVITIES
Repayment on line of credit	—	(49)	—
Debt issuance costs	—	(150)	—
Payments on long-term debt	(206)	(72)	(507)
Payments on capital lease obligations	(548)	(453)	(573)
Payments on related parties debt	(100)	(165)	(680)
Payments for stock issuance costs	(5)	(70)	(15)
Payments on short-term debt	(4,816)	(10,037)	(8,966)
Proceeds from related parties debt	700	—	—
Proceeds from secondary offering—net of expenses	—	16,176	—
Payments received on stock subscriptions and interest receivables	—	—	2
Repurchase of common stock	(351)	—	—
Redemption of preferred stock	—	(2,009)	(276)
Payment of preferred stock dividends	(55)	(606)	(425)
Proceeds from exercise of options	—	55	—
Proceeds from exercise of warrants	—	41	—

Net cash flows from financing activities	(5,381)	2,661	(11,440)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(113)	16,965	(1,036)
CASH AND CASH EQUIVALENTS—Beginning of Year	18,169	1,204	2,240

CASH AND CASH EQUIVALENTS—END OF YEAR	$18,056	$18,169	$1,204

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010

(In Thousands, Except for Shares and Per Share Amounts)

NOTE 1—Summary of Significant Accounting Policies

Nature of Business

Multiband Corporation and subsidiaries (the Company) was incorporated in Minnesota in September 1975. The Company provides (1) contract installation services for the pay television industry (including satellite and broadband cable operators), internet providers and commercial customers, (2) voice, data and video services to residents of multi-dwelling units and (3) design, engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services. The Company’s products and services are sold to customers located throughout the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on maintaining profitability and/or raising additional capital. Management may sell, if prudent, certain assets on a strategic basis for prices agreeable to the Company and/or obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned projects; however, there can be no assurance that the sources will be available or available on terms favorable to the Company. Management anticipates that the impact of on or more of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt, capital and operating lease obligations and fund the Company’s operations for the next twelve months:

1.	Maintain continued profitability in the Company’s Field Services Segment (FS) (see Note 13).

2.	Evaluate factors such as anticipated usage and inventory turnover to maintain optimal inventory levels.

3.	Obtain senior debt financing with extended terms to refinance the Company’s notes payable to DirecTECH Holding Company, Inc. and Comvest Capital II, L.P., which mature January 15, 2014. This was completed March 20, 2013 (see Note 9).

4.	Expand call center support with sales of call center services to both existing and future system operators.

5.	Solicit additional equity investment in the Company by issuing either preferred or common stock for general corporate purposes.

6.	Improve profitability in newly diversified business segments

Principles of Consolidation

The 2012 consolidated financial statements include the accounts of Multiband Corporation (MBCorp) and its wholly owned subsidiaries, Minnesota Digital Universe, Inc. (MNMDU), Multiband Subscriber Services, Inc. (MBSS), Multiband Field Services Incorporated (MBFS), Multiband MDU Incorporated (MBMDU), Multiband DV Incorporated (DV), Multiband Security Incorporated (Security), Multiband Engineering and Wireless, Southeast, Inc. (SE), Multiband Engineering and Wireless, Midwest, Inc. (MW) and Multiband Special Purpose, LLC (MBSP) (see Note 9). Effective December 31, 2012, Security was merged into MBMDU with MBMDU being the surviving entity and DV was merged into MBFS with MBFS being the surviving entity.

Revenue Recognition

The Company recognizes revenue in accordance with the Accounting Standards Code (ASC) Topic No. 605, Revenue Recognition, which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. The Company recognizes revenue as services are performed and completed.

The Company has three operating segments as follows: (1) Field Services Segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit Segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master service operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV and (3) Engineering, Energy & Construction (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, usually done on a project basis (see Note 13 for changes with segments descriptions).

The Company earns FS segment revenue when services have been completed.

The Company earns MDU segment revenue as follows:

•	from the sale and installation of voice, video and data communications products; and

•	from the direct billing of user charges to residents of multi-dwelling units, through the activation and enhancement of, and related residual fees, of video programming, voice and data communication services.

MDU segment user charges are recognized as revenue in the period the related services are provided. Any amounts billed prior to services being provided are included in our balance sheets as deferred service obligations and revenues.

Revenue generated from activation of video programming services is earned in the month of activation. According to the Company’s Master System Operator agreement with DIRECTV, in the event that a customer cancels within the first twelve months of service, DIRECTV has the right to charge the Company for a portion of the activation fees previously received. The Company has estimated the potential chargeback of commissions received on activation fees during the past twelve months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue. Residual income is earned as services are provided by DIRECTV through its system operators. As a master system operator for DIRECTV, the Company earns a fixed percentage based on net cash received by DIRECTV for recurring monthly services, a variable amount depending on the number of activations in a given month, and a variable amount for coordinating improvements of systems used to deliver enhanced programming services. The Company’s master system operator relationship with DIRECTV also permits the Company to earn revenues through its control of other system operators who are unable to provide DIRECTV video programming services without the Company’s assistance.

The Company reports the aforementioned MDU voice, data, and video revenues on a gross basis based on the following factors: the Company has the primary obligation in the arrangement with its customers; the Company controls the pricing of its services; the Company performs customer service for the agreements; the Company approves customers; and the Company assumes the risk of payment for services provided. The Company offers some products and services that are provided by third party vendors. The Company reviews the relationship between itself, the vendor and the end customer on an individual basis to assess whether revenue should be reported on a gross or net basis. As an example, the Company’s resold satellite digital television revenue is reported on a net basis.

MDU segment revenue generated by the support center to service third party clients by providing billing and call center support services is recognized in the period the related services are provided.

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products. Revenue is recognized when the products are delivered and installed and the customer has accepted and has the ability to fulfill the terms of the contract.

The Company’s policy is to present any sales taxes imposed on revenue-producing transactions on a net basis.

The Company generates revenues in the EE&C segment by providing design-build engineering and wireless services for communications infrastructure. We have customer contracts that span varying periods of time.

For the design-build engineering and wireless revenues, the Company records revenue and profit from long-term contracts on a percentage-of-completion basis, measured by the percentage of contract costs incurred to date to the estimated total costs for each contract. Contracts in process are valued at cost plus accrued profits less earned revenues and progress payments on uncompleted contracts. Contract costs include direct materials, direct labor, third party subcontractor services and those indirect costs related to contract performance. Contracts are generally considered substantially complete when engineering and/or site construction is completed.

For the design-build engineering and wireless revenues, the Company has numerous contracts that are in varying stages of completion. Such contracts require estimates to determine the appropriate revenue and costs to recognize. Cost estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated cost to complete projects, which determines the project’s percent complete, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The Company does not anticipate any losses at December 31, 2012.

The asset “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

The lengths of the contracts vary. Assets and liabilities related to long-term contracts are included in current assets and current liabilities as they will be liquidated in the normal course of contract completion, although this may require more than one year.

The Company also recognizes certain revenue from short-term contracts when equipment is delivered or the services have been provided.

Cash and Cash Equivalents

The Company includes as cash equivalents, investments with original maturities of three months or less when purchased, that are readily convertible into known amounts of cash. The Company deposits its cash in financial institutions. The balances, at times, may exceed federally insured limits.

Marketable Securities

We classify investments in marketable securities at the time of purchase. At December 31, 2012 the Company did not own any marketable securities. At December 31, 2011, all marketable securities were classified as available-for-sale and as such, the investments were recorded at fair value with the unrealized gains and losses reported as a component of comprehensive income within stockholders’ equity. Available-for-sale securities are investments in debt and equity securities that have a readily determinable fair value not classified as trading securities or as held-to-maturity securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in other expenses. On an ongoing basis, the Company evaluates its available-for-sale securities to determine if a decline in value is other-than-temporary. A decline in market value of any available-for-sale security below cost that is determined to be other-than-temporary, results in an impairment to the fair value of the investment. Gains and losses on the sale of marketable securities are recognized in operations based on the specific identification method. Other-than-temporary impairments are charged to earnings and a new cost basis for the security is established. At December 31, 2011, available-for-sale securities consisted of common shares of WPCS International, Inc. (WPCS). The Company has sold all of its common shares of WPCS as of December 31, 2012. For the years ended December 31, 2012 and 2011, the Company recorded total other-than-temporary impairment losses of $652 and $1,078, respectively, on its investment in the common shares of WPCS. In order to assess the likelihood that the stock price would recover to the price the Company paid, the Company reviewed WPCS trading history in 2010 and 2011. The trading history along with the financial performance of WPCS in 2011 were indicators of other-than-temporary impairment. There were no other-than-temporary impairment losses recorded in 2010.

Accounts Receivable

The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible amounts based upon factors surrounding the credit risk of specific customers and other information. For the MDU and FS segments, the Company has concentrations of credit risk with 71.2% and 82.4% of accounts receivable at December 31, 2012 and December 31, 2011, respectively, due from one customer (see Note 17). Invoices are due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown net of an allowance for uncollectible accounts of approximately $195 at December 31, 2012 and $112 at December 31, 2011 respectively.

Inventories

The Company’s inventories are segregated into three major categories. Serialized DIRECTV inventories consist primarily of satellite receivers and similar devices which are supplied by DIRECTV. Non-serialized DIRECTV inventories consist primarily of satellite dishes, poles and similar devices which are primarily supplied by DIRECTV. Other inventory consists primarily of cable, switches and various small parts used in the installation of DIRECTV equipment. Inventory is priced using a standard cost, which approximates actual cost, determined on a first-in, first-out basis.

Property and Equipment

Property, equipment and leasehold improvements are recorded at cost. Improvements are capitalized while repairs and maintenance costs are charged to operations when incurred. Property and equipment is depreciated or amortized using the straight-line method over estimated useful lives ranging from three to seven years. Assets purchased under a capital lease are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, except if the lease contains a bargain purchase option or ownership automatically transfers at the end of the lease in which case it is amortized using the straight-line method over its estimated useful life. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Buildings and improvements are depreciated using the straight-line method over estimated useful lives ranging from five to thirty years.

Purchased software and capitalized costs related to internally developed software are amortized over their useful lives of three to five years. Costs incurred during the application development stage related to internally developed software are capitalized in accordance with ASC Subtopic 350-40, Intangibles—Goodwill and Other: Internal-Use Software. Pursuant to that guidance, costs are expensed as incurred during the preliminary project stage and post implementation stage. Once the capitalization criteria as defined in GAAP have been met, external direct costs incurred for materials and services used in developing or obtaining internal-use computer software and payroll for employees who are directly associated with the internal-use computer software project, to the extent those employees devoted time directly to the project, are capitalized. Amortization of capitalized costs begins when the software is ready for its intended use. Capitalized software is included in Property and Equipment, net (see Note 6) in the Company’s consolidated balance sheet.

Long-lived Assets

The Company reviews its long-lived assets for events or changes in circumstances that may indicate that the carrying amount of a long-lived asset may not be recoverable or exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company’s long-lived assets include property, equipment, leasehold improvements and definite-lived intangibles.

There was no impairment recorded to long-lived assets for any of the segments at December 31, 2012 and 2011. In 2010, the Company recorded an impairment charge for the MDU segment related to two uncompleted MDU properties with assets of $135. In 2010, the Company did not record any impairment to long-lived assets related to the FS segment. The EE&C segment did not exist in 2010.

Goodwill and Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of that reporting unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill. The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit and determining the implied fair value of the impaired reporting unit’s goodwill based upon the residual of the fair value of the net assets.

For our annual goodwill impairment test, our reporting units were the same as our operating segments. We completed our annual impairment assessment of the FS and MDU reporting units as of November 30, 2012. Both the FS and MDU reporting units had goodwill as of the assessment date. The Company utilized the best information available, including the results of using other fair-value measurement techniques. The income and market approaches were considered in the determination of the fair value of each reporting unit. Both approaches were used to determine the fair value of the FS reporting unit. Only the income approach was used to determine the fair value of the MDU reporting unit due to limited comparability between the MDU reporting unit and other publicly traded companies. The income approach is based on an estimate of future cash flows and a terminal value that factors in expected long-term growth. The discount rates applied in the income approach represent the respective reporting unit’s weighted average cost of capital (WACC) which was derived from WACCs of publicly traded companies which are adjusted for capital structure differences, size risk premiums and reporting unit specific risk premiums. Our market approach utilizes earnings multiples for comparable publicly traded companies.

We assessed the reasonableness of the fair value calculations for our reporting units in relation to our total market capitalization. The Company analyzed its stock price and overall market capitalization. In addition to the market capitalization, additional value may arise from synergies and other benefits that flow from control over an entity. In most industries, including ours, an acquiring entity is typically willing to pay more for equity securities that give a controlling interest than an investor would pay for equity securities not representing a controlling interest. In our analysis we have compared the total fair value of the FS, MDU, and EE&C reporting units to our market capitalization, and have deemed the implied control premium to be reasonable.

Goodwill was $37,796 at both December 31, 2012 and 2011. The goodwill recorded as part of our FS segment was $37,440 at both December 31, 2012 and 2011. The goodwill recorded as part of our MDU segment was $356 at both December 31, 2012 and 2011. The EE&C segment did not have any goodwill at December 31, 2012 and 2011.

The Company concluded there was no goodwill impairment at December 31, 2012 In November 2011, the Company terminated its contract to install home security systems with a third party. Accordingly, as of December 31, 2011, the Company recorded an impairment charge of $246 based on the amount of goodwill associated with that contract, which was included in the FS segment. In 2010, the Company recorded an impairment charge of $25 related to the US Install goodwill which was part of the MDU segment.

Components of intangible assets are as follows:

	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets subject to amortization
Right of entry contracts	$2,662	$1,812	$3,174	$2,001
Contracts with DIRECTV	27,204	17,067	27,204	14,046
Customer contracts	102	102	402	136

Total	$29,968	$18,981	$30,780	$16,183

Amortization of intangible assets was $3,369, $3,606, and $5,437 for the years ended December 31, 2012, 2011 and 2010, respectively. The Company recorded impairment charges totaling $600 for the year ended December 31, 2012. The impairment was related to two cable fulfillment contracts. Negative cash flow related to this cable fulfillment activity necessitated the impairment charge. Estimated amortization expense of intangible assets for the years ending December 31, 2013, 2014, 2015, 2016, 2017 and thereafter is $2,885, $2,823, $2,747, $2,281, $70 and $181, respectively. The weighted average remaining life of the intangibles is 4.0 years with right of entry contracts average life of 5.7 years and the remaining life of 3.8 years on the DIRECTV contract as of December 31, 2012. Customer contracts/lists have no remaining life, as they are fully amortized including a $600 impairment charge, as of December 31, 2012. On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations. The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented (see Note 19). Accordingly, the impairment charge of $600 and amortization expense of $367 for the year ended December 31, 2012 are included in discontinued operations.

The Company amortizes the right of entry contracts, contracts with DIRECTV, and customer contracts, over their estimated useful lives based on contract terms, ranging from 2 to 109 months. The Company capitalizes material costs incurred to renew or extend terms of intangible assets.

Debt Issuance Costs

The Company has capitalized $0 and $150 of debt issuance costs during the years ended December 31, 2012 and 2011, respectively. The Company amortizes the debt issuance costs under the effective method over the life of the related debt instrument and includes these costs with other assets in the consolidated balance sheets. During 2011, the Company expensed an additional $279 of debt issuance costs for uncompleted financings. Amortization of debt issuance costs of $36 and $59 for the years ended December 31, 2012 and 2011, respectively, are included in interest expense in the consolidated statements of operations. The remaining balance of deferred costs was $0 and $36 at December 31, 2012 and 2011, respectively.

We use a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company records liabilities for claims reported and claims that have been incurred but not reported, based on historical experience and industry data.

We are self-insured for group health insurance up to $275 per claim where management expects most claims to occur. Insurance and claims accruals reflect the estimated cost for group health claims not covered by insurance. The insurance and claims accruals are recorded at the estimated ultimate payment amounts. Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon historical experience and industry data.

In most of the states the Company operates in, the Company is self-insured for workers’ compensation claims up to $100 in 2012 and 2011 and $250 in 2010, plus administrative expenses, for each occurrence. If any liability claims are in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate. In Ohio and North Dakota, the Company purchases state-funded premium based workers’ compensation insurance. The Company has placed restricted deposits with the insurance company in the amounts of $10,899 and $8,061 at December 31, 2012 and 2011, respectively, which is included in insurance collateral in the accompanying consolidated balance sheets, related to the 2012 and 2011 plan years.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $49, $53, and $28, for the years ended December 31, 2012, 2011 and 2010, respectively, and are included in selling, general and administrative expenses in the consolidated statements of income.

Income Taxes

The Company accounts for deferred tax assets and liabilities under the liability method. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income. We account for uncertainty in income taxes recognized in financial statements in accordance with ASC 740 (formerly FIN 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,”) which we adopted on January 1, 2007. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Only tax positions that meet the more-likely-than-not recognition threshold may be recognized.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payments at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the vesting term. Stock-based compensation awards are issued under both the 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents, and the 2000 Non-employee Directors Stock Compensation Plan, which permits the issuance of restricted stock and stock options to non-employee directors.

The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables. These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures.

The expected-term assumption is generally calculated using historical stock option exercise data. The Company does not have historical exercise data to develop such an assumption. In cases where companies do not have historical data and where the options meet certain criteria, the use of a simplified expected-term calculation is allowed. Accordingly, the Company calculated the expected terms using the simplified method.

The Company calculates expected volatility for stock options and awards using historical volatility, as the Company believes the expected volatility will approximate the historical volatility. The starting point for the historical period used is July 1, 2001. The Company estimates the forfeiture rate for stock options using 5% for all employees.

The risk-free rates for the stock options and awards are based on the U.S. Treasury yield curve in effect at the time of grant for a maturity that approximates the respective terms of each award.

For the years ended December 31, 2012, 2011, and 2010, total stock option expense of $849, $1,097, and $593, respectively, was included in selling, general and administrative expenses in the consolidated statements of operations. As of December 31, 2012, there was $928 of total unrecognized compensation cost related to non-vested stock option arrangements granted to date. That cost is expected to be recognized over a weighted-average period of 1.63 years. This is an estimate based on options currently outstanding and therefore this projected expense could be more in the future. The total fair value of stock options vested during the years ended December 31, 2012 and 2011 was $1,165 and $989, respectively.

In determining the compensation cost of the options granted during fiscal 2012, 2011, and 2010, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:

	2012	2011	2010
Risk-free interest rate	0.61%	1.43%	2.34%
Expected life of options granted	4.3 years	4.3 years	4.9 years
Expected volatility range	92.3%	99.9%	96%
Expected dividend yield	0%	0%	0%

The Company awards restricted common shares to selected employees. Recipients are not required to provide any consideration other than continued service. Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination. The restricted stock is valued at its grant date fair value and expensed over the requisite service period or the vesting term of the award. For the years ended December 31, 2012, 2011, and 2010, the Company recognized stock-based compensation expense of $484, $355, and $271, respectively, which is included in selling, general and administrative expenses in the consolidated statements of operations. At December 31, 2012, there was approximately $820 of unrecognized stock-based compensation expense associated with the non-vested restricted stock granted. Stock-based compensation expense relating to these restricted shares is being recognized over a weighted-average period of 1.29 years. The total fair value of shares vested during the years ended December 31, 2012 and 2011 was $386 and $127, respectively.

Common Stock Offering

On June 1, 2011, the Company completed a public offering of 12,880,000 shares of its common stock, of which the Company sold 5,974,932 shares and the selling shareholder DirecTECH Holding Company, Inc. (DTHC) sold 6,905,068 shares at a price of $3.00 per share. The Company received net proceeds of $16,176 after deducting offering expenses, underwriting discounts and commissions. The Company did not receive any proceeds from the sale of shares by DTHC. DTHC converted its Class J preferred shares as part of its participation in the offering.

Common Stock Repurchase Plan

On June 4, 2012, the Company announced that its Board of Directors had approved the repurchase of up to 2.0 million shares of its common stock for a six month period commencing on June 6, 2012. On June 13, 2012, the Company entered into a Stock Repurchase Plan pursuant to SEC Rule10b-18, which documents the guidelines, rules and limitations of the program. During the year ended December 31, 2012, the Company repurchased 164,701 shares for $351, pursuant to this program, respectively. The repurchased amounts were recorded against common stock in the consolidated balance sheet at December 31, 2012.

Income From Continuing Operations per Common Share

Basic income from continuing operations per common share is computed by using income from continuing operations attributable to common stockholders and the weighted average number of common shares outstanding. Diluted income from continuing operations per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). A reconciliation of the weighted average number of common and common equivalent shares outstanding and awards excluded from the diluted income per share calculation, as they were anti-dilutive, are as follows:

	2012	2011	2010
Numerator:
Income from continuing operations	$5,188	$7,044	$14,694
Preferred stock dividends	370	787	1,488

Income from continuing operations attributable to common stockholders for basic earning per share	4,818	6,257	13,206
Additions: Dividends paid on convertible preferred stock deemed to be dilutive	—	363	1,003

Income from continuing operations attributable to common stockholders for diluted earnings per share	$4,818	$6,620	$14,209

Denominator:
Weighted average common shares outstanding—basic	21,718,155	16,975,753	10,016,717
Assumed conversion of diluted securities:
Convertible preferred shares	12,500	2,103,925	5,203,715
Stock options	545,606	1,015,881	251,891
Restricted stock	174,721	269,840	117,603
Warrants	43,150	261,130	27,427

Potentially dilutive common shares	775,977	3,650,776	5,600,636

Weighted average common shares outstanding—diluted	22,494,132	20,626,529	15,617,353

Income from continuing operations per common share:
Basic	$0.22	$0.37	$1.32

Diluted	$0.21	$0.32	$0.91

Awards excluded from diluted income per share calculation	2,493,655	847,337	1,124,763

Management’s Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates relate to the allowances for doubtful accounts, charge back of DIRECTV activation fees, inventory obsolescence, stock based compensation, property and equipment estimated useful lives, intangible assets estimated useful lives and the valuation of deferred tax assets.

Financial Instruments

The carrying amount of all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of the short maturity of these instruments. The fair value of capital lease obligations and long-term debt approximates the carrying amounts based upon the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. We do not expect the adoption of this accounting guidance to have an effect on our consolidated financial statements. ASU 2013-02 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012, with early adoption permitted.

In July 2012, the FASB issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment, an update to ASU 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2012-02 enables an entity to assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test an indefinite-lived intangible asset for impairment by comparing the fair value of the asset with its carrying amount, utilizing only a quantitative impairment test. ASU 2012-02 is effective for interim and annual reporting periods for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures about financial instruments and transactions eligible for offset in the statement of financial position, as well as financial instruments subject to a master netting agreement or similar arrangement. A SU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU amends the FASB Accounting Standards Codification (Codification) to allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. This ASU was effective for fiscal years beginning after December 15, 2011. The Company adopted this guidance effective January 1, 2012, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, an amendment to an existing accounting standard which requires companies to present net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In addition, in December 2011, the FASB issued an amendment to the accounting standard which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. The Company adopted this guidance on a retrospective basis and the adoption did not have a material effect on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements. This ASU clarifies the concepts related to highest and best use and valuation premise, blockage factors and other premiums and discounts, the fair value measurement of financial instruments held in a portfolio and of those instruments classified as a component of shareowners’ equity. The guidance includes enhanced disclosure requirements about recurring Level 3 fair value measurements, the use of nonfinancial assets, and the level in the fair value hierarchy of assets and liabilities not recorded at fair value. The provisions of this ASU were effective prospectively for interim and annual periods beginning on or after December 15, 2011. This ASU requires changes in presentation only. The Company adopted this guidance effective January 1, 2012, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

Reclassifications

Certain accounts in the prior year’s audited consolidated financial statements have been reclassified for comparative purposes to conform to the current year’s presentation. The first reclassification was to report current portion of notes receivable within prepaid expenses and other and other receivable-long-term and note receivable-long-term, net of current portion within other assets. The second reclassification was to report stock-based compensation as part of the value of common stock in the equity section of the balance sheet. The third reclassification was to change the presentation of the property and equipment footnote (Note 6) to separate internally developed software from office equipment and furniture. These reclassifications had no effect on reported net income or stockholders’ equity.

NOTE 2—Business Acquisitions

Engineering and Wireless Acquisition

Effective September 1, 2011, the Company purchased from WPCS International, Inc. (WPCS), the outstanding stock of two of their subsidiary corporations named WPCS International-Sarasota, Inc. and WPCS International-St. Louis, Inc. Effective November 1, 2011, these entities have been renamed Multiband Engineering and Wireless, Southeast, Inc. (SE) and Multiband Engineering and Wireless, Midwest, Inc. (MW). The consideration for the purchase was $2,000, $750 of which was taken from an escrow account previously set up between the Company and WPCS. The companies purchased provide design, engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services. This acquisition allows the company to diversify its sources of revenue and expand its customer base. Also, the purchase added an engineering component to the business which may enhance the design and delivery of current services the company already provides. The Company evaluated the purchase price based on the fair value of assets acquired and liabilities assumed and determined that there was a gain on the purchase of $343, $177 of which has been included in the consolidated statements of income for the year ended December 31, 2012 upon finalization of the purchase accounting for the transaction and $166 for the year ended December 31, 2011.

A summary of the transaction is as follows:

Accounts receivable	$1,339
Costs in excess of billings and estimated earnings on uncompleted contracts	1,033
Property and equipment	452
Deferred taxes, net	617
Various other assets	141
Accounts payable and accrued liabilities	(1,108)
Billings in excess of cost and estimated earnings on uncompleted contracts	(28)
Long-term debt	(103)

Net fair value of assets acquired and liabilities assumed	2,343
Cash paid	(2,000)

Bargain purchase	$343

The Company had, through February 2012, an exclusive arrangement to purchase the remaining WPCS entities, pursuant to a non-binding letter of intent (LOI). The exclusive period lapsed on February 1, 2012 and a deposit of $250 was forfeited which is included in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2011.

Cable Fulfillment Acquisitions

In October, 2011, the Company purchased a customer contract from Groupware International, Inc. (Groupware) for $300 which allowed the Company to perform installations for a broadband cable company in certain markets in North Carolina. In January, 2012, the Company purchased a customer contract from Groupware for $700 to perform installation services for another broadband cable company in certain markets in Florida. The Company recorded these contracts as intangible assets, with the amount amortized to income over the remaining terms of the installation contracts with the broadband cable companies. Accordingly, amortization expense of $367 and $33 has been included in depreciation and amortization in the accompanying consolidated statements of income for the years ended December 31, 2012 and 2011, respectively.

During 2012, the Company identified indicators of impairment in these assets, specifically negative cash flows. The Company performed an impairment assessment of each asset and recorded impairment charges of $600 for the year ended December 31, 2012, which removed the remaining value of those assets as of that date.

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition in October, 2011. The financial results of the cable television fulfillment operation, including the amortization expense and amortization charges referred to above, are being reported separately as discontinued operations for all periods presented (see Note 19).

NOTE 3—Fair Value Measurements

The Company classifies investments in marketable securities at the time of purchase. At December 31, 2012, the balance of investments in marketable securities was zero. At December 31, 2011, all marketable securities are classified as available-for-sale and as such, the investments are recorded at fair value with the unrealized gains and losses deemed to be temporary reported as a component of accumulated comprehensive income within stockholders’ equity. Available-for-sale securities are investments in debt and equity securities that have a readily determinable fair value not classified as trading securities or as held-to-maturity securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in other expenses in the statements of income. On an ongoing basis, the Company evaluates its available-for-sale securities to determine if a decline in value is other-than-temporary. A decline in market value of any available-for-sale security below cost that is determined to be other-than-temporary, results in impairment to the fair value of the investment. Gains and losses on the sale of marketable securities are recognized in income based on the specific identification method. Other-than-temporary impairments are charged to earnings and a new cost basis for the security is established.

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, the Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs:

Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2—Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following tables set forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at December 31, 2012, and 2011, according to the valuation techniques we used to determine their fair values.

	Fair Value Measurements at December 31, 2012
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

	Fair Value Measurements at December 31, 2011
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Available-for-sale securities (2)	$1,191	$1,191	$—	$—

(1)	The Company’s restricted cash—certificate of deposit consists of one certificate of deposit which has a maturity date of 7/1/13.
(2)	The Company’s available-for-sale securities consist of equity securities.

The Company reviews the methodologies utilized to determine fair value on a quarterly basis. Any change in methodologies or significant inputs used in determining fair values are further reviewed to determine if a fair value level hierarchy change has occurred. Transfers in and out of Level 1, 2, and 3 are considered to be effective as of the end of the quarter in which they occur. There were no transfers between the levels in the fair value hierarchy during the years ended December 31, 2012 and 2011.

The summary of available-for-sale securities consists of the following at December 31:

	2012			2011
	Carrying Amount	Gross Unrealized Loss	Fair Value	Carrying Amount	Gross Unrealized Loss	Fair Value
Available-for-sale securities	$—	$—	$—	$1,191	$—	$1,191

At December 31, 2011, available-for-sale securities consisted of common shares of WPCS International, Inc. (WPCS) which were purchased in June 2011. The Company recorded losses attributable to available-for-sale securities of $652, $1,078 and $0 for years ended December 31, 2012, 2011 and 2010, respectively, which are included in other expenses in the consolidated statements of income. During the period that the Company held the investment, it determined that the trading history, along with the financial performance of WPCS in 2011 and 2012, were indicators of an other-than-temporary impairment and recognized $531, $1,078, and $0 of other than temporary losses for the years ended December 31, 2012, 2011 and 2010 with other expenses in the consolidated statements of income. During 2012, the Company sold all of its common shares of WPCS, realizing $121 of losses for the year ended December 31, 2012. The net adjustment to unrealized holding losses on available-for-sale securities included in other comprehensive income totaled $0, $2 and $5, in December 31, 2012, 2011 and 2010, respectively.

NOTE 4—Inventories

Inventories consisted of the following at December 31:

	2012	2011
DIRECTV—serialized	$168	$3,661
DIRECTV—non-serialized	8,398	7,358
Other	2,878	3,257

Total inventories	$11,444	$14,276

NOTE 5—Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted contracts consisted of the following at December 31:

	2012	2011
Costs incurred on uncompleted contracts	$4,670	$4,222
Estimated contract profits	1,126	1,573

	5,796	5,795
Less: Billings to date	(4,324)	(4,838)

Excess of costs, net	$1,472	$957

Costs and estimated earnings in excess of billings on uncompleted contracts	$1,540	$998
Billings in excess of costs and estimated earnings on uncompleted contracts	(68)	(41)

Excess of costs, net	$1,472	$957

NOTE 6—Property and Equipment

Property and equipment consisted of the following at December 31:

	2012	2011
Building and improvements (see Note 9)	$2,973	$—
Land (see Note 9)	1,112	—
Leasehold improvements	844	1,211
Office equipment and furniture	5,638	7,028
Subscriber related equipment	11,750	12,541
Construction equipment	395	338
Internally developed software	1,459	313
Property and equipment under capital lease obligations	2,911	1,075

Total property and equipment	27,082	22,506
Less accumulated depreciation and amortization	(14,050)	(15,417)
Less accumulated depreciation and amortization of internally developed software	(305)	(257)
Less accumulated depreciation on assets held under amortization of capital leases	(835)	(528)

Total property and equipment, net	$11,892	$6,304

Depreciation and amortization expense on property and equipment was $3,232, $3,151, and $2,861 for the years ended December 31, 2012, 2011 and 2010, respectively. Amortization expenses related to capitalized internally developed software, which are included in depreciation expense in the accompanying consolidated statements of income, were $48, $31, and $44 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 7—Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2012	2011
Accrued payroll and related taxes	$10,110	$9,831
Accrued worker compensation claims- short-term	4,448	4,093
Accrued incurred but not reported health insurance claims	1,400	1,125
Accrued legal settlements, fees and contingencies (see Note 17)	71	3,072
Accrued preferred stock dividends	339	274
Accrued liability—vendor chargeback	40	40
Accrued contract labor	1,319	1,839
Accrued income taxes	—	60
Other—short-term	3,367	3,779

Total accrued liabilities—short-term	21,094	24,113

Accrued worker compensation claims—long-term	6,782	4,952
Multi-year insurance premium obligations (payable $200 per year)	200	400

Total accrued liabilities—long-term	6,982	5,352

Total accrued liabilities	$28,076	$29,465

NOTE 8—Short-term Debt

Short-term debt consisted of the following at December 31:

	2012	2011
Note payable—PNC Equipment Finance, monthly installments of $20 including imputed interest of 9.2%, due June 2012	$—	$77
Note payable—PNC Equipment Finance, monthly installments of $13 including imputed interest of 7.9%, due June 2012	—	233
Notes payable—First Insurance Funding Corporation, monthly installments of $19 including interest of 5.6%, due July 2012, secured by return premiums, dividend payments and certain loss payments	—	147
Note payable—PNC Equipment Finance, monthly installments of $10 including imputed interest of 7.9%, due June 2013	59	—
Note payable—PNC Equipment Finance, monthly installments of $16 including imputed interest of 7.9%, due August 2013	128	—
Note payable—PNC Equipment Finance, monthly installments of $8 including imputed interest of 8.79%, due December 2013	93	—

Short-term debt	$280	$457

NOTE 9—Long-term Debt

On March 20, 2013, the Company completed a financing transaction with Fifth Third Bank (FTB) that will provide up to $30,000 of senior secured debt financing. Proceeds from the financing will be used to pay off its existing secured indebtedness and to fund working capital needs. The financing package will consist of a $20,000 term loan and a $10,000 revolving line of credit. The term loan will amortize over five years on a straight line basis at a rate of $1,000 per quarter. In addition to the quarterly principal payments, the Company will be required to make additional annual principal payments equal to 50% of excess cash flow as defined in the agreement. Interest under the term loan will be based on the 30-day LIBOR rate plus 5.5%. The revolving line of credit will be available based on 80% of eligible accounts receivable plus up to 50% of eligible inventory. Borrowings under the revolving line of credit shall bear interest at the 30-day LIBOR rate plus 5.0%. Interest will be payable monthly in arrears. The financing agreements contain certain financial covenants. Both facilities will be secured by a valid, perfected, first and only priority security interest in all tangible and intangible assets and will mature on April 30, 2016.

Long-term debt consisted of the following at December 31:

	2012	2011
Debenture payable—Convergent Capital Partners, II, L.P., see terms in note below, net of original issue discount of $0 and $96, respectively. Subsequently paid off in 2013 as described below.	$5,000	$4,904
Note payable—PNC Equipment Finance, monthly installments of $2 including imputed interest of 9.7%, due June 2012, secured by software licenses	—	10
Note payable—DirecTECH Holding Company, Inc. This note is due in full on January 1, 2013, interest payable quarterly in arrears at 8.25%. Subsequently paid off in 2013 as described below.	29,152	29,155
Note payable—Ford Credit, monthly installments of $1 comprised of principal and interest, at 6.6%, through July 2016	37	47
Note payable—GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through June 2015	17	24
Note payable—GMAC, monthly installments of $1 comprised of principal and interest, at 2.96%, through August 2015	19	25
Mortgage Payable—American United Life Insurance Company, see terms in note below	3,629	—

Total long-term debt, net of original issue discount of $0 and $96, respectively	37,854	34,165
Less: current portion and original issue discount of $0 and $96, respectively	(17,396)	(4,936)

Long-term debt, net of current portion	$20,458	$29,229

Future maturities of long-term debt are as follows for the years ending December 31:

2013	$17,396
2014	4,258
2015	4,267
2016	9,282
2017	329
Thereafter	2,322

Total future maturities payments	$37,854

The current portion consists of $8,731 of principal payments made before the refinancing with Fifth Third Bank on March 20, 2013. The remaining current portion consists of $3,000 in term loan and $5,422 in revolving loan principal payments from the Fifth Third financing package plus $243 of other long-term debt.

On May 27, 2009, the Company entered into a loan agreement with Convergent Capital Partners, II, L.P. (Convergent) for $5,000. This loan carries an interest rate of 14% and requires monthly interest only payments until December 2012 when the principal was due and payable in full. In connection with this loan, the Company paid a closing fee to the lender of $100 in 2009. The Company also issued the lender 212,574 fully vested five year warrants with an exercise price of $3. The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance. The warrants were valued at $347 using the Black Scholes pricing model, recorded as original issue discount, and amortized under the effective interest method over the term of the note. The Company expensed $96 during each of the years ended December 31, 2012, 2011 and 2010. The loan gives the lender a first security position in the Company’s assets. The Company was in compliance with its covenants during the years ended December 31, 2012 and 2011. In November 2012, the maturity date of the loan was extended to December 2013. On March 20, 2013, the Company paid off the remaining balance owed Convergent via the funds provided by the financing transaction, discussed above, with FTB.

Effective January 2, 2013, the Company amended and extended its $29,152 loan with DirecTECH Holding Company, Inc. (DTHC). During January and February of 2013, the Company made payments totaling $8,731 to DTHC. On March 20, 2013, the Company paid off the remaining balance owed DTHC via the funds provided by the financing transaction, discussed above, with FTB.

In January 2012, the Company formed a wholly-owned subsidiary, Multiband Special Purpose, LLC (MBSP). In February 2012, MBSP purchased land and an office building for $4,500. Pursuant to the transaction, MBSP assumed a mortgage held by the seller in the amount of $3,802. The mortgage is payable over the next seventy-nine months and carries an interest rate of 5.92% per annum. Monthly payments of principle and interest are due as follows: $36 from March 2012 through September 2016 and then $40 from October 2016 through August 2018. A final payment of $2,102 is due in September 2018. As additional collateral for the mortgage, MBSP posted a letter of credit in the lender’s favor of $1,682, which is fully backed by a certificate of deposit held by the lender and is classified as restricted cash in the balance sheet as of December 31, 2012. Prior to this transaction, the building was leased by the seller to a third party lessee under a long-term lease. In connection with the closing of the transaction, the third party lessee made payments totaling $1,350 as consideration for the termination of that lease. Of the total amount paid, $1,100 was credited against the MBSP’s purchase price. The balance of the lease termination fee ( $250 ) was paid to the MBSP in cash. The total amount paid by the third party lessee was recorded as a reduction in the MBSP’s basis in the property acquired. At closing, MBSP received a total of $685 in net proceeds after all transaction costs.

NOTE 10—Related Parties Debt—Short-term

Related parties debt—short-term consisted of the following at December 31:

	2012	2011
Note payable—Frank Bennett- Director, monthly payments of interest at 8.5%, principal and accrued interest due in full April 2013.	$600	$—

Related parties debt—short-term	$600	$—

NOTE 11—Capital Lease Obligations

The Company has lease financing facilities for property, equipment and leasehold improvements. Leases outstanding under these agreements bear interest at an average rate of 8.11% and expire through September 2017. The obligations are collateralized by the property under lease excluding certain sold property items. Total cost and accumulated amortization of the leased equipment was $3,379 and $922 at December 31, 2012 and $1,075 and $528 at December 31, 2011. Amortization expense related to these obligations is included in depreciation expense in the accompanying consolidated statements of income.

Future minimum capital lease payments are as follows for the years ending December 31:

2013	$930
2014	868
2015	555
2016	202
2017	74
Less: amounts representing interest	(142)

Present value of future minimum lease payments	2,487
Less: current portion	(857)

Capital lease obligations, net of current portion	$1,630

NOTE 12—Stockholders’ Equity

Capital Stock Authorized

The articles of incorporation as amended authorize the Company to issue 100,000,000 shares of no par capital stock. Authorization to issue individual classes of stock is determined by a Board of Directors resolution. All shares have been allocated to common stock except for 2,435,115 shares reserved for preferred stock as follows:

•	275,000 shares of Class A cumulative convertible preferred stock,

•	60,000 shares of Class B cumulative convertible preferred stock (this class is inactive),

•	250,000 shares of Class C cumulative convertible preferred stock,

•	250,000 shares of Class D cumulative convertible preferred stock (this class is inactive),

•	400,000 shares of Class E cumulative preferred stock,

•	500,000 shares of Class F cumulative convertible preferred stock,

•	600,000 shares of Class G cumulative convertible preferred stock,

•	15 shares of Class H cumulative convertible preferred stock (this class is inactive),

•	100,000 shares of Class I cumulative convertible preferred stock (this class is inactive) and

•	100 shares of Class J cumulative convertible preferred stock (this class is inactive)

Preferred Stock

A certificate of designation that contains the terms of each class or series of preferred stock has been filed with the State of Minnesota each time we issued a new class or series of preferred stock. Each certificate of designation establishes the number of shares included in a designated class or series and fixes the designation, powers, privileges, preferences and rights of the shares of each class or series as well as any applicable qualifications, limitations or restrictions.

Our board of directors has been authorized to provide for the issuance of up to 2,435,115 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each class or series of our preferred stock, our board of directors has the authority to fix the following terms, among others:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether interests in the shares of preferred stock will be represented by depositary shares;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

Holders of shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and non-accessible, and will not be entitled to preemptive rights unless specified in the applicable certificate of designation.

The following chart summarizes certain terms of our outstanding preferred stock as of December 31, 2012. The certificate of designation for each series should be carefully reviewed to determine exact rights and preferences of each class (in thousands, except share and liquidation preference amounts).

Class/ Series	Date of Issuance	Shares Outstanding (1)	Annual Dividend Rate	Number of Shares Issued Upon Conversion (2)	Liquidation Preference	Redeemable by Company
A	12/98	12,696	8% payable quarterly	1 shares	$ 133,308	Yes (3)
C	6/00	109,000	10% payable quarterly	0.40 shares	1,090,000	Yes (4)
F	6/04	150,000	10% payable quarterly	1 shares	1,500,000	Yes (4)
G	9/04	10,000	8% payable quarterly	1.25 shares	100,000	—

		281,696

(1)	All preferred stock is non-voting.
(2)	Preferred shares are convertible at any time. Figures are adjusted for a 1-for-5 reverse stock split of the Company’s common stock, effective August 7, 2007.
(3)	Redeemable at $10.50 per share in accordance with the terms and conditions of the preferred stock certificate of designation.
(4)	Redeemable at $10.00 per share whenever the Company’s common stock price exceeds certain defined criteria and other terms and conditions of the preferred stock certificate of designation.

Upon the Company’s call for redemption, the holders of the preferred stock called for redemption will have the option to convert each share of preferred stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by the Company in its sole discretion. Preferred stock not converted would be redeemed. Class G shares have no redemption “call” price.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing, among other rights and preferences, class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Stock Compensation Plans

The Company has a 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents. All outstanding incentive stock options granted under the prior 1997 Stock Options Plan continue until all agreements have expired. There are 15,000,000 shares of common stock reserved for issuance through restricted stock, non-qualified stock option awards and incentive stock option awards.

The Company also has a 2000 Non-employee Directors Stock Compensation Plan, which permits the issuance of restricted stock and stock options for 5,000,000 shares of common stock to non-employee directors.

Both the 1999 Stock Compensation Plan and the 2000 Non-employee Directors Stock Compensation Plan provide that the term of each award be determined by the Board of Directors. Under the plans, the exercise price of incentive stock options may not be less than the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed seven years from the award date.

Restricted Stock

The following table sets forth a summary of restricted stock activity for the years ended December 31:

	Number of Restricted Shares			Weighted-Average Grant Date Fair Value
	2012	2011	2010	2012	2011	2010
Outstanding and not vested, January 1	270,545	207,625	—	$2.13	$1.94	$—
Granted	472,001	110,294	257,625	2.39	2.72	1.95
Forfeited	(333)	(500)	—	(1.85)	(1.85)	—
Vested	(165,780)	(46,874)	(50,000)	2.33	2.70	2.00

Outstanding and not vested, December 31	576,433	270,545	207,625	$2.29	$2.13	$1.94

Using the weighted average stock price of $2.41, $3.33, and $1.99, respectively, on December 31, 2012, 2011 and 2010, the number of restricted shares outstanding with an intrinsic value was 174,721, 269,840, and 117,603, respectively, with an intrinsic value of $710, $575, and $234, respectively.

Stock Options

Stock option activity is as follows for the years ended December 31:

	Options			Weighted-Average Exercise Price
	2012	2011	2010	2012	2011	2010
Outstanding, January 1	2,869,556	2,822,636	908,517	$2.81	$2.73	$4.97
Granted	403,239	297,454	2,006,086	3.42	2.84	1.82
Exercised	—	(30,416)	—	—	1.82	—
Cancelled	(82,208)	(217,068)	(85,967)	1.71	1.71	3.79
Expired	(13,400)	(3,050)	(6,000)	6.22	17.01	23.75

Outstanding, December 31	3,177,187	2,869,556	2,822,636	$2.90	$2.81	$2.73

The weighted average grant date fair value of options granted during the years ended December 31, 2012, 2011, and 2010 was $2.26, $1.97, and $1.33, respectively. Options exercisable at December 31, 2012, 2011, and 2010 were 2,345,553, 1,564,825, and 832,636, respectively. The weighted average price of exercisable options for the years ended December 31, 2012, 2011, and 2010 was $3.11, $3.57, and $5.02, respectively. The total fair value of stock options vested at December 31, 2012 and 2011 was $5,981 and $4,816, respectively. The Company issues new shares when stock options are exercised.

Options outstanding and exercisable as of December 31, 2012 are as follows:

	Outstanding			Exercisable
	Options	Weighted-Average
Range of Exercise Prices		Exercise Price	Remaining Contractual Life-Years	Options	Weighted-Average Exercise Price
$0.96 to $3.85	2,684,787	$2.14	4.29	1,853,153	$2.07
4.25 to 6.90	151,680	6.19	1.85	151,680	6.19
7.00 to 8.60	334,820	7.36	1.59	334,820	7.36
9.25 to 10.00	5,900	9.50	1.27	5,900	9.50

$0.96 to $10.00	3,177,187	$2.90	3.88	2,345,553	$3.11

A summary of the changes in the Company’s nonvested options during the year ended December 31, 2012 are as follows:

	Options	Weighted-Average Grant Date Fair Value
Nonvested, December 31, 2011	1,304,731	$1.39
Granted	403,239	2.26
Vested	(780,728)	1.49
Cancelled	(82,208)	1.25
Exercised	—	—
Expired	(13,400)	4.86

Nonvested, December 31, 2012	831,634	$1.68

Using the closing stock price of $1.65, $3.23, and $2.84, respectively, on December 31, 2012, 2011 and 2010, the number of options outstanding with an intrinsic value was 1,293,441, 2,330,093, and 2,160,386, respectively, with an intrinsic value of $2,067, $4,353, and $3,675, respectively.

Using those same closing stock prices of $1.65, $3.23, and $2.84, respectively, on December 31, 2012, 2011 and 2010, the numbers of options exercisable was 942,544, 1,057,725, and 295,486, respectively, with an intrinsic value of $1,498, $2,031, and $494, respectively.

There were 0, 30,416, and 0 options exercised and therefore the intrinsic value of options exercised in 2012, 2011 and 2010 amounted to $0, $55, and $0, respectively. The total tax benefit realized from the stock option exercised was $27 for the year ended December 31, 2011.

Stock Warrants

Stock warrants activity is as follows for the years ended December 31:

	Outstanding			Weighted-Average Exercise Price
	2012	2011	2010	2012	2011	2010
Outstanding, January 1	255,724	422,444	1,668,273	$2.80	$4.03	$6.56
Granted	—	—	43,150	—	—	1.80
Exercised	—	(13,800)	—	—	3.00	—
Forfeited	—	(152,920)	(1,288,979)	—	6.17	7.23

Outstanding, December 31	255,724	255,724	422,444	$2.80	$2.80	$4.03

The weighted-average grant-date fair value of warrants granted during the year ended December 31, 2010 was $1.31. During the year ended December 31, 2010, the Company issued 43,150 five-year warrants in lieu of cash for preferred stock dividends with a weighted average exercise price of $1.80. These warrants were valued at $56 using the Black Scholes pricing model.

Warrants outstanding and exercisable as of December 31, 2012, are as follows:

		Weighted-Average
Range of Exercise Prices	Warrants	Remaining Contractual Life	Exercise Prices
$ 1.80 to $1.80	43,150	2.36	$1.80
3.00 to 3.00	212,574	0.99	3.00

$ 1.80 to $3.00	255,724	1.14	$2.80

The fair value of stock warrants is the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions (see Note 1):

	2012		2011		2010
Risk-free interest rate		*		*	2.53%
Expected life		*		*	5 years
Expected volatility		*		*	95%
Expected dividend rate		*		*	—%

*	- no warrants were issued this period

NOTE 13—Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has three operating segments: (1) Field Services Segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit Segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master system operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV, and (3) Engineering, Energy & Construction Segment (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, mostly done on a project basis. The MBCorp Segment includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization. Segment disclosures are provided to the extent practicable under the Company’s accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

The EE&C business activity, which was acquired in September 2011, with its emphasis on design and construction, is materially different from the Company’s previous lines of business, which lead to a change in our segment reporting. As part of this change, the Company added EE&C Segment and realigned the FS Segment to be all types of installation services. As part of this realignment certain construction activities previously included in the MDU segment were moved to the newly created EE&C Segment.

Segment disclosures are as follows:

Year Ended December 31, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$255,205	$27,656	$11,078	$—	$293,939
Income (loss) from operations	9,767	898	(1,305)	(2,419)	6,941
Income (loss) before income taxes	7,626	652	(1,133)	(4,270)	2,875
Identifiable assets from continuing operations	85,622	8,588	3,831	40,585	138,626
Identifiable assets from discontinued operations	1,848	—	—	—	1,848
Depreciation and amortization	3,337	2,148	181	935	6,601
Capital expenditures	602	153	355	2,694	3,804
Interest expense	(2,224)	(245)	(5)	(1,224)	(3,698)
Interest income	11	2	—	19	32
Income tax provision (benefit)	1,457	(615)	(771)	(2,384)	(2,313)
Income (loss) from continuing operations	6,169	1,267	(362)	(1,886)	5,188
Income (loss) from discontinued operations, net of tax	(4,156)	—	—	1,574	(2,582)

Year Ended December 31, 2011	FS	MDU	EE&C	MBCorp	Total
Revenues	$271,984	$21,007	$7,195	$—	$300,186
Income (loss) from operations	23,230	(2,827)	701	(6,419)	14,685
Income (loss) before income taxes	21,217	(3,030)	865	(8,397)	10,655
Identifiable assets	102,150	8,844	3,165	27,443	141,602
Depreciation and amortization	3,514	2,538	62	643	6,757
Capital expenditures	212	782	27	699	1,720
Interest expense	(2,199)	(245)	(2)	(1,392)	(3,838)
Interest income	—	3	—	32	35
Income tax provision (benefit)	7,616	(1,109)	(4)	(2,892)	3,611

Year Ended December 31, 2010	FS	MDU	EE&C	MBCorp	Total
Revenues	$242,592	$21,663	$1,339	$—	$265,594
Income (loss) from operations	20,707	(2,550)	242	(4,730)	13,669
Income (loss) before income taxes	18,133	(2,810)	242	(5,987)	9,578
Identifiable assets	82,244	11,118	—	18,338	111,700
Depreciation and amortization	4,702	2,965	—	631	8,298
Capital expenditures	99	855	—	350	1,304
Interest expense	(2,678)	(265)	—	(1,259)	(4,202)
Interest income	6	—	—	2	8
Income tax provision (benefit)	167	—	—	(5,283)	(5,116)

NOTE 14 —Income Taxes

Components of provision for (benefit from) income taxes for 2012, 2011 and 2010 are:

	2012
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$(76)	$549	$473
Deferred	(582)	(2,204)	(2,786)

Total	$(658)	$(1,655)	$(2,313)

	2011
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$2,334	$1,382	$3,716
Deferred	373	(478)	(105)

Total	$2,707	$904	$3,611

	2010
Provision for (Benefit From) Income Taxes	Federal	State	Total
Current	$1,343	$1,036	$2,379
Deferred	(6,947)	(548)	(7,495)

Total	$(5,604)	$488	$(5,116)

Income tax computed at the federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2012	2011	2010
Federal statutory tax provision (benefit) rate	34.0%	34.0%	34.0%
State tax, net of federal tax benefit	(38.3)	5.3	5.3
Other	(3.8)	3.1	3.7
Change in valuation allowance	(72.4)	(8.5)	(96.4)

Effective tax rate	(80.5)%	33.9%	(53.4)%

The state tax expense (benefit) reported is due to some of the subsidiaries having taxable income in states where the state requires filing separate company income tax returns instead of filing on a consolidated basis with members of the consolidated group. Other state tax expense is associated with the tax liability being calculated off of gross receipts, capital, or some other non-income method of computation.

The Company assesses the potential realization of net deferred tax assets on an annual basis, or on an interim basis if the circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company would adjust its valuation allowance in the period the determination was made. The Company considers projected future taxable income and ongoing tax planning strategies then records a valuation allowance to reduce the carrying value of the net deferred taxes for amounts that are unable to be realized.

During the year ended December 31, 2012, the Company released $4,186 of its valuation allowance against the deferred tax asset related to net operating losses based upon its assessment of all available evidence, including previous years’ income, estimates of future profitability and the overall prospects of its future business. Additionally, during the year ended December 31, 2012, the Company increased its valuation allowance by $634 to provide a full valuation against the deferred tax asset related to the capital losses incurred from the sale of shares previously held in WPCS International, Inc. as the Company believes it is not more-likely-than-not to realize the benefit of the deferred tax asset.

At December 31, 2012 and 2011, the valuation allowance was $1,067, and $4,619, respectively. The decrease in the valuation allowance was $3,552, $420, and $8,669, for the years ended December 31, 2012, 2011 and 2010, respectively. The change in the valuation allowance shown in the effective tax rate reconciliation reflects only the current year’s activity and does not include any adjustments or purchase accounting entries.

Components of net deferred income taxes are as follows at December 31:

	2012	2011
Deferred income tax assets:
Net operating and capital loss carryforwards	$9,711	$10,357
Stock-based compensation/compensation accruals	2,554	2,089
Accrued liabilities/reserves	4,851	4,939

Total deferred income tax assets	17,116	17,385
Less valuation allowance	(1,067)	(4,619)

	16,049	12,766
Deferred income tax liabilities:
Amortization of intangibles and goodwill, including impairment	2,479	4,033
Depreciation	1,440	737

Total deferred income tax liabilities	3,919	4,770

Net deferred income tax assets	$12,130	$7,996

Net deferred income tax assets recorded on the balance sheet:
Current	$6,691	$6,862
Long-term	5,439	1,134

Total net deferred income tax assets recorded on the balance sheet	$12,130	$7,996

The Company has federal net operating losses of $47,461 and state net operating losses of approximately $45,966, at December 31, 2012, which, if not used, will expire from 2013 - 2032 . Changes in the stock ownership of the Company have placed limitations on the use of these net operating loss carryforwards (NOLs). The Company has performed an Internal Revenue Code (IRC) Section 382 study and determined that a total of five ownership changes had occurred since 1999. As a result of these ownership changes, the Company’s ability to utilize its net operating losses is limited. Federal net operating losses are limited to a total of $19,927, consisting of annual amounts of $9,909 in 2013 and $1,101 per year for each of the years 2014-2022 and then $109 in 2023. State net operating losses are limited to a total of approximately $44,505 . We believe that $27,534 of federal net operating losses and $1,461 of state net operating losses will expire unused due to IRC Section 382 limitations. These limitations could be further restricted if additional ownership changes occur in future years. The amount of the deferred tax asset associated with the net operating losses that will expire due to the IRC Section 382 limitation is not included in net deferred tax assets.

For income tax purposes, the Company has the following net operating loss carryforwards at December 31, 2012:

Year of Expiration	Federal Net Operating Loss	State Net Operating Loss
2013	$—	$1,263
2014	—	1,335
2015	—	2,058
2016	—	1,435
2017	—	4,071
2018	—	3,352
2019	—	2,546
2020	—	2,181
2021	4,217	1,275
2022	2,600	1,960
2023	—	2,808
2024	1,698	1,113
2025	4,138	7,024
2026	5,248	3,885
2027	20,686	5,210
2028	8,874	685
2029	—	1,599
2030	—	1,011
2031	—	953
2032	—	202

	$47,461	$45,966

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. As of December 31, 2012, we did not have any material uncertain tax positions.

It is our practice to recognize interest and penalties related to income tax matters as a component of income tax expenses on the consolidated statement of income.

We are subject to income taxes in the U.S. federal jurisdiction, and various state jurisdictions. Tax regulations from each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 1999. Typically the statute of limitations is 3 years for the federal and 5 years for the state tax returns. Multiband’s statutes are open back to 1999 due to net operating losses available from those years. We are not currently under examination by any taxing jurisdiction.

We had no significant unrecognized tax benefits as of December 31, 2012 and 2011 that would reasonably be expected to affect our effective tax rate during the next twelve months.

NOTE 15—Supplemental Cash Flows Information

	2012	2011	2010
Cash paid for interest, net of amortization of OID and interest discount	$3,536	$3,487	$4,008
Cash paid for federal and state income taxes	625	478	5,325
Non-cash investing and financing transactions:
Reduction of debt by other receivable for legal fees paid on behalf of DirecTECH	3	294	175
Purchase of property and equipment with the increase in capital lease obligations	2,436	251	393
Purchase of intangible assets with the issuance of common stock and short-term notes payable	—	—	163
Intrinsic value of preferred dividends	100	12	2
Conversion of preferred into common stock	100	10,024	2
Interest paid with the issuance of common stock	—	—	3
Increase in prepaid expense and other assets via short-term debt issued	4,640	10,450	8,806
Conversion of accrued dividends into common stock	150	625	902
Reduction of long-term debt via offset against life insurance proceeds	—	49	—
Payment of accrued interest with the issuance of common stock	—	1	—
Reduction of accrued expenses with the issuance of stock options	258	170	113
Reduction of short-term debt with other receivables	—	500	—
Purchase of land and building via increase in long-term debt	3,802	—	—
Increase in prepaid expense with the increase in long-term debt	—	—	36
Warrants issued for dividends	—	—	56
Common stock issued for incentive bonuses	229	2	—
Common stock issued for deferred financing fees	—	—	181
Common stock issued for services and revenue share payments	—	—	62

NOTE 16—Retirement Savings Plan

The Company has a 401(k) profit sharing plan covering substantially all full-time employees. Employee contributions are limited to the maximum amount allowable by the IRC. The Company may match certain employee contributions or make additional contributions to this plan at its discretion. The Company’s total contribution expense was $651, $0, and $0 in 2012, 2011, and 2010, respectively, which is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

NOTE 17—Commitments and Contingencies

Operating leases—buildings

The Company has various operating leases for its warehouse and certain office facilities with lease terms expiring at various dates through October 2017. Many leases have renewal options of varying terms. The monthly base rents range from approximately $196 to $200. The leases contain provisions for payments of real estate taxes, insurance and common area costs.

Total rent expense for the years ended December 31, 2012, 2011 and 2010 including common area costs and real estate taxes was approximately $2,823, $2,616, and $2,482, respectively, which are included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Future minimum rental payments are as follows for the years ending December 31:

Year	Amount
2013	$2,090
2014	1,475
2015	1,203
2016	710
2017	181
Thereafter	—

$5,659

Operating leases—vehicles

The Company leases substantially all of its fleet vehicles under operating leases from one lessor. Each lease commences upon the in-service date of the vehicle and requires scheduled lease payments to be paid monthly for one year. After one year, the Company has the option to renew the lease as open ended or surrender the leased vehicle to the lessor to be sold. If the net proceeds of such sale exceed the vehicle’s then depreciated value, the Company receives the benefit of such excess. If there is a deficiency upon such sale, then the Company is required to pay the deficiency as additional rent to lessor. For the years ended December 31, 2012, 2011, and 2010, the Company recognized a gain on the sale of vehicles of $3,022, $1,217, and $762, respectively, which is included in costs of products and services in the accompanying consolidated statements of income. For the years ended December 31, 2012, 2011, and 2010, the Company’s operating lease expense under this lease totaled approximately $15,719, $9,330, and $7,912, respectively, which is included in costs of products and services in the accompanying consolidated statements of income. In addition, the Company has a security deposit with the lessor in the amount of $1,098 and $1,701 which is included in other assets in the accompanying consolidated balance sheets at both December 31, 2012 and December 31, 2011, respectively.

Future minimum rental payments for all vehicles put in service in 2012 for the year ended December 31, 2012 are $2,646 and are all due in 2013.

Significant Relationship

The Company is a master agent for DIRECTV pursuant to a master system operator (MSO) agreement dated August 2011. The initial term of the agreement is four years. The initial term will automatically renew thereafter for additional, individual one -year periods, unless either the Company or DIRECTV gives written notice of non-renewal at least ninety (90) days in advance of expiration of the then-current term. Under the agreement the Company is required to ensure that its system operators meet minimum technical DIRECTV system standards so that the system operator subscribers may properly receive DIRECTV programming services. The Company must also maintain a minimum number of paying video subscribers in its system operator network. In October 2012, the initial term of the agreement was extended to a term of five years and the agreement now expires in August 2016.

The Company also has a separate home service provider agreement with DIRECTV ending October 15, 2016 which provides for the installation and servicing of DIRECTV satellite television services to residents of single family homes. The term of this agreement will automatically renew as of October 15, 2016 for additional one year periods unless either the Company or DIRECTV gives written notice of termination at least 90 days in advance of expiration of the then current term.

Termination of the Company’s DIRECTV agreements would have a material adverse impact on the Company’s on-going operations. Revenues generated from DIRECTV amounted to 86.3%, 95.6%, and 99.0% of total revenue in 2012, 2011 and 2010, respectively. Amounts receivable from DIRECTV represented 71.2% and

82.4% of total accounts receivable as of December 31, 2012 and 2011, respectively. The Company purchases a substantial portion of its inventory from DIRECTV. DIRECTV is the only supplier of the major components (i.e., dishes and receivers) used in FS segment installations. The total accounts payable to DIRECTV, related to inventory supplied by DIRECTV, was $10,558 and $23,480 at December 31, 2012 and 2011, respectively.

Legal proceedings

The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business. The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred. The Company has recorded $71 and $3,072 of accrued liabilities in the accompanying consolidated balance sheets at December 31, 2012 and 2011, respectively, for claims and known and potential settlements and legal fees associated with existing litigation.

In December 2009, the U.S. Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc. (DTHC) and its Employee Stock Ownership Plan (ESOP). The Company was not named in this complaint. In May 2011, three of these individuals settled the complaint with the DOL (upon information and belief, some of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8,600 and those same individuals have filed suit against the Company for advancement of expenses and or reimbursement of liabilities. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and the Company itself.

Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013 meaning the matter may proceed to arbitration. Based on the summary judgment ruling favorable to the Company, management determined that it was appropriate to reverse a $1,800 related legal reserve as of June 30, 2012, which is included in selling, general and administrative expenses in the consolidated statement of income for the twelve month period ended December 31, 2012.

The Company has denied all requests for indemnification of legal fees and/or reimbursement of liabilities in this matter for, in part, the following reasons: 1) similar indemnification agreements have been declared illegal under Federal law by a California federal appeals court; and 2) the Company has no obligation to indemnify DTHC individual shareholder conduct.

The ultimate outcome of the matter is uncertain. The Company, based in part on outside counsel’s assessment, believes it has solid grounds to appeal the federal judge’s decision overturning the arbitrator’s summary judgment award and has filed a notice of appeal with the sixth circuit court of appeals. Depending on the outcome of the appeal and a potential arbitration hearing, the Company’s reasonable estimate of this potential liability is a range between zero and nine million dollars with no amount in that range a better estimate than any other amount. Accordingly, no amount has been accrued by the Company for this potential liability as of December 31, 2012. In future periods, the Company will continue to assess its potential exposure in the matter pursuant to the applicable financial accounting standards until the matter is resolved.

Pending Acquisition

On July 9, 2012, the Company entered into an Acquisition Agreement (Agreement) with MDU Communications International, Inc. (MDUC), a Delaware corporation. Upon the terms and subject to the conditions set forth in the Agreement, MDUC will merge with and into a wholly owned subsidiary of Multiband, (MBSUB), with MDUC continuing as the surviving corporation (Merger). MDUC would then be a wholly owned subsidiary of the Company.

On December 18, 2012, the Company announced that it had reached a conceptual agreement to amend the the terms of the Agreement with MDUC. The terms of the Agreement would be amended to extend the deadline for completion of the acquisition from December 31, 2012 to February 28, 2013. Under the proposed terms of the amendment, the Company would acquire 100% of the outstanding stock of MDUC by issuing $12,900 of a convertible, redeemable, three year, cumulative preferred stock instrument which would convert to common stock under certain conditions at $4.00 per share. The preferred stock would carry a cumulative dividend coupon rate of 6.25% with dividends paid quarterly in cash. The preferred stock will be redeemable, in whole or in part, in cash, at par, (i) at any time within three years at the Company’s discretion, or (ii) upon closing of a material financing of at least $30,000, subject to any necessary Company lender consent. In addition, MDUC’s current senior debt facility would need to be extended on terms satisfactory to the Company. Subsequently, in spite of the fact that the February 28, 2013 deadline has now expired, the Company and MDUC are continuing to discuss the completion of this transaction as soon as practical.

Short-term financing

During 2012, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $4,241 for workers’ compensation. This financing agreement carried an interest rate of 3.25% and required monthly payments of principal and interest of $394 through December 2012. As of December 31, 2012, the financing agreement was paid in full.

During 2011, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $9,859 for workers’ compensation, business and auto insurance. This financing agreement carried an interest rate of 5.7% and required monthly payments of principal and interest of $1,012 through November 2011. As of December 31, 2011, the financing agreement was paid in full.

Subsequent to December 31, 2012, on January 3, 2013, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,062 for workers’ compensation, business and auto insurance. This financing agreement carries an interest rate of 3.5% and requires monthly payments of principal and interest of $747 through December 2013.

Other Concentrations

The Company has a union contract covering 757 full and part-time technicians (which represents approximately 24% of its labor force) employed by MBFS at its Illinois, Indiana, Iowa, Kentucky (excluding Maysville) and Ohio (excluding Columbus) facilities which expires on May 11, 2013. The Company also has a contract with 68 union employees at its Boston South location which expires on November 14, 2014. The Company utilizes a contractor base for seasonality and work overflow but it cannot be certain that it could cover all jobs during a work outage, if one should occur. A reduction in productivity in any given period or our inability to meet guaranteed schedules may adversely affect our profitability; however, we have never experienced any employment-related work stoppages and consider our employee relations to be good.

NOTE 18—Related Party Transactions

In February 2013, the Company entered into an unsecured short-term promissory note payable in the amount of $1,000 with J. Basil Mattingly, a Vice President of the Company. The note carries an interest rate of 5% per annum and is due February, 2014. This note was paid in full on March 20, 2013.

In June 2012, the Company entered into an unsecured short-term promissory note payable in the amount of $700 with Frank Bennett, a director of the Company. The balance at December 31, 2012 was $600. The note carried an interest rate of 8.5% per annum and payment of its remaining balance as of December 31, 2012 was extended to April 23, 2013, at which time it is due and payable in full.

In 2011, the Company redeemed 50,000 shares of preferred series E stock for $500 cash to director Eugene Harris.

In 2011, the Company redeemed 145,000 shares of preferred series E stock for $1,450 cash to director Frank Bennett.

The Company paid $0 and $48 of preferred series E stock dividends to director Eugene Harris for the years ended December 31, 2012 and 2011, respectively. Payment for dividends was in the form of cash and warrants.

The Company paid $0 and $139 of preferred stock dividends to director Frank Bennett for the years ended December 31, 2012 and 2011, respectively. Payment for dividends was in the form of cash, common stock and warrants.

The above transactions were approved by the disinterested members of the Company’s audit committee.

The Company leases principal offices located at 2000 44th Street SW, Fargo, ND 58013. The Fargo base rate is $22 per month. The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

NOTE 19—Discontinued Operations

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition.

The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented. The operation was previously included in our FS segment. The financial results of the business included in discontinued operations are as follows:

	2012	2011	2010
Revenues	$11,685	$—	$—

Loss from discontinued operations before income taxes	$(4,156)	$—	$—
Income tax benefit	1,574	$—	$—

Loss from discontinued operations, net of tax	$(2,582)	$—	$—

The assets of the discontinued operations are presented separately in the accompanying balance sheets at December 31, 2012 and 2011 and consist of the following:

	2012	2011
Current assets—discontinued operations	$1,467	$—
Long-term assets—discontinued operations	381	—

Total assets	$1,848	$—

NOTE 20—Subsequent Events

On May 21, 2013, the Company entered into an Agreement and Plan of Merger, dated as of May 21, 2013 (the Merger Agreement), with Goodman Networks Incorporated (Goodman or Parent) and Manatee Merger Sub Corporation, a wholly-owned subsidiary of Parent (Merger Sub). The Merger was approved and the Merger Agreement was adopted by the Company’s shareholders at a special meeting held on August 29, 2013. On August 30, 2013 (the Effective Time), Merger Sub merged with and into Multiband, with Multiband continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent (the Merger).

Pursuant to the Merger Agreement, at the Effective Time:

•	each issued and outstanding share of common stock, no par value per share (the Common Stock), of Multiband was converted into the right to receive $3.25 in cash, without interest (Common Share Merger Consideration) upon surrender of the certificate representing such share of Multiband Common Stock in the manner provided in the Merger Agreement;

•	each share of Multiband Class A, Class C and Class F convertible preferred stock outstanding immediately prior to the Effective Time was converted into the right to receive $10.50, $10.00 or $10.00, respectively, per share in cash, plus applicable accrued and unpaid dividends, if any, without interest, upon surrender of the certificate representing such share of Multiband preferred stock in the manner provided in the Merger Agreement;

•	each Director Option outstanding immediately prior to the Effective Time vested in full and was converted into the right to receive a cash payment equal to the excess, if any, of $3.25 over the per share exercise price of the applicable Director Option, without interest, less applicable withholding taxes;

•	each outstanding share of restricted stock held by Multiband employees and directors under any Company stock plan vested in full and was cancelled in exchange for the right to receive $3.25 in cash, without interest, less applicable withholding taxes;

•	each outstanding warrant, pursuant to a warrant termination agreement, was cancelled in exchange, on a per share basis, for an amount equal to the excess, if any, of $3.25 over the per share exercise price of the warrant, without interest, less applicable withholding taxes; and

•	each Employee Option outstanding immediately prior to the Effective Time, was purchased by the Company pursuant to the Company’s tender offer that expired at 5:00 p.m., Central Time, on August 29, 2013, in exchange for the right to receive a cash payment per share equal to the greater of: (i) if a positive number, the excess of $3.25 over the exercise price of the applicable Employee Option for Employee Options, or (ii) $0.50 per Employee Option for Employee Options.

In connection with the Merger, all of the directors of the Company resigned from their directorships of the Company effective as of the closing of the Merger. As of the Effective Time and pursuant to their respective employment agreements and the Merger Agreement, James L. Mandel and Steven M. Bell became the Chief Executive Officer and Chief Financial Officer, respectively, of the surviving corporation, which employment agreements became effective upon the closing of the Merger.

As of the Effective Time, the Articles of Incorporation of the Company were amended and restated in their entirety. In addition, as of the Effective Time, the bylaws of the Company were amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

Upon the Effective Time, the Company notified The NASDAQ Stock Market LLC (NASDAQ) of the consummation of the Merger, and that, pursuant to the Merger Agreement, each outstanding share of Common Stock, was cancelled and converted into the right to receive the Common Share Merger Consideration. Pursuant to the Company’s written request to NASDAQ, the listing of the Common Stock on The NASDAQ Capital Market terminated immediately after the close of trading on August 30, 2013. NASDAQ filed with the Commission a notification of removal from listing on Form 25 with respect to the Common Stock on August 30, 2013.

On September 16, 2013, the Company filed a certification and notice of termination on Form 15 with the Commission requesting that the Common Stock be deregistered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and that the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Effective September 20, 2013, the Company converted its subsidiary Multiband Engineering and Wireless, Midwest, Inc. into a Texas corporation named “Multiband EWM, Inc.” and reincorporated by merger its subsidiary Multiband Engineering and Wireless, Southeast, Inc. into a Texas corporation named “Multiband EWS, Inc.”

The Company has evaluated subsequent events through April 1, 2013, the date the financial statements were originally issued and has also evaluated subsequent events through October 23, 2013, the date the revised consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements except the above mentioned matters.

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
REVENUES	$73,482	$67,030	$143,929	$136,495

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	53,958	49,540	104,995	100,186
Selling, general and administrative	15,255	14,743	31,350	32,353
Depreciation and amortization	1,532	1,679	3,090	3,304

Total costs and expenses	70,745	65,962	139,435	135,843

INCOME FROM OPERATIONS	2,737	1,068	4,494	652

OTHER EXPENSE
Interest expense	(582)	(925)	(1,416)	(1,836)
Write-off of deferred financing costs	—	—	(1,029)	—
Interest income	4	7	9	13
Losses attributable to available-for-sale securities	—	(290)	—	(581)
Other income	16	19	28	45

Total other expense	(562)	(1,189)	(2,408)	(2,359)

INCOME (LOSS) BEFORE INCOME TAXES	2,175	(121)	2,086	(1,707)
PROVISION FOR (BENEFIT FROM) INCOME TAXES	930	(115)	892	(552)

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,245	(6)	1,194	(1,155)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1,435)	(147)	(1,997)	(351)

NET LOSS	(190)	(153)	(803)	(1,506)
Preferred stock dividends	126	67	194	235

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(316)	$(220)	$(997)	$(1,741)

INCOME (LOSS) PER COMMON SHARE—BASIC:
CONTINUING OPERATIONS	$0.05	$—	$0.04	$(0.06)

DISCONTINUED OPERATIONS	$(0.06)	$(0.01)	$(0.09)	$(0.02)

NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.05)	$(0.08)

INCOME (LOSS) PER COMMON SHARE—DILUTED:
CONTINUING OPERATIONS	$0.05	$—	$0.04	$(0.06)

DISCONTINUED OPERATIONS	$(0.06)	$(0.01)	$(0.08)	$(0.02)

NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.04)	$(0.08)

Weighted average common shares outstanding—basic	21,828,858	21,796,091	21,789,855	21,770,066

Weighted average common shares outstanding—diluted	22,902,796	21,796,091	22,701,954	21,770,066

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands)

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
CURRENT ASSETS
Cash and cash equivalents	$327	$18,056
Accounts receivable, net	25,819	18,845
Inventories	9,384	11,444
Costs and estimated earnings in excess of billings on uncompleted contracts	2,489	1,540
Prepaid expenses and other	6,551	1,181
Income tax receivable	688	621
Deferred tax assets	7,219	6,691
Current assets—discontinued operations	582	1,467

Total Current Assets	53,059	59,845

PROPERTY AND EQUIPMENT, NET	11,153	11,892

OTHER ASSETS
Goodwill	37,796	37,796
Intangible assets, net	9,588	10,987
Restricted cash—certificate of deposit	1,682	1,682
Insurance collateral	11,693	10,899
Other assets	1,238	1,553
Deferred tax assets	5,439	5,439
Long-term assets—discontinued operations	329	381

Total Other Assets	67,765	68,737

TOTAL ASSETS	$131,977	$140,474

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(In Thousands, Except Share and Liquidation Preference Amounts)

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
CURRENT LIABILITIES
Checks drawn in excess of available bank balances	$1,440	$—
Line of credit	1,205	—
Insurance premium financing	4,424	—
Short-term debt	374	280
Related party debt	—	600
Current portion of long-term debt	4,251	17,396
Current portion of capital lease obligations	836	857
Accounts payable	23,289	24,075
Billings in excess of costs and estimated earnings on uncompleted contracts	32	68
Accrued liabilities	21,854	21,094
Deferred service obligations and revenue	296	361
Current liabilities—discontinued operations	1,221	—

Total Current Liabilities	59,222	64,731
LONG-TERM LIABILITIES
Accrued liabilities	6,458	6,982
Long-term debt, net of current portion	18,331	20,458
Capital lease obligations, net of current portion	1,240	1,630

Total Liabilities	85,251	93,801
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (12,696 shares issued and outstanding, $133,308 liquidation preference)	191	191
10% Class C (109,000 shares issued and outstanding, $1,090,000 liquidation preference)	1,411	1,411
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (0 and 10,000 shares issued and outstanding, $0 and $100,000 liquidation preference)	—	41
Common stock, no par value (21,885,056 and 21,648,459 shares issued and outstanding)	117,866	116,775
Accumulated deficit	(74,242)	(73,245)

Total Stockholders’ Equity	46,726	46,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,977	$140,474

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Six Months Ended June 30,
	2013	2012
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net loss	$(803)	$(1,506)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	3,090	3,488
Amortization and expense related to debt issuance costs	945	18
Amortization of original issue discount	—	48
Gain on sale of property and equipment	(35)	(81)
Other-than-temporary impairment loss on available-for-sale securities	—	581
Change in allowance for doubtful accounts receivable	169	128
Stock based compensation expense	769	909
Deferred income taxes	(528)	(777)
Changes in operating assets and liabilities:
Accounts receivable	(6,258)	2,489
Costs and estimated earnings in excess of billings on uncompleted projects	(949)	(541)
Inventories	2,060	4,232
Prepaid expenses and other	3,449	849
Income tax receivable	(67)	—
Insurance collateral	(794)	(2,345)
Other assets	1,161	623
Checks drawn in excess of available bank balances	1,440	—
Accounts payable and accrued liabilities	1,540	(11,280)
Billings in excess of costs and estimated earnings on uncompleted projects	(36)	(4)
Deferred service obligations and revenue	(65)	(1,167)

Net cash flows from operating activities	5,088	(4,336)

INVESTING ACTIVITIES
Purchases of property and equipment	(840)	(1,662)
Purchases of intangible assets	(57)	(744)
Proceeds from purchase of land and building	—	685
Proceeds from sales of available-for-sale securities	—	141
Increase in restricted cash—certificate of deposit	—	(1,682)
Proceeds from sale of property and equipment	75	43
Collections on notes receivable	3	2

Net cash flows from investing activities	(819)	(3,217)

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Continued

	Six Months Ended June 30,
	2013	2012
	(unaudited)	(unaudited)
FINANCING ACTIVITIES
Borrowings on line of credit	$27,166	$—
Payments on line of credit	(25,961)	—
Payments for debt issuance costs	(2,257)	—
Payments on long-term debt	(35,271)	(88)
Payments on capital lease obligations	(454)	(244)
Payments on related parties debt	(600)	—
Payments on short-term debt	(4,727)	(2,217)
Payments on common stock repurchased	—	(22)
Proceeds from related parties debt	—	700
Proceeds from long-term debt	20,000	—
Payment of preferred stock dividends	(40)	(55)
Exercise of options	151	—
Stock issuance costs	(5)	(5)

Net cash flows from financing activities	(21,998)	(1,931)

DECREASE IN CASH AND CASH EQUIVALENTS	(17,729)	(9,484)
CASH AND CASH EQUIVALENTS—Beginning of Period	18,056	18,169

CASH AND CASH EQUIVALENTS—END OF PERIOD	$327	$8,685

Cash paid for interest, net of amortization of OID	$1,875	$1,755
Net cash paid (refunded) for federal and state income taxes	163	(511)
Non-cash investing and financing transactions:
Intrinsic value of preferred dividends	59	—
Conversion of accrued dividends into common stock	75	100
Conversion of preferred stock into common stock	100	100
Increase in prepaid expenses via short-term debt issued	8,356	4,357
Reduction in debt by other receivable	—	3
Reduction of accrued expenses with the issuance of stock options	—	258
Purchase of land and building via mortgage assumed	—	3,803
Purchase of property and equipment with the increase in capital lease obligations	43	374

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 AND 2012

(In Thousands, Except for Shares and Per Share Amounts)

NOTE 1—Unaudited Consolidated Financial Statements

The information furnished in this report is unaudited and reflects all adjustments which are normal recurring adjustments and, which in the opinion of management, are necessary to fairly present the operating results for the interim periods. The operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for the full fiscal year. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, previously filed with the Securities and Exchange Commission.

Our cash flow statement as originally filed with the SEC on August 14, 2013 identified cash flow from discontinued operations separately by category and in total within the statement of cash flows. As a result of our acquisition by Goodman Networks Incorporated, we changed our presentation to conform to the accounting policy of our parent company, which is to include cash flows from discontinued operations within each cash flow category and not separately present them.

NOTE 2—Summary of Significant Accounting Policies

A detailed description of our significant accounting policies can be found in our most recent Annual Report filed on Form 10-K for the year ended December 31, 2012. There were no material changes in significant accounting policies during the quarter ended June 30, 2013.

Accounts Receivable

The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible amounts based upon factors surrounding the credit risk of specific customers and other information. For the MDU and FS segments, the Company has concentrations of credit risk with 75.8% and 71.2% of accounts receivable at June 30, 2013 and December 31, 2012, respectively, due from one customer (see Note 6). Invoices are due 30 days after presentation. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. Accounts receivable are shown on the accompanying condensed consolidated balance sheets net of an allowance for uncollectible amounts of approximately $778 at June 30, 2013 and $609 at December 31, 2012.

Debt Issuance Costs

The Company capitalized $2,257 and $0 of debt issuance costs during the six months ended June 30, 2013 and 2012, respectively. The Company amortizes the debt issuance costs under the effective interest method over the life of the related debt instrument. Amortization totaled $116 for both the three and six months ending June 30, 2013, respectively, and are included in interest expense in the accompanying condensed consolidated statements of operations. Amortization totaled $9 and $18 for the three and six months ended June 30, 2012, respectively. The remaining balance of unamortized debt issuance costs, which are included in other current and long term assets in the accompanying condensed consolidated balance sheets, were $1,429 and $0 at June 30, 2013 and December 31, 2012, respectively. Debt issuance costs written off totaled $0 and $1,029, (including

$200 early termination fee), for the three and six months ended June 30, 2013, and $0 for both the three and six months ended June 30, 2012, and are included in write-off of deferred financing costs in the accompanying condensed consolidated statements of operations.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based awards at fair value. The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. The Company recognized compensation expense for the portion of outstanding awards which are expected to vest during the three and six months ended June 30, 2013 and 2012. For the three months ended June 30, 2013 and 2012, total stock-based compensation expense related to stock options of $210 and $198, respectively, was included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations. For the six months ended June 30, 2013 and 2012, total share-based compensation expense of $486 and $409, respectively, was included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Restricted Stock

The Company awards restricted common shares to selected employees and directors. Recipients are not required to provide any consideration other than continued service. Company share awards are subject to certain restrictions on transfer and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including the termination of employment. The restricted stock is valued at the grant date fair value of the common stock and is expensed over the requisite service period or vesting term of the awards. The Company recognized stock-based compensation expense related to restricted stock of $92 and $172, for the three months ended June 30, 2013 and 2012, respectively, and $283 and $500, for the six months ended June 30, 2013 and 2012, respectively, which is included in selling, general and administrative expenses in the accompanying condensed consolidated statements of operations.

Net Income (Loss) from Continuing Operations per Common Share

Basic income (loss) from continuing operations per common share is computed by using income (loss) from continuing operations attributable to common stockholders and the weighted average number of common shares outstanding. Diluted income (loss) from continuing operations per common share reflects the weighted average number of common shares outstanding plus all potentially dilutive common shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options, stock warrants and unvested restricted stock (using treasury stock method) and conversion of preferred shares (using the as converted method). All options, warrants, convertible preferred shares, and unvested restricted stock during the three and six month periods ending June 30, 2012 were excluded from the calculation of diluted income (loss) from continuing operations per share as their effect was anti-dilutive due to the Company’s net loss for the periods. A reconciliation of the weighted average number of common and common equivalent shares outstanding and awards excluded from the diluted income from continuing operations per share calculation, as they were anti-dilutive, are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Numerator:
Income (loss) from continuing operations	$1,245	$(6)	$1,194	$(1,155)
Preferred stock dividends	126	67	194	235

Income (loss) from continuing operations attributable to common stockholders for basic and diluted earnings per share	$1,119	$(73)	$1,000	$(1,390)

Denominator:
Weighted average common shares outstanding—basic	21,828,858	21,796,091	21,789,855	21,770,066
Assumed conversion of diluted securities:
Stock options	767,064	—	605,225	—
Restricted stock	263,724	—	263,724	—
Warrants	43,150	—	43,150	—

Potentially dilutive common shares	1,073,938	—	912,099	—
Weighted average common shares outstanding—diluted	22,902,796	21,796,091	22,701,954	21,770,066

Income (loss) from continuing operations per common share—basic and diluted	$0.05	$—	$0.04	$0.06

Awards excluded from diluted income per share calculation	2,922,652	4,299,311	2,901,675	4,295,501

Comprehensive Loss

Comprehensive loss is equal to net loss for the three and six months ended June 30, 2013 and 2012.

Recent Accounting Pronouncements

In July 2013, the financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which requires an entity, under certain circumstances, to present an unrecognized tax benefit as a liability on the financial statements. ASU 2013-11 is effective for fiscal years, and interim periods within those years beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. ASU 2013-02 is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2012, with early adoption permitted. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment, an update to ASU 2011-08, Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment. ASU 2012-02 enables an entity to assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles—Goodwill and Other—General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Previous guidance in Subtopic 350-30 required an entity to test an indefinite-lived intangible asset for impairment by comparing the fair value of the asset with its carrying amount, utilizing only a quantitative impairment test. ASU 2012-02 is effective for interim and annual reporting periods for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities, which requires an entity to include additional disclosures about financial instruments and transactions eligible for offset in the statement of financial position, as well as financial instruments subject to a master netting agreement or similar arrangement. ASU 2011-11 is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company adopted this guidance effective January 1, 2013, and the adoption did not have a material effect on its consolidated financial statements, financial position or cash flows.

NOTE 3—Discontinued Operations

On June 3, 2013, the Company decided to discontinue its cable television fulfillment operations due to the significant operating losses that have been incurred since its acquisition in October, 2011.

The financial results of the cable television fulfillment operation are being reported separately as discontinued operations for all periods presented. This operation was previously included in our FS segment. The financial results of the business included in discontinued operations are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)	June 30, 2013 (unaudited)	June 30, 2012 (unaudited)
Revenues	$1,798	$2,772	$4,419	$5,535

Loss from discontinued operations	$(1,383)	$(305)	$(2,328)	$(629)

Loss on abandonments	$(983)	$—	$(983)	$—

Loss from discontinued operations before income taxes	$(2,366)	$(305)	$(3,311)	$(629)
Income tax benefit	931	158	1,314	278

Loss from discontinued operations, net of tax	$(1,435)	$(147)	$(1,997)	$(351)

The assets and liabilities of the discontinued operations are presented separately in the accompanying balance sheet at June 30, 2013 and December 31, 2012 and consist of the following:

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
Current assets—discontinued operations	$582	$1,467
Long-term assets—discontinued operations	329	381

Total assets	$911	$1,848

Current liabilities—discontinued operations	$1,221	$—

Total liabilities	$1,221	$—

NOTE 4—Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, the Company uses a three-tier valuation hierarchy based upon observable and non-observable inputs:

Level 1—Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2—Significant other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset or liability; and

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Significant unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following tables set forth by level within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis at June 30, 2013, and December 31, 2012, according to the valuation techniques we used to determine their fair values.

	Fair Value Measurements at June 30, 2013
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

	Fair Value Measurements at December 31, 2012
(in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at Fair Value:
Restricted cash—certificate of deposit (1)	$1,682	$1,682	$—	$—

(1)	The Company’s restricted cash—certificate of deposit consists of one certificate of deposit which had a maturity date of 7/1/13. The Company has purchased a new certificate with a maturity date of 6/30/14.

The Company reviews the methodologies utilized to determine fair value on a quarterly basis. Any change in methodologies or significant inputs used in determining fair values are further reviewed to determine if a fair value level hierarchy change has occurred. Transfers in and out of Level 1, 2, and 3 are considered to be effective as of the end of the quarter in which they occur. There were no transfers between the levels in the fair value hierarchy during the six months ended June 30, 2013.

The gross realized losses on sales of available-for-sale securities, which are included in other than-temporary impairment loss on available for-sale securities, were $50 for both the three and six months ended June 30, 2012. The Company sold all of its shares prior to December 31, 2012; as a result the balance at December 31, 2012 and June 30, 2013 was $0.

Fair Value Measurements on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company also measures assets held for sale at the lower of its carrying amount or fair value on a nonrecurring basis. During the six months ended June 30, 2013, the Company recognized an impairment loss of $150 based on recent purchase offers related to equipment used in its discontinued operation. The fair value of assets held for sale was estimated using a market approach, considering the estimated fair value for other comparable equipment which are Level 2 inputs.

NOTE 5—Inventories

Inventories consisted of the following at:

	June 30, 2013 (unaudited)	December 31, 2012 (audited)
DIRECTV—serialized	$104	$168
DIRECTV—non-serialized	6,598	8,398
Other	2,682	2,878

Total inventories	$9,384	$11,444

NOTE 6—Business Segments

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments. The Company has three operating segments: (1) Field Services segment (FS), where the Company provides installation services to pay television (satellite and broadband cable) providers, internet providers and commercial customers, (2) Multi-Dwelling Unit segment (MDU), where the Company bills voice, internet and video services to subscribers as owner/operator and also acts as a master system operator for DIRECTV, receiving net cash payments for managing video subscribers through its network of system operators who are billed directly by DIRECTV, and (3) Engineering, Energy & Construction segment (EE&C) where the Company provides engineering and construction services for the wired and wireless telecommunications industry, including public safety networks, renewable energy services including wind and solar applications and other design and construction services, mostly done on a project basis. The MBCorp segment includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization. Segment disclosures are provided to the extent practicable under the Company’s accounting system. Transactions within and between the segments are generally made on a basis to reflect the market value of the services and have been eliminated in consolidation.

Segment disclosures are as follows:

Three months ended June 30, 2013	FS	MDU	EE&C	MBCorp	Total
Revenues	$61,234	$8,317	$3,931	$—	$73,482
Income (loss) from operations	3,212	95	82	(652)	2,737
Income before income taxes	2,955	68	81	(929)	2,175
Gain (loss) from continuing operations	2,955	68	81	(1,859)	1,245
Gain (loss) from discontinued operations	(2,366)	—	—	931	(1,435)

Three months ended June 30, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$58,175	$6,331	$2,524	$—	$67,030
Income (loss) from operations	1,409	516	(375)	(482)	1,068
Income before income taxes	875	454	(376)	(1,074)	(121)
Gain (loss) from continuing operations	874	454	(376)	(958)	(6)
Gain (loss) from discontinued operations	(305)	—	—	158	(147)

Six months ended June 30, 2013	FS	MDU	EE&C	MBCorp	Total
Revenues	$121,427	$15,486	$7,016	$—	$143,929
Income (loss) from operations	6,031	51	(2)	(1,586)	4,494
Income before income taxes	5,405	(18)	(4)	(3,297)	2,086
Gain (loss) from continuing operations	5,400	(19)	(4)	(4,183)	1,194
Gain (loss) from discontinued operations	(3,311)	—	—	1,314	(1,997)

Six months ended June 30, 2012	FS	MDU	EE&C	MBCorp	Total
Revenues	$119,179	$12,219	$5,097	$—	$136,495
Income (loss) from operations	1,768	872	(811)	(1,177)	652
Income before income taxes	713	749	(815)	(2,354)	(1,707)
Gain (loss) from continuing operations	708	746	(815)	(1,794)	(1,155)
Gain (loss) from discontinued operations	(629)	—	—	278	(351)

NOTE 7—Commitments and Contingencies

Significant Relationship

The Company is a master agent for DIRECTV pursuant to a Master System Operator (MSO) agreement dated August 2011. The initial term of the agreement was four years. The initial term automatically renews thereafter for additional, individual one-year periods, unless either the Company or DIRECTV gives written notice of non-renewal at least ninety (90) days in advance of expiration of the then-current term. Under this agreement, the Company is required to ensure that its system operators meet minimum technical DIRECTV system standards so that the system operator subscribers may properly receive DIRECTV programming services. The Company must also maintain a minimum number of paying video subscribers in its system operator network. In October 2012, the initial term of the agreement was extended to a term of five years and the agreement now expires in August 2016.

The Company also has a separate home service provider agreement with DIRECTV ending October 15, 2016 which provides for the installation and servicing of DIRECTV satellite television services to residents of single family homes. The term of this agreement will automatically renew as of October 15, 2016, for additional one year periods unless either the Company or DIRECTV gives written notice of termination at least 90 days in advance of expiration of the then current term.

Termination of the Company’s DIRECTV agreements would have a material adverse impact on the Company’s on-going operations. Revenues generated from DIRECTV amounted to 86.4% and 86.8%, of total revenue for the three and six months ended June 30, 2013 respectively. Revenues generated from DIRECTV amounted to 87.8% and 89.4% of total revenue for the three and six months ended June 30, 2012 respectively. Amounts receivable from DIRECTV represented 75.8% and 71.2% of total accounts receivable as of June 30, 2013 and December 31, 2012, respectively. The Company purchases a substantial portion of its inventory from DIRECTV. DIRECTV is the only supplier of the major components (i.e., dishes and receivers) used in FS segment installations. The total accounts payable to DIRECTV, related to inventory supplied by them, was $10,775 and $10,558 at June 30, 2013 and December 31, 2012, respectively.

Legal proceedings

The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business. The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred. The Company has recorded $501 and $71 of accrued liabilities in the accompanying condensed consolidated balance sheets at June 30, 2013 and December 31, 2012, respectively, for claims, known and potential settlements and legal fees associated with existing litigation. As of June 30, 2013, $275 of these accrued liabilities is related to discontinued operations (see note 3).

In December 2009, the U.S. Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company, Inc. (DTHC) and its Employee Stock Ownership Plan (ESOP). The Company was not named in this complaint. In May 2011, three of these individuals settled the complaint with the DOL (upon information and belief, some of this settlement was funded by the individuals’ insurance carrier) in the approximate amount of $8,600 and those same individuals have filed suit against the Company for reimbursement of certain expenses. The basis for these reimbursement demands are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and the Company.

Two of those defendants had their claims denied during the second quarter of 2012, in a summary arbitration proceeding. This denial was appealed and the summary judgment award was overturned by a federal court judge in February 2013 meaning the matter may proceed to arbitration. Based on the summary judgment ruling favorable to the Company, management determined that it was appropriate to reverse a $1,800 related legal reserve as of June 30, 2012, which is included in selling, general and administrative expenses in the consolidated statement of income for the three and six months ended June 30, 2012.

The Company has denied all requests for indemnification of legal fees and/or reimbursement of liabilities in this matter for, in part, the following reasons: 1) similar indemnification agreements have been declared illegal under Federal law by a California federal appeals court; and 2) the Company has no obligation to indemnify DTHC individual shareholder conduct.

The ultimate outcome of the matter is uncertain. The Company, based in part on outside counsel’s assessment, believes it has solid grounds to appeal the federal judge’s decision overturning the arbitrator’s summary judgment award and has filed a notice of appeal with the sixth circuit court of appeals.

Depending on the outcome of the appeal and a potential arbitration hearing, the Company’s reasonable estimate of this potential liability is a range between zero and nine million dollars with no amount in that range a better estimate than any other amount. Accordingly, no amount has been accrued by the Company for this potential liability as of June 30, 2013 and December 31, 2012. In future periods, the Company will continue to assess its potential exposure in the matter pursuant to the applicable financial accounting standards until the matter is resolved.

Pending Acquisition

On July 9, 2012, the Company entered into an Acquisition Agreement (Agreement) with MDU Communications International, Inc. (MDUC), a Delaware corporation. This agreement was terminated as of May 21, 2013 when the Company entered into an Agreement and Plan of Merger (Merger Agreement) (see note 10) with Goodman Networks Incorporated, a privately held company (Goodman). No termination fee was incurred.

Insurance Premium Financing

During 2013, the Company entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,062 for workers’ compensation, business and auto insurance. This financing agreement carries an interest rate of 3.5% and requires monthly payments of principal and interest of $747 through December 2013. As of June 30, 2013, the outstanding balance was $4,424.

Debt Facility

Effective January 2, 2013, the Company amended and extended its $29,152 loan with DirecTECH Holding Company, Inc. (DTHC). During January and February of 2013, the Company made payments totaling $8,731 to DTHC. The Company incurred $829 in financing costs as part of this debt extension.

On March 20, 2013, the Company completed a financing transaction with Fifth Third Bank (FTB) that provides up to $30,000 of senior secured debt financing. Proceeds from the financing were used to pay off the remaining balances of its existing secured indebtedness including the loan with DTHC discussed above. The financing package consists of a $20,000 term loan and a $10,000 revolving line of credit. The revolving line of credit will be used to fund working capital needs. The term loan amortizes over 5 years on a straight line basis at a rate of $1,000 per quarter. In addition to the quarterly principal payments, the Company is required to make additional annual principal payments equal to 50% of excess cash flow as defined in the agreement. On a monthly basis, the Company makes an election to place the balance of the term loan and the revolver outstanding at the time into either the interest facility based on the lender’s prime rate or the LIBOR rate. As of June 30, 2013, the Company elected to have $1,000 of the outstanding balance under the term loan to be based on the lender’s prime rate plus 3.75% (6.25%) with the remaining balance of $18,000 based on the LIBOR rate plus 5.5% (5.69% ). The revolving line of credit is available based on 80% of eligible accounts receivable plus up to 50% of eligible inventory. Borrowings under the revolving line of credit bear interest at the lender’s prime rate plus 3.25% (5.75% as of June 30, 2013). Interest on both facilities is payable monthly in arrears. The financing agreements contain certain financial covenants. The Company is in compliance with its covenants as of June 30, 2013. Both facilities are secured by a valid, perfected, first and only priority security interest in all tangible and intangible assets and matures on April 30, 2016. As of June 30, 2013 the outstanding balance under the term loan and revolving line of credit is $19,000 and $1,205, respectively.

Note 8—Income Taxes

The Company assesses the potential realization of net deferred tax assets on an annual basis, or on an interim basis if the circumstances warrant. If the Company’s actual results and updated projections vary significantly from the projections used as a basis for this determination, the Company may need to increase or decrease the valuation allowance against the gross deferred tax assets. The Company would adjust its valuation allowance in the period the determination was made. The Company considers projected future taxable income and ongoing tax planning strategies then records a valuation allowance to reduce the carrying value of the net deferred taxes for amounts that are unable to be realized. At both June 30, 2013 and December 31, 2012, the valuation allowance was $1,067.

The Company’s effective tax rate on income from continuing operations before income taxes for the three and six month periods ended June 30, 2013 was 42.8% and 42.8% respectively. The Company’s effective tax rate on loss from continuing operations before income taxes for the three and six month periods ended June 30, 2012 was 95.0% and 32.3%, respectively. For the three months ended June 30, 2012, the Company reduced the projected annual net income and the resulting tax provision, causing the effective tax rate to increase for the quarter. For the three and six month periods ended June 30, 2013, the Company recorded an income tax provision of $930 and $892, respectively. For the three and six month periods ended June 30, 2012, the Company recorded an income tax benefit of $115 and $552, respectively.

NOTE 9—Related Party Transactions

In February 2013, the Company entered into an unsecured short-term promissory note payable in the amount of $1,000 with J. Basil Mattingly, a Vice President of the Company. The note carried an interest rate of 5% per annum and was due February, 2014. This note was paid in full on March 20, 2013.

In February 2013, the Company began doing business with Fowler Wind Energy LLC (Fowler), a company that is partially owned (70.0%) by J. Basil Mattingly, a Vice President of the Company. The Company provides wind tower labor to Fowler. Revenue recognized under the Company’s contract with Fowler was $1,063 and $1,177 for the three and six months ended June 30, 2013, which is included in revenues in the accompanying condensed consolidated statement of operations. At June 30, 2013, the Company carried an amount receivable from Fowler of $836 which is included in accounts receivable, net in the accompanying condensed consolidated balance sheet.

In June 2012, the Company entered into an unsecured short-term promissory note payable in the amount of $700 with Frank Bennett, a director of the Company. The balance at December 31, 2012 was $600. The note carried an interest rate of 8.5% per annum and payment of its remaining balance as of December 31, 2012 was extended to April 23, 2013. The note was paid in full in April 2013.

The above transactions were approved by the disinterested members of the Company’s audit committee.

The Company leases principal offices located at 2000 44th Street SW, Fargo, ND 58013. The Fargo base rate is $22 per month. The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

NOTE 10—Merger

On May 21, 2013, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Goodman Networks Incorporated, a privately held company (Goodman or Parent) and Manatee Merger Sub Corporation, a wholly-owned subsidiary of Parent (Merger Sub). Pursuant to the Merger Agreement and at the effective time of the Merger, each issued and outstanding share of common stock, no par value per share (the Common Stock), of Company will be converted into the right to receive $3.25 in cash, without interest. The Merger Agreement also includes offers of (A) the difference between $3.25 per share and the exercise price for Employee Options with exercise prices less than $3.25 per share; (B) $.50 per share for Employee Options with exercise prices greater than $3.25 per share; (C) the difference between $3.25 per share and the exercise price for Common Stock subject to Director Options with exercise prices less than $3.25 per share for termination of the options; (D) $10.50 per share of Class A convertible preferred stock outstanding; (E) $10.00 per share of Class C convertible preferred stock outstanding; (F) $10.00 per share of Series F convertible preferred stock outstanding; (G) the difference between $3.25 per share and exercise price per share for Common Stock subject to warrants outstanding; and (H) $3.25 per outstanding restricted share. The all cash transaction is valued at approximately $116,000, net of debt and cash acquired, and including consideration to be paid to holders of outstanding options and warrants.

The Merger was approved and the Merger Agreement was adopted by the Company’s shareholders at a special meeting held on August 29, 2013. On August 30, 2013, Merger Sub merged with and into Multiband, with Multiband continuing after the merger as the surviving corporation and a wholly-owned subsidiary of Parent.

Goodman Networks Incorporated

OFFER TO EXCHANGE

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

For

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

Prospectus

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) Goodman Networks Incorporated, Multiband EWM, Inc. and Multiband EWS, Inc.

Each of Goodman Networks Incorporated, Multiband EWM, Inc. and Multiband EWS, Inc. is incorporated under the laws of the State of Texas.

Sections 8.101, 8.102 and 8.103 of the Texas Business Organizations Code, or the TBOC, subject to the procedures and limitations stated therein, provide that a corporation may indemnify a director against judgment and reasonable expenses if such director was, is, or is threatened to be made a respondent in a proceeding, provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interest of the corporation. Section 8.105 of the TBOC permits a corporation to indemnify an officer as provided by its governing documents, by action of its board of directors, by action of its shareholders, by contract or by common law.

Section 8.105 of the TBOC prohibits corporations from indemnifying a director in respect of a proceeding in which the director is found liable to the corporation or is found liable because a personal benefit was improperly received by him or her, other than for reasonable expenses actually incurred by him or her in connection with the proceeding, not including a judgment, penalty, fine or tax. The TBOC also prohibits corporations entirely from indemnifying a director in respect of any such proceeding in which the director is found liable for willful or intentional misconduct in the performance of his or her duties to the corporation, breach of the duty of loyalty to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the director to the corporation.

Under Sections 8.052 and 8.105 of the TBOC, a court may order a corporation to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. If, however, the director or officer is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses actually incurred by him or her in connection with the proceeding.

Section 8.151 of the TBOC further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Chapter 8 of the TBOC.

Article XI of the Second Amended and Restated Articles of Incorporation of Goodman Networks Incorporated, as amended (the “Goodman Articles of Incorporation”) and Article VIII of the Amended and Restated Bylaws of Goodman Networks Incorporated (the “Goodman Bylaws”) respectively provide that Goodman Networks Incorporated has the authority to, and shall, indemnify its directors and officers to the fullest extent permitted by Texas law. Article XIV of the Goodman Articles of Incorporation also eliminates the personal liability for monetary damages for an act or omission as a director, except liability for the following:

•	A breach of the director’s duty of loyalty to Goodman Networks Incorporated or its shareholders;

•	An act or omission not in good faith that constitutes a breach of duty of the director to Goodman Networks Incorporated or an act or omission that involves a knowing violation of the law;

•	A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s office; or

•	An act or omission for which the liability of a director is expressly provided by an applicable statute.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute. Any repeal or amendment of the Goodman Articles of Incorporation by its shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director arising from an act or omission occurring prior to the time of such repeal or amendment.

Goodman Networks Incorporated has also entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of John Goodman, Ron Hill, Jason Goodman, Jonathan Goodman, Joseph Goodman and Randal Dumas, each an Indemnitee. Pursuant to the Indemnification Agreements, Goodman Networks Incorporated agreed to indemnify each Indemnitee to the fullest extent permitted by applicable law against any and all expenses arising from any “proceeding” (as such term is defined in the Indemnification Agreements) in which an Indemnitee was, is or will be involved as a party or otherwise by reason of any Indemnitee’s service as, or actions taken while, (i) a director or officer of Goodman Networks Incorporated or (ii) at the request of Goodman Networks Incorporated, a director, officer, employee, agent or fiduciary of another enterprise. Following a written request by an Indemnitee, Goodman Networks Incorporated is required to advance (within 10 days of receipt of such written request) to such Indemnitee, prior to or after final disposition of any proceeding, any and all expenses relating to the Indemnitee’s defense of such proceeding.

The obligations of Goodman Networks Incorporated under the Indemnification Agreements to provide indemnification is subject to a determination, (i) by a majority vote of the “disinterested directors” (as such term is defined in the Indemnification Agreements), even if less than quorum; (ii) by independent counsel (chosen by such Indemnitee) in a written opinion to the board of directors or (iii) by the shareholders of Goodman Networks Incorporated. The Indemnitee is presumed to be entitled to indemnification, and anyone seeking to overcome such presumption shall bear the burden of proof. Additionally, Goodman Networks Incorporated is not required to indemnify an Indemnitee under each of the Indemnification Agreements: (i) for amounts otherwise identifiable under the Indemnification Agreement that such Indemnitee has already received under any insurance policy, contract, agreement or otherwise or (ii) as prohibited by Texas law.

Each of the Indemnification Agreements will continue so long as such Indemnitee is subject to any proceeding by reason of serving as a director, officer, employee, agent or fiduciary of Goodman Networks Incorporated, whether or not serving in such capacity at the time the liability or expense is incurred.

Goodman Networks Incorporated also maintains insurance for its officers and directors and the officers and directors of its subsidiaries against certain liabilities, including liabilities under the Securities Act and the Exchange Act, under insurance policies, the premiums of which Goodman Networks Incorporated pays. The effect of these policies is to indemnify any of its officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

The certificates of formation of each of Multiband EWM, Inc. and Multiband EWS, Inc. eliminate the personal liability of a director or former director to the corporation or its shareholders to the fullest extent permitted by the TBOC. Both the certificates of formation and bylaws of each of Multiband EWM, Inc. and Multiband EWS, Inc. provide for the indemnification of existing and former directors and officers and their delegates to the fullest extent permitted by Texas law.

(b) Multiband Corporation, Minnesota Digital Universe, Inc., and Multiband Subscriber Services, Inc.

Each of Multiband Corporation, Minnesota Digital Universe, Inc. and Multiband Subscriber Services, Inc. is incorporated under the laws of the State of Minnesota.

Section 302A.521 of the Minnesota Business Corporation Act, or the MBCA, requires a Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to such Minnesota corporation against judgment, penalty, fine or excise tax, if, with respect to the same acts or omissions, such person:

•	has not been indemnified by another organization or employee benefit plan for the same losses (as defined in the MBCA);

•	acted in good faith;

•	received no improper personal benefit, and statutory procedures have been followed in the case of any conflict of interest by a director;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in the person’s official capacity as director, officer, member of a committee of the board of directors or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in a director’s, officer’s or employee’s capacity as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.

The articles of incorporation of Multiband Corporation eliminate the personal liability of a director to the corporation for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the MBCA.

The articles of incorporation of each of Minnesota Digital Universe, Inc. and Multiband Subscriber Services, Inc. provide that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability based on:

•	a breach of the duty of loyalty to the corporation or the shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	payment of an improper dividend under federal or state laws; or

•	any transaction from which the director derived an improper personal benefit.

The bylaws of Multiband Corporation provide for the indemnification of all officers and directors of the corporation to such extent as is required or permitted by the MBCA.

The bylaws of Minnesota Digital Universe, Inc. provide for the indemnification, to the fullest extent permitted by law, of each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or he is or was serving at the specific request of the board of directors of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification applies with respect to a person who is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise only to the extent such person is not indemnified by such other corporation, partnership, joint venture, trust or other enterprise.

Subdivision 7 of Section 302A.521 of the MBCA permits a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity. The bylaws of Multiband Corporation authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of indemnification.

(c) Multiband Special Purpose, LLC

Multiband Special Purpose, LLC was formed as a limited liability company under the laws of the State of Minnesota. Under Section 322B.699 of the Minnesota Limited Liability Company Act, or the MLLCA, a limited liability company shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•

has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding with respect to the same acts or omissions;

•	acted in good faith;

•	received no improper personal benefit and the MLLCA procedure for a governor conflict of interest, if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in the official capacity (i) as a governor in a limited liability company or (ii) in the elective or appointive office or position held by a manager, board committee member, employee or as a member of the limited liability company, reasonably believed that the conduct was in the best interests of the limited liability company, or in the case of acts or omissions occurring in the official capacity as a member, governor, manager, or employee of the limited liability company that is or was serving at the request of the limited liability company as a governor, director, manager, officer, member, partner, trustee, employee, or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the limited liability company

Subdivision 7 of Section 322B.699 permits a limited liability company to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.

While the articles of organization of Multiband Special Purpose, LLC are silent with respect to the indemnification of officers and directors, the bylaws of Multiband Special Purpose, LLC provide for the indemnification of each manager and governor, past or present, of the company by the company to the fullest extent permissible under the MLLCA.

(d) Multiband Field Services, Incorporated and Multiband MDU Incorporated

Multiband Field Services, Incorporated and Multiband MDU Incorporated are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification may cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The certificate of incorporation of Multiband Field Services, Incorporated limits the liability of directors to the corporation or its shareholders for monetary damages for breach of such director’s duties except for:

•	any breach of the director’s duty of loyalty;

•	acts or omission not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

•	voting for or assenting to an unlawful distribution to shareholders as prohibited by Section 174 of the DGCL; or

•	any transaction from which the director derives an improper personal benefit.

Multiband MDU Incorporated’s certificate of incorporation provides for the authorization for indemnification.

The bylaws of each of Multiband Field Services, Incorporated and Multiband MDU Incorporated provide for indemnification, to the fullest extent permitted under the DGCL, for every person who was or is a party or is threatened to be made a party to or is involved in any action, suitor proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL. The bylaws of Multiband Field Services, Incorporated and Multiband MDU Incorporated authorize the purchase and maintenance of insurance for the purpose of indemnification.

Item 21. Exhibit and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page included in this registration statement.

(b) Financial Statement Schedules.

See “Index to Financial Statements” which is located on page F-1 of this prospectus.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 29, 2014.

GOODMAN NETWORKS INCORPORATED

By:	/s/ Ron B. Hill
Name: Ron B. Hill
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chief Executive Officer and President (Principal executive officer)	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director and Executive Chairman	May 29, 2014

/s/ Randal S. Dumas Randal S. Dumas	Chief Financial Officer (Principal financial officer)	May 29, 2014

/s/ Joy Brawner Joy Brawner	Chief Accounting Officer (Principal accounting officer)	May 29, 2014

/s/ Larry J. Haynes Larry J. Haynes	Director	May 29, 2014

/s/ J. Samuel Crowley J. Samuel Crowley	Director	May 29, 2014

/s/ Steven L. Elfman Steven L. Elfman	Director	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MINNESOTA DIGITAL UNIVERSE, INC.

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President and Chief Executive Officer (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND CORPORATION

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND EWM, INC.

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer, Secretary and Treasurer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND EWS, INC.

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President and Chief Executive Officer (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer, Secretary and Treasurer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND FIELD SERVICES, INCORPORATED

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer, Secretary and Treasurer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND MDU INCORPORATED

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer, Secretary and Treasurer (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND SPECIAL PURPOSE, LLC

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Governor	May 29, 2014

/s/ John A. Goodman John A. Goodman	Governor	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Governor	May 29, 2014

/s/ James L. Mandel James L. Mandel	President (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer, Treasurer and Secretary (Principal financial and accounting officer)	May 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 29, 2014.

MULTIBAND SUBSCRIBER SERVICES, INC.

By:	/s/ Steven M. Bell
Name: Steven M. Bell
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron B. Hill Ron B. Hill	Director, Chairman of the Board	May 29, 2014

/s/ John A. Goodman John A. Goodman	Director	May 29, 2014

/s/ Cari Shyiak Cari Shyiak	Director	May 29, 2014

/s/ James L. Mandel James L. Mandel	President and Chief Executive Officer (Principal executive officer)	May 29, 2014

/s/ Steven M. Bell Steven M. Bell	Chief Financial Officer (Principal financial and accounting officer)	May 29, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description		Incorporated by Reference
		Form	File No.	Exhibit No.	Filing Date	Filed Herewith

2.1#	Asset Purchase Agreement, dated February 28, 2013, by and among Goodman Networks Incorporated, Cellular Specialties, Inc., and certain voting trustees and voting shareholders party thereto.	S-4	333-186684	2.1	April 26, 2013

2.2#	Agreement and Plan of Merger, dated as of May 21, 2013, by and among Goodman Networks Incorporated, Manatee Merger Sub Corporation and Multiband Corporation.	S-4	333-186684	2.2	June 11, 2013

2.3#	Asset Purchase Agreement, dated as of December 31, 2013, by and among Goodman Networks Incorporated, Multiband Corporation, Minnesota Digital Universe, Inc., Multiband Subscriber Services, Inc. and Multiband MDU Incorporated.	8-K	333-186684	2.1	January 7, 2014

3.1	Second Amended and Restated Articles of Incorporation of Goodman Networks Incorporated, as amended June 23, 2009.	S-4	333-186684	3.1	February 14, 2013

3.2	Second Amended and Restated Bylaws of Goodman Networks Incorporated, effective as of April 11, 2014.	S-1	333-195212	3.2	April 11, 2014

3.3	Articles of Incorporation of Minnesota Digital Universe, Inc.	S-4	333-186684	3.3	October 24, 2013

3.4	Bylaws of Minnesota Digital Universe, Inc.	S-4	333-186684	3.4	October 24, 2013

3.5	Articles of Incorporation of Multiband Corporation.	S-4	333-186684	3.5	October 24, 2013

3.6	Bylaws of Multiband Corporation.	S-4	333-186684	3.6	October 24, 2013

3.7	Certificate of Formation of Multiband EWM, Inc.	S-4	333-186684	3.7	October 24, 2013

3.8	Bylaws of Multiband EWM, Inc.	S-4	333-186684	3.8	October 24, 2013

3.9	Certificate of Formation of Multiband EWS, Inc.	S-4	333-186684	3.9	October 24, 2013

3.10	Bylaws of Multiband EWS, Inc.	S-4	333-186684	3.10	October 24, 2013

3.11	Certificate of Incorporation of Multiband Field Services, Incorporated.	S-4	333-186684	3.11	October 24, 2013

3.12	Bylaws of Multiband Field Services, Incorporated.	S-4	333-186684	3.12	October 24, 2013

3.13	Articles of Incorporation of Multiband MDU Incorporated.	S-4	333-186684	3.13	October 24, 2013

3.14	Bylaws of Multiband MDU Incorporated.	S-4	333-186684	3.14	October 24, 2013

3.15	Articles of Organization of Multiband Special Purpose, LLC.	S-4	333-186684	3.15	October 24, 2013

3.16	Operating Agreement of Multiband Special Purpose, LLC.	S-4	333-186684	3.16	October 24, 2013

3.17	Articles of Incorporation of Multiband Subscriber Services, Inc.	S-4	333-186684	3.17	October 24, 2013

3.18	Bylaws of Multiband Subscriber Services, Inc.	S-4	333-186684	3.18	October 24, 2013

4.1	Indenture, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as Trustee.	S-4	333-186684	4.1	February 14, 2013

4.2	Form of 12.125% Senior Secured Notes due 2018.	S-4	333-186684	4.2	February 14, 2013

4.3	Registration Rights Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Jefferies & Company, Inc. (the predecessor to Jefferies LLC), as Representative of the Initial Purchasers named therein.	S-4	333-186684	4.3	February 14, 2013

4.4	Intercreditor Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated, PNC Bank, National Association, as Administrative Agent, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.4	February 14, 2013

4.5	Collateral Trust Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated as Guarantors, Wells Fargo Bank, National Association, as Indenture Trustee, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.5	February 14, 2013

4.6	Pledge and Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated as Grantor, and U.S. Bank National Association, as Collateral Trustee.	S-4	333-186684	4.6	February 14, 2013

4.7	Trademark Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated, as Grantor, and U.S. Bank National Association as Collateral Trustee.	S-4	333-186684	4.7	February 14, 2013

4.8	First Supplemental Indenture, dated as of May 22, 2013, by and between Goodman Networks Incorporated and Wells Fargo Bank, National Association, as Trustee.	S-4	333-186684	4.8	June 11, 2013

4.9	First Amendment to Intercreditor Agreement, dated as of May 22, 2013, by and among Goodman Networks Incorporated, PNC Bank, National Association, as Administrative Agent, and U.S. Bank, National Association, as Collateral Trustee.	S-4	333-186684	4.9	June 11, 2013

4.10	Registration Rights Agreement, dated as of June 13, 2013, by and among Goodman Networks Incorporated, GNET Escrow Corp. and Jefferies LLC, as Initial Purchaser.	S-4	333-186684	4.10	October 24, 2013

4.11*	Second Supplemental Indenture, dated as of September 30, 2013, by and among Goodman Networks Incorporated, Minnesota Digital Universe, Inc., Multiband Corporation, Multiband EWM, Inc., Multiband EWS, Inc., Multiband Field Services, Incorporated, Multiband MDU Incorporated, Multiband Special Purpose, LLC, Multiband Subscriber Services, Inc. and Wells Fargo Bank, National Association, as Trustee.

5.1*	Opinion of Haynes and Boone, LLP.

5.2*	Opinion of Steven M. Bell, Esq.

10.1†	Turf Program Agreement, dated as of December 16, 2011, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.1	April 26, 2013

10.2†	Amendment No. 1 to Turf Program Agreement, dated as of January 24, 2012, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.2	April 26, 2013

10.3	Amendment No. 2 to Turf Program Agreement, dated October 30, 2012, by and between Goodman Networks Incorporated and AT&T Mobility LLC.	S-4	333-186684	10.3	February 14, 2013

10.4†	Master Services Agreement, dated as of October 22, 2009, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.4	June 11, 2013

10.5	Amendment No. 1 to Master Services Agreement, dated as of November 2, 2009, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.5	February 14, 2013

10.6†	Amendment No. 2 to Master Services Agreement, effective as of January 1, 2011, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.6	April 26, 2013

10.7†	Amendment No. 3 to Master Services Agreement, effective as of January 1, 2012, by and between Goodman Networks Incorporated and Alcatel-Lucent USA Inc.	S-4	333-186684	10.7	April 26, 2013

10.8†	Customer Service Division Subcontract Agreement, dated as of September 30, 2001, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.8	April 26, 2013

10.9†	Amendment No. 1 to Customer Service Division Subcontract Agreement, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.9	April 26, 2013

10.10†	Amendment No. 2 to Customer Service Division Subcontract Agreement, dated as of March 8, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.10	April 26, 2013

10.11†	Amendment No. 3 to Customer Service Division Subcontract Agreement, dated as of June 11, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.11	April 26, 2013

10.12	Amendment No. 4 to Customer Service Division Subcontract Agreement, dated as of June 14, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.12	April 26, 2013

10.13†	Amendment No. 5 to Customer Service Division Subcontract Agreement, dated as of August 19, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.13	April 26, 2013

10.14†	Amendment No. 6 to Customer Service Division Subcontract Agreement, dated as of September 27, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.14	April 26, 2013

10.15†	Amendment No. 7 to Customer Service Division Subcontract Agreement, dated as of November 26, 2002, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.15	April 26, 2013

10.16†	Amendment No. 8 to Customer Service Division Subcontract Agreement, dated as of April 19, 2004, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.16	April 26, 2013

10.17†	Amendment No. 9 to Customer Service Division Subcontract Agreement, dated as of June 28, 2004, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.17	April 26, 2013

10.18†	Amendment No. 10 to Customer Service Division Subcontract Agreement, dated as of July 22, 2005, by and between Goodman Networks Incorporated and ALCATEL USA Marketing, Inc.	S-4	333-186684	10.18	April 26, 2013

10.19	Amended and Restated Revolving Credit and Security Agreement, dated as of June 23, 2011, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Lender and Agent.	S-4	333-186684	10.19	February 14, 2013

10.20	Amended and Restated Revolving Credit Note, dated as of June 23, 2011, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.20	February 14, 2013

10.21	Amended and Restated Swing Note, dated as of June 23, 2011, by and between Goodman Networks Incorporated and Goodman Networks Incorporated and PNC Bank, National Association as Agent.	S-4	333-186684	10.21	February 14, 2013

10.22	Fifth Amended and Restated Shareholders’ Agreement, dated as of June 23, 2011, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.22	February 14, 2013

10.23	First Amendment to Fifth Amended and Restated Shareholders’ Agreement, dated as of August 30, 2011, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.23	February 14, 2013

10.24	Executive Employment Agreement, dated as of January 1, 2012, by and between Goodman Networks Incorporated and Randal S. Dumas.	S-4	333-186684	10.27	February 14, 2013

10.25	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Jason A. Goodman.	S-4	333-186684	10.28	February 14, 2013

10.26	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Joseph M. Goodman.	S-4	333-186684	10.29	February 14, 2013

10.27	Amended and Restated Employment Agreement, dated as of February 1, 2013, by and between Goodman Networks Incorporated and Jonathan E. Goodman.	S-4	333-186684	10.30	February 14, 2013

10.28	Executive Employment Agreement, dated as of January 1, 2007, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.32	February 14, 2013

10.29	First Amendment to Executive Employment Agreement, dated as of June 6, 2008, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.33	February 14, 2013

10.30	Second Amendment to Executive Employment Agreement, dated as of July 15, 2008, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.34	February 14, 2013

10.31	Third Amendment to Executive Employment Agreement, dated as of June 24, 2009, by and between Goodman Networks Incorporated and James E. Goodman.	S-4	333-186684	10.35	February 14, 2013

10.32	Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of October 2, 2000.	S-4	333-186684	10.36	February 14, 2013

10.33	First Amendment to the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009.	S-4	333-186684	10.37	February 14, 2013

10.34	Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009, by and between Goodman Networks Incorporated and John A. Goodman.	S-4	333-186684	10.38	February 14, 2013

10.35	Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of July 31, 2008, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.39	February 14, 2013

10.36	First Amendment to the Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2000 Equity Incentive Plan, dated as of June 24, 2009, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.40	February 14, 2013

10.37	Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of December 29, 2008.	S-4	333-186684	10.41	February 14, 2013

10.38	First Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of June 24, 2009.	S-4	333-186684	10.42	February 14, 2013

10.39	Second Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of March 27, 2012.	S-4	333-186684	10.43	February 14, 2013

10.40	Third Amendment to the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of February 12, 2013.	S-4	333-186684	10.44	February 14, 2013

10.41	Form of Nonqualified Stock Option Agreement under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan.	S-4	333-186684	10.45	February 14, 2013

10.42	Employee Stock Award under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of December 31, 2012, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.46	February 14, 2013

10.43	Employee Stock Award under the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, dated as of January 7, 2013, by and between Goodman Networks Incorporated and Ron B. Hill.	S-4	333-186684	10.47	February 14, 2013

10.44	Amended and Restated Goodman Networks Incorporated Executive Management Bonus Plan, dated as of January 1, 2009.	S-4	333-186684	10.48	February 14, 2013

10.45	First Amendment to the Goodman Networks Incorporated Executive Management Bonus Plan, dated as of June 24, 2009.	S-4	333-186684	10.49	February 14, 2013

10.46	Form of Indemnification Agreement executed by Messrs. John Goodman, Ron Hill, Jason Goodman, Jonathan Goodman, Joseph Goodman, Randal Dumas, J. Samuel Crowley, Steven Elfman and Larry Haynes.	S-4	333-186684	10.50	February 14, 2013

10.47	Voting Agreement and Irrevocable Limited Proxy, dated as of June 24, 2009, by and among Goodman Networks Incorporated, John Goodman and William Darkwah.	S-4	333-186684	10.63	February 14, 2013

10.48*	Form of Voting Agreement and Irrevocable Proxy by and among Goodman Networks Incorporated, John Goodman, and certain parties thereto.

10.49	Ranch Lease, dated as of May 30, 2012, by and between Goodman Networks Incorporated and Goodman Brothers, LP.	S-4	333-186684	10.65	February 14, 2013

10.50	First Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of October 11, 2012, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.66	February 14, 2013

10.51	Second Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of November 30, 2012, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.67	February 14, 2013

10.52	Second Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of March 27, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.68	February 14, 2013

10.53	Third Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of November 12, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.69	February 14, 2013

10.54	Fourth Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of December 26, 2012, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	S-4	333-186684	10.70	February 14, 2013

10.55	Third Amendment to the Amended and Restated Revolving Credit and Security Agreement, dated as of March 1, 2013, by and between Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.71	April 26, 2013

10.56	Securities Purchase Agreement, dated as of March 4, 2013, by and between John A. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.72	April 26, 2013

10.57	Securities Purchase Agreement, dated as of March 4, 2013, by and between James E. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.73	April 26, 2013

10.58	Securities Purchase Agreement, dated as of March 4, 2013, by and between Joseph M. Goodman, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.74	April 26, 2013

10.59	Securities Purchase Agreement, dated as of March 4, 2013, by and between Scott E. Pickett, as Seller, and Goodman Networks Incorporated, as Purchaser.	S-4	333-186684	10.75	April 26, 2013

10.60	Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of September 6, 2013, by and among Goodman Networks Incorporated and PNC Bank, National Association, as Agent.	S-4	333-186684	10.76	October 24, 2013

10.61†	2012 Home Service Provider Agreement, dated as of October 15, 2012, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.64	March 31, 2014

10.62†	First Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.65	March 31, 2014

10.63†	Second Amendment to that 2012 Home Services Provider Agreement, dated as of October 15, 2012, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.66	March 31, 2014

10.64†	Third Amendment to that 2012 Home Services Provider Agreement, dated as of July 1, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.67	March 31, 2014

10.65†	Fourth Amendment to that 2012 Home Services Provider Agreement, dated as of October 11, 2013, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.68	March 31, 2014

10.66†	Fifth Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2014, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.69	March 31, 2014

10.67	Sixth Amendment to that 2012 Home Services Provider Agreement, dated as of January 1, 2014, by and between DIRECTV, LLC and Multiband Field Services, Inc.	10-K	333-186684	10.70	March 31, 2014

10.68	Executive Employment Agreement, dated as of February 18, 2013 by and between Goodman Networks Incorporated and Cari T. Shyiak.	10-K	333-186684	10.71	March 31, 2014

10.69	Subcontractor Agreement, dated as of August 26, 2013, by and between Goodman Networks Incorporated and Genesis Networks Integration Services, LLC.	S-1	333-195212	10.69	April 11, 2014

10.70	Goodman Networks Incorporated 2014 Long-Term Incentive Plan, dated April 8, 2014.	S-1	333-195212	10.70	April 11, 2014

10.71	Form of Nonqualified Stock Option Agreement under the Goodman Networks Incorporated 2014 Long-Term Incentive Plan.	S-1	333-195212	10.71	April 11, 2014

10.72	Form of Restricted Stock Unit Award Agreement under the Goodman Networks Incorporated 2014 Long-Term Incentive Plan.	S-1	333-195212	10.72	April 11, 2014

10.73	Second Amended and Restated Executive Employment Agreement, dated April 11, 2014, by and between John A. Goodman and Goodman Networks Incorporated.	S-1	333-195212	10.73	April 11, 2014

10.74	Second Amended and Restated Executive Employment Agreement, dated April 11, 2014, by and between Ron B. Hill and Goodman Networks Incorporated.	S-1	333-195212	10.74	April 11, 2014

10.75	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Jason A. Goodman and Goodman Networks Incorporated.	S-1	333-195212	10.75	April 11, 2014

10.76	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Joseph M. Goodman and Goodman Networks Incorporated.	S-1	333-195212	10.76	April 11, 2014

10.77	Amendment No. 1 to Amended and Restated Employment Agreement, dated April 11, 2014, by and between Jonathan E. Goodman and Goodman Networks Incorporated.	S-1	333-195212	10.77	April 11, 2014

10.78	Amendment No. 1 to Executive Employment Agreement, dated April 11, 2014, by and between Cari T. Shyiak and Goodman Networks Incorporated.	S-1	333-195212	10.78	April 11, 2014

10.79	Letter Amendment to Amended and Restated Revolving Credit and Security Agreement, entered into on April 11, 2014 but dated effective as of April 9, 2014, by and between Goodman Networks Incorporated, as Borrower, and PNC Bank, as Agent.	S-1	333-195212	10.79	April 11, 2014

10.80	First Amendment to Executive Employment Agreement, dated April 9, 2014, by and between Randal S. Dumas and Goodman Networks Incorporated.	S-1	333-195212	10.80	April 11, 2014

10.81	Fifth Amendment to the Fifth Amended and Restated Shareholders’ Agreement, dated as of March 31, 2014, by and among Goodman Networks Incorporated and shareholders party thereto from time to time.	10-Q	333-186684	10.14	May 15, 2014

10.82	Promissory Note, dated March 28, 2014, made by Multiband Special Purpose, LLC in favor of Commerce Bank.	10-Q	333-186684	10.15	May 15, 2014

10.83	Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement, dated as of May 8, 2014, by and among Goodman Networks Incorporated and PNC Bank, National Association, as Agent.					X

10.84	Supplier Agreement, dated January 14, 2014, by and between Goodman Networks Incorporated and Citibank, N.A.					X

10.85	Lien Release and Acknowledgement Agreement, dated May 8, 2014, by and among Goodman Networks Incorporated, Citibank, N.A. and PNC Bank, N.A.					X

12.1	Statement of Computation of Ratios of Earnings to Fixed Charges.					X

21.1	Subsidiaries of Goodman Networks Incorporated.					X

23.1	Consent of KPMG LLP.					X

23.2	Consent of Ernst & Young LLP.	X

23.3	Consent of Baker Tilly Virchow Krause, LLP.	X

23.4*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

23.5*	Consent of Steven M. Bell, Esq. (included in Exhibit 5.2).

24.1	Power of Attorney (included on signature pages on the registration statement filed on December 30, 2013).

24.2	Power of Attorney.	X

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association with respect to the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Notice of Guaranteed Delivery.

99.4*	Form of Notice to Clients

*	Previously filed.
†	Confidential treatment has been granted with respect to certain portions of this Exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.
#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Goodman Networks Incorporated hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.